Exhibit 4.1

Execution Version

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.,

as Depositor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Master Servicer,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

as Special Servicer,

PENTALPHA SURVEILLANCE LLC,

as Trust Advisor,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Certificate Administrator, as Tax Administrator and as Custodian,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

POOLING AND SERVICING AGREEMENT

Dated as of April 1, 2012

$925,007, 833

Aggregate Initial Certificate Principal Balance

Commercial Mortgage Pass Through Certificates Series 2012-C6

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

Section 1.01	Defined Terms.	4
Section 1.02	General Interpretive Principles.	80
Section 1.03	Certain Calculations in Respect of the Mortgage Pool.	81
Section 1.04	Cross-Collateralized Mortgage Loans.	84
Section 1.05	Incorporation of Preliminary Statement.	84

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND WARRANTIES;

ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS, REMIC II REGULAR

INTERESTS, REMIC III COMPONENTS, REMIC I RESIDUAL INTEREST, REMIC II

RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST AND CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans.	84
Section 2.02	Acceptance of Mortgage Loans by Trustee.	89
Section 2.03	Certain Repurchases and Substitutions of Mortgage Loans by the Responsible Repurchase Parties.	92
Section 2.04	Representations and Warranties of the Depositor.	100
Section 2.05	Representations and Warranties of the Master Servicer.	101
Section 2.06	Representations and Warranties of the Special Servicer.	103
Section 2.07	Representations and Warranties of the Trust Advisor.	105
Section 2.08	Representations and Warranties of the Certificate Administrator.	106
Section 2.09	Representations and Warranties of the Tax Administrator.	108
Section 2.10	Representations, Warranties and Covenants of the Trustee.	109
Section 2.11	Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I.	111
Section 2.12	Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee.	114
Section 2.13	Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II.	114
Section 2.14	Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee.	116
Section 2.15	Creation of REMIC III; Issuance of the Regular Certificates, the REMIC III Components and the REMIC III Residual Interest; Certain Matters Involving REMIC III.	116
Section 2.16	Issuance of the Class R Certificates.	118

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ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01	General Provisions.	118
Section 3.02	Collection of Mortgage Loan Payments.	121
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.	121
Section 3.04	Collection Account, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account and Loss of Value Reserve Fund.	125
Section 3.05	Permitted Withdrawals From the Collection Account, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.	129
Section 3.06	Investment of Funds in the Accounts.	141
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.	143
Section 3.08	Enforcement of Alienation Clauses.	148
Section 3.09	Realization Upon Defaulted Mortgage Loans.	151
Section 3.10	Trustee to Cooperate; Release of Mortgage Files.	154
Section 3.11	Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances.	156
Section 3.12	Property Inspections; Collection of Financial Statements.	166
Section 3.13	Reserved.	167
Section 3.14	Reserved.	167
Section 3.15	Access to Information.	167
Section 3.16	Title to REO Property; REO Account.	169
Section 3.17	Management of REO Property.	170
Section 3.18	Sale of Defaulted Mortgage Loans and REO Properties.	174
Section 3.19	Additional Obligations of Master Servicer and Special Servicer.	178
Section 3.20	Modifications, Waivers, Amendments and Consents.	184
Section 3.21	Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.	189
Section 3.22	Sub-Servicing Agreements.	191
Section 3.23	Subordinate Class Representative.	194
Section 3.24	Asset Status Reports and Certain Rights and Powers of the Subordinate Class Representative.	196
Section 3.25	Application of Default Charges.	202
Section 3.26	Reserved.	203
Section 3.27	Rating Agency Confirmations; Communications with Rating Agencies.	203
Section 3.28	The Trust Advisor.	206

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Section 7.03	Notification to Certificateholders.	266
Section 7.04	Waiver of Events of Default.	267
Section 7.05	Additional Remedies of Trustee Upon Event of Default.	267

ARTICLE VIII

THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND THE TAX ADMINISTRATOR

Section 8.01	Duties of the Trustee, the Certificate Administrator and the Tax Administrator.	268
Section 8.02	Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator.	270
Section 8.03	The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.	272
Section 8.04	The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates.	273
Section 8.05	Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator.	273
Section 8.06	Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator.	276
Section 8.07	Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator.	276
Section 8.08	Successor Trustee, Certificate Administrator and Tax Administrator.	278
Section 8.09	Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator.	279
Section 8.10	Appointment of Co-Trustee or Separate Trustee.	279
Section 8.11	Appointment of Custodian.	280
Section 8.12	Access to Certain Information.	281
Section 8.13	Cooperation Under Applicable Banking Law.	288

ARTICLE IX

TERMINATION

Section 9.01	Termination Upon Repurchase or Liquidation of All Mortgage Loans.	289
Section 9.02	Additional Termination Requirements.	292

ARTICLE X

ADDITIONAL TAX PROVISIONS

Section 10.01	REMIC Administration.	293
Section 10.02	The Depositor, the Master Servicer and the Special Servicer to Cooperate with the Tax Administrator.	296

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EXHIBITS

EXHIBIT A-1	Form of Certificates (other than Class R Certificates)
EXHIBIT A-2	Form of Class R Certificates
EXHIBIT B	Letters of Representations Among Depositor, Certificate Administrator and Initial Depository
EXHIBIT C-1A	Form of Transferor Certificate (For Use in Connection With Transfers of Non-Registered Certificates to Non-QIB Accredited Investors)
EXHIBIT C-1B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates to Non-QIB Accredited Investors)
EXHIBIT C-2A	Form of Transferor Certificate (For Use in Connection with Transfers of Non-Registered Certificates to QIBs)
EXHIBIT C-2B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates to QIBs)
EXHIBIT C-3A	Form of Transferor Certificate (For Use in Connection with Transfers of Non-Registered Certificates Under Regulation S)
EXHIBIT C-3B	Form of Transferee Certificate (For Use in Connection with Transfers of Non-Registered Certificates Under Regulation S)
EXHIBIT D-1	Form of Transferee Certificate in Connection with ERISA (Non-Investment Grade Certificates Held in Physical Form)
EXHIBIT D-2	Form of Transferee Certificate in Connection with ERISA (Certificates Held in Book-Entry Form)
EXHIBIT E-1	Form of Transfer Affidavit and Agreement for Transfers of Class R Certificates
EXHIBIT E-2	Form of Transferor Certificate for Transfers of Class R Certificates
EXHIBIT F-1	Form of Master Servicer Request for Release
EXHIBIT F-2	Form of Special Servicer Request for Release
EXHIBIT F-3A	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT F-3B	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
EXHIBIT G-1	Form of Distribution Date Statement
EXHIBIT G-2	Minimum Information for Distribution Date Statement
EXHIBIT H	Reserved
EXHIBIT I-1	Form of Notice and Acknowledgment Concerning Replacement of Special Servicer
EXHIBIT I-2	Form of Acknowledgment of Proposed Special Servicer
EXHIBIT J	Form of UCC-1 Financing Statement
EXHIBIT K-1	Form of Investor Certification for Non-Borrower Affiliates
EXHIBIT K-2	Form of Investor Certification for Borrower Affiliates
EXHIBIT K-3	Form of Investor Confidentiality Agreement
EXHIBIT L	Form of Power of Attorney by Trustee
EXHIBIT M	Form of Final Certification of Custodian
EXHIBIT N	Form of Defeasance Certification
EXHIBIT O-1	Form of Trust Advisor Annual Report (Subordinate Control Period)

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EXHIBIT O-2	Form of Trust Advisor Annual Report (Collective Consultation Period and Senior Consultation Period)
EXHIBIT O-3	Form of Notice from Trust Advisor Recommending Replacement of Special Servicer
EXHIBIT P	Form of NRSRO Certification
EXHIBIT Q	Form of Online Vendor Certification
EXHIBIT R	Additional Disclosure Notification
EXHIBIT S-1	Form of Trustee Backup Certification
EXHIBIT S-2	Form of Custodian Backup Certification
EXHIBIT S-3	Form of Certificate Administrator Backup Certification
EXHIBIT S-4	Form of Master Servicer Backup Certification
EXHIBIT S-5	Form of Special Servicer Backup Certification
EXHIBIT S-6	Form of Trust Advisor Backup Certification
EXHIBIT T	Form of Sarbanes Oxley Certification

SCHEDULES

SCHEDULE I	Mortgage Loan Schedule
SCHEDULE II	Schedule of Exceptions to Mortgage File Delivery (under Section 2.02(a))
SCHEDULE III	Servicing Criteria to be Addressed in Assessment of Compliance
SCHEDULE IV	Reserved
SCHEDULE V	Additional Form 10-D Disclosure
SCHEDULE VI	Additional Form 10-K Disclosure
SCHEDULE VII	Form 8-K Disclosure Information
SCHEDULE VIII	Initial NOI Information for Significant Obligors
SCHEDULE IX	Designated Sub-Servicers

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This Pooling and Servicing Agreement (this “Agreement”), is dated and effective as of April 1, 2012, among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer, PENTALPHA SURVEILLANCE LLC, as Trust Advisor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, as Tax Administrator and as Custodian, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell Certificates, to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder.

REMIC I

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the Mortgage Loans (exclusive of certain amounts payable thereon) and certain other assets as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions. The Latest Possible Maturity Date for each REMIC I Regular Interest is the Rated Final Distribution Date. None of the REMIC I Regular Interests will be certificated.

REMIC II

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions. The following table sets forth the designation, the REMIC II Remittance Rate and the initial Uncertificated Principal Balance for each of the REMIC II Regular Interests. The Latest Possible Maturity Date for each REMIC II Regular Interest is the Rated Final Distribution Date. None of the REMIC II Regular Interests will be certificated.

Designation	REMIC II Remittance Rate	Initial Uncertificated Principal Balance
A-1	Variable (1)	$57,427,000
A-2	Variable (1)	$136,818,000
A-3	Variable (1)	$67,832,000
A-4	Variable (1)	$385,428,000
A-S	Variable (1)	$100,595,000
B	Variable (1)	$42,781,000
C	Variable (1)	$31,219,000
D	Variable (1)	$47,407,000
E	Variable (1)	$13,875,000
F	Variable (1)	$13,875,000
G	Variable (1)	$27,750,832

(1)	The REMIC II Remittance Rate for each REMIC II Regular Interest shall be a variable rate per annum calculated in accordance with the definition of “REMIC II Remittance Rate”.

REMIC III

As provided herein, the Tax Administrator will elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A and Class X-B Certificates will evidence ownership of a class of “regular interests” in REMIC III and the Class X-A and Class X-B Certificates will evidence ownership of five (5) and six (6) “regular interests”, respectively, in REMIC III, all as described herein. The Class R Certificates will evidence ownership of (among other things) the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions. The Latest Possible Maturity Date for each Class of Regular Certificates is the Rated Final Distribution Date.

Designations of the REMIC III Components

The REMIC III Components of the Class X-A Certificates are hereby irrevocably assigned the alphanumeric designation under the column heading “REMIC III Component of Class X-A Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”. The REMIC III Components of the Class X-B Certificates are hereby irrevocably assigned the alphabetic designation set forth under the column heading “REMIC III Component of Class X-B Certificates” in the table that appears under “Corresponding REMIC II Regular Interests”.

Corresponding REMIC II Regular Interests

The following table irrevocably sets forth, with respect to each REMIC II Regular Interest, the Class of Certificates and the REMIC III Component of the Class X-A Certificates or REMIC III Component of the Class X-B Certificates for which such REMIC II Regular Interest constitutes a Corresponding REMIC II Regular Interest:

REMIC II Regular Interest	Class of Certificates or REMIC III Regular Interest	REMIC III Component of Class X-A Certificates	REMIC III Component of Class X-B Certificates
A-1	A-1 Certificates	A-1-X-A	Not Applicable
A-2	A-2 Certificates	A-2-X-A	Not Applicable
A-3	A-3 Certificates	A-3-X-A	Not Applicable
A-4	A-4 Certificates	A-4-X-A	Not Applicable
A-S	A-S Certificates	A-S-X-A	Not Applicable
B	B Certificates	Not Applicable	B-X-B
C	C Certificates	Not Applicable	C-X-B
D	D Certificates	Not Applicable	D-X-B
E	E Certificates	Not Applicable	E-X-B
F	F Certificates	Not Applicable	F-X-B
G	G Certificates	Not Applicable	G-X-B

The Cut-off Date Pool Balance will be $925,007, 833, and the initial aggregate Uncertificated Principal Balance of the REMIC I Regular Interests, the initial aggregate Uncertificated Principal Balance of the REMIC II Regular Interests and the initial aggregate Class Principal Balance of the respective Classes of Regular Certificates (other than the Interest Only Certificates) will, in each case, be $925,007, 833.

Class Designations of the Certificates

The following table irrevocably sets forth the Class designation, Pass-Through Rate and initial Class Principal Balance for each Class of Certificates.

Class Designation	Pass-Through Rate	Initial Class Principal Balance
Class A-1	1.0810% per annum	$57,427,000
Class A-2	2.1910% per annum	$136,818,000
Class A-3	3.1430% per annum	$67,832,000
Class A-4	3.4400% per annum	$385,428,000
Class X-A	Variable (1)	(3)
Class X-B	Variable (1)	(4)
Class A-S	3.8350% per annum	$100,595,000
Class B	4.6970% per annum	$42,781,000
Class C	Variable (1)	$31,219,000
Class D	Variable (1)	$47,407,000
Class E	Variable (2)	$13,875,000
Class F	Variable (2)	$13,875,000
Class G	Variable (2)	$27,750,832
Class R	None	None

(1)

The respective Pass-Through Rates for the Class C, Class D. Class X-A and Class X-B Certificates will, in the case of each of those Classes, be a variable rate per annum calculated in accordance with the definition of “Pass-Through Rate”.

(2)

The Pass-Through Rates for the Class E, Class F and Class G Certificates will be a rate per annum equal to the lesser of a fixed rate per annum equal to 5.0000% and a variable rate, all as calculated in accordance with the definition of “Pass-Through Rate”.

(3)

The Class X-A Certificates will evidence the ownership of five (5) REMIC regular interests, each corresponding to one of the components of the notional balance of the Class X-A Certificates. In the aggregate, therefore, the Class X-A Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-A Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of the REMIC III Components of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class’ REMIC III Components from time to time.

(4)

The Class X-B Certificates will not have a Class Principal Balance and will not entitle their Holders to receive distributions of principal. The Class X-B Certificates will evidence the ownership of six (6) REMIC regular interests, each corresponding to one of the components of the notional balance of the Class X-B Certificates. In the aggregate, therefore, the Class X-B Certificates will have a Class Notional Amount which will be equal to the aggregate of the Component Notional Amounts of the REMIC III Components of such Class from time to time. As more specifically provided herein, interest in respect of such Class of Certificates will consist of the aggregate amount of interest accrued on the respective Component Notional Amounts of such Class’ REMIC III Components from time to time.

Capitalized terms used but not otherwise defined in this Preliminary Statement have the respective meanings assigned thereto in Section 1.01 of this Agreement.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator, the Tax Administrator and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;

CERTAIN CALCULATIONS IN RESPECT OF THE MORTGAGE POOL

Section 1.01    Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01, subject to modification in accordance with Section 1.04.

“30/360 Basis”: The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“30/360 Mortgage Loan”: A Mortgage Loan that accrues interest on a 30/360 Basis.

“Acceptable Insurance Default”: As defined in Section 3.07(a).

“Accrued Certificate Interest”: The interest accrued from time to time with respect to any Class of Regular Certificates, the amount of which interest shall equal: (a) in the case of any Class of Principal Balance Certificates for any Interest Accrual Period, one-twelfth of the product of (i) the Pass-Through Rate applicable to such Class of Regular Certificates for such Interest Accrual Period, multiplied by (ii) the Class Principal Balance of such Class of Regular Certificates outstanding immediately prior to the related Distribution Date; and (b) in the case of either Class of Interest Only Certificates for any Interest Accrual Period, the aggregate amount of Accrued Component Interest for all of such Class’ REMIC III Components for such Interest Accrual Period.

“Accrued Component Interest”: The interest accrued from time to time with respect to any REMIC III Component of either Class of Interest Only Certificates, the amount of which interest shall equal, for any Interest Accrual Period, one-twelfth of the product of (i) either (A) in the case of a REMIC III Component of the Class X-A Certificates, the Class X-A Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, or (B) in the case of a REMIC III Component of the Class X-B Certificates, the Class X-B Strip Rate applicable to such REMIC III Component for such Interest Accrual Period, multiplied by (ii) the Component Notional Amount of such REMIC III Component outstanding immediately prior to the related Distribution Date.

“Actual/360 Basis”: The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable recurring accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loan”: A Mortgage Loan that accrues interest on an Actual/360 Basis.

“Additional Collateral”: Any non-real property collateral (including any Letters of Credit or Reserve Funds) pledged and/or delivered by or on behalf of the related Borrower and held by the related Mortgagee to secure payment on any Mortgage Loan.

“Additional Form 10-D Disclosure”: As defined in Section 11.06.

“Additional Form 10-K Disclosure”: As defined in Section 11.07.

“Additional Master Servicing Compensation”: As defined in Section 3.11(b).

“Additional Servicer”: Each Affiliate of the Master Servicer, any Mortgage Loan Seller, the Depositor or any of the Underwriters, that Services any of the Mortgage Loans and each Person, other than the Special Servicer, who is not an Affiliate of the Master Servicer, any Mortgage Loan Seller, the Depositor or any of the Underwriters and who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance). For clarification purposes, the Certificate Administrator is an Additional Servicer and the Trustee is not an Additional Servicer. For further clarification purposes, the Special Servicer is not an Additional Servicer, it being acknowledged that the Special Servicer constitutes a Reporting Servicer regardless of the number or percentage of Mortgage Loans serviced on any particular date.

“Additional Special Servicing Compensation”: As defined in Section 3.11(d).

“Additional Trust Fund Expense”: Any expense of the Trust Fund that (i) arises out of a default on a Mortgage Loan or an otherwise unanticipated event, (ii) is not included in the calculation of a Realized Loss, (iii) is not covered by a Servicing Advance or a corresponding collection from the related Borrower, and (iv) is not covered by Default Charges collected on the Mortgage Loans to the extent provided herein.

“Additional Yield Amount”: As defined in Section 4.01.

“Administrative Fee Rate”: With respect to each Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), as of any date of determination, a rate per annum equal to the sum of (i) the Trustee Fee Rate, (ii) the Certificate Administrator Fee Rate, (iii) the Trust Advisor Ongoing Fee Rate and (iv) the related Master Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Advance Interest”: The interest accrued on any Advance (other than any Unliquidated Advance) at the Reimbursement Rate, which is payable to the party hereto that made that Advance, all in accordance with Section 3.11(g) or Section 4.03, as applicable.

“Adverse Rating Event”: With respect to any Class of Rated Certificates and any Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency (or the placement of such Class of Rated Certificates on “negative credit watch” status in contemplation of any such action with respect thereto).

“Adverse REMIC Event”: Either: (i) any impairment of the status of any REMIC Pool as a REMIC, including (insofar as it relates to a proposed modification, waiver or amendment of any term of a Mortgage Loan) any impairment that could result by virtue of the exercise of a “unilateral option” (within the meaning of Treasury Regulations Section 1.1001-3(c)(3)) of the Borrower; or (ii) except as permitted by Section 3.17(a), the imposition of a tax upon any REMIC Pool or any of its assets or transactions (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions under Section 860G(d) of the Code and the tax on income from foreclosure property under Section 860G(c) of the Code).

“Affected Loan(s)”: As defined in Section 2.03(b).

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement, as it may be amended, modified, supplemented or restated following the Closing Date.

“Applicable State Law”: For purposes of Article X, the Applicable State Law shall be (1) the laws of the State of New York; (2) to the extent brought to the attention of the Tax Administrator (by either (i) an Opinion of Counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state law), (a) the laws of the states in which the Corporate Trust Offices of the Certificate Administrator and the Trustee and the Primary Servicing Offices of the Master Servicer and the Special Servicer are located and (b) the laws of the states in which any Mortgage Loan Documents are held and/or any REO Properties are located; and (3) such other state or local law as to which the Tax Administrator has actual knowledge of applicability.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with USPAP (or, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, at the Special Servicer’s option, either a limited appraisal and a summary report or an internal valuation prepared by the Special Servicer) that (i) indicates the “market value” of the subject property (within the meaning of 12 C.F.R. § 225.62(g)) and (ii) is conducted by a Qualified Appraiser (except that, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $2,000,000 or less, the appraiser may be an employee of the Special Servicer, which employee need not be a Qualified Appraiser but shall have experience in commercial and/or multifamily properties, as the case may be, and possess sufficient knowledge to value such a property).

“Appraisal-Reduced Interest Amount”: With respect to any Mortgage Loan or REO Mortgage Loan, the amount of any reduction in any P&I Advance that occurs as result of Appraisal Reduction Amounts pursuant to the proviso to Section 4.03(b).

“Appraisal Reduction Amount”: With respect to any Mortgage Loan that is a Required Appraisal Loan, an amount (calculated initially as of the Determination Date immediately following the later of the date on which the subject Mortgage Loan became a Required Appraisal Loan and the date on which the applicable Appraisal was obtained) equal to the excess, if any, of:

(a)    the sum of, without duplication, (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Master Servicer or the Trustee, all unpaid interest on such Required Appraisal Loan through the most recent Due Date prior to the date of calculation (exclusive of any portion thereof that represents Default Interest), (iii) all accrued and unpaid Special Servicing Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances (together with Unliquidated Advances) made by or on behalf of (plus all accrued and unpaid interest on such Advances (other than Unliquidated Advances)) payable to) the Master Servicer, the Special Servicer and/or the Trustee with respect to such Required Appraisal Loan, (v) any other outstanding Additional Trust Fund Expenses (other than Trust Advisor Expenses) with respect to such Required Appraisal Loan, and (vi) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents, and any unfunded improvement or other applicable reserves, in respect of the related Mortgaged Property or REO Property, as the case may be (in each case, net of any amounts escrowed with the Master Servicer or the Special Servicer for such items); over

(b)    an amount equal to the sum of: (a) the excess, if any, of (i) 90% of the Appraised Value of the related Mortgaged Property (or REO Property) as determined by the most recent Appraisal or any letter update of such Appraisal, over (ii) the amount of any obligations secured by liens on such Mortgaged Property (or REO Property) that are prior to the lien of the related Required Appraisal Loan; plus (b) the amount of any Escrow Payments and/or Reserve Funds held by the Master Servicer or the Special Servicer with respect to such Required Appraisal Loan, the related Mortgaged Property or any related REO Property that (i) are not being held in respect of any real estate taxes and assessments, insurance premiums or, if applicable, ground rents, (ii) are not otherwise scheduled to be applied or utilized (except to pay debt service on such Required Appraisal Loan) within the twelve-month period following the date of determination and (iii) may be applied towards the reduction of the principal balance of such Required Appraisal Loan; plus (c) the amount of any Letter of Credit constituting additional security for such Required Appraisal Loan and that may be applied towards the reduction of the principal balance of such Required Appraisal Loan.

Notwithstanding the foregoing, if (i) any Mortgage Loan becomes a Required Appraisal Loan, (ii) either (A) no Appraisal or update thereof has been obtained or conducted, as applicable, in accordance with Section 3.19(a), with respect to the related Mortgaged Property or REO Property, as the case may be, during the nine-month period prior to the date such Mortgage Loan became a Required Appraisal Loan or (B) there shall have occurred since the date of the most recent Appraisal or update thereof a material change in the circumstances surrounding the related Mortgaged Property or REO Property, as the case may be, that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property or REO Property, as the case may be, and (iii) no new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), within sixty (60) days after such Mortgage Loan became a Required Appraisal Loan, then (x) until such new Appraisal is obtained or conducted, as applicable, in accordance with Section 3.19(a), the Appraisal Reduction Amount shall equal 25% of the Stated Principal Balance of such Required Appraisal Loan, and (y) upon receipt or performance, as applicable, in accordance with Section 3.19(a), of such Appraisal or update thereof by the Special Servicer, the Appraisal Reduction Amount for such Required Appraisal Loan shall be recalculated in accordance with the preceding sentence of this definition.

Notwithstanding the foregoing, in connection with the Cross-Collateralized Mortgage Loans that are part of a single Cross-Collateralized Group, an Appraisal Reduction Amount shall be calculated with respect to the Cross-Collateralized Group (as if the Cross-Collateralized Group were a single Mortgage Loan), such Appraisal Reduction Amount shall be allocated between the individual Cross-Collateralized Mortgage Loans in such Cross-Collateralized Group according to their Stated Principal Balances and the amount so allocated to each such Cross-Collateralized Mortgage Loan shall be the “Appraisal Reduction Amount” for such Cross-Collateralized Mortgage Loan.

Also notwithstanding the foregoing, for purposes of determining whether a Subordinate Control Period is in effect, the determination of Appraisal Reduction Amounts will be subject to the provisions and procedures set forth under Section 3.19.

An Appraisal Reduction Amount with respect to any Mortgage Loan will be reduced to zero as of the date on which all Servicing Transfer Events have ceased to exist with respect to the related Mortgage Loan and at least ninety (90) days have passed following the occurrence of the most recent Appraisal Trigger Event. No Appraisal Reduction Amount will exist as to any Mortgage Loan after it has been paid in full or it (or the REO Property) has been liquidated or otherwise disposed of.

“Appraisal Trigger Event”: As defined in Section 3.19(a).

“Appraised Value”: With respect to each Mortgaged Property or REO Property, the appraised value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement.

“Asset Status Report”: As defined in Section 3.24(a).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Borrower in connection with the origination of the related Mortgage Loan(s), as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assumed Monthly Payment”: With respect to (a) any Mortgage Loan that is a Balloon Mortgage Loan delinquent in respect of its Balloon Payment beyond the Determination Date immediately following its scheduled maturity date (as such date may be extended in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer), for that scheduled maturity date and for each subsequent Due Date as of which such Mortgage Loan remains outstanding and part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due with respect to such Mortgage Loan on such Due Date equal to the amount (exclusive of Default Interest) that would have been due in respect thereof on such Due Date if such Mortgage Loan had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any), in effect immediately prior to, and without regard to the occurrence of, such maturity date; and (b) any REO Mortgage Loan, for any Due Date as of which the related REO Property remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Mortgage Loan described in clause (b) of this definition, the Assumed Monthly Payment) that was due (or deemed due) with respect to the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.

“Assumption Application Fees”: With respect to any Mortgage Loan, any and all assumption application fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower or otherwise in accordance with the related

Mortgage Loan Documents, with respect to any application submitted to the Master Servicer or the Special Servicer for a proposed assumption or substitution transaction or proposed transfer of an interest in such Borrower.

“Assumption Fees”: With respect to any Mortgage Loan, any and all assumption fees for transactions effected under Section 3.08 of this Agreement actually collected from the related Borrower or otherwise in accordance with the related Mortgage Loan Documents, with respect to any assumption or substitution agreement entered into by the Master Servicer or the Special Servicer on behalf of the Trust Fund pursuant to Section 3.08 of this Agreement or paid by the related Borrower with respect to any transfer of an interest in such Borrower pursuant to Section 3.08 of this Agreement.

“ASTM”: ASTM International (originally known as The American Society for Testing and Materials).

“Authenticating Agent”: Any authenticating agent appointed pursuant to Section 5.07 (or, in the absence of any such appointment, the Certificate Administrator).

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to (a) the sum of (i) all amounts on deposit in the Distribution Account as of 11:00 a.m., New York City time, on such Distribution Date, (ii) to the extent not included in the amount described in clause (a)(i) of this definition, any P&I Advances and/or Compensating Interest Payments that were made hereunder in respect of such Distribution Date, (iii) to the extent not included in the amount described in clause (a)(i) of this definition, the aggregate amount transferred (pursuant to Section 3.05(d)) from the Excess Liquidation Proceeds Account to the Distribution Account in respect of such Distribution Date, and (iv) to the extent not included in the amount described in clause (a)(i) of this definition, if such Distribution Date occurs during the month of March of any year (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February), the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans transferred from the Interest Reserve Account to the Distribution Account during such month of March (or if the Final Distribution Date occurs during the month of January (except in a leap year) or February of any year, during such January or February) for distribution on such Distribution Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust after the end of the related Collection Period, (iii) any Prepayment Premiums and Yield Maintenance Charges, (iv) any amounts payable or reimbursable to any Person from the Distribution Account pursuant to clauses (iii) through (viii) of Section 3.05(b), (v) if such Distribution Date occurs during the month of February of any year or during the month of January of any year that is not a leap year, the aggregate of the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn (pursuant to Section 3.04(c) and Section 3.05(b)(ii)) from the Distribution Account and deposited into the Interest Reserve Account during such month of February or such month of January, as the case may be, and held for future distribution, and (vi) any amounts deposited in the Distribution

Account in error; provided that the Available Distribution Amount for the Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii) and (b)(v) of this definition.

“Balloon Mortgage Loan”: Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution) provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, the Monthly Payment due on its Stated Maturity Date is at least 5% of the original principal balance of such Mortgage Loan.

“Balloon Payment”: With respect to any Balloon Mortgage Loan as of any date of determination, the Monthly Payment payable on the Stated Maturity Date of such Mortgage Loan.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(b).

“Base Prospectus”: That certain prospectus dated November 1, 2011 relating to trust funds established by the Depositor and publicly offered mortgage pass-through certificates evidencing interests therein.

“Basis Investment”: Basis Investment Group LLC, a Delaware limited liability company or its successor in interest.

“Basis Real Estate Capital”: Basis Real Estate Capital II, LLC, a Delaware limited liability company or its successor in interest.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depositary or its nominee.

“Book-Entry Non-Registered Certificate”: Any Non-Registered Certificate that constitutes a Book-Entry Certificate.

“Borrower”: The obligor or obligors on a Mortgage Note.

“Breach”: As defined in Section 2.03(a).

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in California, New York, North Carolina, Pennsylvania or Texas or any of the jurisdictions in which the respective Primary Servicing Offices of the Master Servicer and the Special Servicer and the Corporate Trust Offices of the Certificate Administrator and the Trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

“C-III”: C-III Commercial Mortgage LLC, a Delaware limited liability company or its successor-in-interest.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s 2012-C6 Commercial Mortgage Pass-Through Certificates, as executed by the Certificate Administrator and authenticated and delivered hereunder by the Certificate Registrar.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator hereunder, or any successor certificate administrator appointed as herein provided.

“Certificate Administrator Fee”: With respect to each Mortgage Loan and the beneficial interest of the Trust Fund in each REO Mortgage Loan, the fee designated as such and payable to the Certificate Administrator pursuant to Section 8.05(a). The Certificate Administrator Fee includes the Tax Administrator Fee.

“Certificate Administrator Fee Rate”: 0.00458% per annum.

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Factor”: With respect to any Class of Interest Only Certificates or Principal Balance Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, then outstanding, and the denominator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, outstanding as of the Closing Date.

“Certificate Notional Amount”: With respect to any Interest Only Certificate, as of any date of determination, the then notional principal amount on which such Certificate accrues interest, equal to the product of (a) the then Certificate Factor for the Class of Interest Only Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Notional Amount thereof.

“Certificate Owner”: With respect to any Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to any Principal Balance Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the then Certificate Factor for the Class of Principal Balance Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof.

“Certificate Register” and “Certificate Registrar”: The register maintained and the registrar appointed pursuant to Section 5.02.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, provided, however, that: (i) no Disqualified Organization, Disqualified Partnership, or Non-United States Tax Person shall be a “Holder” of, or a “Certificateholder” with respect to, a Class R Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval, direction or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, the Master Servicer, the Special Servicer, the Tax Administrator, the Certificate Administrator or the Trustee in its respective capacity as such (other than any consent, approval or waiver contemplated by Section 3.24), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Master Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Certificateholders” or “Holders” shall reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a “Certificateholder” or “Holder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certification Parties”: As defined in Section 11.08.

“Certifying Person”: As defined in Section 11.08.

“Certifying Servicer”: As defined in Section 11.11.

“Class”: Collectively, all of the Certificates bearing the same alphabetic or alphanumeric class designation and having the same payment terms.

“Class A Certificates”: The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-S Certificates.

“Class A-1 Certificate”: Any one of the Certificates with a “Class A-1” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-2 Certificate”: Any one of the Certificates with a “Class A-2” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-3 Certificate”: Any one of the Certificates with a “Class A-3” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-4 Certificate”: Any one of the Certificates with a “Class A-4” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class A-S Certificate”: Any one of the Certificates with a “Class A-S” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class B Certificate”: Any one of the Certificates with a “Class B” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class C Certificate”: Any one of the Certificates with a “Class C” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class D Certificate”: Any one of the Certificates with a “Class D” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class E Certificate”: Any one of the Certificates with a “Class E” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class F Certificate”: Any one of the Certificates with a “Class F” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class G Certificate”: Any one of the Certificates with a “Class G” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing a portion of a class of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class Interest Shortfall”: As defined in the definition of “Interest Distribution Amount”.

“Class Notional Amount”: The aggregate hypothetical or notional amount on which any Class of Interest Only Certificates accrues or is deemed to accrue interest from time to time, as calculated in accordance with Section 2.15(e).

“Class Principal Balance”: The aggregate principal balance of any Class of Principal Balance Certificates outstanding as of any date of determination. As of the Closing Date, the Class Principal Balance of each Class of Principal Balance Certificates shall equal the initial Class Principal Balance thereof. On each Distribution Date, the Class Principal Balance of each Class of Principal Balance Certificates shall be (i) reduced by the amount of any distributions of principal made thereon on such Distribution Date pursuant to Section 4.01, (ii) further reduced by the amount of any Realized Losses and Additional Trust Fund Expenses

deemed allocated thereto on such Distribution Date pursuant to Section 4.04(a); and (iii) if such Class is not a Control-Eligible Class, any Excess Trust Advisor Expenses allocated to such Class of Principal Balance Certificates on such Distribution Date pursuant to Section 4.05; provided, however, that if the Principal Distribution Amount for such Distribution Date includes any amount described in clause (I)(C) of the definition of “Principal Distribution Amount” (in respect of recoveries during the Collection Period related to such Distribution Date of amounts determined to constitute Nonrecoverable Advances during a Collection Period related to a prior Distribution Date), then the Class Principal Balances of the respective Classes of Principal Balance Certificates shall hereby be increased (in the aggregate) immediately prior to such Distribution Date by the lesser of the amount of Realized Losses previously allocated thereto and such amount described in such clause (I)(C) (and, as among the respective Classes of Principal Balance Certificates, such increase shall be allocated, first, to the Class A Certificates (other than the Class A-S Certificates) (pro rata according to the amounts of Realized Losses previously allocated to the respective Classes of Class A Certificates (other than the Class A-S Certificates)), and then to the other Classes of Principal Balance Certificates in sequential order according to alphabetical Class designation, in each case to the extent of the lesser of the Realized Losses previously allocated thereto and the remaining unallocated portion of the increase).

“Class X-A Certificate”: Any of the Certificates with a “Class X-A” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of five (5) classes of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-A Strip Rate”: With respect to each REMIC III Component of the Class X-A Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Principal Balance Certificate with the same alphanumeric designation; and with respect to the Class X-A Certificates as a whole, the greater of (I) zero and (II) the excess of the WAC Rate over the weighted average of the Pass-Through Rates of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-S Certificates for such Interest Accrual Period, weighted on the basis of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to the conclusion of such Interest Accrual Period.

“Class X-B Certificate”: Any of the Certificates with a “Class X-B” designation on the face thereof, substantially in the form of Exhibit A-1 attached hereto, and evidencing ownership of a portion of six (6) classes of “regular interests” in REMIC III for purposes of the REMIC Provisions.

“Class X-B Strip Rate”: With respect to each REMIC III Component of the Class X-B Certificates, with respect to each Interest Accrual Period, a rate per annum equal to the greater of (I) zero and (II) the excess, if any, of the WAC Rate for such Interest Accrual Period over the Pass-Through Rate on the Principal Balance Certificate with the same alphabetic designation; and with respect to the Class X-B Certificates as a whole, the greater of (I) zero and (II) excess of the WAC Rate over the weighted average of the Pass-Through Rates of the Class B, Class C, Class D, Class E, Class F and Class G Certificates for such Interest Accrual

Period, weighted on the basis of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to the conclusion of such Interest Accrual Period.

“Closing Date”: April 4, 2012.

“Code”: The Internal Revenue Code of 1986 and regulations promulgated thereunder, including proposed regulations to the extent that, by reason of their proposed effective date, could, as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Trust or the Certificates.

“Collection Account”: The segregated account or accounts created and maintained by the Master Servicer, pursuant to Section 3.04(a), in trust for the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or name of successor Master Servicer], as Master Servicer, on behalf of Deutsche Bank Trust Company Americas [or name of any successor Trustee], as Trustee, in trust for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Collection Account”.

“Collection Period”: With respect to any Distribution Date, the period commencing on the day immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing as of the Cut-off Date) and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

“Collective Consultation Period”: Any period when both (i) the Class Principal Balance of the Class E Certificates, reduced by any Appraisal Reduction Amounts allocable to such Class, is less than 25% of the initial Class Principal Balance of the Class E Certificates and (ii) the Class Principal Balance of the Class F Certificates, without regard to any Appraisal Reduction Amounts allocable to such Class, is at least 25% of the initial Class Principal Balance of the Class E Certificates.

“Commission”: The Securities and Exchange Commission or any successor thereto.

“Compensating Interest Payment”: With respect to any Distribution Date, any payment made by the Master Servicer from its own funds pursuant to Section 3.19(c) to cover Prepayment Interest Shortfalls incurred during the related Collection Period.

“Component Notional Amount”: The notional amount on which any REMIC III Component of any Class of Interest Only Certificates accrues interest, which, as of any date of determination, is equal to the then current Uncertificated Principal Balance of such REMIC III Component’s Corresponding REMIC II Regular Interest.

“Condemnation Proceeds”: All cash amounts actually Received by the Trust or on behalf of the Trustee, the Master Servicer or the Special Servicer in connection with the taking of all or a part of a Mortgaged Property or REO Property by exercise of the power of eminent domain or condemnation, exclusive of any portion thereof applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose)

or required to be released to the related Borrower or any other third-party in accordance with applicable law and/or the terms and conditions of the related Mortgage Loan Documents or any other applicable document.

“Control-Eligible Certificate”: Any Class E, Class F or Class G Certificate.

“Control-Eligible Class”: The Class E, Class F or Class G Certificates.

“Corporate Trust Office”: The corporate trust office of the Certificate Administrator or the Trustee, as the case may be, at which at any particular time its duties, with respect to this Agreement shall be administered, which office is as of the Closing Date located: (i) in the case of the Certificate Administrator, for Certificate transfer purposes, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479; Attn: Corporate Trust Services Wells Fargo Commercial Mortgage Securities, Inc., 2012-C6, and for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services, Wells Fargo Commercial Mortgage Securities, Inc., 2012-C6; and (ii) in the case of the Trustee, at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: Trust Administration WF12C6.

“Corrected Mortgage Loan”: Any Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of “Specially Serviced Mortgage Loan” (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or the related Mortgaged Property becoming an REO Property).

“Corresponding Class of Principal Balance Certificates”: With respect to any REMIC III Component of a Class of Interest Only Certificates, the Class of Principal Balance Certificates opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”.

“Corresponding REMIC II Regular Interest(s)”: (a) With respect to any Class of Principal Balance Certificates, the REMIC II Regular Interest opposite which such Class of Principal Balance Certificates is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; (b) with respect to any REMIC III Component of the Class X-A Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”; and (c) with respect to any REMIC III Component of the Class X-B Certificates, the REMIC II Regular Interest opposite which such REMIC III Component is set forth in the Preliminary Statement in the table entitled “REMIC III—Corresponding REMIC II Regular Interests”.

“CREFC”: The Commercial Real Estate Finance Counsel, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to the Master Servicer, the Certificate Administrator, the Trustee, the Special Servicer, the Trust Advisor and the Subordinate Class Representative.

“CREFC Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator. The preparation of each CREFC Advance Recovery Report shall constitute a responsibility of the Master Servicer and shall not constitute a responsibility of any other party. Notwithstanding anything in this Agreement to the contrary, the Master Servicer shall not be required to deliver a CREFC Advance Recovery Report with respect to any Collection Period prior to the date when a Workout-Delayed Reimbursement Amount or a Nonrecoverable Advance exists with respect to any Mortgage Loan.

“CREFC Bond Level File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC Collateral Summary File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Delinquent Loan Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Financial File”: A monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC Historical Loan Modification & Corrected Mortgage Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Investor Reporting Package”: Collectively:

(a)    the following electronic data files: (i) CREFC Loan Setup File, (ii) CREFC Loan Periodic Update File, (iii) CREFC Property File, (iv) CREFC Bond Level File, (v) CREFC Financial File, (vi) CREFC Collateral Summary File and (vii) CREFC Special Servicer Loan File; and

(b)    the following supplemental reports: (i) CREFC Delinquent Loan Status Report, (ii) CREFC Historical Loan Modification & Corrected Mortgage Loan Report, (iii) CREFC REO Status Report, (iv) CREFC Operating Statement Analysis Report, (v) CREFC Comparative Financial Status Report, (vi) CREFC Servicer Watch List, (vii) CREFC NOI Adjustment Worksheet, (viii) CREFC Loan Level Reserve/LOC Report, (ix) CREFC Reconciliation of Funds Report and (x) CREFC Advance Recovery Report.

Notwithstanding anything in this Agreement to the contrary, in the event any of the electronic files listed in clause (a) of this definition or any of the supplemental reports listed in clause (b) of this definition are amended or changed in any material respect by the CREFC and placed on the CREFC Website or otherwise recommended by the CREFC for commercial mortgage-backed securities transactions generally, so long as such electronic files and such supplemental reports are reasonably acceptable (as applicable) to the Master Servicer and the Special Servicer, then same shall be used with respect to the Collection Period that commences at any time following the date that is not later than three (3) months following adoption of the form thereof by the CREFC.

“CREFC Loan Level Reserve/LOC Report”: A monthly report substantially in the form of, and containing the information called for in, the “Loan Level Reserve Report” as adopted by the CREFC and made available at the CREFC Website.

“CREFC Loan Periodic Update File”: The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator.

“CREFC Loan Setup File”: The data file substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer, the Special Servicer and the Certificate Administrator.

“CREFC NOI Adjustment Worksheet”: An annual report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Operating Statement Analysis Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available as of the Closing Date on the CREFC Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC Property File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Reconciliation of Funds Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Report” available as of the Closing Date on the CREFC Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Certificate Administrator.

“CREFC REO Status Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer and the Special Servicer.

“CREFC Servicer Watch List”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC for commercial mortgage-backed securities transactions; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC Special Servicer Loan File”: A data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC for commercial mortgage-backed securities transactions;

provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Special Servicer.

“CREFC Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC for commercial mortgage-backed securities transactions; provided, however, that, to the extent that such other form contemplates such additional information, such other form must be reasonably acceptable to the Master Servicer.

“CREFC Website”: The CREFC’s Website located at “www.crefc.org” or such other primary website as the CREFC may establish for dissemination of its report forms.

“Cross-Collateralized Group”: Any group of Mortgage Loans that are cross-defaulted and cross-collateralized with each other.

“Cross-Collateralized Mortgage Loan”: Any Mortgage Loan, that is, by its terms, cross-defaulted and cross-collateralized with any other Mortgage Loan.

“Custodian”: Wells Fargo Bank, National Association, in its capacity as Certificate Administrator hereunder, or any successor certificate administrator appointed as herein provided.

“Cut-off Date”: With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in April 2012 (or, in the case of any Mortgage Loan that has its first Due Date in May 2012, the date that would have been its Due Date in April 2012 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Cut-off Date Pool Balance”: The aggregate Cut-off Date Principal Balance of all the Original Mortgage Loans.

“Cut-off Date Principal Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of its Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“Default Charges”: Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Mortgage Loan.

“Default Interest”: With respect to any Mortgage Loan (or successor REO Mortgage Loan), any amounts collected thereon, other than late payment charges, Prepayment Premiums or Yield Maintenance Charges, that represent interest in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Mortgage Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

“Defaulted Mortgage Loan”: A Mortgage Loan that is both (A) a Specially Serviced Mortgage Loan and (B) either (i) delinquent 120 days or more with respect to any Balloon Payment or sixty (60) days or more with respect to any other Monthly Payment, with such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) a Mortgage Loan as to which the amounts due thereunder have been accelerated following any other material default.

“Defaulting Party”: As defined in Section 7.01(b).

“Defective Mortgage Loan”: Any Mortgage Loan as to which there exists a Material Breach or a Material Document Defect that has not been cured in all material respects.

“Definitive Certificate”: As defined in Section 5.03(a).

“Definitive Non-Registered Certificate”: Any Non-Registered Certificate that constitutes a Definitive Certificate.

“Deleted Mortgage Loan”: A Defective Mortgage Loan that is purchased or repurchased, as the case may be, from the Trust or replaced with one or more Replacement Mortgage Loans, in either case as contemplated by Section 2.03.

“Depositor”: Wells Fargo Commercial Mortgage Securities, Inc., or its successor in interest.

“Depository”: The Depository Trust Company or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Sub-Servicer”: A Sub-Servicer or Additional Servicer required by a Mortgage Loan Seller to be retained by the Master Servicer, as listed on Schedule IX hereto, including the Primary Servicer.

“Designated Sub-Servicing Agreement”: Any Sub-Servicing Agreement between a Designated Sub-Servicer and the Master Servicer, including the Primary Servicing Agreement.

“Designated Trust Advisor Expenses”: Any Trust Advisor Expenses for which the Trust Advisor is indemnified under this Agreement and arise from any legal action that is pending or threatened against the Trust Advisor at the time of its termination, discharge or resignation under this Agreement.

“Determination Date”: The 11th day of each month, or if such 11th day is not a Business Day, the Business Day immediately following such 11th day, commencing in May 2012.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale or lease, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust other than through an Independent Contractor; provided, however, that the Special Servicer shall not be considered to Directly Operate an REO Property solely because the Special

Servicer establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.11 of this Agreement.

“Discount Rate”: As defined in Section 4.01(b).

“Disqualified Non-United States Tax Person”: With respect to any Class R Certificate, any Non-United States Tax Person or agent thereof other than: (1) a Non-United States Tax Person that (a) holds such Class R Certificate and, for purposes of Treasury Regulations Section 1.860G-3(a)(3), is subject to tax under Section 882 of the Code, (b) certifies that it understands that, for purposes of Treasury Regulations Section 1.860E-1(c)(4)(ii), as a holder of such Class R Certificate for United States federal income tax purposes, it may incur tax liabilities in excess of any cash flows generated by such Class R Certificate and intends to pay taxes associated with holding such Class R Certificate, and (c) has furnished the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator with an effective IRS Form W-8ECI or successor form and has agreed to update such form as required under the applicable Treasury regulations; or (2) a Non-United States Tax Person that has delivered to the Transferor, the Trustee, the Certificate Administrator and the Tax Administrator an opinion of nationally recognized tax counsel to the effect that (x) the Transfer of such Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and (y) such Transfer of such Class R Certificate will not be disregarded for United States federal income tax purposes.

“Disqualified Organization”: Any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the Tax Administrator, based upon an Opinion of Counsel delivered to the Tax Administrator (but not at the Tax Administrator’s expense) to the effect that the holding of an

Ownership Interest in a Class R Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Disqualified Partnership”: Any domestic entity classified as a partnership under the Code if any of its direct or indirect beneficial owners (other than through a U.S. corporation) are (or, under the applicable partnership agreement, are permitted to be) Disqualified Non-United States Tax Persons.

“Distribution Account”: The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(b), in trust for the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association] [or the name of any successor Certificate Administrator, as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Distribution Account”.

“Distribution Date”: The fourth Business Day following the Determination Date in each month, commencing in May 2012. The first Distribution Date shall be May 17, 2012.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Document Defect”: As defined in Section 2.03(a).

“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Due Date”: With respect to (i) any Mortgage Loan on or prior to its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan is scheduled to be first due; (ii) any Mortgage Loan after its Stated Maturity Date, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due; and (iii) any REO Mortgage Loan, the day of the month set forth in the related Mortgage Note on which each Monthly Payment on the related Mortgage Loan had been scheduled to be first due.

“EDGAR”: The Electronic Data Gathering, Analysis, and Retrieval System of the Commission, which is the computer system for the receipt, acceptance, review and dissemination of documents submitted to the Commission in electronic format.

“Eligible Account”: Any of (i) an account maintained with a federal or state chartered depository institution or trust company, (A) the long-term deposit or long-term unsecured debt obligations of which are rated no less than “AA-” by Fitch (or no less than “A” by Fitch so long as the short-term deposit or short-term unsecured debt obligations of such depository institution or trust company are rated no less than “F-1” by Fitch), to the extent rated by Fitch, and “A2” by Moody’s, if the deposits are to be held in the account for more than thirty (30) days, or (B) the short-term deposit or short-term unsecured debt obligations of which are rated no less than “F-1” by Fitch, to the extent rated by Fitch, and “P-1” by Moody’s, if the deposits are to be held in the account for thirty (30) days or less, in any event at any time funds are on deposit therein, (ii) for so long as WFB serves as Master Servicer hereunder, an account maintained with WFB, a wholly-owned subsidiary of Wells Fargo & Co., provided that such subsidiary’s or its parent’s (A) commercial paper, short-term unsecured debt obligations or other short-term deposits are rated “F-1” by Fitch and “P-1” by Moody’s, if the deposits are to be held in the account for thirty (30) days or less, or (B) long-term unsecured debt obligations are rated at least “AA-” by Fitch (or “A” by Fitch so long as the short-term deposit or short-term unsecured debt obligations of the subsidiary or its parent are rated no less than “F-1” by Fitch) and “Aa3” by Moody’s, if the accounts are to be held in the account for more than thirty (30) days, (iii) an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt obligations are rated at least “A” by Fitch and “A2” by Moody’s, if the deposits are to be held in the account for more than thirty (30) days, or PNC Bank, National Association’s short-term deposit or short-term unsecured debt obligations are rated at least “F1” by Fitch and “P-1” by Moody’s, if the deposits are to be held in the account for thirty (30) days or less, (iv) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company (which, subject to the remainder of this clause (iv), may include the Certificate Administrator or the Trustee) acting in its fiduciary capacity, and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority and to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b), (v) an account other than one listed in clauses (i) – (iv) above that is maintained with any insured depository institution that is the subject of a Rating Agency Confirmation from each and every Rating Agency or (vi) an account that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (iii) above that is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such account.

“Emergency Advance”: Any Servicing Advance, whether or not it is a Servicing Advance that, pursuant hereto, the Special Servicer is required to make or to request the Master Servicer to make, that must be made within two (2) Business Days of the Special Servicer becoming aware that it must be made in order to avoid any material penalty, any material harm to a Mortgaged Property securing a Mortgage Loan or any other material adverse consequence to the Trust Fund.

“Environmental Insurance Policy”: With respect to any Mortgaged Property securing a Mortgage Loan or any REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Escrow Payment”: Any payment received by the Master Servicer or the Special Servicer for the account of the Borrower under any Mortgage Loan for application toward the payment of real estate taxes, assessments, insurance premiums (including with respect to any Environmental Insurance Policy), ground rents (if applicable) and similar items in respect of the related Mortgaged Property.

“Euroclear”: The Euroclear System or any successor thereto.

“Event of Default”: As defined in Section 7.01(a).

“Excess Liquidation Proceeds”: The excess, if any, of (a) the Net Liquidation Proceeds from the sale or liquidation of a Specially Serviced Mortgage Loan or an REO Property (or the proceeds of the final payment (including any full, partial or discounted payoff) on a Defaulted Mortgage Loan or a Corrected Mortgage Loan that were Received by the Trust, net of any and all fees, expenses and costs payable therefrom), over (b) the sum of (i) the amount needed to pay all principal, interest (including Default Interest), Prepayment Premiums or Yield Maintenance Charges (as applicable) and late payment charges payable with respect to such Mortgage Loan or the related REO Mortgage Loan, as the case may be (together with, without duplication, any outstanding Unliquidated Advances in respect of any such principal or interest), in full, (ii) any other fees that would constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, (iii) any related unreimbursed Servicing Advances (together with, without duplication, outstanding Unliquidated Advances in respect of prior Servicing Advances), (iv) all unpaid Advance Interest on any related Advances (but (for the avoidance of doubt) excluding any Unliquidated Advances), (v) any related Liquidation Fee and/or Special Servicing Fees paid or payable in respect of such Specially Serviced Mortgage Loan or the related REO Mortgage Loan and (vi) any other Additional Trust Fund Expenses paid or payable in respect of such Mortgage Loan or REO Property.

“Excess Liquidation Proceeds Account”: The segregated account (or the sub-account of the Distribution Account) created and maintained by the Certificate Administrator in the name of the Trustee pursuant to Section 3.04(d) in trust for the Certificateholders, which shall be entitled “Deutsche Bank Trust Company Americas [or name of any successor Trustee], as Trustee, in trust for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Excess Liquidation Proceeds Account”.

“Excess Servicing Fee Rate”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), a rate per annum equal to the annual rate specified as the “Excess Fee Rate” on the Mortgage Loan Schedule; provided that such rate shall be subject to reduction at any time following any resignation of the Master Servicer pursuant to Section 6.04 (if no successor is appointed in accordance with Section 6.04(b)) or any termination of the Master Servicer pursuant to Section 7.01, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Servicing Fee Right”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Servicing Fees”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), that portion of the Master Servicing Fees that accrue at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Trust Advisor Expenses”: With respect to each Distribution Date, an amount equal to the positive amount, if any, of the Trust Advisor Expenses for such Distribution Date, less the amount of any such Trust Advisor Expenses allocated to reduce the aggregate Interest Distribution Amount of the Class B, Class C and Class D Certificates for such Distribution Date.

“Exemption”: PTE 96-22 issued to a predecessor of Wells Fargo Securities and PTE 90-59 issued to RBSSI (formerly known as Greenwich Capital Markets Inc.) each as amended by PTE 97-34, PTE 2000-58, PTE 2002-41 and PTE 2007-5 and as may be subsequently amended following the Closing Date.

“Exemption-Favored Party”: Any of (i) Wells Fargo Securities, (ii) RBSSI, (iii) any Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Wells Fargo Securities or RBSSI and (iv) any member of any underwriting syndicate or selling group of which any Person described in clauses (i), (ii) and (iii) is a manager or co-manager with respect to a Class of Certificates that is investment grade rated by at least one Rating Agency that is defined as a “Rating Agency” under Section III of the Exemption.

“Fannie Mae”: The Federal National Mortgage Association or any successor thereto.

“FDIC”: The Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Mortgage Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Subordinate Class Representative, in each case prepared in connection with the workout or liquidation of such Specially Serviced Mortgage Loan and which, in any event, will not include any Privileged Information; provided, however, that no Asset Status Report shall be considered to be a Final Asset Status Report unless, during a Subordinate Control Period, the Subordinate Class Representative has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent, or has been deemed to approve or consent to such action.

“Final Distribution Date”: The Distribution Date on which the final distribution is to be made with respect to the Certificates in connection with a termination of the Trust Fund pursuant to Article IX.

“Final Recovery Determination”: A determination by the Special Servicer with respect to any Specially Serviced Mortgage Loan, Corrected Mortgage Loan or REO Property, that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries that the Special Servicer or the Master Servicer has determined, in accordance with the Servicing Standard, will be ultimately Received by the Trust; provided that the term Final Recovery Determination shall not apply to: (i) a Mortgage Loan that was paid in full (including by means of a payoff on behalf of the Borrower, or the purchase of such Mortgage Loan, by a mezzanine lender or another creditor of the related Borrower in connection with a Mortgage Loan default, as set forth in the related intercreditor agreement) or (ii) a Mortgage Loan or REO Property, as the case may be, that was purchased by (a) any Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, (b) an Interested Person, the Trustee or the Majority Subordinate Certificateholder in connection with the purchase of a Mortgage Loan or REO Property pursuant to Section 3.18 or (c) any Subordinate Class Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01.

“Fitch”: Fitch, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, “Fitch” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Fitch, be deemed to refer to such applicable rating category of Fitch, without regard to any plus or minus or other comparable rating qualification.

“Form 8-K Disclosure Information”: As defined in Section 11.09.

“Form 10-K Filing Deadline”: As defined in Section 11.07.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP”: Generally accepted accounting principles in the United States.

“Global Certificates”: The Rule 144A Global Certificates and the Regulation S Global Certificates, collectively.

“Ground Lease”: The ground lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the related Mortgage Loan(s).

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”: As defined in the definition of “Certificateholder”.

“Independent”: When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, each Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Subordinate Class Representative and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Subordinate Class Representative or any Affiliate thereof, and (iii) is not connected with the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator, the Trustee, the Subordinate Class Representative or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, any Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Trustee, the Subordinate Class Representative or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, such Mortgage Loan Seller, the Master Servicer, the Special Servicer, the Trustee, the Subordinate Class Representative or any such Affiliate thereof, as the case may be, provided that such ownership constitutes less than 1% of the total assets owned by such Person.

“Independent Contractor”: (a) Any Person that would be an “independent contractor” with respect to any REMIC Pool within the meaning of Section 856(d)(3) of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Trust, delivered to the Trustee), provided that (i) the Trust does not receive or derive any income from such Person and (ii) the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5); or (b) any other Person upon receipt by the Trustee of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Majority Subordinate Certificateholder”: RREF CMBS AIV, LP, a Delaware limited partnership.

“Initial Resolution Period”: As defined in Section 2.03(b).

“Initial Subordinate Class Representative”: RREF CMBS AIV, LP, a Delaware limited partnership.

“Insolvency Event”: With respect to any Person, an Insolvency Event shall be deemed to have occurred if (A) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Person and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days, (B) such Person shall consent to the appointment of a conservator, receiver, liquidator, administrator or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Person or of or relating to all or substantially all of its property, or (C) such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing.

“Insurance Policy”: With respect to any Mortgage Loan or REO Property, any hazard insurance policy, terrorism insurance policy, flood insurance policy, title insurance policy, earthquake insurance policy, Environmental Insurance Policy, business interruption insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or such REO Property, as the case may be.

“Insurance Proceeds”: Proceeds paid under any Insurance Policy and received by or on behalf of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or REO Property (or placed in a reserve account for that purpose) or released to the related Borrower or any other third-party pursuant to the terms of the related Mortgage or lease, in accordance with the Servicing Standard.

“Insured Environmental Event”: As defined in Section 3.07(c).

“Interest Accrual Basis”: The basis on which interest accrues in respect of any Mortgage Loan, any REMIC I Regular Interest, any REMIC II Regular Interest, any Regular Certificate or any particular REMIC III Component of a Class of Interest Only Certificates, in each case consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

“Interest Accrual Period”: With respect to any REMIC I Regular Interest, any REMIC II Regular Interest, any Regular Certificate or any particular REMIC III Component of a Class of Interest Only Certificates, for any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs, and calculated assuming that each month has 30 days and each year has 360 days.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates for any Distribution Date, an amount of interest equal to the sum of (I) (A) the amount of Accrued Certificate Interest in respect of such Class of Regular Certificates, as applicable, for the related Interest Accrual Period, reduced (to not less than zero) by that portion, if any, of the Net Aggregate Prepayment Interest Shortfall for such Distribution Date allocated to such Class of Regular Certificates, as provided below (such Accrued Certificate Interest, the “Unadjusted Distributable Certificate Interest” for such Class and Distribution Date) and (II) any shortfall between the amount described in clause (I) for any prior Distribution Date and the amount of interest actually distributed on such Class on such prior Distribution Date and remaining unpaid as of this Distribution Date (such amounts described in this clause (II), a “Class Interest Shortfall”); provided, however, that such sum shall be adjusted as follows: (i) in the case of the Class B, Class C and Class D Certificates, such sum shall be reduced by the amount of Trust Advisor Expenses allocated to such Class under Section 4.05; (ii) if and to the extent that any such Trust Advisor Expenses were previously allocated to reduce such sum on the Class B or Class C Certificates on a prior Distribution Date, such sum shall be increased (in each case, up to the amount of the Trust Advisor Expenses previously so allocated to such Class), and such sum on the Class D and (if necessary) Class C Certificates (in that order) will be reduced (in each case, up to such sum for such Class); (iii) if any such Trust Advisor Expenses were previously allocated to the Class B, Class C or Class D Certificates, and the expenses are subsequently recovered from a source other than the Borrowers under the Mortgage Loans or the related Mortgaged Properties, then, to the extent of any portion of such recovery remaining after application to reimburse the Holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses as provided in Section 4.01(a), such sums on such Classes in the aggregate will be increased by the amount of such recovery, which aggregate increase shall be allocated to the Class B, Class C and Class D Certificates, in that order, in each case up to the aggregate unrecovered amount of such Trust Advisor Expenses previously allocated to such Class; and (iv) if the Class Principal Balance of such Class of Regular Certificates is deemed to have been increased immediately prior to such Distribution Date pursuant to the proviso to the definition of “Class Principal Balance” because the Principal Distribution Amount for such Distribution Date includes any collections of amounts that (x) had previously been determined to constitute Nonrecoverable Advances, (y) were reimbursed to a party to this Agreement from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool in a Collection Period prior to the one related to such Distribution Date (pursuant to subsection (II)(iv) of Section 3.05(a)) and (z) were recovered in the Collection Period related to such Distribution Date, such sum shall be increased by interest at the Pass-Through Rate applicable to such Class for the applicable Interest Accrual Periods on the amount of such increase to its Certificate Principal Balance accrued from the Distribution Date on which the related Realized Loss was allocated to such Class as a result of the reimbursement of Nonrecoverable Advances to, but not including, such current Distribution Date (such amounts described in this clause (iv), “Recovered Interest Amounts”).

For purposes of clause (I)(A) above, the portion of the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Principal Balance Certificates in an amount equal to the product of (i) the amount of such Net Aggregate Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Accrued Certificate Interest for such Class of Principal Balance Certificates for such Distribution Date and the denominator of which is the aggregate amount of Accrued Certificate Interest for all

Classes of Principal Balance Certificates for such Distribution Date. No portion of any Net Aggregate Prepayment Interest Shortfall for any Distribution Date shall be allocated to the Class X-A or Class X-B Certificates.

“Interest Only Certificates”: Collectively, the Class X-A and Class X-B Certificates.

“Interest Reserve Account”: The segregated account (or sub-account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Trustee, pursuant to Section 3.04(c), in trust for the Certificateholders, which shall be entitled “Wells Fargo Bank, National Association [or the name of any successor Certificate Administrator], as Certificate Administrator, on behalf of Deutsche Bank Trust Company Americas [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Interest Reserve Account”.

“Interest Reserve Amount”: With respect to each Mortgage Loan that is an Interest Reserve Loan (or the related successor REO Mortgage Loan), for any Distribution Date that occurs during February of any year or during January of any year that is not a leap year, an amount equal to one day’s interest accrued at the related Net Mortgage Rate on the related Stated Principal Balance as of the end of the Collection Period related to such Distribution Date, but prior to giving effect to the application of any amounts due on the Due Date occurring in such Collection Period, to the extent that a Monthly Payment is Received by the Trust with respect to such Interest Reserve Loan for the related Due Date in the same month as such Distribution Date on or before the related Master Servicer Remittance Date or a P&I Advance is made under this Agreement with respect to such Interest Reserve Loan by such Distribution Date. For purposes of calculating Interest Reserve Amounts, the Net Mortgage Rate for each Interest Reserve Loan shall be the Net Mortgage Rate in effect (including as a result of any step-up provision) under the original terms of such Interest Reserve Loan in effect as of the Closing Date, without regard to any modifications, extensions, waivers or amendments of such Interest Reserve Loan subsequent to the Closing Date (whether entered into by the Master Servicer or the Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower).

“Interest Reserve Loan”: Each Mortgage Loan that is an Actual/360 Mortgage Loan (or any successor REO Mortgage Loan with respect thereto).

“Interested Person”: The Depositor, the Master Servicer, the Special Servicer, any Borrower, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer, the Trust Advisor, or, in connection with any individual Mortgage Loan or holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Investment Account”: Each of the Collection Account, the Servicing Accounts, the Reserve Accounts, the REO Accounts, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.

“Investment Company Act”: The Investment Company Act of 1940, as amended.

“Investment Grade Certificate”: As of any date of determination, a Certificate that is rated in one of the four highest generic rating categories by at least one Rating Agency that is defined as a “Rating Agency” under Section III of the Exemption.

“Investor Confidentiality Agreement”: An investor confidentiality agreement in the form of Exhibit K-3 hereto.

“Investor Q&A Forum”: As defined in Section 8.12(d).

“Investor Registry”: As defined in Section 8.12(e).

“IRS”: The Internal Revenue Service or any successor thereto.

“Issue Price”: With respect to each Class of Certificates, the “issue price” as defined in the Code and Treasury regulations promulgated thereunder.

“KBRA”: Kroll Bond Rating Agency, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, “KBRA” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of KBRA, be deemed to refer to such applicable rating category of KBRA, without regard to any plus or minus or other comparable rating qualification.

“Late Collections”: (a) With respect to any Mortgage Loan, all amounts Received by the Trust thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous Collection Period or on a Due Date during or prior to the month of the Cut-off Date for such Mortgage Loan, and not previously Received by the Trust; and (b) with respect to any REO Mortgage Loan, all amounts Received by the Trust in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which (as applied under Section 1.03) represent collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the predecessor Mortgage Loan or the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Mortgage Loan due or deemed due on a Due Date in a previous Collection Period and not previously Received by the Trust. Late Collections do not include Default Charges.

“Latest Possible Maturity Date”: With respect to any REMIC I Regular Interest, any REMIC II Regular Interest or any Regular Certificate, the “latest possible maturity date” thereof, calculated solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii).

“Letter of Credit”: With respect to any Mortgage Loan, any third-party letter of credit delivered by or at the direction of the related Borrower pursuant to the terms of such Mortgage Loan in lieu of the establishment of, or deposit otherwise required to be made into, a Reserve Fund or otherwise pledged or assigned by the related Borrower as Additional Collateral.

“Liberty Island”: Liberty Island Group I LLC, a Delaware limited liability company or its successor in interest.

“Liberty Island Group”: Liberty Island Group LLC, a Delaware limited liability company or its successor in interest.

“Liquidation Event”: (a) With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full, (ii) a Final Recovery Determination is made with respect to such Mortgage Loan, (iii) such Mortgage Loan is repurchased or replaced by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iv) such Mortgage Loan is sold pursuant to Section 3.18, (v) such Mortgage Loan is purchased by any Subordinate Class Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01, (vi) such Mortgage Loan is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01, or (vii) such Mortgage Loan is paid off or purchased by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement; and (b) with respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property, (ii) such REO Property is repurchased or replaced by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, as contemplated by Section 2.03, (iii) such REO Property is purchased by the Master Servicer, the Special Servicer or any Subordinate Class Certificateholder(s) pursuant to Section 9.01, or (iv) such REO Property is acquired by the Sole Certificateholder(s) in exchange for all of the Certificates pursuant to Section 9.01.

“Liquidation Expenses”: All customary, reasonable and necessary “out-of-pocket” costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.09 or Section 3.18 (including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: The fee designated as such in, and payable to the Special Servicer in connection with certain events in respect of a Specially Serviced Mortgage Loan or an REO Property pursuant to, Section 3.11(c).

“Liquidation Fee Rate”: With respect to each Specially Serviced Mortgage Loan or REO Property as to which a Liquidation Fee is payable, 1.00%.

“Liquidation Proceeds”: All cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Revenues) Received by the Trust in connection with: (i) the liquidation of a Mortgaged Property, REO Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and/or the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan by the Special Servicer, the Majority Subordinate Certificateholder(s) or any assignee of either of them pursuant to Section 3.18; (iv) the repurchase or replacement of a Mortgage Loan or REO Property by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement as contemplated by Section 2.03 of this Agreement; (v) the purchase of a Mortgage Loan or REO Property by the Master Servicer, the Special Servicer and/or any Subordinate Class Certificateholder(s) pursuant to Section 9.01; (vi) the acquisition of any Mortgage Loan or REO Property by the Sole Certificateholder(s) in exchange for all the Certificates pursuant to Section 9.01; (vii) the payoff or purchase of a Mortgage Loan or REO Property by the holder of a related mezzanine loan or another creditor of the Borrower in connection with a Mortgage Loan default, if so permitted and set forth in the related intercreditor agreement or (viii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).

“Loss of Value Payment”: As defined in Section 2.03(h) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(g) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of any REMIC Pool.

“Majority Subordinate Certificateholder(s)”: As of any date of determination, any single Holder or group of Holders of Certificates representing a majority of the Voting Rights allocated to the outstanding Class (if any) of Control-Eligible Certificates that (a) is the most subordinate (based on the payment priorities set forth in Section 4.01(a)) outstanding such Class and (b)(i) during a Subordinate Control Period, has a Class Principal Balance, as reduced by any Appraisal Reduction Amounts allocable thereto, that is not less than 25% of the initial Class Principal Balance of such Class, and (ii) during a Collective Consultation Period, has a Class Principal Balance, without regard to any Appraisal Reduction Amounts allocable thereto, that is not less than 25% of the initial Class Principal Balance of such Class.

For purposes of the provisions of this Agreement that require any party hereto to deliver any information to the “Majority Subordinate Certificateholder” as such, (i) all Persons that alone or together constitute the Majority Subordinate Certificateholder(s) shall be deemed (by their receipt of such information) to have agreed to the confidentiality provisions of Exhibit K-3 hereto (as if they had executed a confidentiality agreement in such form) with respect to such information, (ii) if multiple Persons are the Majority Subordinate Certificateholder(s), then only one such Person shall be entitled to receive such information at any one time, which Person shall be designated by the Majority Subordinate Certificateholder(s), and (iii) such information need not be so delivered (notwithstanding the provision that otherwise requires such delivery) unless such Majority Subordinate Certificateholder(s) have delivered to the party required to make such delivery a certification or other reasonable evidence of their status as the Majority Subordinate Certificateholder(s) (upon which such party shall be entitled to rely), except that such certification or evidence need not be delivered by the Initial Majority Subordinate Certificateholder, and notified such party of the electronic or other address where the applicable information should be so delivered.

“Master Servicer”: Wells Fargo Bank, National Association, or any successor thereto (as master servicer) appointed as provided herein.

“Master Servicer Remittance Amount”: With respect to each Master Servicer Remittance Date, an amount equal to (a) all amounts on deposit in the Collection Account as of 11:00 a.m., New York City time, on such Master Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments with respect to any Mortgage Loan that are due on a Due Date following the end of the related Collection Period, (ii) to the extent not covered by clause (i) above, any payments of principal (including Principal Prepayments) and interest, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds Received by the Trust with respect to any Mortgage Loan or REO Property after the end of the related Collection Period, (iii) any Prepayment Premiums and/or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or successor REO Mortgage Loan with respect thereto after the end of the related Collection Period, (iv) any Excess Liquidation Proceeds, (v) any amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xxi) of Section 3.05(a), and (vi) any amounts deposited in the Collection Account in error; provided that the Master Servicer Remittance Amount with respect to the Master Servicer for the Master Servicer Remittance Date that occurs in the same calendar month as the anticipated Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv) of this definition.

“Master Servicer Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Master Servicing Fee”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the fee designated as such and payable to the Master Servicer pursuant to Section 3.11(a).

“Master Servicing Fee Rate”: With respect to each Mortgage Loan and any successor REO Mortgage Loan with respect thereto, a rate per annum equal to the rate per annum specified as the “Master Servicing Fee Rate” on the Mortgage Loan Schedule, which rate includes, in each such case, the rate at which applicable primary and sub-servicing fees and Excess Servicing Fees accrue.

“Material Action”: As defined in Section 3.24(c).

“Material Breach”: With respect to any Mortgage Loan, any Breach that materially and adversely affects the interests of the Certificateholders in the affected Mortgage Loan.

“Material Document Defect”: With respect to any Mortgage Loan, any Document Defect that materially and adversely affects the interests of the Certificateholders, or any of them, in the affected Mortgage Loan, including, but not limited to, a material and adverse effect on any of the distributions distributable with respect to any of the Certificates or on the value of those Certificates. Notwithstanding the foregoing, the absence of a Specially Designated Mortgage Loan Document following the date and under the circumstances specified with respect to such Specially Designated Mortgage Loan Document in the second to last sentence of the first paragraph of Section 2.03(b), which absence results from the failure of the related Mortgage Loan Seller to deliver such Specially Designated Mortgage Loan Document in accordance with the terms of the related Mortgage Loan Purchase Agreement, shall also constitute a Material Document Defect to the extent set forth in the related Mortgage Loan Purchase Agreement.

“Modification Fees”: With respect to any Mortgage Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (as applicable), other than any Assumption Fees, Assumption Application Fees, consent fees and any defeasance fee; provided, however, that (A) in connection with each modification, restructure, extension, waiver or amendment that constitutes a workout of a Specially Serviced Mortgage Loan, the Modification Fees collected from the related Borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan immediately after giving effect to such transaction; (B) the preceding clause (A) shall be construed only as a limitation on the amount of Modification Fees that may be collected in connection with each individual such transaction involving a Specially Serviced Mortgage Loan and not as a limitation on the cumulative amount of Modification Fees that may be collected in connection with multiple such transactions involving such Specially Serviced Mortgage Loan; and (C) for purposes of such preceding clauses (A) and (B), a Modification Fee shall be deemed to have been collected in connection with a workout of a Specially Serviced Mortgage Loan if such fee arises substantially in consideration of or otherwise in connection with such workout, whether the related Borrower must pay such fee upon the consummation of such workout and/or on one or more subsequent dates.

“Modified Mortgage Loan”: Any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.20 in a manner that:

(a)    materially affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing Monthly Payments current with respect to the Mortgage Loan);

(b)    except as expressly contemplated by the related Mortgage Loan Documents, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount, or the delivery of substitute real property collateral with a fair market value (as is), that is not less than the fair market value (as is) of the property to be released, as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely); or

(c)    in the reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or materially reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”: With respect to any Mortgage Loan, as of any Due Date, the scheduled monthly debt service payment on such Mortgage Loan that is actually payable by the related Borrower from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20), including any Balloon Payment payable in respect of such Mortgage Loan on such Due Date; provided that the Monthly Payment due in respect of any Mortgage Loan shall not include Default Interest.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto; provided that such rating agency or any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to “applicable rating category” (other than such references to “highest applicable rating category”) shall, in the case of Moody’s, be deemed to refer to such applicable rating category of Moody’s, without regard to any plus or minus or other comparable rating qualification.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust, deed to secure debt or similar document that secures the related Mortgage Note and creates a lien on the related Mortgaged Property.

“Mortgage File”: With respect to any Mortgage Loan, the following documents collectively with respect to such Mortgage Loan:

(i)    the original executed Mortgage Note, endorsed (either on the face thereof or pursuant to a separate allonge) “Pay to the order of Deutsche Bank Trust Company Americas, as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, without recourse, representation or warranty” or in blank, and further showing a complete, unbroken chain of endorsement from the originator; or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

(ii)    an original or a copy of the Mortgage, together with originals or copies of any and all intervening assignments thereof prior to the assignment to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording indicated thereon; provided that if the original of the Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation or retained by the appropriate public recording office, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)    the original or a copy of any related Assignment of Leases (if any such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, in each case (unless the particular item has been delivered to but not returned from the applicable recording office) with evidence of recording thereon;

(iv)    an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of (A) the Mortgage and (B) any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of “Deutsche Bank Trust Company Americas, in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6”, or a copy thereof certified to be the copy of such assignment submitted for recording;

(v)    an original or a copy of any related Security Agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any;

(vi)    an original assignment of any related Security Agreement (if such item is a document separate from the Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the originator, in favor of “Deutsche Bank Trust Company Americas, in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6”, which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iv) above;

(vii)    originals or copies of any assumption, modification, written assurance, consolidation, extension and substitution agreements, if any, with evidence of recording thereon if the applicable document or instrument being modified or assumed, was recorded (unless the particular item has not been returned from the applicable recording office), in those instances where the terms or provisions of the Mortgage, Mortgage Note or any related security document have been materially modified or the Mortgage Loan has been assumed;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment “marked-up” at the closing of such Mortgage Loan interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

(ix)    (A) filed copies (with evidence of filing) of any prior effective UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Mortgage Loan Seller had possession of such UCC Financing Statements prior to the Closing Date) and (B) an original assignment thereof, in form suitable for filing, in favor of “Deutsche Bank Trust Company Americas, in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6”;

(x)    if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the Ground Lease or Space Lease relating to such Mortgage Loan, together with a notice to the related lessor of the transfer of the Mortgage Loan to the Trust or the Trustee on its behalf;

(xi)    any original documents not otherwise described in the preceding clauses of this definition relating to, evidencing or constituting Additional Collateral (except that, in the case of such documents, if any, that are in the form of a Letter of Credit, the “Mortgage File” shall initially contain a copy of such Letter of Credit and the original of such Letter of Credit shall initially be delivered to the Master Servicer and, thereafter, such original shall be maintained by the Master Servicer) and, if applicable, the originals or copies of any intervening assignments thereof;

(xii)    an original or a copy of the loan agreement, if any, related to such Mortgage Loan;

(xiii)    an original or a copy of the related guaranty of payment under such Mortgage Loan, if any;

(xiv)    an original or a copy of the lock-box agreement or cash management agreement relating to such Mortgage Loan, if any;

(xv)    an original or a copy of the environmental indemnity from the related Borrower or other party, if any;

(xvi)    an original or a copy of any intercreditor agreement or similar agreement relating to such Mortgage Loan;

(xvii)    an original or a copy of any management agreement with respect to the related Mortgaged Property if the manager thereunder is not an Affiliate of the Borrower and the initial Stated Principal Balance of such Mortgage Loan is greater than $20,000,000;

(xviii)    an original or a copy of any master operating lease with respect to the related Mortgaged Property;

(xix)    an original or a copy of any related Environmental Insurance Policy;

(xx)    if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement; (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust or the Trustee the benefits of such estoppel certificate or comfort letter, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor or similar person for the benefit of the Trust or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the related Mortgage Loan Seller); and (c) a copy of an instrument in which the Mortgage Loan Seller notifies the franchisor or similar person of the transfer of such Mortgage Loan (and the related estoppel certificate or comfort letter) to the Trust pursuant to the related Mortgage Loan Purchase Agreement and this Agreement and directs such Person to deliver any and all notice of default or other correspondence under the related estoppel certificate or comfort letter to the Master Servicer, together with reasonable evidence of the delivery of such instrument to such franchisor or similar person; and

(xxi)    a checklist (a “Mortgage File Checklist”) of the applicable documents described above and delivered in connection with the origination of such Mortgage Loan (which checklist may be in a reasonable form selected by the related Mortgage Loan Seller);

provided, however, that whenever the term “Mortgage File” is used to refer to documents actually received by the Custodian, such term shall not be deemed to include such documents required to be included therein unless they are actually so received, and with respect to any receipt or certification by the Custodian for documents described in clauses (vi), (vii) and (ix) through (xx) of this definition, shall be deemed to include such documents only to the extent the Custodian has actual knowledge of their existence (and the Custodian shall be deemed to have actual knowledge of the existence of any document listed on the related Mortgage File Checklist).

“Mortgage File Checklist”: As defined in clause (xxi) of the definition of “Mortgage File”.

“Mortgage Loan”: Each of the Original Mortgage Loans and Replacement Mortgage Loans that are from time to time held in the Trust Fund. As used herein, the term “Mortgage Loan” includes the interest of the Trust Fund in the related Mortgage Loan Documents.

“Mortgage Loan Documents”: With respect to any Mortgage Loan, the documents included or required to be included, as the context may require, in the related Mortgage File and Servicing File.

“Mortgage Loan Purchase Agreement”: Any of (i) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between WFB, as seller, and the Depositor, as purchaser; (ii) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between RBS, as seller, and the Depositor, as purchaser; (iii) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between RBSFP, as seller, and the Depositor, as purchaser; (iv) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, among Basis Real Estate Capital, as seller, Basis Investment, and the Depositor, as purchaser; (v) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, among Liberty Island, as seller, Liberty Island Group, and the Depositor, as purchaser; and (vi) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, among C-III, as seller, and the Depositor, as purchaser.

“Mortgage Loan Schedule”: The schedule of Mortgage Loans attached hereto as Schedule I, as any such schedule may be amended from time to time in accordance with this Agreement. Such schedule shall set forth the following information with respect to each Mortgage Loan:

(i)    the loan number assigned to the Mortgage Loan on the books and records of the related Mortgage Loan Seller as of the Closing Date and the identification number assigned to such Mortgage Loan in the Prospectus Supplement;

(ii)    the name of the Mortgage Loan/Mortgaged Property;

(iii)    the street address (including city, state and zip code) of the related Mortgaged Property;

(iv)    the (A) original principal balance and (B) Cut-off Date Principal Balance;

(v)    the amount of the Monthly Payment due on the first Due Date following the Closing Date (and, if a Mortgage Loan currently requires only payments of interest but begins to amortize prior to Stated Maturity Date, on the first Due Date after amortization begins);

(vi)    the Mortgage Rate as of the Closing Date and the Interest Accrual Basis;

(vii)    (a) the Stated Maturity Date and (b) the original and remaining term to the Stated Maturity Date;

(viii)    in the case of a Mortgage Loan that is a Balloon Mortgage Loan, the original and remaining amortization term;

(ix)    whether such Mortgage Loan is a Cross-Collateralized Mortgage Loan and, if so, an identification of the Mortgage Loans with which such Mortgage Loan is cross-collateralized;

(x)    whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any Principal Prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xi)    whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Borrower’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

(xii)    the name of the related Mortgage Loan Seller;

(xiii)    the Administrative Fee Rate;

(xiv)    the Due Date;

(xv)    the number of grace days before such Mortgage Loan requires a late payment charge in connection with a delinquent Monthly Payment;

(xvi)    whether there exists (and, if so, the amount of) any Letter of Credit that constitutes Additional Collateral;

(xvii)    the related Borrower;

(xviii)    the Excess Servicing Fee Rate and the Master Servicing Fee Rate for such Mortgage Loan.

“Mortgage Loan Sellers”: Collectively, WFB, RBS, RBSFP, Basis Real Estate Capital, C-III and Liberty Island.

“Mortgage Note”: The original executed promissory note evidencing the indebtedness of a Borrower under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

“Mortgage Pool”: All of the Mortgage Loans and any successor REO Mortgage Loans, collectively, as of any particular date of determination.

“Mortgage Rate”: With respect to each Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20 or in connection with a bankruptcy, insolvency or similar proceeding involving the related Borrower.

“Mortgaged Property”: Individually and collectively, as the context may require, each real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan. With respect to any Cross-Collateralized Mortgage Loan, if and when the context may require, “Mortgaged Property” shall mean, collectively, all the mortgaged real properties (together with all improvements and fixtures thereon) securing the relevant Cross-Collateralized Group.

“Mortgagee”: The holder of legal title to any Mortgage Loan, together with any third parties through which such holder takes actions with respect to such Mortgage Loan.

“Net Aggregate Prepayment Interest Shortfall”: With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments (and prepayment resulting from the receipt of Insurance Proceeds or Condemnation Proceeds) on the Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount of the Compensating Interest Payments remitted by the Master Servicer pursuant to Section 3.19(c) on the Master Servicer Remittance Date related to such Distribution Date.

“Net Cash Flow”: With respect to any Mortgaged Property, the total operating revenues derived from such Mortgaged Property, minus the total fixed and variable operating expenses, capital expenditures such as reserves, tenant improvements and leasing commissions, incurred in respect of such Mortgaged Property (subject to adjustments for, among other things, (i) non-cash items such as depreciation and amortization, and (ii) debt service on loans secured by the Mortgaged Property).

“Net Default Charges”: With respect to any Mortgage Loan or successor REO Mortgage Loan, the Default Charges referred to in clause third of Section 3.25(a), which are payable to the Master Servicer as Additional Master Servicing Compensation or the Special Servicer as Additional Special Servicing Compensation.

“Net Investment Earnings”: With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such interest or other income payable to a Borrower in accordance with the related Mortgage Loan Documents and applicable law), exceeds the aggregate of all losses and costs, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower).

“Net Investment Loss”: With respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account for the benefit of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 (exclusive, in the case of a Servicing Account or a Reserve Account, of any portion of such losses that were incurred in connection with investments made for the benefit of a Borrower, and other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Collection Period in connection with the investment of such funds for the benefit of the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06; provided that, in the case of any Investment Account and any particular investment of funds in such Investment Account, Net Investment Loss shall not include any loss with respect to such investment which is incurred solely as a result of the insolvency of the federal or state chartered depositary institution or trust company at which such Investment Account is maintained, so long as such depositary institution or trust company (a) satisfied the qualifications set forth in the definition of “Eligible Account” both at the time such investment was made and as of a date not more than thirty (30) days prior to the date of such loss and (b) is not the same Person as the Person that made the relevant investment.

“Net Liquidation Proceeds”: The excess, if any, of all Liquidation Proceeds Received by the Trust with respect to any particular Specially Serviced Mortgage Loan or REO Property, over the amount of all Liquidation Expenses incurred with respect thereto and all related Servicing Advances reimbursable therefrom.

“Net Mortgage Rate”: With respect to any Mortgage Loan (or any successor REO Mortgage Loan with respect thereto), the rate per annum equal to (a) the related Mortgage Rate minus (b) the related Administrative Fee Rate.

“New Lease”: Any lease of an REO Property entered into at the direction of the Special Servicer, including any lease renewed, modified or extended on behalf of the Trust if the Special Servicer has the power to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance (including any Unliquidated Advance that constitutes a Nonrecoverable P&I Advance) or Nonrecoverable Servicing Advance (including any Unliquidated Advance that constitutes a Nonrecoverable

Servicing Advance). Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 4.03(c), any P&I Advance, or any Unliquidated Advance in respect of a prior P&I Advance, previously made and any P&I Advance contemplated to be made in respect of any Mortgage Loan or related successor REO Mortgage Loan that, as determined by the Master Servicer or, if applicable, by the Trustee, or by the Special Servicer pursuant to the second paragraph of Section 4.03(c), in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group.

“Nonrecoverable Servicing Advance”: As evidenced by the Officer’s Certificate and supporting documentation contemplated by Section 3.11(h), any Servicing Advance, or any Unliquidated Advance in respect of a prior Servicing Advance, previously made, and any Servicing Advance proposed to be made, in respect of any Mortgage Loan or REO Property that, as determined by the Master Servicer or, if applicable or the Trustee, or by the Special Servicer pursuant to Section 3.11, in its reasonable, good faith judgment, will not be ultimately recoverable, or in fact was not ultimately recovered, from Late Collections, Default Charges, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or such REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Group.

“Non-Registered Certificate”: Any Certificate that has not been subject to registration under the Securities Act. As of the Closing Date, Class X-A, Class X-B, Class C, Class D, Class E, Class F and Class G and Class R Certificates are Non-Registered Certificates.

“Non-United States Tax Person”: Any Person other than a United States Tax Person.

“NRSRO”: A nationally recognized statistical rating organization (as such term is defined in Section 3(a)(62) of the Exchange Act); provided, however, that, when referred to in connection with the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website, “NRSRO” shall mean an NRSRO that has delivered an NRSRO Certification.

“NRSRO Certification”: A certification executed by an NRSRO in favor of the Rule 17g-5 Information Provider substantially in the form attached as Exhibit P hereto (which may also be submitted electronically via the Rule 17g-5 Information Provider’s Website) that states that (i) such NRSRO has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e) and (ii) such NRSRO has access to the Depositor’s 17g-5 website. An NRSRO Certification will be deemed to have been executed by an NRSRO if the Depositor so directs the Rule 17g-5 Information Provider.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the Master Servicer or Special Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as the case may be, or, with respect to any other Person, a certificate signed by any of the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, Director or Managing Director, an Assistant Vice President or any other authorized officer (however denominated) or another officer customarily performing functions similar to those performed by any of the above designated officers or, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Offsetting Modification Fees”: For purposes of any Workout Fee or Liquidation Fee payable to the Special Servicer in connection with any Mortgage Loan or REO Mortgage Loan, any and all Modification Fees collected by the Special Servicer as Additional Special Servicing Compensation to the extent that:

(i)    such Modification Fees were earned and collected by the Special Servicer either (A) in connection with the workout or liquidation (including partial liquidation) of the Specially Serviced Mortgage Loan or REO Mortgage Loan as to which such Workout Fee or Liquidation Fee became payable or (B) in connection with the immediately prior workout of such Mortgage Loan while it was previously a Specially Serviced Mortgage Loan, provided that (in the case of this clause (B)) the Servicing Transfer Event that resulted in it again becoming a Specially Serviced Mortgage Loan occurred within twelve (12) months following the consummation of such prior workout and provided, further, that there shall be deducted from the Offsetting Modification Fees otherwise described in this clause (i) an amount equal to that portion of such Modification Fees that were previously applied to actually reduce the payment of a Workout Fee or Liquidation Fee; and

(ii)    such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan at a time when such Mortgage Loan was a Specially Serviced Mortgage Loan.

“Opinion of Counsel”: A written opinion of counsel (who must, in the case of any such opinion relating to the taxation of the Trust Fund or any portion thereof, the status of any REMIC Pool as a REMIC for taxation purposes or a resignation under Section 6.04, be Independent counsel, but who otherwise may be salaried counsel for the Depositor, the Certificate Administrator, the Trustee, the Trust Advisor, the Tax Administrator, the Master Servicer or the Special Servicer), which written opinion is acceptable and delivered to the addressee(s) thereof and which opinion of counsel, except as provided herein, shall not be at the expense of the Certificate Administrator, the Trustee or the Trust Fund.

“Option Notice”: As defined in Section 3.18(j).

“Original Mortgage Loans”: The mortgage loans initially identified on the schedule attached hereto as Schedule I.

“Other Crossed Loans”: As defined in Section 2.03(b).

“OTS”: The Office of Thrift Supervision or any successor thereto.

“Ownership Interest”: In the case of any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: With respect to any Mortgage Loan or REO Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.03.

“P&I Advance Date”: The Business Day preceding each Distribution Date.

“Pass-Through Rate”: The per annum rate at which interest accrues in respect of any Class of Regular Certificates during any Interest Accrual Period, which rate shall be:

(a)    with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S and Class B Certificates, the fixed rate per annum set forth opposite such Class in the following table:

Class	Pass-Through Rate
Class A-1	1.0810% per annum
Class A-2	2.1910% per annum
Class A-3	3.1430% per annum
Class A-4	3.4400% per annum
Class A-S	3.8350% per annum
Class B	4.6970% per annum

(b)    with respect to the Class C and Class D Certificates, an annual rate equal to the REMIC II Regular Interest C and REMIC II Regular Interest D, respectively, for the subject Interest Accrual Period;

(c)    with respect to the Class E, Class F and Class G Certificates, an annual rate equal to the lesser of (i) the fixed rate per annum set forth opposite such Class in the following table and (ii) the REMIC II Remittance Rate for the REMIC II Regular Interest having the same designation as the subject Class for the subject Interest Accrual Period:

Class	Pass-Through Rate (subject to the cap set forth in clause (ii) above)
Class E	5.0000% per annum
Class F	5.0000% per annum
Class G	5.0000% per annum

(d)    with respect to the Class X-A Certificates, the Class X-A Strip Rate for such Interest Accrual Period; and

(e)    with respect to the Class X-B Certificates, the Class X-B Strip Rate for such Interest Accrual Period.

“Past Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that such Monthly Payment or Assumed Monthly Payment remains unpaid past its Due Date and past any applicable grace period for such Monthly Payment or Assumed Monthly Payment.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: With respect to (a) any Interest Only Certificate or Principal Balance Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the initial Class Principal Balance or initial Class Notional Amount, as the case may be, of the relevant Class as of the Closing Date; and (b) any Class R Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as specified on the face of such Certificate.

“Performance Certification”: As defined in Section 11.08.

“Performing Mortgage Loan”: Any Mortgage Loan that is not a Specially Serviced Mortgage Loan.

“Performing Party”: As defined in Section 11.14.

“Permitted Investments”: Any one or more of the following obligations or securities:

(i)    direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(ii)    repurchase agreements on obligations specified in clause (i) of this definition, provided that the short-term unsecured debt obligations of the party agreeing to repurchase such obligations are at the time of investment rated in the highest short-term debt rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation);

(iii)    federal funds, unsecured uncertificated certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company organized under the laws of the United States or any state thereof, provided that the short-term unsecured debt obligations of such bank or trust company are at the time of investment rated in the highest short-term debt rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation);

(iv)    commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) and such commercial paper is rated in the highest short-term debt rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation);

(v)    units of money market funds (including those managed or advised by the Certificate Administrator or its Affiliates) which maintain a constant net asset value, provided that such units of money market funds are rated in the highest applicable rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation); or

(vi)    an obligation or security that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (ii) - (v) above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation or security; and

(vii)    any other obligation or security other than one listed in clauses (i) – (v) above, that is the subject of a Rating Agency Confirmation from each and every Rating Agency;

provided that each investment described hereunder shall not (A) evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on “prohibited transactions” under Section 860F of the Code or (D) have an “r” highlighter or other comparable qualifier attached to its rating; provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than thirty (30) days and (Z) except in the case of a Permitted Investment described in clause (v) of this definition, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread and moves proportionately with that index; and provided, further, that each investment described hereunder must be a “cash flow investment” (within the meaning of the REMIC Provisions).

For purposes of any condition set forth above to the effect that any investment or the issuer thereof must have a minimum rating by KBRA, such condition shall be deemed to be satisfied if both (a) such investment or the issuer thereof, as applicable, is not rated by KBRA and (b) such investment or the issuer thereof, as applicable, has ratings that satisfy the applicable rating conditions provided for above with respect to Moody’s and Fitch or ratings from at least two NRSROs (such as, but not limited to, Moody’s, Fitch and/or S&P) that are equivalent to the related KBRA rating level otherwise set forth above.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan or REO Property in accordance with this Agreement.

“Permitted Transferee”: Any Transferee of a Class R Certificate other than (a) a Disqualified Organization, (b) a Disqualified Non-United States Tax Person, (c) a Disqualified Partnership, (d) a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person or (e) any other Person as to whom, as determined by the Tax Administrator (based upon an Opinion of Counsel, obtained at the request of the Tax Administrator at the expense of such Person or the Person seeking to Transfer a Class R Certificate, supporting such determination), the Transfer of a Class R Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

“Person”: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Phase I Environmental Assessment”: A “Phase I assessment” as described in, and meeting the criteria of, the ASTM, plus a radon and asbestos inspection.

“Plan”: Any of those employee benefit plans and other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that are subject to ERISA, Section 4975 of the Code or Similar Law.

“Prepayment Assumption”: For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests and the Certificates for federal income tax purposes, the assumptions that no Mortgage Loan is voluntarily prepaid prior to its Stated Maturity Date.

“Prepayment Interest Excess”: With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) after the Due Date for such Mortgage Loan in any Collection Period, any payment of interest (net of related Master Servicing Fees and, in any case, further net of any portion of such interest that represents Default Charges) actually Received by the Trust and collected from the related Borrower or out of such Insurance Proceeds or Condemnation Proceeds, as the case may be, and intended to cover the period from and after such Due Date to, but not including, the date of prepayment (exclusive, for the avoidance of doubt, of any related Prepayment Premium or Yield Maintenance Charge that may have been collected).

“Prepayment Interest Shortfall”: With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made (or, if resulting from the application of Insurance Proceeds or Condemnation Proceeds, any other early recovery of principal received) prior to the Due Date for such Mortgage Loan in any Collection Period the amount of interest, to the extent not collected from the related Borrower or otherwise (without regard to any Prepayment Premium or Yield Maintenance Charge that may have been collected), not Received by the Trust, that would have accrued at a rate per annum equal to the related Mortgage Rate (net of the Master Servicing Fee Rate) on the amount of such Principal Prepayment (or other early recovery of principal) during the period from the date to which interest thereon was paid by the related Borrower to, but not including, such Due Date.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, such Mortgage Loan or any successor REO Mortgage Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Borrower if and as set forth in the related intercreditor agreement).

“Primary Collateral”: With respect to any Cross-Collateralized Mortgage Loan, that portion of the Mortgaged Property designated as directly securing such Cross-Collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Cross-Collateralized Mortgaged Asset.

“Primary Servicer”: Prudential Asset Resources, Inc., or any successor thereto (as primary servicer) appointed as provided in the Primary Servicing Agreement.

“Primary Servicing Agreement”: That certain Primary Servicing Agreement, dated as of April 1, 2012, between Wells Fargo Bank, National Association, as master servicer,

and Prudential Asset Resources, Inc., as primary servicer, relating to the Mortgage Loans for which Liberty Island is the applicable Mortgage Loan Seller.

“Primary Servicing Office”: The office of the Master Servicer or the Special Servicer, as the context may require, that is primarily responsible for such party’s servicing obligations hereunder.

“Principal Balance Certificate”: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Principal Distribution Amount”: With respect to any Distribution Date (other than the Final Distribution Date) and the Principal Balance Certificates, an amount (which shall in no event be less than zero) equal to the excess, if any, of:

(I)    the sum of:

(A)    the aggregate (without duplication) of the following (such aggregate of the following amounts described below in this clause (A), the “Unadjusted Principal Distribution Amount” for such Distribution Date):

(i)    all payments of principal (including Principal Prepayments), including any such payments on Corrected Mortgage Loans, Received by the Trust with respect to the Mortgage Loans during the related Collection Period, in each case exclusive of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance (including any Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off Date or on a Due Date occurring subsequent to the calendar month in which such Distribution Date occurs,

(ii)    the aggregate of the principal portions of all Monthly Payments due in respect of the Mortgage Loans for their respective Due Dates occurring in the month in which such Distribution Date occurs, that were Received by the Trust (other than as part of a Principal Prepayment) prior to the related Collection Period,

(iii)    the aggregate of all Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds Received by the Trust with respect to any Mortgage Loans during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of such Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date,

(iv)    the aggregate of all Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and REO Revenues Received by the Trust with respect to any REO Properties during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal (whether as Principal Prepayments or otherwise) of the related REO Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal (a) due on or before the Cut-off Date or (b) for which a P&I Advance (including an Unliquidated Advance in respect of a prior P&I Advance) was previously made under this Agreement for a prior Distribution Date, and

(v)    the respective principal portions of all P&I Advances made under this Agreement in respect of the Mortgage Loans and any REO Mortgage Loans with respect to such Distribution Date;

(B)    the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(B) below with respect to such Distribution Date; and

(C)    the aggregate amount of any collections received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, is identified and applied by the Master Servicer (in accordance with Section 1.03) as a recovery of an amount previously determined (in a Collection Period for a prior Distribution Date) to have been a Nonrecoverable Advance and for which a deduction was made under clause (II)(C) below with respect to a prior Distribution Date; less

(II)    the sum of:

(A)    the aggregate amount of Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee from principal advances and collections on the Mortgage Pool pursuant to subsection (iii) of Section 3.05(a)(II);

(B)    with respect to each Mortgage Loan (1) with respect to which Insurance Proceeds, Condemnation Proceeds and/or Liquidation Proceeds were received during the related Collection Period or (2) that was otherwise liquidated, including at a discount, during such Collection Period, the aggregate amount of Liquidation Fees and Workout Fees paid with respect to such Mortgage Loan from a source other than Default Charges during such Collection Period, provided that, in the case of any individual Mortgage Loan, the deduction in respect of such

Liquidation Fees and Workout Fees under this clause (II)(B) shall not exceed the amounts described in clauses (I)(A)(i) through (v) that are attributable to such Mortgage Loan; and

(C)    the aggregate amount of Nonrecoverable Advances (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period to one or more of the Master Servicer, the Special Servicer and the Trustee during the related Collection Period from principal advances and collections on the Mortgage Pool pursuant to subsection (iv) of Section 3.05(a)(II).

Furthermore, unless and until the Class Principal Balances of all Classes of Principal Balance Certificates other than the Control-Eligible Certificates have been reduced to zero, the Principal Distribution Amount (or any lesser portion thereof allocable to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C or Class D Certificates) for each Distribution Date will be reduced to the extent of any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that exceed the amount of interest otherwise payable on the Class B, Class C and Class D Certificates on that Distribution Date.

With respect to the Final Distribution Date, the “Principal Distribution Amount” shall equal the aggregate Stated Principal Balance of the entire Mortgage Pool outstanding immediately prior to the Final Distribution Date.

In no event shall any portion of any Excess Liquidation Proceeds constitute a portion of the Principal Distribution Amount for any Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Borrower on a Mortgage Loan, which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest (without regard to any Prepayment Premium and/or Yield Maintenance Charge that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Private Placement Memorandum”: The final Private Placement Memorandum dated March 16, 2012, relating to certain classes of the Non-Registered Certificates delivered by the Depositor to WFS and RBSSI as of the Closing Date.

“Privileged Communications”: Any correspondence between the Subordinate Class Representative and the Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Subordinate Class Representative and the Special Servicer related to any Specially Serviced Mortgage Loan or the exercise of the Subordinate Class Representative’s consent or consultation rights under this Agreement, and (ii) any information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party or in litigation or in potential legal proceedings.

“Privileged Person”: Any of (i) the Depositor or its designee, (ii) each Underwriter, (iii) the Trustee, (iv) the Certificate Administrator, (v) the Master Servicer, (vi) the

Special Servicer, (vii) the Subordinate Class Representative, (viii) the Trust Advisor, (ix) any Person who certifies to the Certificate Administrator substantially in the form of Exhibit K-1 hereto or Exhibit K-2 hereto, as applicable (which form shall also be located on, and may be submitted electronically via, the Certificate Administrator’s internet website), that such Person is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate or any interest therein, and agrees to be bound by the confidentiality provisions contained therein, and (x) each Rating Agency and each NRSRO that has submitted an NRSRO Certification to the Certificate Administrator (which NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website). For purposes of obtaining information or access to the Certificate Administrator’s Website, Privileged Persons who are a Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Borrower shall be prohibited from obtaining such information or access pursuant to the terms of this Agreement, other than with respect to Distribution Date Statements as provided in Section 4.02(a). The Certificate Administrator may require that investor certifications in the form of Exhibit K-1 or Exhibit K-2 be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to a mezzanine lender upon notice from the Special Servicer pursuant to this Agreement that such mezzanine lender has commenced foreclosure proceedings against the equity collateral pledged to secure the related mezzanine loan.

“Prohibited Party”: As of any date of determination, any Person that has theretofore failed to comply with such Person’s obligations under Regulation AB with respect to the Trust Fund or any other securitization if (and only if) both (A) such failure was an “event of default” under the relevant agreement to which such Person was a party, and (B) such Person is proposed to become a Servicing Function Participant in respect of the Trust Fund. In determining whether any person or entity is a “Prohibited Party”, each party hereto, provided that they are not an Affiliate of such Person, shall be entitled to conclusively rely on a written certification from any Person stating that it is not a Prohibited Party. All necessary determinations under or for purposes of this definition shall be made as of the date of consummation of the transaction in which the relevant person or entity would become a Servicing Function Participant in respect of the Trust Fund.

“Prospectus”: The Base Prospectus and the Prospectus Supplement, together.

“Prospectus Supplement”: That certain prospectus supplement dated March 16, 2012, relating to the Registered Certificates, that is a supplement to the Base Prospectus.

“PTCE”: Prohibited Transaction Class Exemption.

“PTE”: Prohibited Transaction Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase less any portion of any Loss of Value Payment then on deposit in the Loss of Value Reserve Fund attributable to such Mortgage Loan (or REO Property), (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest), (c) all related unreimbursed Servicing Advances (together with Unliquidated Advances in respect of prior Servicing Advances) and all related Servicing Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Mortgage Loans and/or REO Properties relating to other Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest with respect to any related Advances, and (e) solely in the case of a purchase, repurchase or substitution, as applicable, by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement, (i) to the extent not otherwise included in the amount described in clause (d) of this definition, any unpaid Special Servicing Fees and other outstanding Additional Trust Fund Expenses (including without limitation any Liquidation Fee payable in connection with the applicable purchase or repurchase) with respect to such Mortgage Loan (or REO Property) and (ii) to the extent not otherwise included in the amount described in clause (c) or clause (e) of this definition, any costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee or an agent of any of them (on behalf of the Trust) in enforcing the obligation, if any, of a Responsible Repurchase Party to repurchase or replace such Mortgage Loan or REO Property.

“Qualified Appraiser”: In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

“Qualified Bidder”: As defined in Section 7.01(c).

“Qualified Institutional Buyer” or “QIB”: A “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

“Qualified Mortgage”: A qualified mortgage within the meaning of Section 860G(a)(3) of the Code.

“Qualified Replacement Special Servicer”: A Person as to which all the following conditions are satisfied at the relevant date of determination: (A)(i) all the representations and warranties set forth in Section 2.06 are true and accurate as applied to such Person, (ii) there is no event or circumstances that constitutes, or would constitute, but for notice or the passage of time, an Event of Default with respect to such Person under this Agreement, (iii) such Person is not the Trust Advisor or an Affiliate of the Trust Advisor and there exists no agreement as a result of which, whether or not subject to any condition or contingency, such Person would become an Affiliate of the Trust Advisor or merge or be consolidated with or into the Trust Advisor (regardless of the identity of the surviving Person) or succeed to any portion of the business of the Trust Advisor that includes the Trust Advisor’s rights or duties under this Agreement, (iv) neither such Person nor any Affiliate of such Person is obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any Affiliate thereof (x) in connection with the special servicing obligations that such Person would assume under this Agreement or the performance thereof or (y) in connection with the appointment of such Person as, or any recommendation by the Trust Advisor for such Person to become, the successor Special Servicer, (v) such Person is not entitled to receive any compensation from the Trust Advisor and (vi) such Person is not entitled to receive from the Trust Advisor or any Affiliate thereof any fee in connection with the appointment of such Person as successor Special Servicer, unless, in the case of each of the foregoing clauses (i) through (vi), the appointment of such Person as successor Special Servicer has been expressly approved by 100% of the Certificateholders; and (B) is not a Prohibited Party and has not been terminated in the capacity of Master Servicer or Special Servicer hereunder in whole or in part as a result of an Event of Default under Section 7.01(a)(xiv), unless the appointment of such Person as successor Special Servicer has been expressly approved by Depositor acting in its reasonable discretion.

“Qualifying Substitute Mortgage Loan”: In connection with the replacement of a Defective Mortgage Loan as contemplated by Section 2.03, any other mortgage loan which, on the date of substitution: (i) has an outstanding Stated Principal Balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Stated Principal Balance of the Defective Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) has a fixed Mortgage Rate that is not less than, and not more than one percentage point in excess of, the Mortgage Rate of the Defective Mortgage Loan; (iii) has the same monthly Due Date as, and a grace period for delinquent Monthly Payments that is no longer than, the Due Date and grace period, respectively, of the Defective Mortgage Loan; (iv) accrues interest on the same Interest Accrual Basis as the Defective Mortgage Loan; (v) has a remaining term to stated maturity not greater than, and not more than one year less than, that of the Defective Mortgage Loan, (vi) has a Stated Maturity Date not later than two years prior to the Rated Final Distribution Date; (vii) has a then current loan-to-value ratio not higher than, and a then current debt service coverage ratio not lower than, the loan-to-value ratio and debt service coverage ratio, respectively, of the Defective Mortgage Loan as of the Closing Date; (viii) has comparable prepayment restrictions to those of the Defective Mortgage Loan; (ix) will comply, as of the date of substitution, with all of the representations relating to the Defective Mortgage Loan set forth in or made pursuant to the related Mortgage Loan Purchase Agreement; (x) has a Phase I Environmental Assessment relating to the related Mortgaged Property in its Servicing File, which Phase I Environmental Assessment will evidence that there is no material adverse environmental condition or circumstance at the related Mortgaged Property for which further remedial action may be required under applicable law; and (xi) constitutes a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code (as evidenced by an Opinion of Counsel provided by the related Responsible Repurchase Party at its expense); provided, however, that if more than one mortgage loan is to be substituted for any Defective Mortgage Loan, then all such proposed Replacement Mortgage Loans shall, in the aggregate, satisfy the requirement specified in clause (i) of this definition and have a weighted average remaining term to stated maturity that satisfies the condition described in clause (v) above and each such proposed Replacement Mortgage Loan shall, individually, satisfy each of the requirements specified in clauses (ii) through (iv) and clauses (vi) through (xi) of this definition; and provided, further, that no mortgage loan shall be substituted for a Defective Mortgage Loan unless (a) such prospective Replacement Mortgage Loan shall (at all times other than during a Senior Consultation Period) be acceptable to the Subordinate Class Representative (or, if there is no Subordinate Class

Representative then serving, to the Majority Subordinate Certificateholder), in its sole discretion, (b) such substitution is the subject of a Rating Agency Confirmation and (c) the related Responsible Repurchase Party (at its expense) has delivered or caused to have been delivered to the Trustee an Opinion of Counsel to the effect that the substitution of such mortgage loan would not result in an Adverse REMIC Event with respect to any REMIC Pool, either immediately or at some future date due to the right of the mortgagor to obtain a release of all or any portion of the real property securing such Replacement Mortgage Loan by exercising a unilateral option within the meaning of Treasury Regulation Section 1.1001-3(c)(3) (or any successor provision) in a manner that could result in such Replacement Mortgage Loan ceasing to be a Qualified Mortgage on or after the date of such release. When a Replacement Mortgage Loan is substituted for a Defective Mortgage Loan, the applicable Responsible Repurchase Party shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee.

“Rated Certificate”: Any of the Certificates to which a rating has been assigned by a Rating Agency at the request of the Depositor.

“Rated Final Distribution Date”: With respect to each Class of Rated Certificates, the Distribution Date in April 2045.

“Rating Agency”: With respect to any Class of Rated Certificates, each of Moody’s, Fitch and KBRA.

“Rating Agency Confirmation”: With respect to any matter, written confirmation (which may be in electronic form) from each applicable Rating Agency that a proposed action, failure to act or other event will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by such Rating Agency); provided that a written waiver or acknowledgment indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. For the purposes of this definition, any confirmation, waiver, request, acknowledgment or approval which is required to be in writing may be in the form of electronic mail. Notwithstanding anything to the contrary set forth in this Agreement, at any time during which the Certificates are no longer rated by a Rating Agency, no Rating Agency Confirmation will be required under this Agreement.

“Rating Agency Q&A Forum and Servicer Document Request Tool”: As defined in Section 8.12(g).

“RBS”: The Royal Bank of Scotland plc, or its successor in interest.

“RBSFP”: RBS Financial Products Inc., or its successor in interest.

“RBSSI”: RBS Securities Inc., or its successor in interest.

“Realized Loss”: With respect to:

(1)    each Mortgage Loan as to which a Final Recovery Determination has been made (or any related successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO Property), and with respect to each Mortgage Loan that is a Corrected Mortgage Loan on which all amounts have been fully paid under the terms of such Corrected Mortgage Loan (as it may have been modified), an amount (not less than zero) equal to the excess, if any, of (a) the sum of (i) the unpaid principal balance of such Mortgage Loan or REO Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made or the final payment was made, as the case may be, plus (ii) without taking into account the amount described in subclause (1)(b) of this definition, all accrued but unpaid interest (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest) on such Mortgage Loan or such REO Mortgage Loan, as the case may be, to but not including the Due Date in the Collection Period in which the Final Recovery Determination was made or such final payment was made, as the case may be, plus (iii) without duplication with amounts included under another subclause above, all related unreimbursed Servicing Advances (together with Unliquidated Advances in respect of prior Servicing Advances) and unpaid Liquidation Expenses, plus (iv) the amount of any and all related Special Servicing Fees, Liquidation Fees and/or Workout Fees with respect to such Mortgage Loan or successor REO Mortgage Loan, to the extent not previously reflected as Realized Loss with respect to such Mortgage Loan or successor REO Mortgage Loan, plus (v) any accrued and unpaid Advance Interest on any Advances, over (b) all payments and proceeds, if any, Received by the Trust in respect of such Mortgage Loan or, to the extent allocable to such REO Mortgage Loan, the related REO Property, as the case may be, during the Collection Period in which such Final Recovery Determination was made or such final payment was made, as the case may be;

(2)    each Mortgage Loan as to which any portion of the principal or previously accrued interest payable thereunder or any Unliquidated Advance was canceled in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20, the amount of such principal and/or interest (other than Default Interest) or Unliquidated Advance so canceled; and

(3)    each Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, extension, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20, the amount of the consequent reduction in the interest portion of each successive Monthly Payment due thereon (on the related Due Date for the affected Monthly Payment).

Notwithstanding the foregoing, any allocation of any Realized Loss to any REMIC I Regular Interest, any REMIC II Regular Interest, any Class of Principal Balance

Certificates, as the case may be, may occur (i) in the case of any amount described in clause (1) or clause (2) above, solely pursuant to, in accordance with and to the extent provided by the combination of (x) the accounting for such amount that occurs under the definition of “Stated Principal Balance” and (y) the operation of Section 4.04 of this Agreement and (ii) in the case of any amount described in clause (3) above, solely pursuant to, in accordance with and to the extent provided by the operation of Section 4.04 of this Agreement.

“Realized Loss Template”: With respect to each Collection Period, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC Website. The Realized Loss Template shall be in Excel format or such other format as is reasonably acceptable to the Master Servicer, the Trustee, the Certificate Administrator and the Subordinate Class Representative.

“Received by the Trust”: Received by the Master Servicer (or any Sub-Servicer thereof), the Special Servicer (or any Sub-Servicer thereof) or the Trustee, as the case may be, on behalf of the Trust.

“Record Date”: With respect to any Distribution Date and each Class of Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Recovered Interest Amounts”: As defined in the definition of “Interest Distribution Amount”.

“Registered Certificate”: Any Certificate that has been the subject of registration under the Securities Act. As of the Closing Date, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S and Class B Certificates constitute Registered Certificates.

“Regular Certificate”: Any of the Interest Only Certificates and the Principal Balance Certificates. The Regular Certificates have the terms provided for in Section 2.16.

“Regulation AB”: Subpart 229.1100—Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506 - 1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: With respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside of the United States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

“Regulation S Legend”: With respect to any Class of Book-Entry Non-Registered Certificates offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Reimbursement Rate”: The rate per annum applicable to the accrual of Advance Interest, which rate per annum is equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Certificate Administrator, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Certificate Administrator shall select a comparable interest rate index. In either case, such selection shall be made by the Certificate Administrator in its sole discretion and the Certificate Administrator shall notify the Master Servicer and the Special Servicer in writing of its selection.

“Release Date”: The date that is forty (40) days following the later of (i) the Closing Date and (ii) the commencement of the initial offering of the Non-Registered Certificates in reliance on Regulation S.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer and the Special Servicer, on Schedule III attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator or any Sub-Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Trustee, the Master Servicer, the Special Servicer, the Trust Advisor, the Certificate Administrator or such Sub-Servicer.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860A through G of the Code.

“REMIC I”: The segregated pool of assets designated as such in Section 2.11(a).

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.11.

“REMIC I Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC I Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.11(f).

“REMIC I Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC I issued pursuant to this Agreement.

“REMIC II”: The segregated pool of assets designated as such in Section 2.13(a).

“REMIC II Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a “regular interest” (within the meaning of Section 860G(a)(1) of the Code) in REMIC II. The REMIC II Regular Interests have the designations provided for in the Preliminary Statement hereto. The REMIC II Regular Interests have the terms provided for in Section 2.13.

“REMIC II Remittance Rate”: The per annum rate at which interest accrues in respect of any REMIC II Regular Interest during any Interest Accrual Period, as set forth in or otherwise calculated in accordance with Section 2.13(f).

“REMIC II Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC II issued pursuant to this Agreement.

“REMIC III”: The segregated pool of assets designated as such in Section 2.15(a).

“REMIC III Component”: Any of the separate beneficial ownership interests in REMIC III issued hereunder, evidenced by a Class of Interest Only Certificates. The REMIC III Components have the designations provided for in the Preliminary Statement hereto and each constitutes a “regular interest” in REMIC III (within the meaning of Section 860G(a)(1) of the Code). The REMIC III Components have the terms provided for in Section 2.15.

“REMIC III Residual Interest”: The sole uncertificated “residual interest” (within the meaning of Section 860G(a)(2) of the Code) in REMIC III issued pursuant to this Agreement.

“REMIC Pool”: Any of REMIC I, REMIC II or REMIC III.

“REMIC Provisions”: The provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Sub-Account”: As defined in Section 3.04(b).

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b), which shall be entitled “ Midland Loan Services, a Division of PNC Bank, National Association [or the name of any successor Special Servicer], as Special Servicer, on behalf of Deutsche Bank Trust Company Americas [or the name of any successor Trustee], as Trustee, in trust for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6, as their interests may appear, REO Account”.

“REO Acquisition”: The acquisition of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of any REO Property pursuant to Section 3.18.

“REO Extension”: As defined in Section 3.16(a).

“REO Mortgage Loan”: The successor mortgage loan to a Mortgage Loan, which successor mortgage loan is deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor mortgage loan (such terms and conditions to be applied without regard to the default on such predecessor mortgage loan and the acquisition of the related REO Property on behalf of the Trust. Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor mortgage loan as of the date of the related REO Acquisition. All Monthly Payments (other than a Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor mortgage loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage Loan. In addition, all amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Trust Advisor or the Trustee in respect of the predecessor mortgage loan as of the date of the related REO Acquisition, including any unpaid or unreimbursed Master Servicing Fees, Special Servicing Fees and Advances (together with Unliquidated Advances in respect of prior Advances), together with any related unpaid Advance Interest on such Advances (other than Unliquidated Advances), Trust Advisor Ongoing Fees and Trust Advisor Expenses, shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05(a) to the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor or the Trust, as the case may be, in respect of an REO Mortgage Loan.

“REO Property”: A Mortgaged Property acquired on behalf and in the name of the Trustee for the benefit of the Certificateholders through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

“REO Revenues”: All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property, other than any income, profits or proceeds derived from the REO Disposition of such REO Property.

“REO Tax”: As defined in Section 3.17(a).

“Replacement Mortgage Loan”: Any Qualifying Substitute Mortgage Loan that is substituted by a Responsible Repurchase Party for a Defective Mortgage Loan as contemplated by Section 2.03.

“Reportable Event”: As defined in Section 11.09.

“Reporting Servicer”: As defined in Section 11.12.

“Repurchase Request”: With respect to any Mortgage Loan, any request or demand whether oral or written that the Mortgage Loan be repurchased or replaced, whether arising from a Material Breach or Material Document Defect or other breach of a representation or warranty.

“Repurchase Request Recipient”: As defined in Section 2.03(g).

“Request for Release”: A request signed by a Servicing Officer of, as applicable, the Master Servicer in the form of Exhibit F-1 attached hereto or the Special Servicer in the form of Exhibit F-2 attached hereto.

“Required Appraisal Loan”: As defined in Section 3.19(a).

“Required Claims-Paying Ratings”: With respect to any insurance carrier, claims-paying ability ratings at least equal to any two of the following: (i) in the case of fidelity bond coverage provided by such insurance carrier, (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch or (d) “A-:VIII” by A.M. Best and (ii) in the case of a policy or policies of insurance issued by such insurance carrier covering loss occasioned by the errors and omissions of officers and employees, (a) “A-” by S&P, (b) “A3” by Moody’s, (c) “A-” by Fitch or (d) “A-:VIII” by A.M. Best; provided, however, that (A) an insurance carrier shall be deemed to have the applicable claims-paying ability ratings set forth above if the obligations of such insurance carrier under the related insurance policy are guaranteed or backed in writing by an entity that has long term unsecured debt obligations that are rated not lower than the ratings set forth above or claims-paying ability ratings that are not lower than the ratings set forth above; and (B) an insurance carrier will be deemed to have the applicable claims paying ability ratings set forth above if a Rating Agency Confirmation is obtained from the Rating Agency whose rating requirement has not been satisfied.

“Reserve Account”: Any of the accounts established and maintained pursuant to Section 3.03(d).

“Reserve Funds”: With respect to any Mortgage Loan, any amounts delivered by the related Borrower to be held in escrow by or on behalf of the mortgagee representing: (i) reserves for repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property; (ii) reserves for tenant improvements and leasing commissions; (iii) reserves for debt service; or (iv) amounts to be applied as a Principal Prepayment on such Mortgage Loan or held as Additional Collateral in the event that certain leasing or other economic criteria in respect of the related Mortgaged Property are not met.

“Resolution Extension Period”: As defined in Section 2.03(b).

“Responsible Officer”: Any Vice President, any Trust Officer, any Assistant Secretary or any other officer of the Certificate Administrator, the Trust Advisor or the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement.

“Responsible Repurchase Party”: (i) With respect to each Mortgage Loan transferred to the Depositor by WFB, WFB; (ii) with respect to each Mortgage Loan transferred to the Depositor by RBS, RBS; (iii) with respect to each Mortgage Loan transferred to the Depositor by RBSFP, RBSFP; (iv) with respect to each Mortgage Loan transferred to the Depositor by Basis Real Estate Capital, Basis Investment; (v) with respect to each Mortgage Loan transferred to the Depositor by C-III, C-III; and (vi) with respect to each Mortgage Loan transferred to the Depositor by Liberty Island, Liberty Island Group and Liberty Island on a joint and several basis of liability as provided in the related Mortgage Loan Purchase Agreement.

“Restricted Group”: Collectively, the following persons and entities: (a) the Trustee, (b) the Exemption-Favored Parties; (c) the Depositor; (d) the Master Servicer; (e) the Special Servicer; (f) the Primary Servicer; (g) any Sub-Servicers; (h) any person that is considered a “sponsor” as defined in Section III of the Exemption; (i) each Borrower, if any, with respect to Mortgage Loans constituting more than 5.0% of the Cut-off Date Pool Balance; and (j) any and all Affiliates of any of the aforementioned Persons.

“Rule 15Ga-1”: Rule 15Ga-1 under the Exchange Act.

“Rule 15Ga-1 Notice”: As defined in Section 2.03(g).

“Rule 17g-5”: Rule 17g-5 under the Exchange Act.

“Rule 17g-5 Information Provider”: The Certificate Administrator acting in such capacity under this Agreement.

“Rule 17g-5 Information Provider’s Website”: www.ctslink.com, under the “NRSRO” tab for the related transaction.

“Rule 144A Global Certificate”: With respect to any Class of Book-Entry Certificates, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest.

“Sales Terms”: As defined in Section 3.18(j).

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.08.

“Securities Act”: The Securities Act of 1933, as amended.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement, chattel mortgage or similar document or instrument creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Consultation Period”: A period when the Class Principal Balance of the Class E Certificates, without regard to the allocation of any Appraisal Reduction Amounts to such Class, is less than 25% of the initial Class Principal Balance of the Class E Certificates.

“Service(s)(ing)”: In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicing Account”: The account or accounts established and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred or to be incurred, as the context requires, by the Master Servicer or the Special Servicer (or, if applicable, the Trustee) in connection with the servicing of a Mortgage Loan as to which a default, delinquency or other unanticipated event has occurred or is imminent, or in connection with the administration of any REO Property, including:

(1)    any such costs and expenses associated with (a) compliance with the obligations of the Master Servicer and/or the Special Servicer set forth in Sections 2.03, 3.03(c) and 3.09, (b) the preservation, insurance, restoration, protection, operation and/or management of either a Mortgaged Property securing a Mortgage Loan or an REO Property, including the cost of any “force placed” insurance policy purchased by the Master Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the Master Servicer or Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds in respect of any such Mortgage Loan or any REO Property, (d) any enforcement or judicial proceedings with respect to any such Mortgage Loan, including foreclosures and similar proceedings, (e) the operation, management, maintenance and liquidation of any REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings (to the extent that the costs thereof are not reimbursed by the related Borrower), and

(2)    the reasonable and direct out-of-pocket travel expenses incurred by the Special Servicer in connection with performing inspections pursuant to Section 3.12(a);

provided that, notwithstanding anything to the contrary, “Servicing Advances” shall not include (A) allocable overhead of the Master Servicer, the Special Servicer or the Trustee, as the case may be, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (B) costs incurred by or on behalf of any such party hereto or any Affiliate thereof in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement or any intercreditor agreement or similar agreement or (C) costs or expenses expressly required under this Agreement to be borne by the Master Servicer, the Special Servicer or the Trustee; and provided further, however, that “Servicing Advances” shall also include any other expenditure which is expressly designated as a “Servicing Advance” herein, including all Emergency Advances made by Special Servicer or by the Master Servicer at the direction of the Special Servicer hereunder.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing File”: Any documents (other than documents required to be part of the related Mortgage File, but including copies of documents required to be part of the related Mortgage File and originals or copies of all management agreements which are not covered by clause (xvii) of the definition of “Mortgage File” and originals of any Letters of Credit) that are in the possession or under the control of, or that are required (pursuant to the applicable Mortgage Loan Purchase Agreement, this Agreement or otherwise) to be delivered and actually have been delivered to, as the context may require, the Master Servicer or the Special Servicer and relating to the origination and servicing of any Mortgage Loan or the administration of any REO Property and reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan, including any documents delivered by a Mortgage Loan Seller as described in clause (i) of Section 2.01(f).

“Servicing Function Participant”: Any Person, other than the Master Servicer and the Special Servicer, that, within the meaning of Item 1122 of Regulation AB, is primarily responsible for performing activities addressed by the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer or Special Servicer, as applicable, takes responsibility for the activities of such Person in accordance with SEC telephone interpretation 17.06 under Regulation AB. For clarification purposes, the Trustee and the Certificate Administrator are Servicing Function Participants.

“Servicing Officer”: Any officer or employee of the Master Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Certificate Administrator, the Trustee, the Trust Advisor, the Custodian and the Depositor on the Closing Date, as such list may thereafter be amended from time to time by the Master Servicer or the Special Servicer, as the case may be.

“Servicing-Released Bid”: As defined in Section 7.01(c).

“Servicing-Retained Bid”: As defined in Section 7.01(c).

“Servicing Return Date”: With respect to any Corrected Mortgage Loan, the date that servicing thereof is returned by the Special Servicer to the Master Servicer pursuant to Section 3.21(a).

“Servicing Standard”: With respect to each of the Master Servicer and the Special Servicer, to service and administer the Mortgage Loans and any REO Properties that such party is obligated to service and administer pursuant to this Agreement in the best interests and for the benefit of the Certificateholders (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole, in accordance with applicable law and the terms of this Agreement, and the respective Mortgage Loans (provided, that in the event the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Account), the Master Servicer or the Special Servicer, as applicable, must comply with the REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the following standards:

(a)    with the same care, skill, prudence and diligence as it services and administers comparable mortgage loans and manages real properties on behalf of third parties or on behalf of itself, whichever is the higher standard with respect to mortgage loans and REO properties that are comparable to those for which it is responsible hereunder, giving due consideration to customary and usual standards of practice utilized by prudent institutional commercial mortgage loan servicers under comparable circumstances;

(b)    with a view to: (i) in the case of the Master Servicer, the timely collection of all scheduled payments of principal and interest, including Balloon Payments, under the Mortgage Loans and the full collection of all Prepayment Premiums and Yield Maintenance Charges that may become payable under the Mortgage Loans, and (ii) in the case of the Special Servicer and any Mortgage Loan that is (A) a Specially Serviced Mortgage Loan or (B) a Mortgage Loan as to which the related Mortgaged Property has become an REO Property, the maximization of recovery on such Mortgage Loan to the Certificateholders, as a collective whole, of principal and interest, including Balloon Payments, on a present value basis (the relevant discounting of anticipated collections that will be distributable to the Certificateholders, as a collective whole, to be performed at a rate determined by the Special Servicer but in no event less than the related Net Mortgage Rate; and

(c)    without regard to any potential conflict of interest arising from (i) any known relationship that the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates may have with a related Borrower, a Mortgage Loan Seller or any other party to this Agreement, (ii) the ownership of any Certificate by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, (iii) the obligation of the Master Servicer to make Advances or otherwise to incur servicing expenses with respect to any Mortgage Loan or REO Property, (iv) the obligation of the Special Servicer to make, or direct the Master Servicer to make, Servicing Advances (including Emergency Advances) or otherwise to incur servicing expenses with respect to any Mortgage Loan or REO Property, (v) the right of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to receive reimbursement of costs, or the sufficiency of any compensation payable to it, hereunder or with respect to any particular transaction, (vi) any ownership, servicing and/or management by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates, of any other mortgage loans or real property, (vii) the ownership by the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates of any other debt owed by, or secured by ownership interests in, any of the Borrowers or any Affiliate of a Borrower, and (viii) the obligations of the Master Servicer or the Special Servicer, as the case may be, or any of its Affiliates to repurchase any Mortgage Loan from the Trust Fund, or to indemnify the Trust Fund, in any event as a result of a Material Breach or a Material Document Defect.

“Servicing Transfer Event”: With respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (h) of the definition of “Specially Serviced Mortgage Loan”.

“Significant Obligor”: (a) any obligor (as defined in Item 1101(i) of Regulation AB) or group of affiliated obligors on any Mortgage Loan or group of Mortgage Loans that represent, as of the Closing Date, 10% or more of the principal balance of the Mortgage Pool as of the Cut-off Date; or (b) any single Mortgaged Property or group of Mortgaged Properties securing any Mortgage Loan or Cross-Collateralized Group and/or Cross-Collateralized Mortgage Loans that represent, as of the Closing Date, 10% or more of the pool balance of the Mortgage Pool as of the Cut-off Date. There are no Significant Obligors with respect to the Trust.

“Similar Law”: Any federal, state or local law that is materially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

“Sole Certificateholder(s)”: Any Holder or group of Holders, as the case may be, of 100% of the then outstanding Certificates.

“Space Lease”: The space or occupancy lease pursuant to which any Borrower holds a leasehold interest in the related Mortgaged Property, together with any estoppels or other agreements executed and delivered by the lessor in favor of the lender under the related Mortgage Loan(s).

“Special Notice”: Any of the following delivered by any Person hereunder to any other Person: (i) any notice of a modification, waiver or amendment of any term of any Mortgage Loan; (ii) any notice of Final Distribution Date; (iii) any notice of the occurrence of an Event of Default; (iv) any notice of the resignation of the Trustee or the Certificate Administrator and notice of the acceptance of appointment by the successor trustee or certificate administrator; (v) any Officer’s Certificate of the Master Servicer or the Special Servicer in connection with a determination that an Advance is or would be a Nonrecoverable Advance (including supporting documentation); (vi) any notice of the termination of the Master Servicer or the Special Servicer; and (vii) any notice of the termination of the Trust Fund.

“Special Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, or its successor in interest, or any successor special servicer appointed as provided herein.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan, 0.25% per annum.

“Specially Designated Mortgage Loan Documents”: With respect to any Mortgage Loan, subject to Section 1.04, the following documents on a collective basis:

(i)    the original executed Mortgage Note or alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note;

(ii)    an original or a copy of the Mortgage, in each case (unless the particular item has been sent for recording but has not been returned from the applicable recording office) with evidence of recording indicated thereon; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or before the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation, or because the public recording office retains the original or because such original Mortgage has been lost, there shall be delivered to the Custodian a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer’s Certificate of the applicable Mortgage Loan Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or retained by the appropriate public recording office or (B) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

(iii)    an original executed assignment, in recordable form (except for recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), of the Mortgage, in favor of “Deutsche Bank Trust Company Americas, in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6” (or a copy thereof, certified to be the copy of such assignment submitted for recording);

(iv)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or, if the policy has not yet been issued, an original or copy of a written commitment “marked-up” at the closing of such Mortgage Loan, interim binder or the pro forma title insurance policy, in each case evidencing a binding commitment to issue such policy);

(v)    if a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest, the original or a copy of the related Ground Lease or Space Lease;

(vi)    if any documents relating to, evidencing or constituting Additional Collateral for such Mortgage Loan are in the form of a Letter of Credit, a photocopy of such Letter of Credit (and the original of such Letter of Credit shall be delivered to the Master Servicer); and

(vii)    if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement and (b) either (i) a signed copy of the estoppel certificate or comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with the Mortgage Loan Seller’s origination or acquisition of the Mortgage Loan, together with such instrument(s) of notice or transfer (if any) as are necessary to transfer or assign to the Trust or the Trustee the benefits of such estoppel certificate or comfort letter, or (ii) a copy of the estoppel certificate or comfort letter delivered by the franchisor or similar person for the benefit of the holder of the Mortgage Loan in connection with such origination or acquisition of the Mortgage Loan, together with a signed copy or a fax copy of a new estoppel certificate or comfort letter (in substantially the same form and substance as the estoppel certificate or comfort letter delivered in connection with such origination or acquisition) by the franchisor or similar person for the benefit of the Trust or the Trustee (and, if a fax copy of a new estoppel certificate or comfort letter is delivered, then the original copy shall be included in the “Mortgage File” promptly following receipt thereof by the related Mortgage Loan Seller).

“Specially Serviced Mortgage Loan”: Any Mortgage Loan as to which any of the following events has occurred:

(a)    the related Borrower has failed to make when due any Balloon Payment, and the Borrower has not delivered to the Master Servicer, on or before the due date of such Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer which provides that such refinancing will occur within 120 days after the date on which such Balloon Payment will become due (provided that such Mortgage Loan shall immediately become a Specially Serviced Mortgage Loan if either (x) such refinancing does not occur before the expiration of the time period for refinancing specified in such binding commitment or (y) the Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan at any time prior to such a refinancing); or

(b)    the related Borrower has failed to make when due any Monthly Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(c)    the Master Servicer determines (in accordance with the Servicing Standard) that a default in making any Monthly Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the Master Servicer determines (in accordance with the Servicing Standard) that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Borrower has delivered a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer which provides that such refinancing will occur within 120 days following the date on which such Balloon Payment will become due, the Master Servicer determines (in accordance with the Servicing Standard) that (A) the Borrower is likely not to make one or more Assumed Monthly Payments prior to such a refinancing or (B) such refinancing is not likely to occur within 120 days following the date on which such Balloon Payment will become due); or

(d)    there shall have occurred a default (including, in the Master Servicer’s or the Special Servicer’s judgment, the failure of the related Borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan Documents, unless such default has been waived in accordance with Section 3.07 or Section 3.20 hereof) under the related Mortgage Loan Documents, other than as described in clause (a), (b) or (c) above, that may, in the Master Servicer’s or the Special Servicer’s good faith and reasonable judgment, materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or otherwise materially and adversely affect the interests of Certificateholders, which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan (or, if no cure period is specified, sixty (60) days); or

(e)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Borrower and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(f)    the related Borrower shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Borrower or of or relating to all or substantially all of its property; or

(g)    the related Borrower shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(h)    the Master Servicer or the Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan when a Liquidation Event has occurred in respect of such Mortgage Loan, or at such time as such of the following as are applicable occur with respect to the circumstances identified above that caused such Mortgage Loan to be characterized as a Specially Serviced Mortgage Loan (and provided that no other Servicing Transfer Event then exists):

(I)    with respect to the circumstances described in clauses (a) and (b) above, the related Borrower has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Borrower or by reason of a modification, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to Section 3.20);

(II)    with respect to the circumstances described in clauses (c), (e), (f), and (g) above, such circumstances cease to exist in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the Special Servicer;

(III)    with respect to the circumstances described in clause (d) above, such default is cured in the good faith reasonable judgment, exercised in accordance with the Servicing Standard, of the Special Servicer; and

(IV)    with respect to the circumstances described in clause (h) above, such proceedings are terminated.

“Startup Day”: With respect to each REMIC Pool, the day designated as such in Section 2.11(a) (in the case of REMIC I), Section 2.13(a) (in the case of REMIC II) or Section 2.15(a) (in the case of REMIC III), as applicable.

“Stated Maturity Date”: With respect to any Mortgage Loan, the Due Date specified in the related Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Mortgage Loan, on the related date of substitution) on which the last payment of principal is due and payable under the terms of such Mortgage Note, without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Borrower or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Master Servicer or Special Servicer pursuant to Section 3.20.

“Stated Principal Balance”: With respect to any Mortgage Loan (and any successor REO Mortgage Loan with respect thereto), a principal balance which (a) initially shall equal the unpaid principal balance thereof as of the related Cut-off Date or, in the case of any

Replacement Mortgage Loan, as of the related date of substitution, in any event after application of all payments of principal due thereon on or before such date, whether or not received, and (b) shall be permanently reduced on each subsequent Distribution Date (to not less than zero) by the sum of:

(i)    that portion, if any, of the Unadjusted Principal Distribution Amount for such Distribution Date that is attributable to such Mortgage Loan (or successor REO Mortgage Loan); and

(ii)    the principal portion of any Realized Loss incurred in respect of such Mortgage Loan (or successor REO Mortgage Loan) during the related Collection Period;

provided that, if a Liquidation Event occurs in respect of any Mortgage Loan or the related REO Mortgage Loan, then the “Stated Principal Balance” of such Mortgage Loan or of the related REO Mortgage Loan, as the case may be, shall be zero commencing as of the close of business on the Distribution Date next following the Collection Period in which such Liquidation Event occurred.

“Subordinate Class”: The most subordinate Class among the Classes of Control-Eligible Certificates that has a Class Principal Balance, net of Appraisal Reduction Amounts allocable thereto, that is at least equal to 25% of its initial Class Principal Balance.

“Subordinate Class Representative”: As defined in Section 3.23(a).

“Subordinate Control Period”: Any period when the Class Principal Balance of the Class E Certificates, net of any Appraisal Reduction Amounts allocable to such Class, is at least 25% of the initial Class Principal Balance of the Class E Certificates.

“Sub-Servicer”: Any Person with which the Master Servicer or the Special Servicer has entered into a Sub-Servicing Agreement with respect to the Mortgage Loans in accordance with the terms hereof.

“Sub-Servicing Agreement”: The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

“Sub-Servicing Entity”: Any Sub-Servicer or Servicing Function Participant retained by the Master Servicer (other than a Designated Sub-Servicer) or the Special Servicer.

“Substitution Shortfall Amount”: In connection with the substitution of one or more Replacement Mortgage Loans for any Defective Mortgage Loan, the amount, if any, by which the Purchase Price for such Defective Mortgage Loan (calculated as if it were to be repurchased, instead of replaced, on the relevant date of substitution), exceeds the initial Stated Principal Balance or the initial aggregate Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s) as of the date of substitution.

“Successful Bidder”: As defined in Section 7.01(c).

“Tax Administrator”: The Certificate Administrator, in its capacity as tax administrator hereunder, or any successor tax administrator appointed as herein provided.

“Tax Administrator Fee”: At any time when the Certificate Administrator is not also the Tax Administrator, the portion of the Certificate Administrator Fee payable to the Tax Administrator in an amount agreed to by the Certificate Administrator and the Tax Administrator.

“Tax Matters Person”: With respect to any REMIC Pool, the Person designated as the “tax matters person” of such REMIC Pool in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1, which Person shall, pursuant to Section 10.01(b), be the Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates.

“Tax Returns”: The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holder of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

“Termination Price”: As defined in Section 9.01(a).

“Third Party Reports”: With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report or property condition report, if any.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transfer Affidavit and Agreement”: As defined in Section 5.02(d).

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trust”: The trust created hereby.

“Trust Advisor”: Pentalpha Surveillance LLC, and its successors in interest and assigns, or any successor trust advisor appointed as herein provided.

“Trust Advisor Annual Report”: As defined in Section 3.28(a)(ii).

“Trust Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or expenses payable to the Trust Advisor pursuant to Section 3.28(k) of this Agreement (other than any Trust Advisor Consulting Fees and the Trust Advisor Ongoing Fee).

“Trust Advisor Consulting Fee”: The fee designated and payable as such and payable to the Trust Advisor pursuant to Section 3.28(l).

“Trust Advisor Ongoing Fee”: With respect to each Mortgage Loan and REO Mortgage Loan, the fee designated and payable as such to the Trust Advisor pursuant to Section 3.28(k).

“Trust Advisor Ongoing Fee Rate”: 0.0021% per annum.

“Trust Fund”: All of the assets of all the REMIC Pools.

“Trustee”: Deutsche Bank Trust Company Americas, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

“Trustee Fee”: With respect to each Mortgage Loan and REO Mortgage Loan, the fee designated as such and payable to the Trustee pursuant to Section 8.05(a).

“Trustee Fee Rate”: 0.00032% per annum.

“UCC”: The Uniform Commercial Code in effect in the applicable jurisdiction.

“UCC Financing Statement”: A financing statement filed, or to be filed, pursuant to the UCC.

“Unadjusted Distributable Certificate Interest”: As defined in the definition of “Interest Distribution Amount.”

“Unadjusted Principal Distribution Amount”: As defined in the definition of “Principal Distribution Amount.”

“Uncertificated Accrued Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Interest Accrual Period and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Interest Accrual Period.

“Uncertificated Distributable Interest”: As defined in Section 2.11(g) with respect to any REMIC I Regular Interest for any Distribution Date and in Section 2.13(g) with respect to any REMIC II Regular Interest for any Distribution Date.

“Uncertificated Principal Balance”: The principal balance outstanding from time to time of any REMIC I Regular Interest (calculated in accordance with Section 2.11(e) hereof) or any REMIC II Regular Interest (calculated in accordance with Section 2.13(e) hereof).

“Underwriters”: With respect to the Registered Certificates, Wells Fargo Securities, RBS Securities Inc. and Citigroup Global Markets Inc., and with respect to the Non-Registered Certificates, Wells Fargo Securities, RBS Securities Inc. and J.P. Morgan Securities LLC.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“United States Tax Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Tax Persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code (or, to the extent provided in the applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that elect to be treated as United States Tax Persons).

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsection (iii) of Section 3.05(a)(II) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

“USPAP”: The Uniform Standards of Professional Appraisal Practices.

“Voting Rights”: The voting rights evidenced by the respective Certificates. At all times during the term of this Agreement: 99.0% of the Voting Rights shall be allocated among all the Holders of the various Classes of Principal Balance Certificates in proportion to the respective Class Principal Balances of such Classes (solely in connection with a proposed termination and replacement of the Special Servicer under Section 6.05(b) or Section 6.05(c) or the Trust Advisor under Section 3.28(m) or Section 3.28(n), as notionally reduced by any Appraisal Reduction Amounts allocable to the respective Classes of Certificates); 0.5% of the Voting Rights shall be allocated to the Holders of the Class X-A Certificates for as long as such Class is outstanding; and 0.5% of the Voting Rights will be allocated to the Holders of the Class X-B Certificates until the Class X-A Certificates are no longer outstanding, after which 1.0% of the Voting Rights shall be allocated to the Holders of the Class X-B Certificates. Voting Rights allocated to a particular Class of Certificateholders shall be allocated among such Certificateholders in proportion to the respective Percentage Interests evidenced by their respective Certificates. No Voting Rights shall be allocated to the Class R Certificateholders.

“WAC Rate”: With respect to each Interest Accrual Period, is the rate per annum equal to the weighted average, expressed as a percentage and rounded to six decimal places, of the REMIC I Remittance Rates applicable to the respective REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to the related Distribution Date.

“Wells Fargo Securities”: Wells Fargo Securities, LLC, or its successor in interest.

“WFB”: Wells Fargo Bank, National Association, or its successor in interest.

“Within Grace Period Loan”: With respect to any Monthly Payment or Assumed Monthly Payment due and payable, or deemed due and payable, in respect of any particular Mortgage Loan, the status attributable to that Mortgage Loan by reason of, if applicable, the fact that, although such Monthly Payment or Assumed Monthly Payment has not been received, the Due Date, together with any applicable grace period, for such Monthly Payment or Assumed Monthly Payment has not passed.

“Workout-Delayed Reimbursement Amount”: As defined in subsection (II)(i) of Section 3.05(a).

“Workout Fee”: The fee designated as such in, and payable to the Special Servicer in connection with Corrected Mortgage Loans pursuant to, the second paragraph of Section 3.11(c).

“Workout Fee Projected Amount”: As defined in Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Mortgage Loan, 1.00%.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Borrower in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

“YM Group A”: As defined in Section 4.01(b).

“YM Group B”: As defined in Section 4.01(b).

“YM Groups”: As defined in Section 4.01(b).

Section 1.02    General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)    the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

(iii)    references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)    a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)    the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)    the terms “include” and “including” shall mean without limitation by reason of enumeration.

Section 1.03    Certain Calculations in Respect of the Mortgage Pool.

(a)    All amounts Received by the Trust in respect of any Cross-Collateralized Group, including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of any Cross-Collateralized Group shall be applied among the Mortgage Loans constituting such Cross-Collateralized Group in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions, in accordance with the Servicing Standard. All amounts Received by the Trust in respect of or allocable to any particular Mortgage Loan, including any payments from Borrowers, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds (including any such collections on or in respect of Corrected Mortgage Loans), together with any other cash recoveries on and proceeds of such Mortgage Loan shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Loan Documents and, in the absence of such express provisions or if and to the extent that such terms authorize the lender to use its discretion, shall be applied:

(i)    first, as a recovery of any related and unreimbursed Servicing Advances (together with, without duplication, any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses;

(ii)    second, as a recovery of accrued and unpaid interest (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on such Mortgage Loan to, but not including, the Due Date in the Collection Period in which the collection occurred, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest;

provided, however, that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

(iii)    third, as a recovery of principal (together with, without duplication, any Unliquidated Advances in respect of prior P&I Advances of such principal and any prior P&I Advances of such principal theretofore determined to constitute Nonrecoverable P&I Advances) of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(iv)    fourth, any Appraisal-Reduced Interest Amount then existing with respect to such Mortgage Loan;

(v)    fifth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items;

(vi)    sixth, unless a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of Reserve Funds to the extent then required to be held in escrow;

(vii)    seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan;

(viii)    eighth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan;

(ix)    ninth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan;

(x)    tenth, as a recovery of any other amounts then due and owing under such Mortgage Loan, other than remaining unpaid principal (if both (x) fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation and (y) Trust Advisor Consulting Fees are due and owing, first, allocated to fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation, and then allocated to Trust Advisor Consulting Fees); and

(xi)    eleventh, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; provided that payments or proceeds received by the related Borrower with respect to any partial release (including pursuant to a condemnation) of a Mortgaged Property at a time when the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), of the related Mortgage Loan exceeds 125% shall be applied to reduce the principal balance of the Mortgage Loan in the manner permitted by the REMIC Provisions.

(b)    Amounts Received by the Trust with respect to each REO Property, exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property, shall be treated:

(i)    first, as a recovery of any related and unreimbursed Servicing Advances (together with any Unliquidated Advances in respect of prior Servicing Advances and any prior Servicing Advances theretofore determined to constitute Nonrecoverable Servicing Advances) and, if applicable, unpaid Liquidation Expenses;

(ii)    second, as a recovery of accrued and unpaid interest (together with any Unliquidated Advances in respect of prior P&I Advances of such interest and any P&I Advances of interest theretofore determined to constitute Nonrecoverable P&I Advances) on the related REO Mortgage Loan to, but not including, the Due Date in the Collection Period of receipt by or on behalf of the Trust, exclusive, however, of any portion of such accrued and unpaid interest that constitutes Default Interest; provided, however, that in no event shall any portion of any Liquidation Proceeds be applied under this clause second to any interest that previously accrued on a Mortgage Loan and constitutes an Appraisal-Reduced Interest Amount;

(iii)    third, as a recovery of principal (together with any Unliquidated Advances in respect of prior P&I Advances of such principal and any P&I Advances of principal theretofore determined to constitute Nonrecoverable P&I Advances) of the related REO Mortgage Loan to the extent of its entire unpaid principal balance;

(iv)    fourth, any Appraisal-Reduced Interest Amount then existing with respect to such Mortgage Loan;

(v)    fifth, as a recovery of any Default Charges deemed to be due and owing in respect of the related REO Mortgage Loan;

(vi)    sixth, as a recovery of any Prepayment Premium or Yield Maintenance Charge deemed to be due and owing in respect of the related REO Mortgage Loan; and

(vii)    seventh, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan (and if both (x) fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation and (y) Trust Advisor Consulting Fees are due and owing, first, allocated to fees that constitute Additional Master Servicing Compensation or Additional Special Servicing Compensation, and then allocated to Trust Advisor Consulting Fees)).

(c)    Reserved.

(d)    The foregoing applications of amounts received in respect of any Mortgage Loan or REO Property shall be determined by the Master Servicer and reflected in the appropriate monthly report from the Master Servicer and in the appropriate monthly Distribution Date Statement as provided in Section 4.02.

(e)    All net present value calculations and determinations made with respect to a Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made using a discount rate (a) for principal and interest payments on a Mortgage Loan, or the sale of a Mortgage Loan, the higher of (x) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrower on similar non-defaulted debt of such Borrower as of such date of determination and (y) the Mortgage Rate on the applicable Mortgage Loan based on its outstanding principal balance, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

Section 1.04    Cross-Collateralized Mortgage Loans.

Notwithstanding anything herein to the contrary, it is hereby acknowledged that any groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Mortgage Loans, by their terms, cross-defaulted and cross-collateralized with each other. For purposes of reference only in this Agreement, and without in any way limiting the servicing rights and powers of the Master Servicer and/or the Special Servicer, with respect to any Cross-Collateralized Mortgage Loan (or successor REO Mortgage Loan with respect thereto), the Mortgaged Property (or REO Property) that relates or corresponds thereto shall be the property identified in the Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including each of the defined terms set forth in Section 1.01, shall be interpreted in a manner consistent with this Section 1.04; provided that, if there exists with respect to any Cross-Collateralized Group only one original of any document referred to in the definition of “Mortgage File” covering all the Mortgage Loans in such Cross-Collateralized Group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan.

Section 1.05    Incorporation of Preliminary Statement.

The parties hereto acknowledge that the Preliminary Statement at the beginning of this Agreement constitutes a part of this Agreement.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND

WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS,

REMIC II REGULAR INTERESTS, REMIC III COMPONENTS, REMIC I RESIDUAL

INTEREST, REMIC II RESIDUAL INTEREST, REMIC III RESIDUAL INTEREST

AND CERTIFICATES

Section 2.01    Conveyance of Mortgage Loans.

(a)    It is the intention of the parties hereto that a common law trust be established under the laws of the State of New York pursuant to this Agreement and, further that such trust be designated as “WFRBS Commercial Mortgage Trust 2012-C6”. The fiscal year-end of such trust shall be December 31. Deutsche Bank Trust Company Americas is hereby appointed, and does hereby agree to act, as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. This Agreement is not intended to create a partnership or a joint-stock association between or among any of the parties hereto.

(b)    The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders (and for the benefit of the other parties to this Agreement as their respective interests may appear) all the right, title and interest of the Depositor, in, to and under (i) the Original Mortgage Loans and all documents included in the related Mortgage Files and Servicing Files, (ii) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and 5 ((other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of each Mortgage Loan Purchase Agreement and (iii) all other assets included or to be included in the Trust Fund. Such assignment includes (i) all scheduled payments of principal and interest under and proceeds of the Original Mortgage Loans received after their respective Cut-off Dates (other than scheduled payments of interest and principal due and payable on or before their respective Cut-off Dates, which amounts shall belong and be promptly remitted to the related Mortgage Loan Seller), together with all documents delivered or caused to be delivered hereunder with respect to the Original Mortgage Loans by the respective Mortgage Loan Sellers (including all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral); (ii) any REO Property acquired in respect of an Original Mortgage Loan; and (iii) such funds or assets as from time to time are deposited in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Account.

After the Depositor’s transfer of the Original Mortgage Loans to the Trustee pursuant to this Section 2.01(b), the Depositor shall not take any action inconsistent with the Trust’s ownership of the Mortgage Loans.

(c)    The conveyance of the Original Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties hereto to constitute an absolute transfer of the Original Mortgage Loans and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders. Furthermore, it is not intended that such conveyance be a pledge of security for a loan. If such conveyance is determined to be a pledge of security for a loan, however, the Depositor and the Trustee intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor and the Trustee also intend and agree that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted and hereby grants to the Trustee (in such capacity) a first priority security interest in all of the Depositor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising: (1) the Mortgage Loans, (2) all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution), (3) all amounts held from time to time in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts, and all investment earnings on such amounts, (4) all of the Depositor’s right, title and interest under the Mortgage Loan Purchase Agreements that are described under clause (ii) of the first sentence of Section 2.01(b), (5) all other assets included or to be included in the Trust Fund and (6) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor, (iii) the possession by the Custodian on the Trustee’s behalf of the Mortgage Notes with respect to the Mortgage Loans subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC financing statement substantially in the form attached as Exhibit J hereto in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six month-period prior to every fifth anniversary of the date of the initial UCC financing statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing such continuation statements. This Section 2.01(c) shall constitute notice to the Certificate Administrator pursuant to any requirements of the UCC in effect in each applicable jurisdiction.

(d)    In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that each Mortgage Loan Seller is obligated, at such Mortgage Loan Seller’s expense, pursuant to the related Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian, (i) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of “Mortgage File”) and (ii) on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the remainder of the Mortgage File and any Additional Collateral (other than Reserve Funds, which are to be transferred to the Master Servicer, and other than the originals of Letters of Credit, which are to be transferred to the Master Servicer) for each Original Mortgage Loan acquired by the Depositor from such Mortgage Loan Seller. Notwithstanding the preceding sentence, if the applicable Mortgage Loan Seller cannot so deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in clauses (ii), (iii), (vii) and (ix)(A) of the definition of “Mortgage File”, with evidence of recording or filing (if applicable, and as the case may be) thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, as the case may be, then (subject to the obligation of such Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon such Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by such Mortgage Loan Seller or title agent as being a copy of the document deposited for recording or filing and (in the case of such clause (ii)) accompanied by an Officer’s Certificate of the applicable Mortgage Loan Seller or a statement from the title agent to the effect that such original Mortgage has been sent to the appropriate public recording official for recordation, has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the delivery requirements of the related Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File; or if the applicable Mortgage Loan Seller cannot or does not so deliver, or cause to be delivered, as to any Mortgage Loan, the original of any of the documents and/or instruments referred to in clauses (iv) and (ix)(B) of the definition of “Mortgage File”, because such document or instrument has been delivered for recording or filing, as the case may be, then (subject to the obligation of such Mortgage Loan Seller to nonetheless (1) from time to time make or cause to be made reasonably diligent efforts to obtain such document or instrument (with such evidence) if it is not returned within a reasonable period after the date when it was transmitted for recording and (2) deliver such document or instrument to the Custodian (if such document or instrument is not otherwise returned to the Custodian) promptly upon such Mortgage Loan Seller’s receipt thereof), so long as a copy of such document or instrument, certified by such Mortgage Loan Seller, a title agent or a recording or filing agent as being a copy of the document deposited for recording or filing and accompanied by an Officer’s Certificate of such Mortgage Loan Seller or a statement from the title agent that such document or instrument has been sent to the appropriate public recording official for recordation (except that such copy and certification shall not be required if the Custodian is responsible for recordation of such document or instrument under this Agreement and such Mortgage Loan Seller has delivered the original unrecorded document or instrument to the Custodian on or before the date that is forty-five (45) days following the Closing Date), has been delivered to the Custodian on or before the respective delivery dates therefor set forth in the related Mortgage Loan Purchase Agreement, the delivery requirements of the related Mortgage Loan Purchase Agreement shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File. In addition, with respect to each Mortgage Loan under which any Additional Collateral is in the form of a Letter of Credit as of the Closing Date, the parties acknowledge that the related Mortgage Loan Seller is contractually obligated to cause to be prepared, executed and delivered to the issuer of each such Letter of Credit such notices, assignments and acknowledgments as are required under such Letter of Credit to assign, without recourse, to the Trustee the related Mortgage Loan Seller’s rights as the beneficiary thereof and drawing party thereunder. Furthermore, with respect to each Mortgage Loan, if any, as to which there exists a secured creditor impaired property insurance policy or pollution limited liability environmental impairment policy covering the related Mortgaged Property, the related Mortgage Loan Seller is contractually obligated to cause such policy, within a reasonable period following the Closing Date, to inure to the benefit of the Trustee on behalf of the Certificateholders (if and to the extent that it does not by its terms automatically inure to the holder of such Mortgage Loan). The Depositor shall deliver to the Trustee and the Custodian on or before the Closing Date a fully executed counterpart of each Mortgage Loan Purchase Agreement. None of the

Depositor, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer or the Special Servicer shall be liable for any failure by any Mortgage Loan Seller to comply with the document delivery requirements of the related Mortgage Loan Purchase Agreement.

(e)    As soon as reasonably possible, and in any event within forty-five (45) days after the later of (i) the Closing Date (or, in the case of a Replacement Mortgage Loan substituted as contemplated by Section 2.03, after the related date of substitution) and (ii) the date on which all recording information necessary to complete the subject document is received by the Custodian, the Custodian shall complete (or cause to be completed) to the extent necessary, and shall submit (or cause to be submitted) for recording or filing, as the case may be, including via electronic means, if appropriate, in or with the appropriate office for real property records or UCC Financing Statements, as applicable, each assignment of Mortgage and assignment of Assignment of Leases in favor of the Trustee referred to in clause (iv) of the definition of “Mortgage File” that has been received by the Custodian and each assignment of UCC Financing Statement in favor of the Trustee referred to in clause (ix)(B) of the definition of “Mortgage File” that has been received by the Custodian; provided, however, that (x) the Custodian shall only submit such items for recording or filing to the extent that they are related to Mortgage Loans for which any Person other than Liberty Island is the Mortgage Loan Seller and (y) the parties hereto acknowledge that the Liberty Island Mortgage Loan Purchase Agreement requires Liberty Island, or its designee, to itself submit or cause to be submitted, such items for recording or filing to the extent that they are related to Mortgage Loans for which Liberty Island is the applicable Mortgage Loan Seller. Each such assignment shall reflect that it should be returned by the public recording office to the Custodian (or, in the case of the Mortgage Loans for which Liberty Island is the applicable Mortgage Loan Seller, to Liberty Island, which has agreed in the related Mortgage Loan Purchase Agreement, to deliver each such assignment to the Custodian (with a copy thereof to the Master Servicer)) following recording, and each such assignment of UCC Financing Statement shall reflect that the file copy thereof or an appropriate receipt therefor, as applicable, should be returned to the Custodian following filing; provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases, the Custodian shall obtain therefrom a copy of the recorded original (or, in the case of the Mortgage Loans for which Liberty Island is the applicable Mortgage Loan Seller, Liberty Island has agreed to obtain therefrom a copy of the recorded original and is required to provide a copy of such recorded original to the Custodian (with a copy to the Master Servicer). At such time as such assignments have been returned to the Custodian, the Custodian shall, if so requested, forward a copy thereof to the Master Servicer at the expense of the related Mortgage Loan Seller as provided in the related Mortgage Loan Purchase Agreement and, in any case, not at the expense of the Trust Fund. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Custodian shall direct the related Mortgage Loan Seller to prepare or cause to be prepared promptly, pursuant to the related Mortgage Loan Purchase Agreement, a substitute therefor or cure such defect, as the case may be, and thereafter the Custodian shall, upon receipt thereof, cause the same to be duly recorded or filed, as appropriate. If the related Mortgage Loan Seller has been so notified and has not prepared a substitute document or cured such defect, as the case may be, within sixty (60) days, the Custodian shall promptly notify the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Rating Agencies, the Majority Subordinate Certificateholder and the Subordinate Class Representative.

(f) In connection with the Depositor’s assignment pursuant to Section 2.01(b) above, the parties acknowledge that each Mortgage Loan Seller is contractually obligated, at such Mortgage Loan Seller’s expense, pursuant to the related Mortgage Loan Purchase Agreement, to deliver to and deposit with, or cause to be delivered to and deposited with, the Master Servicer, on or before the Closing Date: (i) a copy of the Mortgage File for each Original Mortgage Loan (except that copies of instruments of assignment shall be forwarded by the Custodian upon request when the originals are returned to the Custodian in accordance with Section 2.01(e)); (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, transaction screens, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, major space leases, legal opinions and tenant estoppels and any other relevant documents relating to the origination and servicing of any Mortgage Loan that are reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan in the possession or under the control of such Mortgage Loan Seller that relate to the Original Mortgage Loans transferred by it to the Depositor and, to the extent that any original documents or copies, as applicable, of the following documents are not required to be a part of a Mortgage File for any such Original Mortgage Loan, originals or copies of all documents, certificates and opinions in the possession or under the control of such Mortgage Loan Seller that were delivered by or on behalf of the related Borrowers in connection with the origination of such Original Mortgage Loans (provided that such Mortgage Loan Seller shall not be required to deliver any attorney-client privileged communication, draft documents or any documents or materials prepared by it or its Affiliates for internal uses, including without limitation, credit committee briefs or memoranda and other internal approval documents); and (iii) all unapplied Reserve Funds and Escrow Payments in the possession or under the control of such Mortgage Loan Seller that relate to the Original Mortgage Loans transferred by such Mortgage Loan Seller to the Depositor. The Master Servicer (or a Sub-Servicer on its behalf) shall hold all such documents, records and funds that it so receives on behalf of the Trust for the benefit of the Certificateholders.

Section 2.02    Acceptance of Mortgage Loans by Trustee.

(a)    Subject to the other provisions in this Section 2.02, the Trustee, by its execution and delivery of this Agreement, hereby accepts receipt on behalf of the Trust, through the Custodian on its behalf, of (i) the Original Mortgage Loans and all documents delivered to the Custodian that constitute portions of the related Mortgage Files and (ii) all other assets delivered to the Custodian and included in the Trust Fund, in good faith and without notice of any adverse claim. The Custodian declares that it holds and will hold such documents and any other documents received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Original Mortgage Loans and such other assets, together with any other Mortgage Loans and assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Master Servicer acknowledges receipt of all of the original Letters of Credit relating to the Mortgage Loans delivered to it (copies of which are part of the Mortgage File) and agrees to hold such Letters of Credit in trust for the benefit of the Trustee. In connection with the foregoing, the Custodian hereby certifies to each of the other parties hereto, each Mortgage Loan Seller and each Underwriter that, as to each Mortgage Loan, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached hereto as Schedule II, (i) all documents specified in clause (i) of the definition of “Mortgage File” are in its possession, and

(ii) the original Mortgage Note (or, if accompanied by a lost note affidavit and indemnity, the copy of such Mortgage Note) received by it with respect to such Mortgage Loan has been reviewed by it and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

(b)    On or about the 75th day following the Closing Date, the Custodian shall review the documents delivered to it with respect to each Original Mortgage Loan, and the Custodian shall, subject to Sections 1.04, 2.02(c) and 2.02(d), certify in writing (and, if any exceptions are noted or if the recordation/filing contemplated by Section 2.01(e) has not been completed (based solely on receipt by the Trustee of the particular documents showing evidence of the recordation/filing), the Custodian shall deliver updates to any exception list attached to such certification in accordance with the penultimate sentence of this paragraph) to each of the other parties hereto (substantially in the form of Exhibit M), the Mortgage Loan Sellers, the Majority Subordinate Certificateholder and the Subordinate Class Representative that, as to each Original Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) the original Mortgage Note specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity), the original or copy of documents specified in clauses (ii), (iii), (iv), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by it with respect to such Mortgage Loan have been reviewed by it and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clause (iii)(A) and clause (vi) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File. Every ninety (90) days after such 75th day following the Closing Date, until the earlier of (i) the date on which such exceptions are eliminated and such recordation/filing has been completed, and (ii) the date on which all the affected Mortgage Loans are removed from the Trust Fund, the Custodian shall deliver electronically to the Mortgage Loan Sellers, the Majority Subordinate Certificateholder and the Subordinate Class Representative an update to the exception report annexed to the certification described above substantially in the form of Exhibit M, which update shall report any remaining outstanding exceptions with respect to each Original Mortgage Loan. Such delivery shall be deemed to constitute a certification of the substance of the matters set forth in the form of such Exhibit M (except as set forth in such exception report).

(c)    If a Responsible Repurchase Party substitutes a Replacement Mortgage Loan for any Defective Mortgage Loan as contemplated by Section 2.03, the Custodian shall review the documents delivered to it with respect to such Replacement Mortgage Loan, and the Custodian shall deliver a certification comparable to that described in the prior paragraph, in respect of such Replacement Mortgage Loan, on or about the 30th day following the related date of substitution (and, if any exceptions are noted, every ninety (90) days thereafter until the earlier of (i) the date on which such exceptions are eliminated and all related recording/filing has been completed, and (ii) the date on which such Replacement Mortgage Loan is removed from the Trust Fund).

With respect to the documents described in clause (iii) of the definition of “Mortgage File”, absent actual knowledge to the contrary, the Custodian may assume, for purposes of the certification(s) delivered in this Section 2.02(c) or to be delivered pursuant to Section 2.02(b), that the Mortgage File for each Mortgage Loan includes a separate Assignment of Leases.

With respect to the documents described in clause (ix) of the definition of “Mortgage File”, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for purposes of the certification(s) to be delivered pursuant to this Section 2.02(c), that the Mortgage File for each Mortgage Loan should include a copy of one state-level UCC Financing Statement filed in the state of incorporation or organization of the related Borrower for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Borrowers, for each related Borrower). To the extent appropriate under applicable law, the UCC Financing Statements to be assigned to the Trustee will be delivered on the new national forms and in recordable form and will be filed in the state of incorporation or organization as so indicated on the documents provided.

(d)    None of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, any Sub-Servicer, the Special Servicer or the Custodian is under any duty or obligation to (i) determine whether any of the documents specified in clauses (iii), (iv)(B), (v), (vi), (vii), (ix) and (xi) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Mortgage Loan Sellers in respect of any Mortgage Loan unless such item(s) are specified on the related Mortgage File Checklist, or (ii) inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, except as expressly provided in Section 2.01(e), none of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, any Subservicer, the Special Servicer or the Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

(e)    In performing the reviews contemplated by subsections (a) and (b) above, the Custodian may conclusively rely on the related Mortgage Loan Seller as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Custodian’s review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (i), (ii), (iii), (iv), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it and such additional information as will be necessary for delivering the certifications required by subsections (a) and (b) above.

Section 2.03    Certain Repurchases and Substitutions of Mortgage Loans by the Responsible Repurchase Parties.

(a)    If, in the process of reviewing the documents delivered or caused to be delivered by the Mortgage Loan Sellers as contemplated by Section 2.01(d), the Custodian discovers that any document required to have been delivered as contemplated by Section 2.01(d) has not been so delivered, or discovers that any of the documents that were delivered has not been properly executed, contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule, or is defective on its face (each, including, without limitation, that a document is missing, a “Document Defect”), or if, at any other time, the Custodian or any other party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) a Document Defect in respect of any Mortgage Loan, the party discovering such Document Defect shall promptly so notify each of the other parties hereto. If any party hereto discovers (without implying that any such party has a duty to make or attempt to make such discovery) or receives notice of a breach of any representation or warranty relating to any Mortgage Loan set forth in or made pursuant to Section 4(b) or 4(g) of any Mortgage Loan Purchase Agreement (a “Breach”), such party shall promptly so notify each of the other parties hereto. Upon the Trustee’s discovery or receipt of notice that a Document Defect or Breach exists with respect to any Mortgage Loan, the Trustee shall notify the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Depositor, the Certificate Administrator, Custodian, the related Responsible Repurchase Party and the Rating Agencies.

(b)    Promptly upon its actual knowledge of any Material Document Defect or Material Breach with respect to any Mortgage Loan or its receipt of notice from the Trustee or any other party to this Agreement of a Material Document Defect or Material Breach with respect to any Mortgage Loan, the Master Servicer shall (and the Special Servicer may) notify the related Responsible Repurchase Party in writing (in each case, with a copy of the Depositor) of such Material Document Defect or Material Breach, as the case may be, and direct such Responsible Repurchase Party that it must, not later than (1) ninety (90) days from discovery of the subject Material Document Defect or Material Breach by the Responsible Repurchase Party, or (2) ninety (90) days from the receipt by such Responsible Repurchase Party of such notice (or, if (x) such Material Breach or Material Document Defect, as the case may be, relates to whether such Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, and (y) such Responsible Repurchase Party discovered or received prompt written notice of the relation specified in clause (x), then (z) within ninety (90) days after any earlier discovery by the Responsible Repurchase Party or any party to this Agreement of such Material Breach or Material Document

Defect, as the case may be) (such 90-day period, in any case, the “Initial Resolution Period”), correct or cure such Material Document Defect or Material Breach, as the case may be, in all material respects, or repurchase the affected Mortgage Loan (as, if and to the extent required by the related Mortgage Loan Purchase Agreement), at the applicable Purchase Price; provided that if such Responsible Repurchase Party certifies to the Trustee in writing (i) that such Material Document Defect or Material Breach, as the case may be, does not relate to whether the affected Mortgage Loan is or, as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution), was a Qualified Mortgage, (ii) that such Material Document Defect or Material Breach, as the case may be, is capable of being cured but not within the applicable Initial Resolution Period, (iii) that such Responsible Repurchase Party has commenced and is diligently proceeding with the cure of such Material Document Defect or Material Breach, as the case may be, during the applicable Initial Resolution Period, (iv) in the case of a Material Document Defect, that (x) the related Mortgage Loan is not, at the end of the Initial Resolution Period, then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has not occurred as a result of a monetary default or as described in clause (e), (f) or (g) of the definition of “Specially Serviced Mortgage Loan” in this Agreement and (y) the Material Document Defect was not identified in a certification delivered to the Mortgage Loan Seller by the Custodian pursuant to Section 2.02 not less than ninety (90) days prior to the delivery of the notice of such Material Document Defect, and (v) that such Responsible Repurchase Party anticipates that such Material Document Defect or Material Breach, as the case may be, will be cured within an additional 90-day period (such additional 90-day period, the “Resolution Extension Period”) (a copy of which certification shall be delivered by the Trustee to the Depositor, the Master Servicer, the Special Servicer, the Subordinate Class Representative, the Majority Subordinate Certificateholder and the Rating Agencies), then such Responsible Repurchase Party shall have an additional period equal to the Resolution Extension Period to complete such correction or cure (or, upon failure to complete such correction or cure, for the applicable Responsible Repurchase Party to repurchase the affected Mortgage Loan); and provided, further, that, in lieu of repurchasing the affected Mortgage Loan as contemplated above (but, in any event, no later than such repurchase would have to have been completed), the applicable Responsible Repurchase Party shall be permitted, during the three-month period following the Startup Day for the REMIC Pool that holds the affected Mortgage Loan (or during the two-year period following such Startup Day if the affected Mortgage Loan is a “defective obligation” within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), to replace the affected Mortgage Loan with one or more Qualifying Substitute Mortgage Loans and to pay a cash amount equal to the applicable Substitution Shortfall Amount, subject to any other applicable terms and conditions of the related Mortgage Loan Purchase Agreement and this Agreement. The parties hereto agree that delivery by the Custodian of a certification or schedule of exceptions to a Mortgage Loan Seller or Responsible Repurchase Party shall not in and of itself constitute delivery of notice of any Material Document Defect or knowledge of such Mortgage Loan Seller or Responsible Repurchase Party of any Material Document Defect. If any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the Master Servicer shall designate the Collection Account as the account to which funds in the amount of the applicable Purchase Price or Substitution Shortfall Amount (as the case may be) are to be wired, and the Master Servicer shall promptly notify the Trustee and the Certificate Administrator when such deposit is made. Any such repurchase or replacement of a Mortgage Loan shall be on a whole loan, servicing released basis. Notwithstanding this Section 2.03(b), the absence from the Mortgage File, (i) on the Closing Date of the Mortgage Note (or a lost note affidavit and indemnity with a copy of the Mortgage Note) and (ii) by the first anniversary of the Closing Date, of originals or copies of any other Specially Designated Mortgage Loan Document (without the presence of any factor that reasonably mitigates such absence, non-conformity or irregularity) shall (if the absence results from the related Mortgage Loan Seller’s failure to deliver such Specially Designated Mortgage Loan Document in accordance with the terms of the related Mortgage Loan Purchase Agreement) be conclusively presumed to be a Material Document Defect and shall obligate the party discovering such absence to give the Trustee prompt notice, whereupon the Trustee shall notify the applicable Responsible Repurchase Party (with a copy to the Depositor) to cure such Material Document Defect, or, failing that, repurchase or replace the related Mortgage Loan or REO Mortgage Loan, all in accordance with the procedures set forth, and to the extent permitted, herein. Notwithstanding this Section 2.03(b), in the event of any Breach described in the second paragraph of Section 5(d) of any Mortgage Loan Purchase Agreement, the remedy described in such second paragraph of such Section 5(d) shall constitute the sole remedy available to the Trustee and any other affected Person with respect to such Breach.

The remedies provided for in this Section 2.03(b) with respect to any Material Document Defect or Material Breach with respect to any Mortgage Loan shall apply to the related REO Property.

If (x) a Defective Mortgage Loan is to be repurchased or replaced as described above, (y) such Defective Mortgage Loan is part of a Cross-Collateralized Group and (z) the applicable Document Defect or Breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to the other Mortgage Loan(s) that are a part of such Cross-Collateralized Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or Breach (as the case may be) shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such Other Crossed Loan for purposes of the above provisions, and the related Responsible Repurchase Party shall be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless, in the case of such Breach or Document Defect:

(A)    the related Responsible Repurchase Party (at its expense) delivers or causes to be delivered to the Trustee and the Master Servicer an Opinion of Counsel to the effect that such Responsible Repurchase Party’s repurchase of only those Mortgage Loans as to which a Material Breach has actually occurred without regard to the provisions of this paragraph (the “Affected Loan(s)”) and the operation of the remaining provisions of this Section 2.03(b) will not result in an Adverse REMIC Event hereunder; and

(B)    both of the following conditions would be satisfied if the related Responsible Repurchase Party were to repurchase or replace only the Affected Loans and not the Other Crossed Loans:

(1)    the debt service coverage ratio for such Other Crossed Loan(s) (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the least of (A) 0.10x below the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A-1 to the Prospectus Supplement, (B) the debt service coverage ratio for the Cross-Collateralized Group (including the Affected Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (C) 1.25x; and

(2)    the loan-to-value ratio for the Other Crossed Loans is not greater than the greatest of (A) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) set forth in Annex A-1 to the Prospectus Supplement plus 10%, (B) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Cross-Collateralized Group (including the Affected Loan(s)) at the time of repurchase or replacement and (C) 75%.

The determination of the Master Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error. The Master Servicer will be entitled to cause to be delivered, or direct the related Responsible Repurchase Party to cause to be delivered, to the Master Servicer an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (ii) above has been satisfied, in each case at the expense of the related Responsible Repurchase Party if the scope and cost of the Appraisal is approved by the related Responsible Repurchase Party and the Subordinate Class Representative (such approval not to be unreasonably withheld in each case).

With respect to any Defective Mortgage Loan that forms a part of a Cross-Collateralized Group and as to which the conditions described in the preceding paragraph are satisfied, such that the Trust Fund will continue to hold the Other Crossed Loans, the related Responsible Repurchase Party and the Trustee, as successor to the Depositor, are bound by an agreement (set forth in the related Mortgage Loan Purchase Agreement) to forbear from enforcing any remedies against the other’s Primary Collateral but each is permitted to exercise remedies against the Primary Collateral securing its respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Affected Loan(s) still held by the Trustee, so long as such exercise does not impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the Primary Collateral securing the Affected Loan or the Other Crossed Loans, as the case may be, held by the other such party, then both parties have agreed to forbear from exercising such remedies unless and until the Mortgage Loan Documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or Letters of Credit securing any of the Cross-Collateralized Mortgage Loans shall be allocated between such Mortgage Loans in accordance with the Mortgage Loan Documents, or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. All other terms of the Mortgage Loans shall remain in full force and effect, without any modification thereof. The provisions of this paragraph shall be binding on all future holders of each Mortgage Loan that forms part of a Cross-Collateralized Group.

To the extent necessary and appropriate, the Trustee shall execute (or, subject to Section 3.01(b) and Section 3.10, provide the Master Servicer with a limited power of attorney that enables the Master Servicer to execute) the modification of the Mortgage Loan Documents that complies with the applicable Mortgage Loan Purchase Agreement to remove the threat of impairment of the ability of the Responsible Repurchase Party or the Trust Fund to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan(s) held by such party resulting from the exercise of remedies by the other such party; provided that the Trustee shall not be liable for any misuse of any such power of attorney by the Master Servicer. The Master Servicer shall advance all costs and expenses incurred by the Trustee and the Master Servicer with respect to any Cross-Collateralized Group pursuant to this paragraph, and such advances and interest thereon shall (i) constitute and be reimbursable as Servicing Advances and (ii) be included in the calculation of Purchase Price for the Mortgage Loan(s) to be repurchased or replaced. The Master Servicer shall not be liable to any Certificateholder or any other party hereto if a modification of the Mortgage Loan Documents described above cannot be effected for any reason beyond the control of the Master Servicer.

The reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(b), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related Responsible Repurchase Party.

(c)    Whenever one or more Replacement Mortgage Loans are substituted for a Defective Mortgage Loan by a Mortgage Loan Seller as contemplated by this Section 2.03, the Master Servicer shall direct the party effecting the substitution to deliver to the Custodian the related Mortgage File and a certification to the effect that such Replacement Mortgage Loan satisfies or such Replacement Mortgage Loans satisfy, as the case may be, all of the requirements of the definition of “Qualifying Substitute Mortgage Loan”. No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 2.03 if the Mortgage Loan to be replaced was itself a Replacement Mortgage Loan, in which case, absent a cure of the relevant Material Breach or Material Document Defect, the affected Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after its respective Cut-off Date and on or prior to the related date of substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each corresponding Deleted Mortgage Loan (if any) after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the Master Servicer to the party effecting the related substitution promptly following receipt.

If any Mortgage Loan is to be repurchased or replaced by a Responsible Repurchase Party as contemplated by this Section 2.03, the Master Servicer shall direct such party to amend the Mortgage Loan Schedule to reflect the removal of any Deleted Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s); and, upon its receipt of such amended Mortgage Loan Schedule, the Master Servicer shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any substitution of one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, such

Replacement Mortgage Loan(s) shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

The reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(c), including reasonable attorney fees and expenses, shall constitute Servicing Advances to the extent not collected from the related Responsible Repurchase Party.

(d)    Upon receipt of an Officer’s Certificate from the Master Servicer to the effect that the full amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for any Mortgage Loan repurchased or replaced by the related Responsible Repurchase Party as contemplated by this Section 2.03 has been deposited in the Collection Account, and further, if applicable, upon receipt of the Mortgage File for each Replacement Mortgage Loan (if any) to be substituted for a Deleted Mortgage Loan, together with any certifications and/or opinions required pursuant to Section 2.03(b) to be delivered by the applicable Responsible Repurchase Party, the Trustee and the Custodian shall each (i) release the Mortgage File and any Additional Collateral held by it or on its behalf for the Deleted Mortgage Loan to the related Responsible Repurchase Party or its designee and (ii) execute and deliver such instruments of release, transfer and/or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the applicable Responsible Repurchase Party or its designee the ownership of the Deleted Mortgage Loan, and the Master Servicer shall notify the Depositor and the affected Borrowers of the transfers of the Deleted Mortgage Loan(s) and any Replacement Mortgage Loan(s). In connection with any such repurchase or substitution by the related Responsible Repurchase Party, each of the Master Servicer and the Special Servicer shall deliver to the applicable Responsible Repurchase Party or its designee any portion of the related Servicing File, together with any Escrow Payments, Reserve Funds and Additional Collateral, held by or on behalf of the Master Servicer or the Special Servicer, as the case may be, with respect to the Deleted Mortgage Loan, in each case at the expense of such Responsible Repurchase Party. The reasonable “out-of-pocket” costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Master Servicer, the Special Servicer, the Trustee and/or the Custodian pursuant to this Section 2.03(d), to the extent not collected from the related Responsible Repurchase Party, shall be reimbursable to each of them as Servicing Advances in respect of the affected Mortgage Loan.

(e)    The related Mortgage Loan Purchase Agreement provides the sole remedies available to the Certificateholders, or the Trustee on their behalf, respecting any Document Defect or Breach with respect to any Mortgage Loan. If, in connection with any Material Document Defect or Material Breach, the related Responsible Repurchase Party defaults on its obligations to cure such Material Document Defect or Material Breach and fails to deliver a Loss of Value Payment as provided in Section 2.03(h), as the case may be, in all material respects or to repurchase or replace the affected Mortgage Loan as contemplated by this Section 2.03, then the Master Servicer shall (and the Special Servicer may) promptly notify the Trustee, the Depositor, the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder, and the Certificate Administrator shall notify the Certificateholders. Thereafter, the Trustee shall (and the Special Servicer may in its own name, or, as provided in Section 3.01(b) below, in the name of the Trustee) take such actions on behalf of the Trust with respect to the enforcement of such repurchase/substitution obligations, including the institution and prosecution of appropriate legal proceedings, as the Trustee (or, if applicable, the Special Servicer) shall determine are in the best interests of the Certificateholders (taken as a collective whole). Any and all reasonable “out-of-pocket” costs and expenses incurred by the Master Servicer, the Trustee and/or the Special Servicer pursuant to this Section 2.03(e), including, reasonable attorney’s fees and expenses, to the extent not collected from the related Responsible Repurchase Party, shall constitute Servicing Advances in respect of the affected Mortgage Loan.

(f)    The Trustee shall not consent to the assignment by a Mortgage Loan Seller or Responsible Repurchase Party of their respective obligations under any Mortgage Loan Purchase Agreement unless such assignment is the subject of a Rating Agency Confirmation and, during any Subordinate Control Period, with the consent of the Subordinate Class Representative, which consent shall be deemed given if the Subordinate Class Representative does not respond within five (5) Business Days of receipt of the Trustee’s request.

(g)    If the Depositor, the Master Servicer or the Special Servicer (each a “Repurchase Request Recipient”): (1) receives a Repurchase Request; or (2) receives a withdrawal of a Repurchase Request by the Person making such Repurchase Request, then such party shall give written notice thereof to the applicable Mortgage Loan Seller and the other parties hereto promptly but in any case within ten (10) Business Days from the date of receipt thereof. Each notice required by this Section 2.03(g) (a “Rule 15Ga-1 Notice”) shall include: (i) the date the Repurchase Request was received by the Repurchase Request Recipient or the date the withdrawal of the Repurchase Request was received by the Repurchase Request Recipient, as the case may be; (ii) the identity of the Person making such Repurchase Request and the related Mortgage Loan; (iii) the basis for the Repurchase Request asserted by the Person making the Repurchase Request, to the extent known to the Repurchase Request Recipient; and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request pursuant to Section 2.03(b). Each Rule 15Ga-1 Notice may be delivered by electronic means. A Repurchase Request Recipient shall not be required to provide any information under this Section 2.03(g) if and to the extent that such information is protected by either the attorney-client privilege or the attorney work product doctrines. Each Mortgage Loan Purchase Agreement will provide that (i) any Rule 15Ga-1 Notice is provided only to assist the Depositor, the related Mortgage Loan Seller and their respective Affiliates in complying with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and/or any other law or regulation, and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient, and (B) no information provided pursuant to this Section 2.03(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement.

If the Trustee, the Certificate Administrator or the Custodian receives a Repurchase Request, such party shall forward such Repurchase Request as soon as possible and in any event, no later than three (3) Business Days following receipt of such Repurchase Request to the Master Servicer, if relating to a Performing Mortgage Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property and shall include the following statement in the related correspondence: “This is a “Repurchase Request” under Section 2.03 of the Pooling and Servicing Agreement relating to the WFRBS 2012-C6 Commercial Mortgage Pass-Through Certificates requiring action by you as the “Repurchase Request Recipient”

thereunder”. Upon receipt of a Repurchase Request by the Master Servicer or the Special Servicer, as applicable, pursuant to the prior sentence, such party shall be deemed a Repurchase Request Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in the prior paragraph of this Section 2.03(g) with respect to such Repurchase Request. In no event shall this provision require the Custodian (in its capacity as Custodian) in connection with its review of a Mortgage File to provide any notice other than as set forth in Section 2.02 of this Agreement. None of the Trustee, the Certificate Administrator or the Custodian shall accept any oral Repurchase Request, and each of the Trustee, the Certificate Administrator and the Custodian shall direct any Person making an oral Repurchase Request to submit it in writing (or by means of electronic mail in accordance with Section 12.06) to the Certificate Administrator (who will act in accordance with the first sentence of this paragraph). Repurchase requests made to the Certificate Administrator must be submitted in writing (or may be transmitted by electronic mail in accordance with Section 12.06) with a subject line of “Repurchase Request – WFRBS 2012-C6”.

The parties hereto agree that delivery of a Rule 15Ga-1 Notice shall not in and of itself constitute delivery of notice of any Material Document Defect or Material Breach or knowledge of the Responsible Repurchase Party of any Material Document Defect or Material Breach.

(h)    If a Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party), in connection with a Material Document Defect or a Material Breach (or an allegation of a Material Document Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) and the Special Servicer on behalf of the Trust (with the consent of the Majority Subordinate Certificateholder to the extent a Subordinate Control Period or Collective Consultation Period is then in effect) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Document Defect in lieu of any obligation of the Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) to otherwise cure such Material Breach or Material Document Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Document Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller (or, if applicable, a related Responsible Repurchase Party) or the Trustee from exercising any of its rights related to a Material Document Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the repurchase price of the affected Mortgage Loan; and provided, further that a Material Document Defect or a Material Breach as a result of a Mortgage Loan not constituting a

“qualified mortgage” within the meaning of Section 860G(a)(3) may not be cured by a Loss of Value Payment.

Section 2.04    Representations and Warranties of the Depositor.

(a)    The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that solely as to itself:

(i)    The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

(ii)    The Depositor’s execution and delivery of, performance under, and compliance with this Agreement, will not violate the Depositor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Depositor, is likely to affect materially and adversely the ability of the Depositor to perform its obligations under this Agreement.

(iii)    The Depositor has the full corporate power and authority to consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(iv)    No litigation is pending or, to the best of the Depositor’s knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Depositor to perform its obligations under this Agreement.

(v)    Immediately prior to the transfer of the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Original Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement. The Depositor has not transferred any of its right, title and interest in and to the Original Mortgage Loans to any Person other than the Trustee.

(vi)    The Depositor is transferring all of its right, title and interest in and to the Original Mortgage Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges, security interests and other encumbrances created by or through the Depositor.

(vii)    Except for any actions that are the express responsibility of another party hereunder or under any Mortgage Loan Purchase Agreement, and further except for actions that the Depositor is expressly permitted to complete subsequent to the Closing Date, the Depositor has taken all actions required under applicable law to effectuate the transfer of all of its right, title and interest in and to the Original Mortgage Loans by the Depositor to the Trustee.

(viii)    No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except for (A) those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Depositor to perform its obligations under this Agreement and (B) those filings and recordings of the Depositor and assignments thereof that are contemplated by this Agreement to be completed after the Closing Date.

(b)    The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

Section 2.05    Representations and Warranties of the Master Servicer.

(a)    The Master Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Master Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and the Master Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Master Servicer’s ability to perform its obligations hereunder in accordance with the terms of this Agreement.

(ii)    The Master Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Master Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Master Servicer, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(iii)    The Master Servicer has the full power and authority to enter into and consummate all transactions involving the Master Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Master Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Master Servicer to perform its obligations under this Agreement.

(vi)    No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Master Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Master Servicer to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or entity or licensed in one or more states is not necessary for the performance by it of its obligations hereunder.

(vii)    No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer that, if determined adversely to the Master Servicer, would prohibit the Master Servicer from entering into this Agreement or that, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement.

(viii) The Master Servicer has errors and omissions insurance in the amounts and with the coverage to the extent required by Section 3.07(d).

(b)    The representations and warranties of the Master Servicer set forth in Section 2.05(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)    Any successor to the Master Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.05(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.06    Representations and Warranties of the Special Servicer.

(a)    The Special Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Special Servicer is a division of PNC Bank, National Association, which is a national banking association in good standing under the laws of the United States, and the Special Servicer is in compliance with the laws of each State in which any related Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Special Servicer’s ability to perform its obligations under this Agreement.

(ii)    The Special Servicer’s execution and delivery of, performance under and compliance with this Agreement will not violate the Special Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Special Servicer, is likely to affect materially and adversely the ability of the Special Servicer to perform its obligations under this Agreement.

(iii)    The Special Servicer has the full power and authority to enter into and consummate all transactions involving the Special Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Special Servicer is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Special Servicer to perform its obligations under this Agreement.

(vi)    No consent, approval, license, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated herein, except for those consents, approvals, licenses, authorizations or orders that previously have been obtained or where the lack of such consent, approval, license, authorization or order would not have a material adverse effect on the ability of the Special Servicer to perform its obligations under this Agreement.

(vii)    No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer that, if determined adversely to the Special Servicer, would prohibit the Special Servicer from entering into this Agreement or that, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement.

(viii)    The Special Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 3.07(d).

(b)    The representations and warranties of the Special Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)    Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.07    Representations and Warranties of the Trust Advisor.

(a)    The Trust Advisor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Trust Advisor is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)    The Trust Advisor’s execution and delivery of, performance under and compliance with this Agreement will not violate the Trust Advisor’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Trust Advisor, is likely to affect materially and adversely the ability of the Trust Advisor to perform its obligations under this Agreement.

(iii)    The Trust Advisor has the requisite power and authority to enter into and consummate all transactions involving the Trust Advisor contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trust Advisor, enforceable against the Trust Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Trust Advisor is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trust Advisor’s reasonable judgment, is likely to affect materially and adversely the ability of the Trust Advisor to perform its obligations under this Agreement.

(vi)    No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trust Advisor of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)    No litigation is pending or, to the best of the Trust Advisor’s knowledge, threatened against the Trust Advisor that, if determined adversely to the Trust Advisor, would prohibit the Trust Advisor from entering into this Agreement or that, in the Trust Advisor’s reasonable judgment, is likely to materially and adversely affect the ability of the Trust Advisor to perform its obligations under this Agreement.

(viii)    The Trust Advisor is eligible to act in such capacity hereunder in accordance with Section 3.28.

(b)    The representations and warranties of the Trust Advisor set forth in Section 2.07(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)    Any successor Trust Advisor shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.08    Representations and Warranties of the Certificate Administrator.

(a)    The Certificate Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Certificate Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)    The Certificate Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Certificate Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the good faith and reasonable judgment of the Certificate Administrator, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iii)    The Certificate Administrator has the requisite power and authority to enter into and consummate all transactions involving the Certificate Administrator contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Certificate Administrator is not in violation of, and its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(vi)    No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Certificate Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)    No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator that, if determined adversely to the Certificate Administrator, would prohibit the Certificate Administrator from entering into this Agreement or that, in the Certificate Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement.

(viii)    The Certificate Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)    The representations and warranties of the Certificate Administrator set forth in Section 2.08(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any of such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice to each of the other parties hereto.

(c)    Any successor Certificate Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.08(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.09    Representations and Warranties of the Tax Administrator.

(a)    The Tax Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Tax Administrator is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)    The Tax Administrator’s execution and delivery of, performance under and compliance with this Agreement will not violate the Tax Administrator’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which default or breach, in the reasonable judgment of the Tax Administrator, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(iii)    The Tax Administrator has the requisite power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes the valid, legal and binding obligation of the Tax Administrator, enforceable against the Tax Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Tax Administrator is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Tax Administrator’s reasonable judgment, is likely to affect materially and adversely the ability of the Tax Administrator to perform its obligations under this Agreement.

(vi)    No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Tax Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)    No litigation is pending or, to the best of the Tax Administrator’s knowledge, threatened against the Tax Administrator that, if determined adversely to the Tax Administrator, would prohibit the Tax Administrator from entering into this Agreement or that, in the Tax Administrator’s reasonable judgment, is likely to materially and adversely affect the ability of the Tax Administrator to perform its obligations under this Agreement.

(viii)    The Tax Administrator is eligible to act in such capacity hereunder in accordance with Section 8.06.

(b)    The representations and warranties of the Tax Administrator set forth in Section 2.09(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations and warranties that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto, the Majority Subordinate Certificateholder and the Subordinate Class Representative.

(c)    Any successor to the Tax Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.09(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.09(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.10    Representations, Warranties and Covenants of the Trustee.

(a)    The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)    The Trustee is duly organized, validly existing and in good standing as a banking corporation under the laws of the State of New York and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan (insofar as such enforceability is dependent upon compliance by the Trustee with such laws) and to perform its obligations under this Agreement and possesses all licenses and authorizations necessary to the performance of its obligations under this Agreement.

(ii)    The Trustee’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Trustee’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Trustee is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iii)    The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)    This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws.

(v)    The Trustee is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(vi)    No consent, approval, authorization or order of any state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

(vii)    No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement.

(viii)    The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

(b)    The representations, warranties and covenants of the Trustee set forth in Section 2.10(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of a breach of any such representations, warranties and covenants that materially and adversely affects the interests of the Certificateholders or any party hereto, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

(c)    Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.10(a), subject to such appropriate modifications to the representation, warranty and covenant set forth in Section 2.10(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

Section 2.11    Creation of REMIC I; Issuance of the REMIC I Regular Interests and the REMIC I Residual Interest; Certain Matters Involving REMIC I.

(a)    It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC I”: (i) the Mortgage Loans that are from time to time subject to this Agreement, together with (A) all payments under and proceeds of such Mortgage Loans received after the Closing Date or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the respective Cut-off Dates for such Mortgage Loans or, in the case of any such Mortgage Loan that is a Replacement Mortgage Loan, on or before the related date of substitution, and exclusive of any such amounts that constitute Excess Servicing Fees), and (B) all rights of the holder of such Mortgage Loans under the related Mortgage Loan Documents and in and to any related Additional Collateral; (ii) any REO Property acquired in respect of any Mortgage Loan; (iii) such funds and assets as from time to time are deposited in the Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts (exclusive of any such amounts that constitute Excess Servicing Fees); and (iv) the rights of the Depositor under Sections 2, 3, 4 (other than Section 4(c)) and 5 (and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of each Mortgage Loan Purchase Agreement. The Closing Date is hereby designated as the “Startup Day” of REMIC I within the meaning of Section 860G(a)(9) of the Code.

(b)    Concurrently with the assignment to the Trustee of the Original Mortgage Loans and certain related assets, pursuant to Section 2.01(b), and in exchange therefor, the REMIC I Regular Interests and the REMIC I Residual Interest shall be issued. A single separate REMIC I Regular Interest shall be issued with respect to each Original Mortgage Loan. For purposes of this Agreement each REMIC I Regular Interest shall relate to the Original Mortgage Loan in respect of which it was issued, to each Replacement Mortgage Loan (if any) substituted for such Original Mortgage Loan and to each REO Mortgage Loan deemed outstanding with respect to any REO Property acquired in respect of such Original Mortgage Loan or any such Replacement Mortgage Loan. None of the REMIC I Regular Interests shall be certificated. The

REMIC I Regular Interests and the REMIC I Residual Interest shall collectively constitute the entire beneficial ownership of REMIC I.

(c)    The REMIC I Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC I Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC I (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)    The designation for each REMIC I Regular Interest shall be the identification number for the related Original Mortgage Loan set forth in the Mortgage Loan Schedule.

(e)    Each REMIC I Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Principal Balance of the related Original Mortgage Loan (as specified in the Mortgage Loan Schedule). On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(h) and shall be further adjusted in the manner and to the extent provided in Section 4.04(c). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC II in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC I Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC I Regular Interest.

(f)    The per annum rate at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC I Remittance Rate”. The REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest, for any Interest Accrual Period, shall equal: (A) if the related Original Mortgage Loan is or was, as the case may be, a 30/360 Mortgage Loan, the related Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Original Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the Master Servicer or the Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower) and (B) if the related Original Mortgage Loan is or was, as the case may be, an Actual/360 Mortgage Loan, a fraction (expressed as a percentage), the numerator of which is the product of 12 times the Adjusted Actual/360 Accrued Interest Amount with respect to such REMIC I Regular Interest for such Interest Accrual Period, and the denominator of which is the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period.

The “Adjusted Actual/360 Accrued Interest Amount” with respect to any REMIC I Regular Interest referred to in clause (B) of the second sentence of the prior paragraph, for any Interest Accrual Period, is an amount of interest equal to the product of (a) the Net Mortgage Rate then in effect (including as a result of any step-up provision) for the related Mortgage Loan under the original terms of such Mortgage Loan in effect as of the Closing Date (without regard to any modifications, extensions, waivers or amendments of such Mortgage Loan subsequent to the Closing Date, whether entered into by the Master Servicer or the Special Servicer or in connection with any bankruptcy, insolvency or other similar proceeding involving the related Borrower), multiplied by (b) a fraction, the numerator of which is the number of days in such Interest Accrual Period, and the denominator of which is 360, multiplied by (c) the Uncertificated Principal Balance of such REMIC I Regular Interest immediately prior to the Distribution Date that corresponds to such Interest Accrual Period; provided that, if the subject Interest Accrual Period occurs during (x) December of any year that does not immediately precede a leap year or (y) January of any year, then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be decreased by the Interest Reserve Amount, if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.04(c), from the Distribution Account to the Interest Reserve Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period; and provided, further, that, if the subject Interest Accrual Period occurs during February of any year (or during any December or January preceding the month of the Final Distribution Date), then the amount of interest calculated with respect to the subject REMIC I Regular Interest pursuant to this definition for such Interest Accrual Period without regard to this proviso shall be increased by the Interest Reserve Amount(s), if any (and the fraction described in clause (B) of the second sentence of the preceding paragraph shall be adjusted accordingly), with respect to the related Mortgage Loan (or any successor REO Mortgage Loan with respect thereto) transferred, in accordance with Section 3.05(c), from the Interest Reserve Account to the Distribution Account on the Master Servicer Remittance Date that occurs immediately following the end of such Interest Accrual Period.

(g)    Each REMIC I Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC I Remittance Rate with respect to such REMIC I Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC I Regular Interest during each Interest Accrual Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC I Regular Interest for any Interest Accrual Period that shall be distributable to REMIC II, as the holder of such REMIC I Regular Interest, on the related Distribution Date pursuant to Section 4.01(h), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC I Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC I Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC I Regular Interest.

For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC I Regular Interests on a pro rata basis in accordance with their respective amounts of Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC I Regular Interest for any Distribution Date is not deemed distributed to REMIC II, as the holder of such REMIC I Regular Interest, on such Distribution Date pursuant to Section 4.01(h), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC I Regular Interest for future Distribution Dates as provided in such Section 4.01(h).

(h)    Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC I Regular Interest shall be the Rated Final Distribution Date.

(i)    The REMIC I Residual Interest will not have a principal balance and will not bear interest.

Section 2.12    Conveyance of the REMIC I Regular Interests; Acceptance of the REMIC I Regular Interests by Trustee.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

Section 2.13    Creation of REMIC II; Issuance of the REMIC II Regular Interests and the REMIC II Residual Interest; Certain Matters Involving REMIC II.

(a)     It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC II”. The Closing Date is hereby designated as the “Startup Day” of REMIC II within the meaning of Section 860G(a)(9) of the Code.

(b)    Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.12 and in exchange therefor, the REMIC II Regular Interests and the REMIC II Residual Interest shall be issued. None of the REMIC II Regular Interests shall be certificated. The REMIC II Regular Interests and the REMIC II Residual Interest shall collectively constitute the entire beneficial ownership of REMIC II.

(c)    The REMIC II Regular Interests shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC II Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC II (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)    The REMIC II Regular Interests will have the alphabetic or alphanumeric designations indicated in the table set forth in the Preliminary Statement under the caption “REMIC II”.

(e)    Each REMIC II Regular Interest shall have an Uncertificated Principal Balance. As of the Closing Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall equal the amount set forth opposite such REMIC II Regular Interest in the table set forth in the Preliminary Statement under the caption “REMIC II”. On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be permanently reduced by any distributions of principal deemed made with respect to such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.01(g) and shall be further adjusted in the manner and to the extent provided in Section 4.04(b). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or reduced. Deemed distributions to REMIC III in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously deemed allocated to a REMIC II Regular Interest, shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC II Regular Interest.

(f)    The per annum rate at which each REMIC II Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its “REMIC II Remittance Rate”. The REMIC II Remittance Rate with respect to each REMIC II Regular Interest for any Interest Accrual Period shall be the WAC Rate for such Interest Accrual Period.

(g)    Each REMIC II Regular Interest shall bear interest. Such interest shall be calculated on a 30/360 Basis and, during each Interest Accrual Period, such interest shall accrue at the REMIC II Remittance Rate with respect to such REMIC II Regular Interest for such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. The total amount of interest accrued with respect to each REMIC II Regular Interest during each Interest Accrual Period is referred to herein as its “Uncertificated Accrued Interest” for such Interest Accrual Period. The portion of the Uncertificated Accrued Interest with respect to any REMIC II Regular Interest for any Interest Accrual Period that shall be distributable to REMIC III, as the holder of such REMIC II Regular Interest, on the related Distribution Date pursuant to Section 4.01(g), shall be an amount (herein referred to as the “Uncertificated Distributable Interest” with respect to such REMIC II Regular Interest for the related Distribution Date) equal to (i) the Uncertificated Accrued Interest with respect to such REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by (ii) the portion of any Net Aggregate Prepayment Interest Shortfall for such Distribution Date that is allocable to such REMIC II Regular Interest. For purposes of the foregoing, the Net Aggregate Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated among all the REMIC II Regular Interests on a pro rata basis in accordance with their respective amounts of

Uncertificated Accrued Interest for the related Interest Accrual Period. If the entire Uncertificated Distributable Interest with respect to any REMIC II Regular Interest for any Distribution Date is not deemed distributed to REMIC III, as the holder of such REMIC II Regular Interest, on such Distribution Date pursuant to Section 4.01(g), then the unpaid portion of such Uncertificated Distributable Interest shall be distributable with respect to such REMIC II Regular Interest for future Distribution Dates as provided in such Section 4.01(g).

(h)    Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC II Regular Interest shall be the Rated Final Distribution Date.

(i)    The REMIC II Residual Interest shall not have a principal balance and shall not bear interest.

Section 2.14    Conveyance of the REMIC II Regular Interests; Acceptance of the REMIC II Regular Interests by Trustee.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all of its right, title and interest in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the Regular Certificates and the Class R Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Regular Certificates and the Class R Certificates.

Section 2.15    Creation of REMIC III; Issuance of the Regular Certificates, the REMIC III Components and the REMIC III Residual Interest; Certain Matters Involving REMIC III.

(a)    It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests constitute a REMIC for federal income tax purposes and, further, that such segregated pool of assets be designated as “REMIC III”. The Closing Date is hereby designated as the “Startup Day” of REMIC III within the meaning of Section 860G(a)(9) of the Code.

(b)    Concurrently with the assignment of the REMIC II Regular Interests to the Trustee pursuant to Section 2.14 and in exchange therefor, the REMIC III Residual Interest shall be issued and the Certificate Administrator shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class A-1, Class A-2, Class A—3, Class A-4, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates in authorized denominations. The Class X-A Certificates shall evidence the ownership of five (5) “regular interests” corresponding to the REMIC III Components whose designations are described in the first sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto and the Class X-B Certificates shall evidence the ownership of six (6) “regular interests” corresponding to the REMIC III Components whose designations are described in the second sentence under the caption “REMIC III—Designations of the REMIC III Components” in the Preliminary Statement hereto.

The interests evidenced by the Regular Certificates, together with the REMIC III Residual Interest, shall collectively constitute the entire beneficial ownership of REMIC III.

(c)    The Regular Certificates, in the case of those Principal Balance Certificates, and the REMIC III Components, in the case of the Interest Only Certificates, shall constitute the “regular interests” (within the meaning of Section 860G(a)(1) of the Code), and the REMIC III Residual Interest shall constitute the sole “residual interest” (within the meaning of Section 860G(a)(2) of the Code), in REMIC III. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other “interests” in REMIC III (within the meaning of Treasury Regulations Section 1.860D-1(b)(1)).

(d)    Reserved.

(e)    Each Class of Principal Balance Certificates shall have a Class Principal Balance. As of the Closing Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall equal the amount set forth opposite such Class of Certificates in the table set forth in the Preliminary Statement under the caption “REMIC III”. On each Distribution Date, the Class Principal Balance of each such Class of Principal Balance Certificates shall be permanently reduced by any distributions of principal made in respect of such Class on such Distribution Date pursuant to Section 4.01(a) and shall be further adjusted in the manner and to the extent provided in Section 4.04(a). Except as provided in the preceding sentence and except to the extent of the recovery of amounts previously allocated as a Realized Loss as a result of the reimbursement from principal collections of Nonrecoverable Advances, the Class Principal Balance of each such Class of Principal Balance Certificates shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Principal Balance Certificates for previously allocated Realized Losses and Additional Trust Fund Expenses shall not constitute distributions of principal and shall not result in any reduction of the Certificate Principal Balances of such Principal Balance Certificates or of the related Class Principal Balance of such Class of Principal Balance Certificate.

The Interest Only Certificates shall not have principal balances. For purposes of accruing interest, however, each Class of Interest Only Certificates shall have or be deemed to have a Class Notional Amount that is, as of any date of determination, equal to: (i) in the case of the Class X-A Certificates, the total of the then Component Notional Amounts of the REMIC III Components of the Class X-A Certificates; and (ii) in the case of the Class X-B Certificates, the total of the then Component Notional Amounts of the REMIC III Components of the Class X-B Certificates.

None of the REMIC III Components of the Class X-A Certificates or the REMIC III Components of the Class X-B Certificates shall have a principal balance. For purposes of accruing interest, however, each REMIC III Component of the Class X-A Certificates and each REMIC III Component of the Class X-B Certificates shall have a Component Notional Amount. The Component Notional Amount of each REMIC III Component of the Class X-A Certificates is, as of any date of determination, equal to the then current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component. The Component Notional Amount of each REMIC III Component of the Class X-B Certificates is, as of any date of determination, equal to the then current Uncertificated Principal Balance of the REMIC II Regular Interest that is the Corresponding REMIC II Regular Interest for such REMIC III Component.

(f)    Each Class of Regular Certificates shall have or be deemed to have a Pass-Through Rate as set forth in the definition of “Pass-Through Rate.”

(g)    Solely for purposes of satisfying Treasury Regulations Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each Class of Regular Certificates shall be the Rated Final Distribution Date.

(h)    The REMIC III Residual Interest shall not have a principal balance and shall not bear interest.

Section 2.16    Issuance of the Class R Certificates.

Simultaneously with the issuance of the Regular Certificates, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, to or upon the order of the Depositor, the Class R Certificates in authorized denominations, and evidencing the entire beneficial ownership of each of the REMIC I Residual Interest, the REMIC II Residual Interest and the REMIC III Residual Interest. The rights of the Holders of the Class R Certificates to receive distributions from the proceeds of the Trust Fund, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

ARTICLE III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01    General Provisions.

(a)    Each of the Master Servicer and the Special Servicer shall service and administer the Mortgage Loans and any REO Properties that it is obligated (as provided below) to service and administer pursuant to this Agreement on behalf of the Trustee, and in the best interests and for the benefit of the Certificateholders (as determined by the Master Servicer or the Special Servicer, as the case may be, in its good faith and reasonable judgment), as a collective whole, in accordance with any and all applicable laws, the terms of this Agreement, the terms of the respective Mortgage Loans (provided that, in the event the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of any Mortgage Loan Document would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an Additional Trust Fund Expense by withdrawal from the Collection Account), the Master Servicer or the Special Servicer, as applicable, must comply with the REMIC Provisions to the extent necessary to avoid an Adverse REMIC Event) and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. In clarification of, and neither in addition to nor in deletion of the duties and obligations of the Master Servicer or the Special Servicer pursuant to this Agreement, no provision herein contained shall be construed as an express or implied guarantee by the Master

Servicer or the Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or shall be construed to impair or adversely affect any rights or benefits provided by this Agreement to the Master Servicer or the Special Servicer (including with respect to Master Servicing Fees or the right to be reimbursed for Advances). Any provision in this Agreement for any Advance by the Master Servicer, the Special Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders, and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans. No provision hereof shall be construed to impose liability on the Master Servicer or the Special Servicer for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery made in its reasonable and good faith judgment in accordance with the Servicing Standard by the Master Servicer or Special Servicer hereunder at any time is less than the amount reflected in such determination. Without limiting the foregoing, and subject to Section 3.21, (i) the Master Servicer shall service and administer all Performing Mortgage Loans, (ii) the Special Servicer shall service and administer (x) each Mortgage Loan (other than a Corrected Mortgage Loan) as to which a Servicing Transfer Event has occurred, and (y) each REO Property; provided, however, that the Master Servicer shall continue to (A) make P&I Advances required hereunder with respect to each Mortgage Loan that constitutes a Specially Serviced Mortgage Loan and each successor REO Mortgage Loan in respect thereof, (B) make Servicing Advances required hereunder with respect to any Specially Serviced Mortgage Loans and REO Properties (and related REO Mortgage Loans), (C) receive payments, collect information and deliver reports to the Certificate Administrator and the Trustee required hereunder with respect to any Specially Serviced Mortgage Loans and REO Properties (and the related REO Mortgage Loans), and (D) render such incidental services with respect to any Specially Serviced Mortgage Loans and REO Properties as and to the extent as may be specifically provided for herein. In addition, the Master Servicer shall notify the Special Servicer within three (3) Business Days following its receipt of any collections on any Specially Serviced Mortgage Loan or REO Mortgage Loan, the Special Servicer shall within one Business Day thereafter notify the Master Servicer with instructions on how to apply such collections and the Master Servicer shall apply such collections in accordance with such instructions within one Business Day following the Master Servicer’s receipt of such notice.

(b)    Subject to Section 3.01(a) and the other terms and provisions of this Agreement, the Master Servicer and the Special Servicer shall each have full power and authority, acting alone or, subject to Section 3.22, through Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Master Servicer (with respect to those Mortgage Loans that it is obligated to service and administer pursuant to this Agreement) and the Special Servicer (with respect to the Specially Serviced Mortgage Loans and REO Properties), in its own name or in the name of the Trustee, is hereby authorized and empowered by the Trustee, to execute and deliver, on behalf of the Certificateholders, the Trustee, or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and other related collateral; (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and (iii) subject to Sections 3.08, 3.20 and 3.24) any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in Borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by ownership interests in a Borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any Borrower with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related Mortgage Loan Documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements that may be requested by any Borrower or its tenants, documents granting, modifying or releasing (or joining the Borrower therein) any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the Master Servicer or the Special Servicer, furnish, or cause to be so furnished, to the Master Servicer or the Special Servicer, as the case may be, any limited powers of attorney and other documents (each of which shall be prepared by the Master Servicer or the Special Servicer, as the case may be) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided that the Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer or Special Servicer. Without limiting the generality of the foregoing, the Trustee shall execute and deliver to the Master Servicer and the Special Servicer, on or before the Closing Date, a power of attorney substantially in the form attached as Exhibit L hereto. Notwithstanding anything contained herein to the contrary, neither the Master Servicer nor the Special Servicer shall, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. The Master Servicer and the Special Servicer shall indemnify (out of its own funds without reimbursement therefor) the Trustee for any and all costs, liabilities and expenses incurred by the Trustee in connection with the negligent or willful misuse of such power of attorney by the Master Servicer or the Special Servicer, as the case may be.

(c)    The Master Servicer or the Special Servicer, as the case may be, in accordance with this Agreement, shall service and administer each Cross-Collateralized Group as a single Mortgage Loan as and when necessary and appropriate consistent with the Servicing Standard and applicable law and in accordance with this Agreement.

(d)    The relationship of the Master Servicer and the Special Servicer to the Trustee and, unless they are the same Person, one another under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)    Reserved.

(f)    Nothing contained in this Agreement shall limit the ability of the Master Servicer or Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Borrower as though the Master Servicer or Special Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided, however, that this sentence shall not be construed to modify the Servicing Standard.

Section 3.02    Collection of Mortgage Loan Payments.

(a)    Each of the Master Servicer and the Special Servicer shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all payments required under the terms and provisions of the respective Mortgage Loans it is obligated to service hereunder (including, without limitation, all Special Servicing Fees, Workout Fees, Liquidation Fees and other fees and compensation payable to the Master Servicer and to the Special Servicer to the extent the Borrower is obligated to pay such amounts pursuant to the related Mortgage Loan Documents); and shall follow such collection procedures as are consistent with the Servicing Standard; provided, however, that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Trust Fund’s right to apply excess cash flow to principal in accordance with the terms of the related Mortgage Loan Documents. Consistent with the foregoing, the Master Servicer or the Special Servicer may grant case-by-case waivers of Default Charges in connection with a late payment on a Mortgage Loan.

(b)    At least ninety (90) days prior to the maturity date of each Balloon Mortgage Loan, the Master Servicer shall send a notice to the related Borrower of such maturity date (with a copy to be sent to the Special Servicer) and shall request confirmation that the Balloon Payment will be paid by such maturity date.

Section 3.03    Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts.

(a)    The Master Servicer shall establish and maintain one or more segregated accounts (“Servicing Accounts”), in which all Escrow Payments received by it with respect to the Mortgage Loans, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Escrow Payments shall be held, each Servicing Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the Master Servicer may make withdrawals from the Servicing Accounts maintained by it, and may apply Escrow Payments held therein with respect to any Mortgage Loan (together with interest earned thereon), only as follows: (i) to effect the payment of real estate taxes, assessments, insurance premiums (including, premiums on any Environmental Insurance Policy), ground rents (if applicable) and comparable items in respect of the related Mortgaged Property; (ii) to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any unreimbursed Servicing Advances made thereby with respect to such Mortgage Loan to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Borrower any sums as may be determined to be overages; (iv) to pay interest or other income, if required and as described below, to the related Borrower on balances in the Servicing Account (or, if and to the extent not payable to the related Borrower to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Servicing Account for each Collection Period) to the Master Servicer); (v) disburse Insurance Proceeds if required to be applied to the repair or restoration of the related Mortgaged Property, (vi) after an event of default, to pay the principal of, accrued interest on and any other amounts payable with respect to such Mortgage Loan; (vii) to withdraw amounts deposited in the Servicing Account in error; or (viii) to clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. The Master Servicer shall pay or cause to be paid to the related Borrowers interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if and to the extent required by law or the terms of the related Mortgage Loan Documents. If the Master Servicer shall deposit in a Servicing Account maintained by it any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the contrary notwithstanding. Promptly after any Escrow Payments are received by the Special Servicer from the Borrower under any Mortgage Loan, and in any event within one Business Day after any such receipt, the Special Servicer shall remit such Escrow Payments to the Master Servicer for deposit in the applicable Servicing Account(s).

(b)    The Master Servicer shall as to each Mortgage Loan (including each Specially Serviced Mortgage Loan): (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment with respect to any Mortgage Loan, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan Documents; provided that if such Mortgage Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer (or, if such Mortgage Loan becomes a Specially Serviced Mortgage Loan, the Special Servicer) shall, subject to and in accordance with the Servicing Standard, use reasonable efforts to enforce the requirement of the related Mortgage Loan Documents that the related Borrower make payments in respect of such items at the time they first become due.

(c)    In accordance with the Servicing Standard, but subject to Section 3.11(h), the Master Servicer, with respect to each Mortgage Loan (including each such Mortgage Loan that is a Specially Serviced Mortgage Loan) shall make a Servicing Advance with respect to the related Mortgaged Property in an amount equal to all such funds as are necessary for the purpose of effecting the timely payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies (including, premiums on any Environmental Insurance Policy), in each instance prior to the applicable penalty or termination date, in each instance if and to the extent that (x) Escrow Payments (if any) collected from the related Borrower are insufficient to pay such item when due, and (y) the related Borrower has failed to pay such item on a timely basis; provided that, in the case of amounts described in the preceding clause (i), the Master Servicer shall not make a Servicing Advance of any such amount if the Master Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the related Borrower on or before the applicable penalty date, in which case the Master Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid and, subject to Section 3.11(h), shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the Master Servicer that such amounts have not been paid by the applicable penalty date. All such Advances shall be reimbursable in the first instance from related collections from the Borrowers and further as provided in Section 3.05(a). No costs incurred by the Master Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of any Mortgaged Property shall, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the respective unpaid principal balances or Stated Principal Balances of the subject Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided that this sentence shall not be construed to limit the rights of the Master Servicer or Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(d)    The Master Servicer shall establish and maintain one or more segregated accounts (“Reserve Accounts”), in which all Reserve Funds, if any, received by it with respect to the Mortgage Loans, shall be deposited and retained, separate and apart from its own funds. Subject to any terms of the related Mortgage Loan Documents that specify the nature of the account in which Reserve Funds shall be held, each Reserve Account shall be an Eligible Account. As and to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, the Master Servicer may make withdrawals from the Reserve Accounts maintained by it, and may apply Reserve Funds held therein with respect to any Mortgage Loan (together with interest earned thereon), only as follows: (i) in the case of Reserve Funds that are intended to cover specific costs and expenses, to pay for, or to reimburse the related Borrower in connection with, the costs associated with the related tenant improvements, leasing commissions, repairs, replacements, capital improvements and/or environmental testing and remediation, litigation and/or other special expenses at or with respect to the related Mortgaged Property for which such Reserve Funds were intended and to refund the related Borrower any sums as may be determined to be overages; (ii) in the case of Reserve Funds intended to cover debt service payments, to apply amounts on deposit therein in respect of principal and interest on such Mortgage Loan; (iii) to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for any unreimbursed Advances made thereby with respect to such Mortgage Loan to cover any of the items described in the immediately preceding clauses (i) and (ii) (or, if any such Advance has become an Unliquidated Advance, to transfer to the Collection Account an amount equal to the reimbursement that would otherwise have been made as described in this clause (iii)); (iv) subject to Section 3.20, to release such Reserve Funds to the related Borrower if the conditions precedent for such release are satisfied or otherwise apply such Reserve Funds in accordance with the related Mortgage Loan Documents if the conditions precedent for such release are not satisfied; (v) to pay interest or other income, if required and as described below, to the related Borrower on balances in the Reserve Account (or, if and to the extent not payable to the related Borrower, to pay such interest or other income (up to the amount of any Net Investment Earnings in respect of such Reserve Account for each Collection Period) to the Master Servicer); (vi) to withdraw amounts deposited in such Reserve Account in error; (vii) after an event of default, to pay the principal of, accrued interest on, and any other amounts payable with respect to such Mortgage Loan; or (viii) to clear and terminate the Reserve Account at the termination of this Agreement in accordance with Section 9.01. If the Borrower under any Mortgage Loan delivers a Letter of Credit in lieu of Reserve Funds, then the Master Servicer, subject to Section 3.20, shall make draws on or reduce the amount of such Letter of Credit at such times and for such purposes as it would have made withdrawals from or reductions of the amount of a Reserve Account and, to the extent consistent with the Servicing Standard, applicable law and the related Mortgage Loan Documents, in order to convert the amount of such Letter of Credit into Reserve Funds. Promptly after any Reserve Funds are received by the Special Servicer from any Borrower, and in any event within one Business Day of such receipt, the Special Servicer shall remit such Reserve Funds to the Master Servicer for deposit in the applicable Reserve Account(s). Any out-of-pocket expenses, including reasonable attorneys’ fees and expenses, incurred by the Master Servicer or the Special Servicer to enable the Master Servicer or the Special Servicer, as the case may be, to make any draw under any Letter of Credit shall constitute a Servicing Advance, and the Master Servicer or the Special Servicer, as the case may be, shall make reasonable efforts to recover such expenses from the related Borrower to the extent the Borrower is required to pay such expenses under the terms of the related Mortgage Loan.

(e)    To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of the Mortgage Loan Documents for a Mortgage Loan, the Master Servicer shall request from the related Borrower written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any other action or remediation with respect to environmental matters is required to have been taken or completed pursuant to the terms of a Mortgage Loan, the Master Servicer shall request from the related Borrower written confirmation of such action and remediation within a reasonable time after the later of the Closing Date and the date as of which such action or remediation are required to have been taken or completed. To the extent that a Borrower shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Master Servicer shall notify the Trustee, the Special Servicer, the Subordinate Class Representative, the Majority Subordinate Certificateholder. The Master Servicer shall promptly notify the Trustee, the Special Servicer, the Subordinate Class Representative if the Master Servicer determines that the Borrower under any Mortgage Loan has failed to perform its obligations under such Mortgage Loan in respect of environmental matters.

(f)    Subject to applicable law and the terms of the related Mortgage Loan Documents, funds in the Servicing Accounts and the Reserve Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06.

(g)    With respect to each Mortgage Loan that requires the related Borrower to establish and maintain one or more lock-box, cash management or similar accounts, the Master Servicer shall establish and maintain, in accordance with the Servicing Standard, such account(s) in accordance with the terms of the related Mortgage Loan Documents. No such lock-box account is required to be an Eligible Account, unless the Mortgage Loan Documents otherwise so require. The Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related Mortgage Loan Documents, any lock-box, cash management or similar agreement and the Servicing Standard.

Section 3.04    Collection Account, Distribution Account, Interest Reserve Account, Excess Liquidation Proceeds Account and Loss of Value Reserve Fund.

(a)    The Master Servicer shall segregate and hold all funds collected and received by it in connection with the Mortgage Loans separate and apart from its own funds and general assets. In connection therewith, the Master Servicer shall establish and maintain one or more segregated accounts as the Collection Account, in which the funds described below are to be deposited and held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Collection Account shall be an Eligible Account. The Master Servicer shall deposit or cause to be deposited in the Collection Account, within one Business Day of receipt by it of properly identified funds (in the case of payments by Borrowers or other collections on the Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Master Servicer subsequent to the Closing Date with respect to the Mortgage Loans and any REO Properties acquired in respect thereof (other than in respect of scheduled payments of principal and interest due and payable on such Mortgage Loans on or before their respective Cut-off Dates (or, in the case of a Replacement Mortgage Loan, on or before the related date of substitution), which payments shall be delivered promptly to the related Mortgage Loan Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

(i)    all payments (from whatever source) on account of principal of such Mortgage Loans, including Principal Prepayments;

(ii)    all payments (from whatever source) on account of interest on such Mortgage Loans, including Default Interest;

(iii)    all Prepayment Premiums, Yield Maintenance Charges and/or late payment charges received with respect to such Mortgage Loans;

(iv)    all Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loans and/or, insofar as such payments and/or proceeds represent amounts allocable to reimburse Servicing Advances or pay Liquidation Expenses;

(v)    any amounts relating to such Mortgage Loans and/or REO Properties required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master force placed hazard insurance policy;

(vi)    any amounts relating to REO Properties required to be transferred from any REO Account pursuant to Section 3.16(c);

(vii)    to the extent not otherwise included in another clause of this Section 3.04(a), any payments collected in respect of Unliquidated Advances on such Mortgage Loans in respect of amounts previously determined to constitute Nonrecoverable Advances;

(viii)    insofar as they do not constitute Escrow Payments or Reserve Funds, any amounts relating to such Mortgage Loans paid by a Borrower specifically to cover items for which a Servicing Advance has been made or that represent a recovery of property protection expenses from a Borrower; and

(ix)    any Loss of Value Payments, as set forth in Section 3.05(g) of this Agreement.

Furthermore, the Master Servicer shall deposit in the Collection Account any amounts required to be deposited by the Master Servicer pursuant to Section 3.06, as and when required by such section, in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account.

Notwithstanding the foregoing requirements, the Master Servicer need not deposit into the Collection Account any amount that the Master Servicer would be authorized to withdraw immediately from the Collection Account in accordance with the terms of Section 3.05 and shall be entitled to instead pay such amount directly to the Person(s) entitled thereto.

The foregoing requirements for deposit in the Collection Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from Borrowers in the nature of Escrow Payments, Reserve Funds, Assumption Fees, Assumption Application Fees, earn-out fees, extension fees, Modification Fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other fees and amounts collected from Borrowers that constitute Additional Master Servicing Compensation and/or Additional Special Servicing Compensation, need not be deposited by the Master Servicer in the Collection Account. The Master Servicer shall promptly, and in any event within two (2) Business Days, deliver to the Special Servicer any of the foregoing items received by it with respect to any Mortgage Loan, if and to the extent that such items constitute Additional Special Servicing Compensation payable to the Special Servicer. If the Master Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i) through (iv) and (vii) through (viii) of the first paragraph of this Section 3.04(a) with respect to any Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Master Servicer for deposit into the Collection Account, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Master Servicer (in its capacity as such), without recourse, representation or warranty, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the related REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.16(c).

(b)    The Certificate Administrator shall establish and maintain one or more segregated accounts (collectively, the “Distribution Account”), to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. The Certificate Administrator shall, as a bookkeeping matter, establish and maintain a sub-account of the Distribution Account which sub-account (such sub-account, the “REMIC Sub-Account”) shall be deemed to be held in trust for the benefit of the Holders of the REMIC III Regular Interests and the Class R Certificates. Not later than 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, the Master Servicer shall deliver to the Certificate Administrator, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the Master Servicer Remittance Amount for the Master Servicer Remittance Date. In addition, the Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Distribution Account any P&I Advances and Compensating Interest Payments required to be made by the Master Servicer hereunder. Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate Administrator for deposit in the Distribution Account. The Certificate Administrator shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Trustee that are required by the terms of this Agreement to be deposited therein. As and when required pursuant to Section 3.05(c), the Certificate Administrator shall transfer Interest Reserve Amounts in respect of the Interest Reserve Loans from the Interest Reserve Account to the Distribution Account. Furthermore, as and when required pursuant to Section 3.05(d), the Certificate Administrator shall transfer monies from the Excess Liquidation Proceeds Account to the Distribution Account. The Certificate Administrator shall also deposit in the Distribution Account any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Distribution Account. If the Certificate Administrator shall deposit in the Distribution Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. In addition, all amounts deposited into the Distribution Account shall be deemed to have been deposited into the REMIC Sub-Account.

(c)    The Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Interest Reserve Account”) to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Interest Reserve Account shall be an Eligible Account or a sub-account of the Distribution Account. On the Distribution Date in January (except during a leap year) and February of each calendar year, commencing in 2013, prior to any distributions being made with respect to the Certificates on such Distribution Date, the Certificate Administrator shall, with respect to each Interest Reserve Loan, withdraw from the Distribution Account and deposit in the Interest Reserve Account an amount equal to the Interest Reserve Amount, if any, in respect of such Interest Reserve Loan for such Distribution Date; provided that no such transfer of monies from the Distribution Account to the Interest Reserve Account shall be made on the Final Distribution Date. The Certificate Administrator shall also deposit in the Interest Reserve Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Interest Reserve Account.

Notwithstanding that the Interest Reserve Account may be a sub-account of the Distribution Account for reasons of administrative convenience, the Interest Reserve Account and the Distribution Account shall, for all purposes of this Agreement (including the obligations and responsibilities of the Certificate Administrator hereunder), be considered to be and shall be required to be treated as, separate and distinct accounts.

(d)    If any Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain one or more accounts (collectively, the “Excess Liquidation Proceeds Account”) to be held on behalf and in the name of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Excess Liquidation Proceeds Account shall be an Eligible Account (or a separately identified sub-account of the Distribution Account, provided that for all purposes of this Agreement (including the obligations of the Certificate Administrator hereunder) such account shall be considered to be and shall be required to be treated as separate and distinct from the Distribution Account). On the Master Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator for deposit in the Excess Liquidation Proceeds Account all Excess Liquidation Proceeds received by it during the Collection Period ending on the Determination Date immediately prior to the Master Servicer Remittance Date. The Certificate Administrator shall also deposit in the Excess Liquidation Proceeds Account from its own funds any amounts required to be deposited by the Certificate Administrator pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Excess Liquidation Proceeds Account.

(e)    Reserved.

(f)    Funds in the Collection Account, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. The Master Servicer shall give notice to the other parties hereto of the location of the Collection Account as of the Closing Date and of the new location of the Collection Account prior to any change thereof.

(g)    If any Loss of Value Payments are received in connection with a Material Document Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(h) of this Agreement, the Special Servicer shall establish and maintain one or more accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Loss of Value Reserve Fund shall be accounted for as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any REMIC Pool. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as damages paid to and distributed by the REMIC Pools on account of a breach of a representation or warranty by the related Mortgage Loan Seller and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable

Mortgage Loan Seller will be the beneficial owner of the related account in the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05    Permitted Withdrawals From the Collection Account, the Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account.

(a)    Subsection (I). The Master Servicer may, from time to time, make withdrawals from the Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit to the Certificate Administrator for deposit in the Distribution Account (A) the Master Servicer Remittance Amount for the Master Servicer Remittance Date and (B) any amounts that may be applied by the Master Servicer to make P&I Advances pursuant to Section 4.03(a);

(ii)    to reimburse the Trustee or itself, as applicable, in that order, for unreimbursed P&I Advances made by such Person (in each case, with its own funds) with respect to the Mortgage Loans and/or any successor REO Mortgage Loans in respect thereof, the Master Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than a Nonrecoverable P&I Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in the Collection Account that represent Late Collections of interest and principal Received by the Trust in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance was made (net of related Master Servicing Fees);

(iii)    to pay itself earned and unpaid Master Servicing Fees, with respect to the Mortgage Loans and/or any successor REO Mortgage Loans in respect thereof, the Master Servicer’s right to payment pursuant to this clause (iii) with respect to any such Mortgage Loan or REO Mortgage Loan being limited to amounts on deposit in the Collection Account that are received and allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be, and to pay to the Trust Advisor earned and unpaid Trust Advisor Ongoing Fees, with respect to each Mortgage Loan and/or any successor REO Mortgage Loan in respect thereof, the Trust Advisor’s right to payment pursuant to this clause with respect to any Mortgage Loan or successor REO Mortgage Loan being limited to amounts received and allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be;

(iv)    to pay the Special Servicer (or, if applicable, any predecessor thereto) earned and unpaid Special Servicing Fees, Workout Fees and Liquidation Fees to which it is entitled in respect of each Specially Serviced Mortgage Loan, Corrected Mortgage Loan and/or REO Mortgage Loan pursuant to, and from the sources contemplated by, Section 3.11(c) and, following a Liquidation Event in respect of any Mortgage Loan and/or any successor REO Mortgage Loan in respect thereof, to pay to itself, from general collections on the Mortgage Loans on deposit in the Collection Account, any unpaid Master Servicing Fees in respect of such Mortgage Loan and/or successor REO Mortgage Loan;

(v)    to reimburse the Trustee, the Special Servicer or itself, as applicable, in that order, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds), the Master Servicer’s, the Special Servicer’s and the Trustee’s, as the case may be, respective rights to reimbursement pursuant to this clause (v) with respect to any Servicing Advance (other than a Nonrecoverable Servicing Advance, which is reimbursable pursuant to clause (vi) below) being limited to (subject to the operation of subsection (II)(iii) of this Section 3.05(a)) amounts on deposit in the Collection Account that represent (A) payments made by the related Borrower that are allocable to cover the item in respect of which such Servicing Advance was made, and/or (B) Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and, if applicable, REO Revenues Received by the Trust in respect of the particular Mortgage Loan or related REO Property as to which such Servicing Advance was made;

(vi)    to reimburse the Trustee, the Special Servicer or itself, as applicable, in that order, out of such general collections (subject to the operation of subsection (II)(iv) of this Section 3.05(a) below) on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, for any unreimbursed Nonrecoverable Advances made thereby with respect to any of the Mortgage Loans and/or related REO Properties;

(vii)    to pay the Trustee, the Special Servicer or itself, as applicable, in that order, any unpaid Advance Interest accrued on Advances made by such Person, such payment to be made, as and to the extent contemplated by Section 3.25, out of amounts on deposit in the Collection Account that represent Default Charges Received by the Trust on the Mortgage Loans or REO Mortgage Loans as to which the subject Advance was made;

(viii)    to the extent that the Master Servicer has reimbursed or is reimbursing the Trustee, the Special Servicer or itself, as applicable, for any unreimbursed Advance (regardless of whether such reimbursement is pursuant to clause (ii), (v) or (vi) above, pursuant to Section 3.03(c) or Section 3.03(d) or pursuant to subsection (II) of this Section 3.05(a)), and insofar as payment has not already been made out of related Default Charges, and the related Default Charges then on deposit in the Collection Account and available therefor are not sufficient to make such payment, pursuant to clause (vii) above, to pay the Trustee, the Special Servicer or itself, as applicable, in that order, first out of amounts on deposit in the Collection Account that represent the remaining Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, from the Mortgage Loan or REO Property to which the Advance relates, then out of such general collections (subject to the operation of subsection (II) of this Section 3.05(a) below) on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, any related Advance Interest accrued and payable on the portion of such Advance so reimbursed or being reimbursed;

(ix)    to pay (A) any outstanding expenses that were incurred by the Special Servicer in connection with its inspecting, pursuant to Section 3.12(a), any REO Property or any Mortgaged Property securing a Specially Serviced Mortgage Loan or (B) any other outstanding expenses incurred on behalf of the Trust with respect to any Mortgage Loan or related REO Property (other than Advance Interest that is paid pursuant to clause (vii) above, and other than Special Servicing Fees, Workout Fees and Liquidation Fees, which are covered by clause (iv) above) that will likely otherwise become Additional Trust Fund Expenses, such payments to be made, first, out of amounts on deposit in the Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account;

(x)    to pay itself any items of Additional Master Servicing Compensation, and to pay the Special Servicer any items of Additional Special Servicing Compensation, in each case on deposit in the Collection Account from time to time, and to pay to the Trust Advisor any Trust Advisor Consulting Fee then due and payable to the Trust Advisor, the Trust Advisor’s right to payment pursuant to this clause (x) with respect to any Mortgage Loan being limited to amounts on deposit in the Collection Account that represent collections of such fee from the related Borrower in accordance with the other provisions of this Agreement;

(xi)    to pay any unpaid Liquidation Expenses incurred with respect to any Mortgage Loan or related REO Property, such payments to be made, first, out of amounts on deposit in the Collection Account that represent Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds and, if applicable, REO Revenues received with respect to such Mortgage Loan or REO Property, as the case may be, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account;

(xii)    to pay, subject to and in accordance with Section 3.11(i), out of such general collections on the Mortgage Loans and any related REO Properties as are then on deposit in the Collection Account, servicing expenses related to the Mortgage Loans and related REO Properties, which expenses would, if advanced, constitute Nonrecoverable Servicing Advances;

(xiii)    to pay, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any related REO Properties as are then on deposit in the Collection Account, costs and expenses incurred by the Trust pursuant to Section 3.09(c) with respect to any Mortgage Loan or REO Property (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance);

(xiv)    to pay itself, the Special Servicer, the Depositor, the Certificate Administrator, the Tax Administrator, the Trustee, the Trust Advisor, or any of their respective directors, officers, members, managers, employees and agents, as the case may be, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b), or Section 8.05(b); provided, however, that in the case of the Trust Advisor, any such amount withdrawn pursuant to this clause (xiv) in respect of any Trust Advisor Expenses other than Designated Trust Advisor Expenses shall not exceed the limit set forth for the related Distribution Date in Section 4.05(b) hereof (and, in connection with any request by the Trust Advisor for the reimbursement of any Trust Advisor Expenses, (x) the Master Servicer shall be entitled to request and rely on reasonable documentation of expenses and certifications as to the nature thereof (including whether such expenses are Designated Trust Advisor Expenses) from the Trust Advisor, and (y) the Certificate Administrator shall cooperate with the Master Servicer and provide a calculation of the limit set for the related Distribution Date in Section 4.05(b) hereof with respect to Trust Advisor Expenses that are not Designated Trust Advisor Expenses);

(xv)    to pay, first out of amounts on deposit in the Collection Account that represent related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then, out of such general collections on the Mortgage Loans and any REO Properties as are then on deposit in the Collection Account, (A) any reasonable out-of-pocket cost or expense (including the reasonable fees of tax accountants and attorneys) incurred by the Trustee pursuant to Section 3.17(a)(iii) in connection with providing advice to the Special Servicer with respect to any REO Property, and (B) to the extent not otherwise advanced by the Master Servicer, any fees and/or expenses payable or reimbursable, as the case may be, in accordance with Section 3.18, to the Master Servicer or the Trustee or an Independent third party for confirming, in accordance with such Section 3.18, a fair price determination made with respect to any Defaulted Mortgage Loan or REO Property;

(xvi)    to pay itself, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor or the Depositor, as the case may be, any amount related to the Mortgage Loans and/or related REO Properties, that is specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement and to which reference is not made in any other clause of this Section 3.05(a), it being acknowledged that this clause (xvi) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any such payment or reimbursement is permitted to be made;

(xvii)    to pay itself, the Special Servicer, any Responsible Repurchase Party, a Subordinate Class Certificateholder or any other particular Person, as the case may be, with respect to any Mortgage Loan (or portion thereof) that was previously purchased or otherwise removed from the Trust Fund by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan (or portion thereof) subsequent to the date of purchase or other removal;

(xviii)    to pay to the applicable Mortgage Loan Seller or Responsible Repurchase Party, as the case may be, any amounts on deposit in the Collection Account that represent Monthly Payments due on the respective Mortgage Loans on or before the Cut-off Date or, in the case of a Replacement Mortgage Loan, on or before the date on which such Replacement Mortgage Loan was added to the Trust Fund;

(xix)    to transfer any Excess Liquidation Proceeds on deposit in the Collection Account to the Excess Liquidation Proceeds Account in accordance with Section 3.04(d);

(xx)    to withdraw any amount and pay to the Person entitled thereto any amount deposited in the Collection Account in error; and

(xxi)    to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01;

If amounts on deposit in the Collection Account at any particular time (after withdrawing any portion of such amounts deposited in the Collection Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xix) of the preceding paragraph, then the corresponding withdrawals from the Collection Account shall be made in the following priority and subject to the following rules: (x) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; and (y) if the payment, reimbursement or remittance can be made from any funds on deposit in the Collection Account, then (following any withdrawals made from the Collection Account in accordance with the immediately preceding clause (x) of this sentence) such payment, reimbursement or remittance shall be made from the general funds remaining on deposit in the Collection Account on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds; provided, however, that any reimbursements of Advances in respect of any particular Mortgage Loan or REO Property out of the Collection Account pursuant to any of clauses (ii), (v) and (vi) of the first paragraph of this Section 3.05(a)(I), and any payments of interest thereon out of the Collection Account pursuant to either of clauses (vii) and (viii) of the first paragraph of this Section 3.05(a)(I), shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to the Trustee; and second, pro rata, to the Master Servicer and the Special Servicer.

The Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from the Collection Account pursuant to any of clauses (ii) through (xviii) of the first paragraph of this Section 3.05(a)(I).

The Master Servicer shall pay to the Special Servicer from the Collection Account on the Master Servicer Remittance Date amounts permitted to be paid to the Special Servicer therefrom based upon an Officer’s Certificate received from the Special Servicer on the first Business Day following the immediately preceding Determination Date, describing the item and amount to which the Special Servicer is entitled. The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property as to which it is the Special Servicer on a loan-by-loan and property-by-property basis, for the purpose of justifying any request thereby for withdrawal from the Collection Account.

Subsection (II). The provisions of this subsection (II) of this Section 3.05(a) shall apply notwithstanding any contrary provision of subsection (I) of this Section 3.05(a):

(i)    Identification of Workout-Delayed Reimbursement Amounts: If any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent theretofore accrued and unpaid) Advance Interest thereon, is not pursuant to the operation of the provisions of Section 3.05(a)(I) reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Corrected Mortgage Loan (or, but for the making of three monthly payments under its modified terms, would constitute a Corrected Mortgage Loan), such Advance, together with such Advance Interest, shall constitute a “Workout-Delayed Reimbursement Amount” to the extent that such amount has not been determined to constitute a Nonrecoverable Advance. All references herein to “Workout-Delayed Reimbursement Amount” shall be construed always to mean the related Advance and (to the extent theretofore accrued and unpaid) any Advance Interest thereon, together with (to the extent it remains unpaid) any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

(ii)    General Relationship of Provisions. Subsection (iii) below (subject to the terms, conditions and limitations thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed Reimbursement Amount pursuant to the operation of Section 3.05(a)(I) above (construed without regard to the reference therein to this subsection except that it is nonetheless hereby acknowledged that, for purposes of “Late Collections” in subsection 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified). Subsection (iv) below (subject to the terms, conditions and limitations thereof) authorizes or permits the Master Servicer, under certain circumstances, to abstain from reimbursing itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances at its sole option. Upon any determination that all or any portion of a Workout-Delayed Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other Nonrecoverable Advance (and Advance Interest thereon) and, as a Nonrecoverable Advance, such amount may become the subject of the Master Servicer’s (or, if applicable, the Trustee’s) exercise of its sole option authorized by subsection (iv) below.

(iii)    Reimbursements of Workout-Delayed Reimbursement Amounts: The Master Servicer, the Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement and payment (and, notwithstanding any contrary provision of subsection (I) above, shall be entitled to withdraw and pay to itself the amount of such reimbursement and payment) for all Workout-Delayed Reimbursement Amounts in each Collection Period (and it is again hereby acknowledged that, for purposes of “Late Collections” in subsection 3.05(a)(I), funds received on the related Mortgage Loan shall be applied in accordance with the terms of the applicable modification even though such application may result in an Advance continuing to be outstanding when the Borrower is current in its payments under the terms of the Mortgage Loan as modified); provided, however, that the aggregate amount (for all such Persons collectively) of such reimbursements and payments from amounts advanced or collected on the Mortgage Pool in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, net of the aggregate deduction amounts for Nonrecoverable Advances (and accrued and unpaid Advance Interest thereon) that were reimbursed or paid during the related Collection Period from principal collections on the Mortgage Pool, as described by clause (II)(B) of the definition of “Principal Distribution Amount” and pursuant to subsection (iv) of this Section 3.05(a)(II). As and to the extent provided in clause (II)(A) of the definition thereof, the Principal Distribution Amount for the Distribution Date related to such Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from aggregate principal collections pursuant to the preceding sentence.

Any collections (as applied under Section 1.03) received on or in respect of the Mortgage Loans during a Collection Period that, in each case, represents a delinquent amount as to which an Advance had been made, which Advance was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount, shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(B) of the definition of “Principal Distribution Amount”) to the extent of all Workout-Delayed Reimbursement Amounts on or in respect of such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

The Certificate Administrator (and, with respect to Advances made by the Master Servicer or the Trustee) shall be entitled to rely conclusively upon any direction or notice received from the Master Servicer in connection with any determination made by the Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iii) and shall not be obligated to independently verify, monitor or oversee any such determination.

(iv)    Sole Option to Abstain from Reimbursements of Certain Nonrecoverable Advances. To the extent that Section 3.05(a)(I) entitles the Master Servicer, the Special Servicer or the Trustee to reimbursement for any Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) during any Collection Period, then, notwithstanding any contrary provision of subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance Interest thereon) are made, they shall be made, first, from the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, and then from other amounts advanced or collected on the Mortgage Pool for such Collection Period; provided that, if so provided as set forth below, the Master Servicer, the Special Servicer or the Trustee, as applicable, shall provide each Rating Agency with at least fifteen (15) days’ notice before any reimbursement shall be made of a Nonrecoverable Advance (or payment of Advance Interest thereon from a source other than Default Charges on the related Mortgage Loan) from such other amounts advanced or collected on the Mortgage Pool for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon) theretofore reimbursed during such Collection Period, would exceed the aggregate principal portions of P&I Advances and principal collections and recoveries on the Mortgage Pool for such Collection Period contemplated by clauses (i) through (v) of the definition of “Unadjusted Principal Distribution Amount”, the Master Servicer and/or the Trustee, as applicable, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever), if it elects at its sole option and in its sole discretion, to abstain from reimbursing itself or obtaining reimbursement (notwithstanding that it is entitled to such reimbursement) during that Collection Period for all or a portion of such Nonrecoverable Advance (and Advance Interest thereon), for successive one-month periods for a total period not to exceed twelve (12) months; provided that any such deferral exceeding six (6) months shall require (during a Subordinate Control Period) the consent of the Subordinate Class Representative; provided further that the aggregate amount that is the subject of the exercise of such option with respect to all Nonrecoverable Advances (and Advance Interest thereon) with respect to all Mortgage Loans for any particular Collection Period is less than or equal to such excess described above in this clause (b). If the Master Servicer (or the Trustee, as applicable) makes such an election at its sole option to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (and Advance Interest thereon), then such Nonrecoverable Advance (and Advance Interest thereon) or portion thereof shall continue to be fully reimbursable in any subsequent Collection Period. In connection with a potential election by the Master Servicer (or the Trustee, as applicable) to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the Master Servicer (or the Trustee, as applicable) shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof. The Master Servicer or the Trustee, as applicable, shall give the Rating Agencies at least fifteen (15) days’ notice (subject to Section 3.27) prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer has not timely received from the Trustee information requested by the Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided, that, if any of clause (1), clause (2) or clause (3) above apply, the Master Servicer or Trustee, as applicable, shall give each Rating Agency notice (subject to Section 3.27) of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account or Distribution Account, as applicable, allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. The Master Servicer or the Trustee, as applicable, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by the immediately preceding sentence.

Any collections (as applied under Section 1.03) received on the Mortgage Loans during a Collection Period that, in each case, represents a recovery of an amount determined in a prior Collection Period to have been a Nonrecoverable Advance shall be added to and constitute a part of the Principal Distribution Amount for the related Distribution Date (pursuant to clause (I)(C) of the definition of “Principal Distribution Amount”) to the extent of all Nonrecoverable Advances on such respective Mortgage Loan that were reimbursed from collections of principal on the Mortgage Pool in all prior Collection Periods pursuant to the preceding paragraph.

None of the Master Servicer or the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this subsection (II)(iv). The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection (II)(iv) or to comply with the terms of this subsection (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

Any election by the Master Servicer (or the Trustee, as applicable) to abstain from reimbursing itself for any Nonrecoverable Advance (and Advance Interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on the Master Servicer (or the Trustee, as applicable) any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the Master Servicer (or the Trustee, as applicable) to otherwise be reimbursed for such Nonrecoverable Advance (and Advance Interest thereon). Any such election by one of the Master Servicer or the Trustee shall not be construed to impose any duty on any other such party to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election). Any such election by any such party to abstain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of Advance Interest on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes to defer or not to defer reimbursement as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph.

The Certificate Administrator (and, with respect to Advances made by the Master Servicer and the Trustee) shall be entitled to rely conclusively upon any direction or notice received from the Master Servicer in connection with any determination made by the Master Servicer pursuant to the foregoing provisions of this Section 3.05(a)(II)(iv) and shall not be obligated to independently verify, monitor or oversee any such determination.

(v)    Deferral is Not Subordination. No determination by the Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or Advance Interest under subsection (iv) shall be construed as an agreement by the Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

(b)    The Certificate Administrator shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to make distributions to the Holders of the Regular Certificates on each Distribution Date pursuant to Section 4.01;

(ii)    to transfer Interest Reserve Amounts in respect of the Interest Reserve Loans to the Interest Reserve Account as and when required by Section 3.04(c);

(iii)    to pay itself, the Tax Administrator, the Master Servicer, the Special Servicer, the Depositor, the Trustee or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b) or Section 8.05(b), as applicable, if and to the extent such amounts are not payable out of the Collection Account pursuant to Section 3.05;

(iv)    to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b)

and/or Section 10.01(f) or (B) any such Person that may be so liable has failed to timely make the required payment;

(v)    to pay for the cost of the Opinions of Counsel as contemplated by Section 12.01(a) or Section 12.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator which amendment is in furtherance of the rights and interests of Certificateholders;

(vi)    to pay itself Net Investment Earnings earned on funds in the Distribution Account for each Collection Period;

(vii)    to pay for the cost of recording this Agreement pursuant to Section 12.02(a);

(viii)    to pay to any party hereto any amounts deposited or remitted by such Person for deposit into the Distribution Account in error; and

(ix)    to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(c)    On the Master Servicer Remittance Date in March of each year (commencing in March 2013), and in any event on the Master Servicer Remittance Date that occurs in the same calendar month as the Final Distribution Date, the Certificate Administrator shall withdraw from the Interest Reserve Account and deposit in the Distribution Account all Interest Reserve Amounts in respect of the Interest Reserve Loans then on deposit in the Interest Reserve Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Interest Reserve Account to pay itself interest or other income earned on deposits in the Interest Reserve Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Interest Reserve Account for each Collection Period).

(d)    On the Business Day prior to each Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, an amount equal to the lesser of (i) the entire amount of Excess Liquidation Proceeds, if any, then on deposit in the Excess Liquidation Proceeds Account and (ii) the excess, if any, of the aggregate amount distributable on such Distribution Date pursuant to Section 4.01(a), over the Available Distribution Amount for such Distribution Date (calculated without regard to such transfer from the Excess Liquidation Proceeds Account to the Distribution Account); provided that on the Business Day prior to the Final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Distribution Account, for distribution on such Distribution Date, any and all Excess Liquidation Proceeds then on deposit in the Excess Liquidation Proceeds Account. In addition, the Certificate Administrator shall, from time to time, make withdrawals from the Excess Liquidation Proceeds Account to pay itself interest or other income earned on deposits in the Excess Liquidation Proceeds Account, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the Excess Liquidation Proceeds Account for each Collection Period).

(e)    The Certificate Administrator, the Trustee, the Depositor, the Master Servicer and the Special Servicer, as applicable, shall in all cases have a right prior to the Certificateholders to any particular funds on deposit in the Collection Account and the Distribution Account from time to time for the reimbursement or payment of compensation, Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder, but only if and to the extent such compensation, Advances (with such interest) and expenses are to be reimbursed or paid from such particular funds on deposit in the Collection Account or the Distribution Account pursuant to the express terms of this Agreement.

(f)    Reserved.

(g)    If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)    to reimburse the Master Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with Advance Interest);

(ii)    to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)    to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)    following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Loan; and

(v)    on the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized

Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iii) of the prior paragraph.

Section 3.06    Investment of Funds in the Accounts.

(a)    The Master Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds the Collection Account, any Servicing Account or any Reserve Account, the Special Servicer may direct (pursuant to a standing order or otherwise) any depositary institution (including the Certificate Administrator) that holds the REO Account and any Loss of Value Reserve Fund, and the Certificate Administrator may direct (pursuant to a standing order or otherwise) any depositary institution that holds the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account to invest, or if any of the Master Servicer, the Special Servicer or the Certificate Administrator, as appropriate, is such depositary institution, the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, may invest itself, the funds held therein in (but only in) one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement or the related Mortgage Loan Documents, as applicable, or with respect to Permitted Investments of funds held in the Distribution Account, no later than 11:00 a.m., New York City time, on the next succeeding Distribution Date; provided that any such investment of funds in any Servicing Account or Reserve Account shall be subject to applicable law and the terms of the related Mortgage Loan Documents; and provided, further, that the funds in any Investment Account shall remain uninvested unless and until the Master Servicer, the Special Servicer or the Certificate Administrator, as appropriate, gives timely investment instructions with respect thereto pursuant to or as contemplated by this Section 3.06. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Master Servicer (with respect to Permitted Investments of amounts in the Collection Account, any Servicing Account or any Reserve Account), the Special Servicer (with respect to Permitted Investments of amounts in the REO Account), and the Certificate Administrator (with respect to Permitted Investments of amounts in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account) acting on behalf of the Trustee, shall (and Trustee hereby designates the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment that is either a “certificated security” or an

“uncertificated security”. For purposes of this Section 3.06(a), the terms “entitlement holder”, “security entitlement”, “control”, “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Master Servicer, the Special Servicer or the Certificate Administrator shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator), shall:

(x)    consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)    demand payment of all amounts due thereunder promptly upon determination by the Master Servicer, the Special Servicer or the Certificate Administrator, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in such Investment Account.

(b)    Whether or not the Master Servicer directs the investment of funds in any Investment Account (other than a Servicing Account or Reserve Account) maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to its withdrawal in accordance with Section 3.05. Whether or not the Master Servicer directs the investment of funds in any Servicing Account or Reserve Account maintained by it, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, and subject to the requirements of applicable law or the terms of the related Mortgage Loan(s) regarding the payment of such interest and investment income to the related Borrower, shall be for the sole and exclusive benefit of the Master Servicer and shall be subject to withdrawal from time to time in accordance with Section 3.03. Whether or not the Special Servicer directs the investment of funds in the REO Account or the Loss of Value Reserve Fund, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). Whether or not the Certificate Administrator directs the investment of funds in the Distribution Account, the Interest Reserve Account or the Excess Liquidation Proceeds Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for each such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Certificate Administrator and shall be subject to its withdrawal in accordance with Section 3.05. If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account, the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator), shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the

Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, in respect of such Investment Account for such Collection Period (except, in the case of any such loss with respect to a Servicing Account or Reserve Account, to the extent the loss amounts were invested for the benefit of a Borrower under the terms of a Mortgage Loan or applicable law).

(c)    Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due (or in any other performance required) under any Permitted Investment of funds on deposit in any Investment Account, and if the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator) is in default of its obligations under or contemplated by Section 3.06(b), the Trustee may (and, subject to Section 8.02, upon the request of (i) Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Interest Only Certificates or Principal Balance Certificates or (ii) the Subordinate Class Representative, the Trustee shall) take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings. Any costs incurred by the Trustee in taking any such action shall be reimbursed to it by the party hereunder that maintains such Investment Account (whether it is the Master Servicer, the Special Servicer or the Certificate Administrator). This provision is in no way intended to limit any actions that the Master Servicer, the Special Servicer or the Certificate Administrator may take in this regard at its own expense.

Section 3.07    Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage.

(a)    In the case of each Mortgage Loan, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to maintain (including identifying the extent to which a Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers having the Required Claims-Paying Ratings) for the related Mortgaged Property (x) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan and (ii) the outstanding principal balance of such Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including but not limited to coverage for damage resulting from acts of terrorism) as is required or that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents; provided that all of the following conditions and/or limitations shall apply:

(A)    the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless such insurance policy was in effect at the time of the origination of such Mortgage Loan pursuant to the terms of the related Mortgage Loan Documents and is available at commercially reasonable rates;

(B)    if and to the extent that any Mortgage Loan grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master Servicer shall (to the extent consistent with the Servicing Standard) use efforts consistent with the Servicing Standard to cause the related Borrower to obtain the requisite insurance coverage from Qualified Insurers that, in each case, have the Required Claims-Paying Ratings at the time such insurance coverage is obtained;

(C)    the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause the Borrower to maintain the insurance required to be maintained or that the lender is entitled to reasonably require, subject to applicable law, under the related Mortgage Loan Documents;

(D)    in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage that the Master Servicer has determined is either (i) not available at any rate or (ii) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against at the then-available rates for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located;

(E)    the reasonable efforts of the Master Servicer to cause the Borrower to maintain insurance shall be conducted in a manner that takes into account the insurance that would then be available to the Master Servicer on a force-placed basis; and

(F)    to the extent the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer shall not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis (and this will not be construed to modify the other limits set forth in clause (D) above).

Notwithstanding the limitation set forth in clause (D) above, if the related Borrower fails to maintain with respect to the related Mortgaged Property (i) specific casualty insurance coverage providing for “special” form coverage that does not specifically exclude, terrorist or similar acts, and/or (ii) specific insurance coverage with respect to damages or casualties caused by terrorist or similar acts, the Master Servicer shall cause the related Borrower to maintain, or itself obtain, such insurance upon terms not materially less favorable than those in place as of the Closing Date, unless the Special Servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard, and (during any Subordinate Control Period) with the consent of the Subordinate Class Representative or (during any Collective Consultation Period or Senior Consultation Period) after having consulted with the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate (failure to maintain required insurance due to either of clause (a) or (b) is referred to herein as an “Acceptable Insurance Default”). The Subordinate Class Representative and/or Trust Advisor, as applicable, will have no more than thirty (30) days to respond to the Special Servicer’s request for such consent or consultation; provided, however, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Subordinate Class Representative and/or Trust Advisor, the Special Servicer will not be required to do so. If any such approval of the Special Servicer has not been expressly denied within ninety (90) days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s determination and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision, such approval shall be deemed to have been granted. If the Special Servicer is in the process of making a determination described above in this paragraph, then, during the period of such evaluation by the Special Servicer (or, to the extent applicable, during the period that the Special Servicer is obtaining the consent of the Subordinate Class Representative or consulting with the Trust Advisor and/or the Subordinate Class Representative, as applicable), the Master Servicer shall not be liable for any loss related to its failure to require the related Borrower to maintain terrorism insurance and shall not be in default of its obligations hereunder as a result of such failure to maintain terrorism insurance.

The Master Servicer shall notify the Special Servicer, the Trustee, the Subordinate Class Representative and the Majority Subordinate Certificateholder if the Master Servicer determines that any Borrower has failed to maintain insurance required under (or that the Master Servicer has required pursuant to a provision that entitles the lender to reasonably require insurance under) the related Mortgage Loan Documents and such failure materially and adversely affects such Mortgage Loan and/or the interest of the Trust in the related Mortgaged Property or if any Borrower has notified the Master Servicer in writing that such Borrower does not intend to maintain such insurance and the Master Servicer has determined that such failure materially and adversely affects such Mortgage Loan and/or the interest of the Trust in the related Mortgaged Property.

Subject to Sections 3.17(b), and/or 3.24, as applicable, with respect to each REO Property, the Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain with Qualified Insurers having the Required Claims-Paying Ratings (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements at such REO Property or (ii) the outstanding principal balance of the related REO Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1 million per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least twelve (12) months, in each case if so required pursuant to the related Mortgage Loan Documents; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain the insurance coverage otherwise described by this paragraph beyond what is available at commercially reasonable rates and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (or the applicable sub-servicer) on behalf of the Trustee, in the case of insurance maintained in respect of a Mortgage Loan, or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee, in the case of insurance maintained in respect of an REO Property. Any amounts collected by the Master Servicer or the Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account in accordance with Section 3.04, subject to withdrawal pursuant to Section 3.05, in the case of amounts received in respect of a Mortgage Loan, or in the REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an REO Property. Any cost incurred by the Master Servicer or Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan. Costs to the Master Servicer or the Special Servicer of maintaining insurance policies pursuant to this Section 3.07 shall (subject to Section 3.11(h) and Section 3.19(b)) be paid by, and reimbursable to, the Master Servicer or Special Servicer, as the case may be, as a Servicing Advance.

(b)    If (i) the Master Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans or REO Properties, as applicable, then, to the extent such policy (A) is obtained from a Qualified Insurer having the Required Claims-Paying Ratings, and (B) provides protection equivalent to the individual policies otherwise required herein and in the Mortgage Loan Documents or (ii) the Master Servicer or Special Servicer (or its corporate parent) has long-term unsecured debt obligations that are rated not lower than “A2” by Moody’s and “A” by Fitch, and the Master Servicer or the Special Servicer, as the case may be, self-insures for its obligation to maintain the individual policies otherwise required, the Master Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or the Special Servicer, as the case may be, whichever maintains such policy, shall, if there shall not have been maintained on any Mortgaged Property securing a Mortgage Loan or any REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account maintained by the Master Servicer, from its own funds without any right of reimbursement from the Trust, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Master Servicer and the Special Servicer shall each prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.

(c)    With respect to each Performing Mortgage Loan that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event (an “Insured Environmental Event”) giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Mortgage Loan that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Special Servicer shall notify the Master Servicer, which shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or the Special Servicer) shall be (subject to Section 3.11(h) and Section 3.19(b)) paid by, and reimbursable to, the Master Servicer or Special Servicer, as the case may be, as a Servicing Advance.

(d)    The Master Servicer and the Special Servicer shall each at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or REO Properties exist as part of the Trust Fund) keep in force with a Qualified Insurer having the Required Claims-Paying Ratings, a fidelity bond in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten (10) days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer or Special Servicer, or such party’s corporate parent, are rated not lower than “Baa2” by Moody’s and “A” by Fitch, the Master Servicer or Special Servicer, as the case may be, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and the Special Servicer shall each at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer having the Required Claims-

Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard. The Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such policy or policies and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten (10) days’ prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the Master Servicer or the Special Servicer, or such party’s corporate parent, are rated not lower than “Baa2” by Moody’s and “A” by Fitch, the Master Servicer or Special Servicer, as the case may be, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.08    Enforcement of Alienation Clauses.

(a)    If the provisions of any Mortgage Loan expressly permits the assignment of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person upon the satisfaction of specified conditions, prohibits such an assignment or assumption except upon the satisfaction of specified conditions or fully prohibits such an assignment and assumption, and the related Borrower requests approval for such an assignment and assumption or enters into a transfer of the related Mortgaged Property in violation of the related Mortgage Loan Documents, or if the provisions of any Mortgage Loan expressly permits the further encumbrance of the related Mortgaged Property upon the satisfaction of specified conditions, prohibits such a further encumbrance except upon the satisfaction of specified conditions or fully prohibits such a further encumbrance, and the related Borrower requests approval for such a further encumbrance or enters into a further encumbrance in violation of the related Mortgage Loan Documents, the Master Servicer (with respect to a Performing Mortgage Loan) or the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall obtain the relevant information and review and make a determination to either (i) disapprove such request for approval of an assignment and assumption or further encumbrance (in the case of a Borrower request for approval thereof) and not waive any violation of the relevant due-on-sale clause or due-on-encumbrance clause or (ii) if in the best economic interest of the Trust, approve the request or waive the effect of the due-on-sale or due-on-encumbrance clause; provided, however, that all of the following conditions and/or restrictions shall apply:

(A)    the Master Servicer shall not enter into such a waiver or approval for any Performing Mortgage Loan, unless the Master Servicer has obtained the consent of the Special Servicer (it being understood and agreed that (1) the Master Servicer shall promptly provide the Special Servicer with (x) written notice of any Borrower request for such assignment and assumption or such encumbrance, (y) the Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (2) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Section 3.24, if and as applicable), and (3) if any such consent has not been expressly denied within fifteen (15) Business Days of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted;

(B)    if approval of an assignment and assumption or waiver of a due-on-sale provision is involved and the affected Mortgage Loan is a Mortgage Loan that (together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Borrower as such Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Mortgage Loan) is one of the ten largest Mortgage Loans then in the Trust or has a Cut-off Date Principal Balance in excess of $20,000,000, then, subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Mortgage Loan other than a Specially Serviced Mortgage Loan) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.27); and

(C)    if approval of a further encumbrance or waiver of a due-on-encumbrance provision is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Mortgage Loan) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver unless and until such approval or waiver is the subject of a Rating Agency Confirmation (subject to Section 3.27), with respect to any Mortgage Loan that (a) represents 2% or more of the then aggregate principal balance of all of the Mortgage Loans then in the Trust Fund, (b) is one of the ten largest Mortgage Loans then in the Trust Fund by principal balance, (c) has an aggregate loan-to-value ratio (including existing and proposed additional debt) that is equal to or greater than 85% or (d) has an aggregate debt service coverage ratio (including the debt service on the existing and proposed additional debt) that is less than 1.2x;

(D)    if approval of an assignment and assumption or waiver of a due-on-sale provision is involved, then, subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Mortgage Loan) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver with respect to any Mortgaged Property which secures a Cross-Collateralized Group unless (i) all of the Mortgaged Properties securing such Cross-Collateralized Group are transferred simultaneously by the respective Borrower(s) or (ii) either (x) in the case of the Master Servicer, it has obtained the consent of the Special Servicer (pursuant to the approval procedures described in clause (A) above) or (y) in the case of the Special Servicer, it has obtained the consent of the Subordinate Class Representative, if and to the extent required under Sections 3.24);

(E)    subject to the related Mortgage Loan Documents and applicable law, neither the Master Servicer (with respect to a Performing Mortgage Loan) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall enter into such approval or waiver unless all associated costs and expenses (including the costs of any Rating Agency Confirmation) are covered without any expense to the Trust or (it being understood and agreed that, except as expressly provided herein, neither the Master Servicer nor the Special Servicer shall be obligated to cover or assume any such costs or expenses);

(F)    neither the Master Servicer (with respect to a Performing Mortgage Loan) nor the Special Servicer (with respect to a Specially Serviced Mortgage Loan) shall, in connection with any such approval or waiver, consent or agree to any modification, waiver or amendment of any term or provision of such Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool; and

(G)    the Special Servicer shall not consent to the Master Servicer’s recommendation described in clause (A) above, or itself enter into such an approval or waiver, unless the Special Servicer has complied with Section 3.24.

Notwithstanding the foregoing, in no event will the Master Servicer’s approval of an assignment and assumption or further encumbrance be conditioned on the approval or absence of objection from the Special Servicer (or the Special Servicer interacting with the Subordinate Class Representative in connection with such Master Servicer approval) if (a) the transaction is permitted under the related Mortgage Loan Documents and (b) the conditions to the transaction that are set forth in the related Mortgage Loan Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan Documents that do not include any other approval or exercise of discretion).

(b)    In connection with any permitted assumption of any Mortgage Loan or waiver of a “due-on-sale” or “due-on-encumbrance” clause thereunder, the Master Servicer (in the case of a Performing Mortgage Loan) or the Special Servicer (in the case of a Specially Serviced Mortgage Loan) shall prepare all documents necessary and appropriate for such purposes and shall coordinate with the related Borrower for the due execution and delivery of such documents.

(c)    The Master Servicer shall have the right to consent, without the approval of the Special Servicer (or the Special Servicer interacting with the Subordinate Class Representative in connection with such Master Servicer consent) to any transfers of an interest in the Borrower under a Performing Mortgage Loan, to the extent such transfer is allowed under the terms of the related Mortgage Loan Documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan Documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such Borrower or to a person acquiring less than a majority interest in such Borrower; provided, however, that, subject to the terms of the related Mortgage Loan Documents and applicable law, if (i) the affected

Mortgage Loan that, together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Borrower as such Mortgage Loan or have Borrowers that are known to be affiliated with the Borrower under such Mortgage Loan, is one of the then current top ten Mortgage Loans (by Stated Principal Balance) in the Mortgage Pool, has a Cut-off Date Principal Balance in excess of $20,000,000, or has a Stated Principal Balance that equals or exceeds 5% of the then aggregate Stated Principal Balance of the Mortgage Pool, and (ii) the transfer is of an interest in the Borrower greater than 49%, then the Master Servicer shall not consent to such transfer unless and until such transfer is the subject of a Rating Agency Confirmation (subject to Section 3.27) (the costs of which are to be payable by the related Borrower to the extent provided for in the related Mortgage Loan Documents, which provisions shall not be waived by the Master Servicer, and, if not paid, such costs shall be paid by and reimbursed to the Master Servicer as an Additional Trust Fund Expense). The Master Servicer shall be entitled to collect and receive from Borrowers any customary fees in connection with such transfers of interest as Additional Master Servicing Compensation.

Section 3.09    Realization Upon Defaulted Mortgage Loans.

(a)    The Special Servicer shall, subject to Sections 3.09(b), 3.09(c), 3.09(d) and/or 3.24, as applicable, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of the real property and other collateral securing any Mortgage Loan that comes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20. In connection with the foregoing, in the event of a default under any Mortgage Loan or Cross-Collateralized Group that is secured by real properties located in multiple states, and such states include California or another state with a statute, rule or regulation comparable to California’s “one action rule”, then the Special Servicer shall consult Independent counsel regarding the order and manner in which the Special Servicer should foreclose upon or comparably proceed against such properties. The Special Servicer may direct the Master Servicer to advance, as contemplated by Section 3.19(b), all costs and expenses (including attorneys fees and litigation costs and expenses) to be incurred on behalf of the Trust in any such proceedings or such consultation, subject to the Master Servicer being entitled to reimbursement for any such advance as a Servicing Advance as provided in Section 3.05(a), and further subject to the Special Servicer’s being entitled to pay out of the related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds any Liquidation Expenses incurred in respect of any Mortgage Loan, which Liquidation Expenses were outstanding at the time such proceeds are received. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer taking into account the factors described in Section 3.18 and the results of any appraisal obtained pursuant to the following sentence or otherwise, all such cash bids to be made in a manner consistent with the Servicing Standard. If and when the Master Servicer or the Special Servicer deems it necessary in accordance with the Servicing Standard for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, the Master Servicer or the Special Servicer (as the case may be) is authorized to have an Appraisal completed with respect to such property (the cost of which appraisal shall be covered by, and be reimbursable as, a Servicing Advance).

The Master Servicer shall not foreclose upon or otherwise comparably convert, including by taking title thereto, any real property or other collateral securing a defaulted Mortgage Loan.

(b)    Notwithstanding the foregoing provisions of this Section 3.09, no Mortgaged Property shall be acquired by the Special Servicer on behalf of the Trust under such circumstances, in such manner or pursuant to such terms as would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO Property that is not treated as “foreclosure property” and that is held by any REMIC Pool at any given time constitutes not more than a de minimis amount of the assets of such REMIC Pool within the meaning of Treasury Regulations Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust to the imposition of any federal income or prohibited transaction taxes under the Code. Subject to the foregoing, however, a Mortgaged Property may be acquired through a single member limited liability company. In addition, except as permitted under Section 3.17(a), the Special Servicer shall not acquire any personal property on behalf of the Trust pursuant to this Section 3.09 unless either:

(i)    such personal property is incident to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

(ii)    the Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be covered by, and reimbursable as, a Servicing Advance) to the effect that the holding of such personal property as part of the Trust Fund will not result in an Adverse REMIC Event with respect to any REMIC Pool.

(c)    Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trust, have a receiver of rents appointed with respect to a Mortgaged Property, or obtain title to a Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders, could, in the reasonable judgment of the Special Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless:

(i)    the Special Servicer has previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the nine-month period preceding any such acquisition of title or other action, that such Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

(ii)    in the event that the determination described in clause (c)(i) above cannot be made, the Special Servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in clause (c)(i) above, and taking into account the coverage provided under the related Environmental Insurance Policy, that it would maximize the recovery to the Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders, to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (c)(i) above.

Any such determination by the Special Servicer contemplated by clause (i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer’s Certificate to such effect delivered to the Trustee, the Master Servicer, the Subordinate Class Representative and the Majority Subordinate Certificateholder, specifying all of the bases for such determination, such Officer’s Certificate to be accompanied by all related environmental reports.

The cost of such Phase I Environmental Assessment and any such additional environmental testing, as well as the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding paragraph, shall be paid out of the Collection Account.

(d)    If neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied with respect to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trust, release all or a portion of such Mortgaged Property from the lien of the related Mortgage; provided that if such Mortgage Loan has a then outstanding principal balance greater than $1 million, then prior to the release of all or a portion of the related Mortgaged Property from the lien of the related Mortgage, the Special Servicer shall have notified the Rating Agencies (subject to Section 3.27), the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Trustee, the Certificate Administrator and the Master Servicer, in writing of its intention to so release all or a portion of such Mortgaged Property and the basis for the determination that such intention, in the Special Servicer’s good faith judgment, was consistent with the Servicing Standard.

(e)    The Special Servicer shall report to the Trustee, the Master Servicer, the Majority Subordinate Certificateholder and the Subordinate Class Representative monthly in writing as to any actions taken by the Special Servicer with respect to any Mortgaged Property as to which neither of the conditions set forth in clauses (i) and (ii) of the first paragraph of Section 3.09(c) has been satisfied, in each case until the earliest to occur of satisfaction of either of such conditions, release of the lien of the related Mortgage on such Mortgaged Property and the related Mortgage Loan’s becoming a Corrected Mortgage Loan.

(f)    The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, with respect to any Specially Serviced Mortgage Loan, the advisability of seeking to obtain a deficiency judgment if the state in which the related Mortgaged Property is located and the terms of the subject Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable. The Master Servicer, at the direction of the Special Servicer, shall make a Servicing Advance for the costs incurred in pursuing any such deficiency action, provided that the Master Servicer shall not be obligated in connection therewith to advance any funds, which if so advanced would constitute a Nonrecoverable Advance.

(g)    Annually in each January, the Master Servicer shall, with the reasonable cooperation of the Special Servicer, prepare and file with the IRS on a timely basis the information returns with respect to the reports of foreclosures and abandonments and reports relating to any cancellation of indebtedness income with respect to any Mortgage Loan, or Mortgaged Property securing a Mortgage Loan, required by Sections 6050H (as applicable), 6050J and 6050P of the Code. Contemporaneously therewith, the Master Servicer shall deliver a copy of such information returns to the Special Servicer and the Trustee.

(h)    As soon as the Special Servicer makes a Final Recovery Determination (such determination to be made in consultation with the Subordinate Class Representative and the related calculations to be subject to the approval of such Subordinate Class Representative) with respect to any Mortgage Loan or REO Property, it shall promptly notify the Certificate Administrator, the Trustee, the Rating Agencies (subject to Section 3.27), the Master Servicer (unless it is the one making the determination) and the Subordinate Class Representative. The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each such Final Recovery Determination (if any) made by it and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer’s Certificate delivered to the Certificate Administrator, the Trustee, the Master Servicer (unless it is the one making the determination) and the Subordinate Class Representative no later than ten (10) Business Days following such Final Recovery Determination.

(i)    Notwithstanding anything the contrary, to the extent that the Special Servicer acquires a Mortgaged Property that is a hospitality property on behalf of the Trust and such hospitality property has a franchise or licensing agreement that requires a successor or replacement franchisee or licensee to have a specified net worth, the Special Servicer shall, to the extent consistent with the Servicing Standard, take all actions reasonably necessary to permit the Mortgaged Property to maintain its franchise or license with the same franchisor or licensor in place prior to such foreclosure.

Section 3.10    Trustee to Cooperate; Release of Mortgage Files.

(a)    Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full shall be escrowed or made in a manner customary for such purposes, the Master Servicer shall promptly so notify the Trustee and the Custodian and request delivery to it or its designee of the related Mortgage File and request delivery to it or its designee of the related Mortgage Note, as applicable (such notice and request to be effected by delivering to the Custodian a Request for Release in the form of Exhibit F-1 attached hereto, which Request for Release shall be accompanied by the form of any release or discharge to be executed by the Custodian and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04 have been or will be so deposited). Upon receipt of such Request for Release, the Custodian shall promptly release the related Mortgage File to the Master Servicer or its designee and shall deliver to the Master Servicer or its designee such accompanying release or discharge, duly executed. No expenses incurred in connection with preparing or recording any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

(b)    If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, the Master Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), then, upon request of the Master Servicer and receipt from the Master Servicer of a Request for Release in the form of Exhibit F-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit F-2 attached hereto, the Custodian shall release such Mortgage File (or portion thereof) or such Mortgage Note to the Master Servicer or the Special Servicer, as the case may be, or its designee. Upon return of such Mortgage File (or portion thereof) to the Person from whom it was obtained as described above, or upon the Special Servicer’s delivery to such Person of an Officer’s Certificate stating that (i) such Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account pursuant to Section 3.04 have been or will be so deposited or (ii) such Mortgage Loan has become an REO Mortgage Loan, a copy of the Request for Release shall be returned to the Master Servicer or the Special Servicer, as applicable, by the Person to whom it was delivered as described above.

(c)    Within five (5) Business Days of the Special Servicer’s request therefor (or, in case of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee shall execute and deliver to the Special Servicer, in the form supplied to the Trustee by the Special Servicer, any court pleadings, requests for trustee’s sale or other documents reasonably necessary, with respect to any Mortgage Loan, to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action brought to obtain judgment against the related Borrower on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust, the Master Servicer or the Special Servicer; provided that the Trustee may alternatively execute and deliver to the Special Servicer, in the form supplied to the Trustee by the Special Servicer, a limited power of attorney issued in favor of the Special Servicer, subject to Section 3.01(b), and empowering the Special Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee (however, the Trustee shall not be liable for any misuse of such power of attorney by the Special Servicer). Together with such pleadings or documents (or such power of attorney), the Special Servicer shall deliver to the Trustee an Officer’s Certificate requesting that such pleadings or documents (or such power of attorney) be executed by the Trustee and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee (or by the Special Servicer on behalf of such Person) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. Within five (5) Business Days following receipt, the Trustee shall forward any documents it receives related to the servicing of the Mortgage Loans (including but not limited to any court pleadings and other documents related to legal action involving any Borrower or Mortgaged Property) to the Special Servicer. Upon delivery of such documents, the Trustee shall not be liable for any loss, claim or expense related to any failure by the Special Servicer to process such documentation in a timely fashion. Any document delivered to the Special Servicer shall be deemed to have been duly delivered when delivered via overnight carrier to the address of such party as set forth in Section 12.05.

Section 3.11    Master Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses; Obligations of the Trustee Regarding Back-up Servicing Advances.

(a)    As compensation for its activities hereunder, the Master Servicer shall be entitled to receive the Master Servicing Fee with respect to each Mortgage Loan (including each Specially Serviced Mortgage Loan), and each successor REO Mortgage Loan thereto. As to each such Mortgage Loan and REO Mortgage Loan, for each calendar month (commencing with April 2012) or any applicable portion thereof, the Master Servicing Fee shall accrue at the related Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable such Mortgage Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. To the extent attributable to a Mortgage Loan, the Master Servicing Fee with respect to any Mortgage Loan or any REO Mortgage Loan shall cease to accrue (but not as to any Replacement Mortgage Loan with respect thereto) if a Liquidation Event occurs in respect of such Mortgage Loan. Master Servicing Fees earned with respect to any Mortgage Loan or any REO Mortgage Loan shall be payable monthly from payments of interest on such Mortgage Loan or REO Revenues allocable as interest on such REO Mortgage Loan, as the case may be. The Master Servicer shall be entitled to recover unpaid Master Servicing Fees in respect of any Mortgage Loan or any REO Mortgage Loan out of the portion any related Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be and, to the extent such amounts are not sufficient to pay accrued Master Servicing Fees on any Mortgage Loan and a Liquidation Event has occurred with respect to such Mortgage Loan, from general collections on the Mortgage Loans on deposit in the Collection Account.

WFB and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state and foreign securities laws and is otherwise made in accordance with the Securities Act and such state and foreign securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit F-3A hereto, and (iii) the prospective transferee shall have delivered to WFB and the Depositor a certificate substantially in the form attached as Exhibit F-3B hereto. None of the Depositor, the

Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. WFB and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and WFB hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer, the Certificate Registrar and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal, state and foreign securities laws or is not made in accordance with such federal, state and foreign laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Person then acting as the Master Servicer shall pay, out of each amount paid to such Master Servicer as Master Servicing Fees with respect to each subject Mortgage Loan or REO Mortgage Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Master Servicing Fees to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Certificate Administrator, the Certificate Registrar, the Depositor, the Special Servicer, the Trustee, the Custodian or the Tax Administrator shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

The Master Servicer’s right to receive the Master Servicing Fees to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as contemplated by the prior paragraph.

(b)    The Master Servicer shall be entitled to receive the following items as additional servicing compensation (the following items, collectively, “Additional Master Servicing Compensation”):

(i)    100% of defeasance fees actually collected during the related Collection Period;

(ii)    (x) 50% of Modification Fees actually collected during the related Collection Period with respect to Performing Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special

Servicer under the other provisions of this Agreement and (y) 100% of Modification Fees actually collected during the related Collection Period with respect to Performing Mortgage Loans and paid in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)    100% of Assumption Fees collected during the related Collection Period with respect to Performing Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and 50% of Assumption Fees collected during the related Collection Period with respect to Performing Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)    100% of Assumption Application Fees collected during the related Collection Period with respect to Performing Mortgage Loans;

(v)    100% of consent fees on Performing Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Mortgage Loan and is paid in connection with a consent the Master Servicer is permitted to grant in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement, and 50% of consent fees on Performing Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Performing Mortgage Loan and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vi)    any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans;

(vii)    100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Performing Mortgage Loans;

(viii)    (a) 100% of other loan processing fees actually paid by the Borrowers under the Performing Mortgage Loans to the extent that the consent of the Special Servicer is not required in connection with the associated action and (b) 50% of other loan processing fees actually paid by the Borrowers under the Performing Mortgage Loans to the extent that the consent of the Special Servicer is required in connection with the associated action;

(ix)    any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans;

(x)    interest or other income earned on deposits in the Investment Accounts maintained by the Master Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, further, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Borrower under applicable law or under the related Mortgage Loan); and

(xi)    a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (ix) in the preceding paragraph are collected by the Special Servicer, the Special Servicer shall promptly pay such amounts to the Master Servicer.

(c)    As compensation for its activities hereunder, the Special Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan, and each successor REO Mortgage Loan. As to each such Specially Serviced Mortgage Loan and REO Mortgage Loan, for any particular calendar month or applicable portion thereof, the Special Servicing Fee shall accrue at the Special Servicing Fee Rate on the Stated Principal Balance of such Specially Serviced Mortgage Loan or such REO Mortgage Loan, as the case may be, and shall be calculated on the same Interest Accrual Basis as is applicable for such Specially Serviced Mortgage Loan or REO Mortgage Loan, as the case may be, and for the same number of days respecting which any related interest payment due on such Specially Serviced Mortgage Loan or deemed to be due on such REO Mortgage Loan is computed under the terms of the related Mortgage Note (as such terms may be changed or modified at any time following the Closing Date) and applicable law. To the extent attributable to a Mortgage Loan, the Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or any successor REO Mortgage Loan thereto shall cease to accrue as of the date a Liquidation Event occurs in respect of such Mortgage Loan or, in the case of such a Specially Serviced Mortgage Loan, as of the date it becomes a Corrected Mortgage Loan. Earned but unpaid Special Servicing Fees with respect to Mortgage Loans that are Specially Serviced Mortgage Loans and REO Mortgage Loans shall be payable (pursuant to Section 3.05(a)) monthly first out of related Liquidation Proceeds, Insurance Proceeds and/or Condemnation Proceeds, if any, and then out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Account.

As further compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Mortgage Loan that is a Corrected Mortgage Loan, unless the basis on which such Mortgage Loan became a Corrected Mortgage Loan was the remediation of a circumstance or condition relating to the related Responsible Repurchase Party’s obligation to repurchase the related Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, as applicable, in which case, if such Mortgage Loan is repurchased within the Initial Resolution Period (and, if applicable any Resolution Extension Period as is permitted under Section 2.03) no Workout Fee will be payable from or based upon the receipt of, any Purchase Price paid by the related Responsible Repurchase Party in satisfaction of such repurchase obligation. As to each such Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each payment of interest (other than Default Interest) and principal received from the related Borrower on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan. In addition, the determination and payment of the Workout Fee with respect to any Corrected Mortgage Loan for which the amount of related Offsetting Modification Fees is greater than zero shall be adjusted in the following manner: (i) the Workout Fee Rate shall be multiplied by the aggregate amount of all the scheduled payments of principal and interest scheduled to become due under the terms of such Corrected Mortgage Loan during the period from the date when such Mortgage Loan becomes a Corrected Mortgage Loan to and including the maturity date of such Corrected Mortgage Loan, without discounting for present value (the resulting product, the “Workout Fee Projected Amount”); and (ii) either (a) if the amount of the Offsetting Modification Fees for such Corrected Mortgage Loan is greater than or equal to the Workout Fee Projected Amount for such Corrected Mortgage Loan, the Special Servicer shall not be entitled to any payments in respect of the Workout Fee with respect to such Corrected Mortgage Loan, or (b) if the amount of Offsetting Modification Fees for such Corrected Mortgage Loan is less than the Workout Fee Projected Amount, the Special Servicer shall be entitled to payments of the Workout Fee with respect to such Corrected Mortgage Loan, on the terms and conditions otherwise set forth in this Agreement without regard to this sentence, until the cumulative amount of such payments is equal to the excess of the Workout Fee Projected Amount over the Offsetting Modification Fees, after which date the Special Servicer shall not be entitled to any further payments in respect of the Workout Fee for such Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if such Corrected Mortgage Loan again becomes a Specially Serviced Mortgage Loan or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee would become payable if and when such Mortgage Loan again became a Corrected Mortgage Loan after having again become a Specially Serviced Mortgage Loan. If the Special Servicer is terminated or resigns, the Special Servicer shall retain the right (and the applicable successor Special Servicer shall not have the right) to receive any and all Workout Fees payable in respect of (i) any Mortgage Loans serviced by the Special Servicer that became Corrected Mortgage Loans during the period that it acted as Special Servicer and that were still Corrected Mortgage Loans at the time of such termination or resignation and (ii) unless the Special Servicer was terminated for cause (in which case only clause (i) above shall apply), any Mortgage Loans that constitute Specially Serviced Mortgage Loans for which the Special Servicer has resolved the circumstances and/or conditions causing any such Mortgage Loan to be a Specially Serviced Mortgage Loan such that the Mortgage Loan would be deemed a Corrected Mortgage Loan but for the Borrower having not yet made, as of the date of such termination or resignation, three timely Monthly Payments required by the terms of the workout; provided, however, that in either case no other event has occurred as of the time of the Special Servicer’s termination or resignation that would otherwise cause such Mortgage Loan to again become a Specially Serviced Mortgage Loan.

As further compensation for its activities hereunder, the Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Mortgage Loan as to which any full, partial or discounted payoff is received from the related Borrower and with respect to each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives any Condemnation Proceeds, Insurance Proceeds or Liquidation Proceeds and (without duplication) each Mortgage Loan as to which the Special Servicer otherwise receives any Liquidation Proceeds (in each case, other than in connection with (A) the purchase or other acquisition of any Mortgage Loan or REO Mortgage Loan by any Subordinate Class

Certificateholder(s), the Sole Certificateholder(s), the Master Servicer or the Special Servicer pursuant to Section 9.01, (B) the repurchase or replacement of any Mortgage Loan by a Responsible Repurchase Party pursuant to the related Mortgage Loan Purchase Agreement as a result of a Material Breach or Material Document Defect, if the repurchase or replacement occurs prior to the end of the period, as the same may be extended, in which such Responsible Repurchase Party must cure, repurchase or substitute for such Mortgage Loan, or (C) the purchase of any such Specially Serviced Mortgage Loan or REO Property by any other creditor of the related Borrower or any of its Affiliates or other equity holders pursuant to a right under the related Mortgage Loan Documents (including, without limitation, the purchase of any such Specially Serviced Mortgage Loan or REO Property by a mezzanine lender of the related Borrower or any of its Affiliates pursuant to the related mezzanine intercreditor or other similar agreement) (provided that such right is exercised within ninety (90) days after such creditor’s purchase option first becomes exercisable and in the manner required under such Mortgage Loan Documents or, with respect to any purchase by a mezzanine lender pursuant to the related mezzanine intercreditor agreement, if the purchase occurs within ninety (90) days after the later of (x) the date when the related Mortgage Loan becomes a Specially Serviced Mortgage Loan and (y) the date when such mezzanine lender receives notice from the Special servicer that such transfer to special servicing has occurred)). As to each such Specially Serviced Mortgage Loan or REO Property for which the Special Servicer is entitled to a Liquidation Fee as set forth above, such Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, any such full, partial or discounted payoff, Condemnation Proceeds, Insurance Proceeds and/or Liquidation Proceeds received or collected in respect thereof (other than any portion of such payment or proceeds that represents Default Charges). The Liquidation Fee with respect to any such Specially Serviced Mortgage Loan will not be payable if such Specially Serviced Mortgage Loan becomes a Corrected Mortgage Loan. In addition, if a Liquidation Fee otherwise becomes payable with respect a Mortgage Loan, then such Liquidation Fee payable to the Special Servicer with respect to such Mortgage Loan in the aggregate shall be reduced by the amount of any Offsetting Modification Fees.

The Special Servicer’s right to receive any Special Servicing Fee, Workout Fee and/or Liquidation Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein, including as provided in the next sentence. Notwithstanding anything herein to the contrary, the Special Servicer may enter into one or more arrangements with the Majority Subordinate Certificateholder and/or the Subordinate Class Representative, or any other Person(s) that may be entitled to remove or replace the Special Servicer, to provide for the payment by the Special Servicer to such party or parties of certain of the Special Servicer’s compensation hereunder, whether in consideration of the Special Servicer’s appointment or continuation of appointment as Special Servicer in connection with this Agreement, limitations on such parties’ right to terminate or replace the Special Servicer in connection with this Agreement or otherwise. If the Special Servicer exercises the authority set forth in the preceding sentence, any and all obligations pursuant to any such agreement shall constitute obligations solely of the Special Servicer and not of any other party hereto. If the Special Servicer enters into such an agreement and one or more other Person(s) thereafter becomes the applicable Majority Subordinate Certificateholders, the Subordinate Class Representative, or becomes entitled to remove or replace the Special Servicer, as applicable, such agreement shall not be binding on such other Person(s), nor may it limit the rights that otherwise inure to the benefit of such other Person(s) as the Majority Subordinate Certificateholder, the Subordinate Class Representative, as applicable, or as a party otherwise entitled to remove or replace the Special Servicer, in the absence of such other Persons(s)’ express written consent, which may be granted or withheld in their sole discretion.

(d)    The Special Servicer shall be entitled to receive the following items as additional special servicing compensation (the following items, collectively, the “Additional Special Servicing Compensation”):

(i)    100% of Modification Fees actually collected during the related Collection Period with respect to any Specially Serviced Mortgage Loans or REO Mortgage Loans;

(ii)    50% of Modification Fees collected during the related Collection Period with respect to Performing Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iii)    100% of Assumption Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans, and 50% of Assumption Fees collected during the related Collection Period with respect to Performing Mortgage Loans in connection with a consent, approval or other action that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(iv)    100% of Assumption Application Fees collected during the related Collection Period with respect to Specially Serviced Mortgage Loans;

(v)    100% of consent fees on Specially Serviced Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan, and 50% of consent fees on Performing Mortgage Loans in connection with a consent that involves no modification, waiver or amendment of the terms of any Mortgage Loan and is paid in connection with a consent that the Master Servicer is not permitted to take in the absence of the consent or approval (or deemed consent or approval) of the Special Servicer under the other provisions of this Agreement;

(vi)    100% of charges for beneficiary statements or demands actually paid by the Borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

(vii)    (a) 50% of other loan processing fees actually paid by the Borrowers under the Mortgage Loans that are not Specially Serviced Mortgage Loans to the extent that the consent of the Special Servicer is required in connection with the associated action, and (b) 100% of other loan processing fees actually paid by the Borrowers under the Mortgage Loans that are Specially Serviced Mortgage Loans;

(viii)    interest or other income earned on deposits in any REO Account and the Loss of Value Reserve Account maintained by the Special Servicer, in accordance with

Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for each Collection Period); and

(ix)  a portion of Net Default Charges as set forth in Section 3.25.

To the extent that any of the amounts described in clauses (i) through (vii) of the preceding paragraph are collected by the Master Servicer, the Master Servicer shall promptly pay such amounts to the Special Servicer and shall not be required to deposit such amounts in the Collection Account pursuant to Section 3.04.

(e)    The Master Servicer and the Special Servicer shall each be required (subject to Section 3.11(h) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including payment of any amounts due and owing to any of Sub-Servicers retained by it (including any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force placed policy obtained by it insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of the Collection Account, any Servicing Account, Reserve Account or REO Account, and neither the Master Servicer nor the Special Servicer shall be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement. If the Master Servicer is required to make any Servicing Advance hereunder at the discretion of the Special Servicer in accordance with Section 3.19 or otherwise, the Special Servicer shall promptly provide the Master Servicer with such documentation regarding the subject Servicing Advance as the Master Servicer may reasonably request.

(f)    If the Master Servicer or, as contemplated by Section 3.19, the Special Servicer is required under this Agreement to make a Servicing Advance, but fails to do so within ten (10) days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the Master Servicer or the Special Servicer, as the case may be, give notice of such failure to the defaulting party. If such Advance is not made by the Master Servicer or the Special Servicer, as the case may be, within one Business Day after receipt of such notice, then (subject to Section 3.11(h) below) the Trustee shall make such Advance.

(g)    The Master Servicer, the Special Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds), for so long as such Servicing Advance is outstanding (it being acknowledged that Advance Interest shall not accrue on Unliquidated Advances related to prior Servicing Advances). Such interest with respect to any Servicing Advances shall be payable: (i) first, in accordance with Sections 3.05 and 3.25, out of any Default Charges subsequently collected on or in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such Servicing Advance relates; and (ii) then, after such Servicing Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself, the Special Servicer or the Trustee, as appropriate, for any Servicing Advance made by any such Person with respect to any Mortgage

Loan or REO Property as soon as practicable after funds available for such purpose are deposited in the Collection Account.

(h)    Notwithstanding anything to the contrary set forth herein, none of the Master Servicer, the Special Servicer or the Trustee shall be required to make any Servicing Advance that would, if made, constitute a Nonrecoverable Servicing Advance. The determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain any analysis, Appraisals or market value estimates or other information in the possession of the Special Servicer for such purposes. Any determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee (unless it is the Person making such determination), the Special Servicer, the Majority Subordinate Certificateholder and the Subordinate Class Representative, setting forth the basis for such determination, accompanied by a copy of any Appraisal of the related Mortgaged Property or REO Property performed within the 12 months preceding such determination by a Qualified Appraiser, and, if such reports were used by the Master Servicer or the Trustee to determine that any Servicing Advance is or would be nonrecoverable, further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. Notwithstanding the foregoing, absent bad faith, any such determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the Master Servicer or Special Servicer, and the Master Servicer and the Special Servicer shall each be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party with respect to a particular Servicing Advance for any Mortgage Loan or REO Property. The Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make Servicing Advances may reasonably request. A copy of any such Officer’s Certificate (and accompanying information) of the Master Servicer shall also be delivered promptly to the Special Servicer, a copy of any such Officer’s Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Master Servicer for the subject Mortgage Loan or REO Property, and a copy of any such Officer’s Certificates (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Special Servicer, the Master Servicer. The Master

Servicer and the Special Servicer shall consider Unliquidated Advances in respect of prior Servicing Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a Servicing Advance.

The Special Servicer shall also be entitled to make (but shall not be obligated to make or not make) a determination (subject to the same standards and procedures that apply in connection with a determination by the Master Servicer) to the effect that a prior Servicing Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the Master Servicer or the Special Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable Servicing Advance or that any proposed Servicing Advance by the Master Servicer or the Special Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable Servicing Advance, in which case such Servicing Advance shall constitute a Nonrecoverable Servicing Advance for all purposes of this Agreement. The preceding statement shall not be construed to limit the provision set forth in Section 3.19(b) to the effect that any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such Servicing Advance is not a Nonrecoverable Advance.

(i)    Notwithstanding anything to the contrary set forth herein, the Master Servicer may (and, at the direction of the Special Servicer if a Mortgage Loan that is a Specially Serviced Mortgage Loan or an REO Property is involved, shall) pay directly out of the Collection Account any servicing expense that, if paid by the Master Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance for the subject Mortgage Loan or REO Property; provided that (A) it shall be a condition to such payment that the Master Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders, as evidenced by an Officer’s Certificate delivered promptly to the Depositor, the Certificate Administrator, the Trustee, the Majority Subordinate Certificateholder and the Subordinate Class Representative, setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination; and (B) such servicing expense shall be deemed to constitute a Nonrecoverable Advance for purposes of subsection (II)(iv) of Section 3.05(a) and the definition of “Principal Distribution Amount” and the terms and conditions set forth in such subsection that are applicable to Nonrecoverable Advances shall apply to such servicing expense. A copy of any such Officer’s Certificate (and accompanying information) of the Master Servicer shall also be delivered promptly to the Subordinate Class Representative and the Special Servicer, and a copy of any such Officer’s Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Master Servicer and the Subordinate Class Representative.

(j)    With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, a report (in electronic format) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, during the related Collection Period.

(k)    The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

Section 3.12    Property Inspections; Collection of Financial Statements.

(a)    The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property securing a Specially Serviced Mortgage Loan as soon as practicable (but in any event not later than sixty (60) days) after the subject Mortgage Loan becomes a Specially Serviced Mortgage Loan (and the Special Servicer shall continue to perform or cause to be performed a physical inspection of the subject Mortgaged Property at least once per calendar year thereafter for so long as the subject Mortgage Loan remains a Specially Serviced Mortgage Loan or if such Mortgaged Property becomes an REO Property); provided that the Special Servicer shall be entitled to reimbursement of the reasonable and direct out-of-pocket expenses incurred by it in connection with each such inspection as Servicing Advances or otherwise as contemplated by Section 3.05(a). The Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property every calendar year beginning in 2013, or every second calendar year beginning in 2014 if the unpaid principal balance of the related Mortgage Loan (or the portion thereof allocated to such Mortgaged Property) is less than $2,000,000; provided that with respect to any Mortgage Loan (other than a Specially Serviced Mortgage Loan) that has an aggregate unpaid principal balance of less than $2,000,000 and has been placed on the CREFC Servicer Watch List, the Master Servicer shall, at the request and expense of the Subordinate Class Representative, inspect or cause to be inspected the related Mortgaged Property every calendar year beginning in 2013 so long as such Mortgage Loan continues to be on the CREFC Servicer Watch List; and provided, further, that the Master Servicer will not be obligated to inspect any particular Mortgaged Property during any one-year or two-year, as applicable, period contemplated above in this sentence, if the Special Servicer has already done so during that period pursuant to the preceding sentence. Each of the Master Servicer and the Special Servicer shall prepare (and, promptly following preparation, if there has been a material adverse change in the condition of the subject Mortgaged Property or REO Property, as applicable), deliver to the Trustee, the Majority Subordinate Certificateholder, the Subordinate Class Representative, the Master Servicer or Special Servicer, and the Rating Agencies (subject to Section 3.27) a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the subject Mortgaged Property and that specifies the occurrence or existence of: (i) any vacancy in the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (ii) any abandonment of the Mortgaged Property of which it is aware, (iii) any change in the condition or value of the Mortgaged Property that is, in the reasonable judgment of the Master Servicer or Special Servicer (or its respective designee), as the case may be, material and is evident from such inspection, (iv) any material waste on or deferred maintenance in respect of the Mortgaged Property that is evident from such inspection or (v) any material capital improvements made that are evident from such inspection. Such report may be in the form of the standard property inspection report (or such other form for the presentation of such information) as may from time to time be recommended by the CREFC for commercial mortgage-backed securities transactions generally. Each of the Master Servicer and the Special Servicer shall deliver to the Certificate Administrator and the Trustee and, upon request, to the Subordinate Class Representative, the Majority Subordinate Certificateholder, a copy (or image in suitable electronic media) of each such written report prepared by it, in each case within thirty (30) days following the request (or, if later or if request is not required, within thirty (30) days following the later of completion of the related inspection if the inspection is performed by the Master Servicer or Special Servicer, as appropriate, or receipt of the related inspection report if the inspection is performed by a third party).

(b)    Commencing with respect to the calendar year ending December 31, 2012 (as to annual information) and the calendar quarter ending on June 30, 2012 (as to quarterly information), the Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Master Servicer, in the case of each Performing Mortgage Loan, shall make reasonable efforts to collect promptly from each related Borrower quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and quarterly and annual financial statements of such Borrower, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan Documents. The Master Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Persons and in the time and manner set forth in Section 4.02(d). In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Special Servicer shall deliver images in suitable electronic media of all of the foregoing items so collected or obtained by it to the Master Servicer, the Majority Subordinate Certificateholder, the Subordinate Class Representative within thirty (30) days of its receipt thereof.

Section 3.13    Reserved.

Section 3.14    Reserved.

Section 3.15    Access to Information.

(a)    Each of the Master Servicer and the Special Servicer shall afford to the OTS, the FDIC, any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, the Certificate Administrator, the Trustee, the Depositor, each Underwriter, the Subordinate Class Representative, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law, the terms of the related Mortgage Loan Documents or contract entered into prior to the Closing Date or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. At the election of the Master Servicer and/or the Special Servicer, such access may be afforded to the Certificate Administrator, the Trustee, the Depositor, the Subordinate Class Representative and the Majority Subordinate Certificateholder, by the delivery of copies of information as requested by such Person and the Master Servicer and/or the Special Servicer, as applicable, shall be permitted to require payment of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall otherwise be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the particular Master Servicer or Special Servicer, as the case may be, designated by it.

(b)    In connection with providing access to information pursuant to subsection (a) of this Section 3.15, Section 4.02(a), Section 8.12(d) or, only with respect to clause (i) below, Section 8.12(g), each of the Master Servicer and the Special Servicer may (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on the execution of a reasonable confidentiality agreement; (iii) withhold access to confidential information or any intellectual property; and (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan Documents or would constitute a waiver of the attorney-client privilege. In connection with providing access to information pursuant to this Section 3.15, the Master Servicer shall require the execution (which may be in electronic form) of a confidentiality agreement substantially in the form of Exhibit K-3 hereto.

(c)    Upon the request of the Subordinate Class Representative, as applicable, made not more frequently than once a month during the normal business hours of the Master Servicer and the Special Servicer, each of the Master Servicer and the Special Servicer shall, without charge, make a knowledgeable Servicing Officer available either by telephone (with Servicing Officers of each of the Master Servicer and the Special Servicer participating simultaneously if the Subordinate Class Representative so requests) or, at the option of the Subordinate Class Representative if it provides reasonable advance notice, at the office of such Servicing Officer, to verbally answer questions from the Subordinate Class Representative regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the Master Servicer or the Special Servicer, as the case may be, is responsible.

(d)    Notwithstanding any provision of this Agreement to the contrary, the failure of the Master Servicer or Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that the Master Servicer or the Special Servicer, as the case may be, determines, in its reasonable and good faith judgment consistent with the Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan Document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

(e)    Neither the Master Servicer nor the Special Servicer shall be liable for providing, disseminating or withholding information in accordance with the terms of this Agreement. In addition to their other rights hereunder, each of the Master Servicer and the Special Servicer (and their respective employees, attorneys, officers, directors and agents) shall, in each case, be indemnified by the Trust Fund for any claims, losses or expenses arising from any such provision, dissemination or withholding.

Section 3.16    Title to REO Property; REO Account.

(a)    If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee or its nominee, on behalf of the Certificateholders, or, subject to Section 3.09(b), to a single member limited liability company of which the Trust is the sole member, which limited liability company is formed or caused to be formed by the Special Servicer at the expense of the Trust for the purpose of taking title to one or more REO Properties pursuant to this Agreement. Any such limited liability company formed by the Special Servicer shall be a manager-managed limited liability company, with the Special Servicer to serve as the initial manager to manage the property of the limited liability company, including any applicable REO Property, in accordance with the terms of this Agreement as if such property was held directly in the name of the Trust or Trustee under this Agreement. The Special Servicer shall sell any REO Property in accordance with Section 3.18 by the end of the third calendar year following the year in which the Trust acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies, more than sixty (60) days prior to the expiration of such liquidation period, and is granted (or, pursuant to IRS regulations, deemed to have been granted) an extension of time (an “REO Extension”) by the IRS to sell such REO Property or (ii) obtains for the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that the holding by the Trust of such REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to any REMIC Pool. Regardless of whether the Special Servicer applies for or is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii) of such sentence, the Special Servicer shall act in accordance with the Servicing Standard to liquidate the subject REO Property on a timely basis. If the Special Servicer is granted such REO Extension or obtains such Opinion of Counsel with respect to any REO Property, the Special Servicer shall (i) promptly forward a copy of such REO Extension or Opinion of Counsel to the Trustee, and (ii) sell the subject REO Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its applying for and being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the third preceding sentence, and for the creation of and the operating of a limited liability company, shall be covered by, and be reimbursable as, a Servicing Advance.

(b)    The Special Servicer shall segregate and hold all funds collected and received by it in connection with any REO Property separate and apart from its own funds and general assets. If any REO Acquisition occurs in respect of any Mortgaged Property securing a Mortgage Loan, then the Special Servicer shall establish and maintain one or more accounts (collectively, an “REO Account”), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, as a collective whole, for the retention of revenues and other proceeds derived from such REO Property. Each account that constitutes an REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in its REO Account, within one Business Day following receipt, all REO Revenues, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in an REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer is authorized to pay out of related Liquidation Proceeds,

Insurance Proceeds and/or Condemnation Proceeds, if any, any Liquidation Expenses incurred in respect of an REO Property and outstanding at the time such proceeds are received, as well as any other items that otherwise may be paid by the Master Servicer out of such Liquidation Proceeds as contemplated by Section 3.05(a). The Special Servicer shall be entitled to make withdrawals from its REO Account to pay itself, as Additional Special Servicing Compensation, interest and investment income earned in respect of amounts held in such REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such REO Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of its REO Account when first established and of the new location of such REO Account prior to any change thereof.

(c)    The Special Servicer shall withdraw from its REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in such REO Account relating to such REO Property. Monthly within one Business Day following the end of each Collection Period, the Special Servicer shall withdraw from its REO Account and deposit into the Collection Account, or deliver to the Master Servicer for deposit into the Collection Account, the aggregate of all amounts received in respect of each REO Property during such Collection Period that are then on deposit in such REO Account, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that in the case of each REO Property, the Special Servicer may retain in its REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of such REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses). For the avoidance of doubt, such amounts withdrawn from an REO Account and deposited into the Collection Account following the end of each Collection Period pursuant to the preceding sentence shall, upon such deposit, be construed to have been received by the Master Servicer during such Collection Period.

(d)    The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, its REO Account pursuant to Section 3.16(b) or 3.16(c).

Section 3.17    Management of REO Property.

(a)    Prior to the acquisition of title to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the Special Servicer determines from such review that:

(i)    None of the income from Directly Operating such Mortgaged Property would be subject to tax as “net income from foreclosure property” within the meaning of the REMIC Provisions (such tax referred to herein as an “REO Tax”), then such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property, other than holding such REO Property for sale or lease or performing construction work thereon;

(ii)    Directly Operating such Mortgaged Property as an REO Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the judgment of the Special Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such REO Property; or

(iii)    It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and either (i) that the income or earnings with respect to such REO Property will offset any REO Tax relating to such income or earnings and will maximize the net recovery from the applicable REO Property to the Certificateholders or (ii) that no commercially reasonable means exists to operate such property as REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, then the Special Servicer shall deliver to the Tax Administrator and the Subordinate Class Representative, in writing, a proposed plan (the “Proposed Plan”) to manage such property as REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the Tax Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the Trust’s federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the Tax Administrator shall (to the maximum extent reasonably possible and at a reasonable fee, which fee shall be an expense of the Trust) advise the Special Servicer of the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the Tax Administrator, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

Subject to Section 3.17(b), the Special Servicer’s decision as to how each REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the applicable Special Servicer nor the Tax Administrator shall be liable to the Certificateholders, the Trustee, the Trust, the other parties hereto, any beneficiaries hereof or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section 3.17(a) with respect to any REO Property. Nothing in this Section 3.17(a) is intended to prevent the sale of any REO Property pursuant to the terms and subject to the conditions of Section 3.18.

(b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect and operate such REO Property for the benefit of the Certificateholders, as a collective whole, solely for the purpose of its prompt disposition and sale in accordance with Section 3.18, in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or, except as contemplated by Section 3.17(a), result in the receipt by any REMIC Pool of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, in an Adverse REMIC Event with respect to any REMIC Pool. Except as contemplated by Section 3.17(a), the Special Servicer shall not enter into any lease, contract or other agreement with respect to any REO Property that causes the Trust to receive, and (unless required to do so under any lease, contract or agreement to which the Special Servicer or the Trust may become a party or successor to a party due to a foreclosure, deed-in-lieu of foreclosure or other similar exercise of a creditor’s rights or remedies with respect to the related Mortgage Loan) shall not, with respect to any REO Property, cause or allow the Trust to receive, any “net income from foreclosure property” that is subject to taxation under the REMIC Provisions. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection with the administration of any REO Property, as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from its REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including:

(i)    all insurance premiums due and payable in respect of such REO Property;

(ii)    all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)    any ground rents in respect of such REO Property; and

(iv)    all other costs and expenses necessary to maintain, lease, sell, protect, manage, operate and restore such REO Property.

To the extent that amounts on deposit in the Special Servicer’s REO Account with respect to any REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such REO Property, the Master Servicer shall, at the direction of the Special Servicer, but subject to Section 3.11(h), make a Servicing Advance of such amounts as are necessary for such purposes unless the Master Servicer or the Special Servicer determines, in its reasonable judgment, that such advances would, if made, be Nonrecoverable Servicing Advances; provided, however, that the Master Servicer may in its sole discretion make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

(c)    The Special Servicer may, and, if required for the REO Property to continue to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, shall, contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(i)    the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)    the fees of such Independent Contractor (which shall be expenses of the Trust) shall be reasonable and customary in consideration of the nature and locality of such REO Property;

(iii)    any such contract shall be consistent with Treasury Regulations Section 1.856-6(e)(6) and shall require, or shall be administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed in Section 3.17(b) above, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

(iv)    none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)    the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property, and the Special Servicer shall comply with the Servicing Standard in maintaining such Independent Contractor.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any Independent Contractor for the operation and management of any REO Property are greater than the revenues available from such property, such excess costs shall be covered by, and be reimbursable as, a Servicing Advance.

(d)    Without limiting the generality of the foregoing, the Special Servicer shall not:

(i)    permit the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)    permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)    authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan become imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)    except as otherwise provided for in Sections 3.17(a)(i), 3.17(a)(ii) and 3.17(a)(iii) and above, Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its date of acquisition by or on behalf of the Trust Fund;

unless, in any such case, the Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

Section 3.18    Sale of Defaulted Mortgage Loans and REO Properties.

(a)    The Master Servicer, the Special Servicer or the Trustee may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or REO Property only (i) on the terms and subject to the conditions set forth in this Section 3.18, (ii) as otherwise expressly provided in or contemplated by Sections 2.03 and 9.01 of this Agreement or (iii) in the case of a Mortgage Loan (or REO Property related thereto) with a related mezzanine loan, in connection with a Mortgage Loan default if and as set forth in the related intercreditor agreement.

(b)    Promptly upon a Mortgage Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (as a collective whole) to attempt to sell such Defaulted Mortgage Loan, the Special Servicer shall use reasonable efforts to solicit offers for such Defaulted Mortgage Loan on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price. The Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan. During any Subordinate Control Period or Collective Consultation Period, the Special Servicer shall notify the Subordinate Class Representative of any inquiries or offers received regarding the sale of any Defaulted Mortgage Loan.

(c)    The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer and the Subordinate Class Representative (at any time other than during a Senior Consultation Period) and the Majority Subordinate Certificateholder (at any time other than during a Senior Consultation Period) not less than three (3) Business Days’ prior written notice of its intention to sell any Defaulted Mortgage Loan. No Interested Person shall be obligated to submit an offer to purchase any Defaulted Mortgage Loan. In no event shall the Trustee, in its individual capacity, offer for or purchase any Defaulted Mortgage Loan.

(d)    Whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan for purposes of Section 3.17(b) of this Agreement shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent Appraisal or updated Appraisal conducted in accordance with this Agreement within the preceding nine (9)-month period or, in the absence of any such Appraisal, on a new Appraisal. The appraiser conducting any such new appraisal shall be an Appraiser selected by the Special Servicer if no Interested Person thereof with respect to a Defaulted Mortgage Loan and selected by the Trustee if an Interested Person is so making an offer. The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Servicing Advance. Where any Interested Person is among those submitting offers with respect to a Defaulted Mortgage Loan, the Special Servicer shall require that all offers be submitted to the Trustee in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount. In determining whether any such offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer (or the Trustee, if applicable) shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior nine (9) months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making such determination. The Purchase Price for any Defaulted Mortgage Loan shall in all cases be deemed a fair price.

In connection with the sale of any Defaulted Mortgage Loan under the provisions described above in this Section 3.18 for an amount less than the Purchase Price, the Special Servicer shall obtain the approval of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and (i) such sale shall be subject to a right of first refusal held by the Majority Subordinate Certificateholder set forth in Section 3.18(j) hereof, which right of first refusal may only be exercised, if not waived sooner, within ten (10) Business Days of written notice from the Special Servicer and (ii) the Special Servicer shall consult with the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), subject to the Special Servicer’s prevailing duty to comply with the Servicing Standard. In addition, in considering such a sale, the Special Servicer shall consider the interests only of the Certificateholders (as a collective whole, as if they together constituted a single lender).

(e)    The Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to solicit cash offers for each REO Property in such manner as will be reasonably likely to realize a fair price (determined pursuant to Section 3.18(f) below) for any REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period provided for by Section 3.16(a)). The Special Servicer shall accept the first (and, if multiple cash offers are received by a specified offer date, the highest) cash offer received from any Person that constitutes a fair price (determined pursuant to Section 3.18(f) below) for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(f) below) with respect to any REO Property within the time constraints imposed by Section 3.16(a), then the Special Servicer shall, consistent with the Servicing Standard, dispose of such REO Property upon such terms and conditions as it shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

The Special Servicer shall give the Certificate Administrator, the Trustee, the Master Servicer, the Subordinate Class Representative, the Majority Subordinate

Certificateholder not less than five (5) Business Days’ prior written notice of its intention to sell any REO Property pursuant to this Section 3.18(e).

No Mortgage Loan Seller, Certificateholder or any Affiliate of any such Person shall be obligated to submit an offer to purchase any REO Property, and notwithstanding anything to the contrary herein, the Trustee, in its individual capacity, may not offer for or purchase any REO Property pursuant hereto.

(f)    Whether any cash offer constitutes a fair price for any REO Property for purposes of Section 3.18(e), shall be determined by the Special Servicer or, if such cash offer is from the Special Servicer or any Affiliate of the Special Servicer, by the Trustee. In determining whether any offer received from the Special Servicer or an Affiliate of the Special Servicer represents a fair price for any REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent Appraisal in the related Servicing File conducted in accordance with this Agreement within the preceding nine-month period (or, in the absence of any such Appraisal or if there has been a material change at the subject property since any such Appraisal, on a new Appraisal to be obtained by the Special Servicer, the cost of which shall be covered by, and be reimbursable as, a Servicing Advance). The appraiser conducting any such new Appraisal shall be a Qualified Appraiser that is (i) selected by the Special Servicer if neither the Special Servicer nor any Affiliate thereof is submitted an offer with respect to the subject REO Property and (ii) selected by the Trustee if either the Special Servicer or any Affiliate thereof is so submitting an offer. Where any Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person is among those submitting offers with respect to any REO Property, the Special Servicer shall require that all offers be submitted to it (or, if the Special Servicer or an Affiliate thereof is submitting an offer, be submitted to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount. In determining whether any offer from a Person other than any Mortgage Loan Seller, any Certificateholder or any Affiliate of any such Person constitutes a fair price for any REO Property, the Special Servicer (or the Trustee, if applicable) shall take into account the results of any Appraisal or updated Appraisal that it or the Master Servicer may have obtained in accordance with this Agreement within the prior nine (9) months, as well as, among other factors, the occupancy level and physical condition of such REO Property, the state of the then current local economy and commercial real estate market where such REO Property is located and the obligation to dispose of such REO Property within a customary and normal time frame for the sale of comparable properties (and, in any event, within the time period specified in Section 3.16(a)). The Trustee may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee at the expense of the Trust Fund in connection with making any such determination. The Purchase Price for any REO Property shall in all cases be deemed a fair price. Notwithstanding the other provisions of this Section 3.18, no cash offer from the Special Servicer or any Affiliate thereof shall constitute a fair price for any REO Property unless such offer is the highest cash offer received and at least two Independent offers (not including the offer of the Special Servicer or any Affiliate) have been received. In the event the offer of the Special Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited. If an additional offer or offers, as the case may be, are received for any REO Property and the original offer of the Special Servicer or any Affiliate thereof is the highest of all offers received, then the offer of the Special Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as provided above in this Section 3.18(e), that such offer constitutes a fair price for the subject REO Property. Any offer by the Special Servicer for any REO Property shall be unconditional; and, if accepted, the subject REO Property shall be transferred to the Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a real property.

(g)    Subject to Sections 3.18(a) through 3.18(f) above, the Special Servicer shall act on behalf of the Trust in negotiating with Independent third parties in connection with the sale of any Defaulted Mortgage Loan or REO Property and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection with the sale of any Defaulted Mortgage Loan or REO Property, the Special Servicer may charge prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating offers without obligation to deposit such amounts into the Collection Account; provided, that if the Special Servicer was previously reimbursed for such costs from the Collection Account, then the Special Servicer must deposit such amounts into the Collection Account. Any sale of a Defaulted Mortgage Loan or any REO Property shall be final and without recourse to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(h)    Any sale of any Defaulted Mortgage Loan or REO Property shall be for cash only. The Special Servicer in its capacity as Special Servicer shall have no authority to provide financing to the purchaser.

(i)    If any Defaulted Mortgage Loan or REO Property is sold under this Section 3.18, then the purchase price shall be deposited into the Collection Account, and the Trustee, upon receipt of written notice from the Master Servicer to the effect that such deposit has been made (based upon, in the case of a Defaulted Mortgage Loan or REO Property, notification by the Special Servicer to the Master Servicer of the amount of the purchase price), shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest ownership of such Mortgage Loan or REO Property in the Person who purchased such Mortgage Loan or REO Property.

(j)    At any time other than during a Senior Consultation Period, in the event the Special Servicer (i) has determined, in accordance with the Servicing Standard, to sell any Defaulted Mortgage Loan in accordance with Section 3.18(d) hereof for less than the Purchase Price for such Defaulted Mortgage Loan, and (ii) has established a price and terms (the “Sales Terms”) for the sale of such Defaulted Mortgage Loan, the Special Servicer shall promptly deliver written notice (the “Option Notice”) to the Majority Subordinate Certificateholder of the Majority Subordinate Certificateholder’s right of first refusal to purchase such Defaulted Mortgage Loan for cash in accordance with the Sales Terms. At any time other than during a Senior Consultation Period, the Majority Subordinate Certificateholder shall have the right to elect to purchase such Defaulted Mortgage Loan within ten (10) Business Days of receipt of the Option Notice by delivering written notice to the Special Servicer within such ten (10) Business

Days. In the event the Majority Subordinate Certificateholder delivers notice to the Special Servicer of its election to waive its option or fails to deliver the above-described written notice electing to exercise such option, then the Majority Subordinate Certificateholder’s right of first refusal with respect to such Defaulted Mortgage Loan shall terminate and be of no further force and effect, except as provided in the next succeeding sentence. In the event the Majority Subordinate Certificateholder does not exercise its right of first refusal and any contemplated sale is not ultimately consummated pursuant to the Sales Terms and there is not then a Senior Consultation Period in effect, the Majority Subordinate Certificateholder will have a right of first refusal with respect to any subsequent sale of that Defaulted Mortgage Loan by the Special Servicer pursuant to any new sale solicitation by the Special Servicer to the extent such Defaulted Mortgage Loan was not sold pursuant to the prior solicitation.

Section 3.19    Additional Obligations of Master Servicer and Special Servicer.

(a)    Within sixty (60) days (or within such longer period as the Special Servicer is (as certified thereby to the Trustee in writing) diligently using reasonable efforts to obtain the Appraisal referred to below) after the earliest of the date on which any Mortgage Loan (i) becomes a Modified Mortgage Loan following the occurrence of a Servicing Transfer Event, (ii) becomes an REO Mortgage Loan, (iii) with respect to which a receiver or similar official is appointed and continues for sixty (60) days in such capacity in respect of the related Mortgaged Property, (iv) the related Borrower becomes the subject of bankruptcy, insolvency or similar proceedings or, if such proceedings are involuntary, such proceedings remain undismissed for sixty (60) days, (v) any Monthly Payment (other than a Balloon Payment) becomes sixty (60) days or more delinquent, or (vi) the related Borrower fails to make when due any Balloon Payment and the Borrower does not deliver to the Master Servicer, on or before the Due Date of the Balloon Payment, a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Master Servicer which provides that such refinancing will occur within 120 days after the date on which the Balloon Payment will become due (provided that if either such refinancing does not occur during that time or the Master Servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan, an Appraisal Trigger Event will occur immediately) (each such event, an “Appraisal Trigger Event” and each such Mortgage Loan and any related REO Mortgage Loan that is the subject of an Appraisal Trigger Event, until it ceases to be such in accordance with the following paragraph, a “Required Appraisal Loan”), the Special Servicer shall obtain an Appraisal of the related Mortgaged Property, unless an Appraisal thereof had previously been received (or, if applicable, conducted) within the prior nine (9) months and the Special Servicer has no knowledge of changed circumstances that in the Special Servicer’s reasonable judgment would materially affect the value of the Mortgaged Property. If such Appraisal is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the Special Servicer when the Appraisal is received by the Special Servicer. Promptly following the receipt of, and based upon, such Appraisal and receipt of information requested by the Special Servicer from the Master Servicer pursuant to the last paragraph of this Section 3.19(a), the Special Servicer, in consultation with (i) the Subordinate Class Representative (during any Subordinate Control Period) or (ii) one or more of the Subordinate Class Representative and the Trust Advisor, under the procedures set forth in Section 3.28(d) and (e) (during any Collective Consultation Period or Senior

Consultation Period), shall determine and report to the Certificate Administrator, the Trustee and the Master Servicer the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan. For purposes of this Section 3.19(a), an Appraisal may, in the case of any Mortgage Loan with an aggregate outstanding principal balance of less than $2,000,000 only, consist solely of an internal valuation performed by the Special Servicer.

A Mortgage Loan shall cease to be a Required Appraisal Loan if and when, following the occurrence of the most recent Appraisal Trigger Event, any and all Servicing Transfer Events with respect to such Mortgage Loan have ceased to exist and no other Appraisal Trigger Event has occurred with respect thereto during the preceding ninety (90) days.

For so long as any Mortgage Loan or related REO Mortgage Loan remains a Required Appraisal Loan, the Special Servicer shall, every nine (9) months after such Mortgage Loan becomes a Required Appraisal Loan, obtain (or, if such Required Appraisal Loan has a Stated Principal Balance of $2,000,000 or less, at the Special Servicer’s option, conduct) an update of the prior Appraisal. If such update is obtained from a Qualified Appraiser, the cost thereof shall be covered by, and be reimbursable as, a Servicing Advance, such Advance to be made at the direction of the Special Servicer when the Appraisal is received by the Special Servicer. Promptly following the receipt of, and based upon, such update, the Special Servicer shall redetermine, in consultation with (i) the Subordinate Class Representative (during any Subordinate Control Period) or (ii) one or more of the Subordinate Class Representative and the Trust Advisor, under the procedures set forth in Section 3.28(d) and (e) (during any Collective Consultation Period or Senior Consultation Period), and report to the Certificate Administrator, the Trustee and the Master Servicer, the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan.

Notwithstanding the foregoing, but subject to the final paragraph of this Section 3.19(a), solely for purposes of determining whether a Subordinate Control Period is in effect (and the identity of the Subordinate Class), whenever the Special Servicer is required to obtain an Appraisal or updated Appraisal under this Agreement, the Subordinate Class Representative shall have the right, exercisable within ten (10) Business Days after the Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct the Special Servicer to hire a Qualified Appraiser reasonably satisfactory to the Subordinate Class Representative to prepare a second Appraisal of the Mortgaged Property at the expense of the Subordinate Class Representative. The Special Servicer must use reasonable efforts to cause the delivery of such second Appraisal within thirty (30) days following the direction of the Subordinate Class Representative. Within ten (10) Business Days following its receipt of such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the Special Servicer shall recalculate the applicable Appraisal Reduction Amount on the basis of such second Appraisal and receipt of information requested by the Special Servicer from the Master Servicer pursuant to the last paragraph of this Section 3.19(a). Solely for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Subordinate Class:

(i)    the first Appraisal shall be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction

Amount for the related Mortgage Loan shall be calculated on the basis of the most recent prior Appraisal or updated Appraisal obtained under this Agreement (or, if no such Appraisal exists, there shall be no Appraisal Reduction Amount for purposes of determining whether a Subordinate Control Period is in effect and the identity of the Subordinate Class) unless and until the (a) the Subordinate Class Representative fails to exercise its right to direct the Special Servicer to obtain a second Appraisal within the exercise period described above or (b) if the Subordinate Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal, such second Appraisal is not received by the Special Servicer within ninety (90) days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first Appraisal, if any, shall be effective); and

(ii)    if the Subordinate Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal and such second Appraisal is received by the Special Servicer within ninety (90) days following such direction, the Appraisal Reduction Amount (if any), calculated on the basis of the second Appraisal (if the Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first Appraisal shall be effective.

In addition, if there is a material change with respect to any of the Mortgaged Properties related to a Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated, then (i) during any Subordinate Control Period, the Holder (or group of Holders) of Certificates representing a majority of the aggregate Voting Rights of the Classes of Principal Balance Certificates reduced by Appraisal Reduction Amounts allocated thereto to less than 25% of the initial Class Principal Balance of each such Class and (ii) during any Collective Consultation Period, the Majority Subordinate Certificateholder, shall have the right, at its sole cost and expense, to present to the Special Servicer an additional Appraisal prepared by a Qualified Appraiser on an “as-is” basis and acceptable to the Special Servicer in accordance with the Servicing Standard. Subject to the Special Servicer’s confirmation, determined in accordance with the Servicing Standard, that there has been a change with respect to the related Mortgaged Property and such change was material, the Special Servicer shall recalculate such Appraisal Reduction Amount based upon such additional Appraisal and updated information. If required by any such recalculation, any applicable Class of Principal Balance Certificates notionally reduced by any Appraisal Reduction Amounts allocated to such Class shall have its related Certificate Principal Balance notionally restored to the extent required by such recalculation, and there shall be a redetermination of whether a Subordinate Control Period or a Collective Consultation Period is then in effect. With respect to each Class of Control Eligible Certificates, the right to present the Special Servicer with any such additional Appraisals as provided above is limited to no more frequently than once in any 12-month period for each Mortgage Loan with respect to which an Appraisal Reduction Amount has been calculated.

With respect to any Appraisal Reduction Amount calculated for the purposes of determining the Majority Subordinate Certificateholder, the existence of a Subordinate Control Period, Collective Consultation Period or Senior Consultation Period and, if applicable, the allocation of Voting Rights among the respective Classes of Principal Balance Certificates, (i) the Appraised Value of the related Mortgaged Property used to calculate the Appraisal Reduction Amount shall be determined on an “as-is” basis and (ii) the Appraisal Reduction Amount so calculated shall be notionally allocable between the respective Classes of Principal Balance Certificates in reverse order of their alphanumeric designations (in each case until the Certificate Principal Balance thereof is notionally reduced to zero) and the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates shall be treated as a single Class in such notional allocation.

The Master Servicer shall deliver by electronic mail to the Special Servicer any information in the Master Servicer’s possession that is reasonably required to determine or calculate any Appraisal Reduction Amount pursuant to the definition thereof, using reasonable best efforts to deliver such information, within four (4) Business Days following the Special Servicer’s request therefor (which request shall be made promptly, but in no event later than ten (10) Business Days, after the Special Servicer’s receipt of the applicable Appraisal or preparation of the applicable internal valuation); provided, however, the Special Servicer’s failure to timely make such request shall not relieve the Master Servicer of its obligation to provide such information to the Special Servicer in the manner and timing set forth in this sentence.

(b)    Notwithstanding anything to the contrary contained in any other Section of this Agreement, the Special Servicer shall notify the Master Servicer whenever a Servicing Advance is required to be made with respect to any Specially Serviced Mortgage Loan or REO Property, and, the Master Servicer shall (subject to Section 3.11(h)) make such Servicing Advance; provided that the Special Servicer shall make any Servicing Advance (other than a Nonrecoverable Servicing Advance) on a Specially Serviced Mortgage Loan or REO Property that constitutes an Emergency Advance. Each such notice and request shall be made, in writing, not less than five (5) Business Days or, in the case of an Emergency Advance, not later than two (2) Business Days (provided the request sets forth the nature of the emergency), in advance of the date on which the subject Servicing Advance is to be made and shall be accompanied by such information and documentation regarding the subject Servicing Advance as the Master Servicer may reasonably request; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than Emergency Advances (although such request may relate to more than one Servicing Advance). The Master Servicer shall have the obligation to make any such Servicing Advance (other than a Nonrecoverable Servicing Advance) that it is so requested by the Special Servicer to make (as described above) not later than the date on which the subject Servicing Advance is to be made, but in no event shall it be required to make any Servicing Advance on a date that is earlier than five (5) Business Days or, in the case of an Emergency Advance, on a date that is earlier than two (2) Business Days, following the Master Servicer’s receipt of such request. If the request is timely and properly made, the requesting Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the Master Servicer to make with respect to any Specially Serviced Mortgage Loan or REO Property (regardless of whether or not the Master Servicer shall make such Servicing Advance). The Master Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with Advance Interest in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as the Master Servicer is entitled with respect to any other Servicing Advances made thereby. Any request by the Special Servicer that the Master Servicer make a Servicing Advance shall be deemed to be a determination by the Special Servicer that such Servicing Advance is not a Nonrecoverable Advance, on which deemed determination the Master Servicer is entitled to rely. The preceding statement shall not be construed to limit the right of the Special Servicer under

Section 3.11(i) with respect to the payment of any servicing expense that, if advanced, would constitute a Nonrecoverable Servicing Advance. If the Special Servicer makes an Emergency Advance, the Master Servicer shall reimburse the Special Servicer for such Emergency Advance (with Advance Interest thereon at the Reimbursement Rate) within five (5) Business Days following the Special Servicer’s request for reimbursement, upon which reimbursement the Master Servicer will be deemed to have made such Emergency Advance when the Special Servicer made such Emergency Advance.

Notwithstanding the foregoing provisions of this Section 3.19(b), the Master Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if the Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The Master Servicer shall notify the Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

(c)    The Master Servicer shall deliver to the Certificate Administrator for deposit in the Distribution Account by 1:00 p.m. (New York City time) on the Master Servicer Remittance Date, without any right of reimbursement therefor, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary Principal Prepayments received in respect of the Mortgage Loans (other than Specially Serviced Mortgage Loans and Mortgage Loans on which the Special Servicer allowed or consented to the Master Servicer allowing a Principal Prepayment on a date other than the applicable Due Date) during the related Collection Period, and (ii) the aggregate of (A) that portion of its Master Servicing Fees for the related Distribution Date that is, in the case of each and every Mortgage Loan and REO Mortgage Loan for which such Master Servicing Fees are being paid in the related Collection Period, calculated for this purpose at one (1) basis point (0.01%) per annum, and (B) all Prepayment Interest Excesses received by the Master Servicer during the related Collection Period; provided that the Master Servicer shall pay (without regard to clause (ii) above) the amount of any Prepayment Interest Shortfall otherwise described in clause (i) above incurred in connection with any Principal Prepayment received in respect of a Mortgage Loan during the related Collection Period to the extent such Prepayment Interest Shortfall occurs as a result of the Master Servicer allowing the related Borrower to deviate from the terms of the related Mortgage Loan Documents regarding Principal Prepayments (other than (w) subsequent to a default under the related Mortgage Loan Documents, (x) pursuant to applicable law or a court order (including in connection with amounts collected as Insurance Proceeds or Condemnation Proceeds to the extent that such applicable law or court order limits the ability of the Master Servicer to apply the proceeds in accordance with the related Mortgage Loan Documents), (y) at the request or with the consent of the Special Servicer, or (z) during any Subordinate Control Period or Collective Consultation Period, at the request or with the consent of the Subordinate Class Representative).

The rights of the Certificateholders to offsets of any Prepayment Interest Shortfalls shall not be cumulative from Collection Period to Collection Period.

(d)    With respect to each Mortgage Loan that is to be defeased in accordance with its terms, the Master Servicer shall execute and deliver to each Rating Agency (subject to Section 3.27) a certification substantially in the form attached hereto as Exhibit N and, further, shall, to the extent permitted by the terms of such Mortgage Loan, require the related Borrower (i) to provide replacement collateral consisting of U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act in an amount sufficient to make all scheduled payments under the subject Mortgage Loan (or defeased portion thereof) when due, (ii) to deliver a certificate from an independent certified public accounting firm certifying that the replacement collateral is sufficient to make such payments, (iii) at the option of the Master Servicer, to designate a single purpose entity (which may be (but is not required to be) a subsidiary of the Master Servicer established for the purpose of assuming all defeased Mortgage Loans) to assume the subject Mortgage Loan (or defeased portion thereof) and own the defeasance collateral, (iv) to implement such defeasance only after the second anniversary of the Closing Date, (v) to provide an Opinion of Counsel that the Trustee has a perfected, first priority security interest in the new collateral, and (vi) in the case of a partial defeasance of the subject Mortgage Loan, to defease a principal amount equal to at least 125% of the allocated loan amount for the Mortgaged Property or Properties to be released; provided that, if (A) the subject Mortgage Loan has a Cut-off Date Principal Balance greater than or equal to $35,000,000 or an outstanding principal balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Pool or is one of the ten largest Mortgage Loans then in the Trust Fund, (B) the terms of the subject Mortgage Loan do not permit the Master Servicer to impose the foregoing requirements and the Master Servicer does not satisfy such requirements on its own or (C) the Master Servicer is unable to execute and deliver the certification attached hereto as Exhibit N in connection with the subject defeasance, then the Master Servicer shall so notify the Rating Agencies (subject to Section 3.27), the Subordinate Class Representative and the Majority Subordinate Certificateholder and, so long as such a requirement would not violate applicable law or the Servicing Standard, obtain a Rating Agency Confirmation (subject to Section 3.27) with respect to such defeasance. Subject to the related Mortgage Loan Documents and applicable law, the Master Servicer shall not permit a defeasance unless (i) the subject Mortgage Loan requires the Borrower to pay (or the Borrower in fact pays) all Rating Agency fees associated with defeasance (if a Rating Agency Confirmation is a specific condition precedent thereto) and all expenses associated with defeasance or other arrangements for payment of such costs are made at no expense to the Trust Fund or the Master Servicer (provided, however, that in no event shall such proposed other arrangements result in any liability to the Trust Fund including any indemnification of the Master Servicer or the Special Servicer which may result in legal expenses to the Trust Fund), and (ii) the Borrower is required to provide all Opinions of Counsel, including Opinions of Counsel that the defeasance will not cause an Adverse REMIC Event and that the related Mortgage Loan Documents are fully enforceable in accordance with their terms (subject to bankruptcy, insolvency and similar standard exceptions), and any applicable Rating Agency Confirmations.

(e)    In connection with the Mortgage Loans for which the related Borrower was required to escrow funds or post a Letter of Credit related to obtaining performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion to retain the cash or Letter of Credit (or the proceeds of such Letters of Credit) as additional collateral if the relevant conditions to release are not satisfied, then the Master Servicer shall hold such escrows or Letters of Credit (or the proceeds of such Letters of Credit) as additional collateral and not use such funds to reduce the principal balance of the related Mortgage Loan (to the extent the related Mortgage Loan Documents allow such action), unless holding such funds would otherwise be inconsistent with the Servicing Standard.

Section 3.20    Modifications, Waivers, Amendments and Consents.

(a)    The Special Servicer (in the case of a Mortgage Loan that is a Specially Serviced Mortgage Loan) or the Master Servicer (in the case of a Performing Mortgage Loan) may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of, defer or forgive interest (including Default Interest) on and principal of, defer or forgive late payment charges, Prepayment Premiums and Yield Maintenance Charges on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Borrower on or any guarantor of, any Mortgage Loan for which it is responsible, and respond to or approve Borrower requests for consent on the part of the mortgagee (including the lease reviews and lease consents related thereto), subject, however, to Sections 3.08 and/or 3.24, as applicable and, further to each of the following limitations, conditions and restrictions:

(i)    other than as expressly set forth in Section 3.02 (with respect to Default Charges), Section 3.07 (insurance), Section 3.08 (with respect to due-on-sale and due-on-encumbrance clauses and transfers of interests in Borrowers), Section 3.19(d) (with respect to defeasances), and Section 3.20(e) (with respect to various routine matters), the Master Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan, that would (x) affect the amount or timing of any related payment of principal, interest or other amount payable under such Mortgage Loan, (y) materially and adversely affect the security for such Mortgage Loan or (z) constitute a Material Action, unless (solely in the case of a Performing Mortgage Loan) the Master Servicer has obtained the consent of the Special Servicer (it being understood and agreed that (A) the Master Servicer shall promptly provide the Special Servicer with (x) written notice of any Borrower request for such modification, waiver or amendment, (y) the Master Servicer’s written recommendations and analysis, and (z) all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard (and subject to Section 3.24), and (C) if any such consent has not been expressly denied within fifteen (15) Business Days (or in connection with an Acceptable Insurance Default, ninety (90) days) of the Special Servicer’s receipt from the Master Servicer of the Master Servicer’s written recommendations and analysis and all information reasonably requested thereby and reasonably available to the Master Servicer in order to make an informed decision, such consent shall be deemed to have been granted;

(ii)    other than as provided in Sections 3.02, 3.08 and 3.20(e), the Special Servicer shall not agree to (or, in the case of a Performing Mortgage Loan, consent to the Master Servicer’s agreeing to) any modification, waiver or amendment of any term of, or take (or, in the case of a Performing Mortgage Loan, consent to the Master Servicer’s taking) any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the reasonable judgment of the Special Servicer, would materially impair the security for such Mortgage Loan, unless a material default on such Mortgage Loan has occurred or, in the reasonable judgment of the Special Servicer, a default with respect to payment on such Mortgage Loan at maturity or on an earlier date is reasonably foreseeable, or the Special Servicer reasonably believes that there is a significant risk of such a default, and, in either case, such modification, waiver, amendment or other action is reasonably likely to produce an equal or a greater recovery to Certificateholders, as a collective whole, on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be done at a rate determined by the Special Servicer but in no event less than the related Net Mortgage Rate, than would liquidation;

(iii)    neither the Master Servicer nor the Special Servicer shall extend the date on which any Balloon Payment is scheduled to be due on any Mortgage Loan to a date beyond the earlier of (A) two years prior to the Rated Final Distribution Date and (B) if such Mortgage Loan is secured by a Mortgage solely or primarily on the related Borrower’s leasehold interest in the related Mortgaged Property, 20 years (or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the related Ground Lease or Space Lease, ten years) prior to the end of the then current term of the related Ground Lease or Space Lease (plus any unilateral options to extend);

(iv)    neither the Master Servicer nor the Special Servicer shall make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool (the Master Servicer and the Special Servicer shall not be liable for decisions made under this subsection which were made in good faith and each of them may rely on Opinions of Counsel in making such decisions);

(v)    in the event of a taking of any portion of any real property collateral securing an outstanding Mortgage Loan by a state, political subdivision or authority thereof, whether by condemnation, similar legal proceeding or by agreement in anticipation of such condemnation or other similar legal proceeding, the Master Servicer or the Special Servicer, as the case may be, shall apply the Condemnation Proceeds (or other similar award) and the net proceeds from the receipt of any insurance or tort settlement with respect to such real property to pay down the principal balance of the Mortgage Loan, unless immediately after the release of such portion of the real property collateral, the Master Servicer or the Special Servicer, as the case may be, reasonably believes that the Mortgage Loan would remain “principally secured by an interest in real property” within the meaning of Section 1.860G-2(b)(7)(ii) or (iii) of the Treasury Regulations (taking into account the value of the real property continuing to secure such Mortgage Loan after any restoration of such real property), or as may be permitted by Rev. Proc. 2010-30, 2010-36 I.R.B. 316 (the Master Servicer and the Special Servicer

may each rely on Opinions of Counsel in making such decisions, the costs of which shall be covered by, and reimbursable as, Servicing Advances);

(vi)    subject to applicable law, the related Mortgage Loan Documents and the Servicing Standard, neither the Master Servicer nor the Special Servicer shall permit any modification, waiver or amendment of any term of any Performing Mortgage Loan unless all related fees and expenses are paid by the Borrower;

(vii)    the Special Servicer shall not permit (or, in the case of a Performing Mortgage Loan, consent to the Master Servicer’s permitting) any Borrower to add or substitute any real estate collateral for its Mortgage Loan unless the Special Servicer shall have first (A) determined in its reasonable judgment, based upon a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) conducted by an Independent Person who regularly conducts Phase I Environmental Assessments, at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws or regulations and (B) received, at the expense of the related Borrower to the extent permitted to be charged by the holder of the Mortgage Loan under the related Mortgage Loan Documents, a Rating Agency Confirmation with respect to the addition or substitution of real estate collateral; and

(viii)    the Special Servicer shall not release (or, in the case of a Performing Mortgage Loan, consent to the Master Servicer’s releasing), including, without limitation, in connection with a substitution contemplated by clause (vii) above, any real property collateral securing an outstanding Mortgage Loan, except as provided in Section 3.09(d), except as specifically required under the related Mortgage Loan Documents or except where a Mortgage Loan (or, in the case of a Cross-Collateralized Group, where such entire Cross-Collateralized Group) is satisfied, or except in the case of a release where (A) the Rating Agencies (subject to Section 3.27) have been notified in writing, and (B) if the collateral to be released has an appraised value in excess of $3,000,000, such release is the subject of a Rating Agency Confirmation;

provided that the limitations, conditions and restrictions set forth in clauses (i) through (viii) above shall not apply to any act or event (including, without limitation, a release, substitution or addition of collateral) in respect of any Mortgage Loan that either occurs automatically, or results from the exercise of a unilateral option within the meaning of Treasury Regulations Section 1.1001-3(c)(3) by the related Borrower, in any event under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Replacement Mortgage Loan, on the related date of substitution) (provided, however, that in the case of any and all transactions involving a release of a lien on real property that secures a Mortgage Loan, such a lien release shall be permitted only if the related Mortgage Loan will continue to be “principally secured by real property” after the lien is released, or if it would not be, the release is permitted under IRS Revenue Procedure 2010-30, 2011-36 I.R.B. 316); and provided, further, that, notwithstanding clauses (i) through (vii) above, neither the Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower under a Mortgage Loan if, in its reasonable judgment, such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

(b)    If any payment of interest on a Mortgage Loan is deferred pursuant to Section 3.20(a), then such payment of interest shall not, for purposes of calculating monthly distributions and reporting information to Certificateholders, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized; provided, however, that this sentence shall not limit the rights of the Master Servicer or the Special Servicer on behalf of the Trust to enforce any obligations of the related Borrower under such Mortgage Loan.

(c)    Each of the Master Servicer and the Special Servicer may, as a condition to its granting any request by a Borrower under a Mortgage Loan for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Master Servicer’s or the Special Servicer’s, as the case may be, discretion pursuant to the terms of the related Mortgage Loan Documents and is permitted by the terms of this Agreement, require that such Borrower pay to it a reasonable or customary fee for the additional services performed in connection with such request, together with any related costs and expenses incurred by it; provided that (A) the charging of such fees would not otherwise constitute a “significant modification” of the subject Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b); and (B) the right of the Special Servicer shall be limited as set forth in the definition of “Modification Fees”.

(d)    All modifications, amendments, material waivers and other material actions entered into or taken in respect of the Mortgage Loans pursuant to this Section 3.20 (other than waivers of Default Charges), and all material consents, shall be in writing. Each of the Special Servicer and the Master Servicer shall notify the other such party, each Rating Agency (subject to Section 3.27), the Certificate Administrator, the Trustee, the Subordinate Class Representative, the Majority Subordinate Certificateholder, in writing, of any material modification, waiver, amendment or other action entered into or taken thereby in respect of any Mortgage Loan pursuant to this Section 3.20 (other than waivers of Default Charges for which the consent of the Special Servicer is required under Section 3.02) and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File (with a copy to the other such party), an original counterpart of the agreement relating to such modification, waiver, amendment or other action agreed to or taken by it, promptly (and in any event within ten (10) Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the Special Servicer or the Master Servicer, as appropriate, pursuant to Section 3.20(a) above, the Special Servicer or the Master Servicer, as applicable, shall deliver to the other such party, the Certificate Administrator, the Trustee and the Rating Agencies (subject to Section 3.27) an Officer’s Certificate certifying that all of the requirements of Section 3.20(a) have been met and, in the case of the Special Servicer, setting forth in reasonable detail the basis of the determination made by it pursuant to Section 3.20(a)(ii); provided that, if such modification, waiver or amendment involves an extension of the maturity of any Mortgage Loan, such Officer’s Certificate shall be so delivered before the modification, waiver or amendment is agreed to.

(e)    Notwithstanding anything in this Section 3.20 or in Section 3.08 and/or Section 3.24 to the contrary, the Master Servicer shall not be required to seek the consent of, or provide prior notice to, the Special Servicer or any Certificateholder or obtain any Rating Agency Confirmation (unless required by the Mortgage Loan Documents) in order to approve the following modifications, waivers or amendments of the Performing Mortgage Loans: (i) waivers of minor covenant defaults (other than financial covenants), including late financial statements; (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan Documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan Documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan Documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property); (iii) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the Borrower’s ability to make any payments with respect to the related Mortgage Loan; (iv) granting other routine approvals, including the granting of subordination and nondisturbance and attornment agreements and consents involving routine leasing activities that both do not involve a ground lease or lease of an outparcel and affect an area less than the greater of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property (but the Master Servicer shall deliver to the Subordinate Class Representative and the Majority Subordinate Certificateholder copies of any such approvals granted by the Master Servicer and any other leasing matters shall be subject to the operation of subsection (a) of this Section 3.20 and Section 3.24(c)); (v) approval of annual budgets to operate the Mortgaged Property; (vi) grants of any waiver or consent that the Master Servicer determines (in accordance with the Servicing Standard) to be immaterial; (vii) approving a change of the property manager at the request of the related Borrower (provided that the related Mortgaged Property is not a hospitality property and either (A) the change occurs in connection with an assignment and assumption approved in accordance with Section 3.08 or (B) the successor property manager is not affiliated with the Borrower and is a nationally or regionally recognized manager of similar properties and the related Mortgage Loan does not have a Stated Principal Balance that is greater than or equal to $8,500,000 or 2% of the then aggregate Stated Principal Balance of the Mortgage Pool, whichever is less or (viii) any releases or reductions of or withdrawals from (as applicable) any Letters of Credit, Reserve Funds or other Additional Collateral with respect to any Mortgaged Property securing a Mortgage Loan where the release or reduction of or withdrawal from (as applicable) the applicable Letter of Credit, Reserve Funds or Additional Collateral is not conditioned on obtaining the consent of the lender and the conditions to the release, reduction or withdrawal (as applicable) that are set forth in the related Mortgage Loan Documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the transaction set forth in the related Mortgage Loan Documents that do not include any other approval or exercise); provided that such modification, waiver, consent or amendment (x) would not constitute a “significant modification” of the subject Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not cause any Mortgage Loan to cease to be treated as “principally secured by real property” and would not otherwise constitute an Adverse REMIC Event with respect to REMIC I, REMIC II or REMIC III, and (y) would be consistent with the Servicing Standard.

(f)    The Master Servicer shall, as to each Mortgage Loan that is secured by an interest listed on the Mortgage Loan Schedule as a leasehold interest, in accordance with the related Mortgage Loan Documents, promptly (and, in any event, within forty-five (45) days) after the Closing Date (or, if later, ten (10) Business Days after its receipt of a copy of the related Ground Lease or Space Lease) notify the related lessor of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement and inform such lessor that any notices of default under the related Ground Lease or Space Lease should thereafter be forwarded to the Master Servicer.

(g)    In connection with (i) the release of any portion of a Mortgaged Property from the lien of the related Mortgage Loan or (ii) the taking of any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or the fair market value of the real property constituting the remaining Mortgaged Property, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall include only the value of the real property constituting the remaining Mortgaged Property.

Section 3.21    Transfer of Servicing Between Master Servicer and Special Servicer; Record Keeping.

(a)    Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan, the Master Servicer shall promptly give notice thereof to the Subordinate Class Representative and the Majority Subordinate Certificateholder, and if the Master Servicer is not also the Special Servicer, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Trust Advisor and the Trustee, and shall deliver the related Servicing File to the Special Servicer and shall use its best reasonable efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable the Special Servicer to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. The information, documents and records to be delivered by the Master Servicer to the Special Servicer pursuant to the prior sentence shall include, but not be limited to, financial statements, appraisals, environmental/engineering reports, leases, rent rolls, Insurance Policies, UCC Financing Statements and tenant estoppels, to the extent they are in the possession of the Master Servicer (or any Sub-Servicer thereof). The Master Servicer shall use its best reasonable efforts to comply with the preceding two sentences within five (5) Business Days of the occurrence of each related Servicing Transfer Event.

Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the Master Servicer is not also the Special Servicer, the Special

Servicer shall immediately give notice thereof to the Master Servicer, the Trust Advisor, the Trustee, the Subordinate Class Representative and the Majority Subordinate Certificateholder and shall return the related Servicing File within five (5) Business Days to the Master Servicer. Upon giving such notice and returning such Servicing File to the Master Servicer, the Special Servicer’s obligation to service such Mortgage Loan and the Special Servicer’s right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate, and the obligations of the Master Servicer to service and administer such Mortgage Loan shall resume.

Notwithstanding anything herein to the contrary, in connection with the transfer to the Special Servicer of the servicing of a Cross-Collateralized Mortgage Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the Master Servicer with respect to any such Cross-Collateralized Mortgage Loan upon its becoming a Corrected Mortgage Loan, the Master Servicer and the Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Mortgage Loans constituting part of the same Cross-Collateralized Group; provided that no Cross-Collateralized Mortgage Loan may become a Corrected Mortgage Loan at any time that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Mortgage Loan in the same Cross-Collateralized Group.

(b)    In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Custodian originals of documents contemplated by the definition of “Mortgage File” and generated while the subject Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the Master Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower generated while the subject Mortgage Loan is a Specially Serviced Mortgage Loan.

(c)    The Master Servicer and the Special Servicer shall each furnish to the other, upon reasonable request, such reports, documents, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to any Mortgage Loan or REO Property and as shall be reasonably required by the requesting party in order to perform its duties hereunder.

(d)    In connection with the performance of its obligations hereunder with respect to any Mortgage Loan or REO Property, each of the Master Servicer and the Special Servicer shall be entitled to rely upon written information provided to it by the other.

(e)    Subject to the provisions of the following sentence, until such time as a Mortgage Loan becomes a Specially Serviced Mortgage Loan, neither the Special Servicer nor any of its Affiliates shall contact the related Borrower or any key principal of such Borrower about such Mortgage Loan without the prior consent of the Master Servicer; provided, however, that the Special Servicer or its Affiliates may conduct promotions which are directed generally to commercial mortgage loan borrowers, originators and mortgage brokers, including, without limitation, mass mailings based upon commercially acquired mailing lists or information generally available in the public domain, newspaper, radio, television or print advertisements, or take actions in connection with servicing the refinancing needs of a Borrower who, without such direct or indirect solicitation by the Special Servicer, contacts the Special Servicer with the purpose of refinancing such Mortgage Loan. The Special Servicer and its Affiliates shall not use any information obtained in its capacity as “Special Servicer” or, if applicable, as a Certificateholder, to solicit any Borrower or a key principal of such Borrower or any mortgage broker to permit the Special Servicer or any of its Affiliates to refinance a Mortgage Loan transferred to the Trust by a Mortgage Loan Seller that is not affiliated with the Special Servicer or such Certificateholder, including, without limitation, (i) the name, address, phone number or other information regarding such Borrower or a key principal of such Borrower, or (ii) information related to the related Mortgage Loan or Mortgaged Property including, without limitation, the maturity date, the interest rate, the prepayment provisions, or any operating or other financial information; provided that such limitation on the solicitation of refinancing shall not prevent the Special Servicer from pursuing such refinancing for (y) any Mortgage Loan that is a Specially Serviced Mortgage Loan, or (z) any Mortgage Loan that is within 180 days of its Stated Maturity Date if, after written inquiry by the Special Servicer to the Master Servicer, the Master Servicer indicates that the Borrower has not obtained a written commitment for refinancing.

Section 3.22    Sub-Servicing Agreements.

(a)    Each of the Master Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder, provided that (A) in each case, the Sub-Servicing Agreement (as it may be amended or modified from time to time): (i) insofar as it affects the Trust, is consistent with this Agreement in all material respects; (ii) expressly or effectively provides that if the Master Servicer or Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of an Event of Default), any successor to the Master Servicer or the Special Servicer, as the case may be, hereunder (including the Trustee if the Trustee has become such successor pursuant to Section 7.02) may thereupon either assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Master Servicer or Special Servicer, as the case may be, under such agreement or, other than in the case of any Designated Sub-Servicing Agreement, terminate such rights and obligations without payment of any fee; (iii) prohibits the Sub-Servicer (other than a Designated Sub-Servicer) from modifying any Mortgage Loan or commencing any foreclosure or similar proceedings with respect to any Mortgaged Property without the consent of the Master Servicer and, further, prohibits the Sub-Servicer from taking any action that the Master Servicer would be prohibited from taking hereunder; (iv) if it is entered into by the Master Servicer, does not purport to delegate or effectively delegate to the related Sub-Servicer any of the rights or obligations of the Special Servicer with respect to any Specially Serviced Mortgage Loan or otherwise; (v) provides that the Trustee, for the benefit of the Certificateholders, shall be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Master Servicer or Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any successor to the Master Servicer or Special Servicer, as the case may be, or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom except as explicitly permitted by subsection (k) of this Section 3.22 or otherwise herein; (vi) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Mortgage Loan without cause and without payment of any termination fee; (vii) does not permit the subject Sub-Servicer any rights of indemnification out of the Trust Fund except through the Master Servicer or Special Servicer, as the case may be, pursuant to Section 6.03; (viii) does not impose any liability or indemnification obligation whatsoever on the Trustee or the Certificateholders with respect to anything contained therein; and (ix) if the subject Sub-Servicer is a Servicing Function Participant or an Additional Servicer, provides that (y) the failure of such Sub-Servicer to comply with any of the requirements under Article XI of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article XI and (z) the failure of such Sub-Servicer (other than with respect to Prudential Asset Resources, Inc. as the Primary Servicer under the Primary Servicing Agreement) to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates for which the Depositor or an Affiliate is the depositor shall constitute an event of default or servicer termination event on the part of such Sub-Servicer upon the occurrence of which the Master Servicer or the Special Servicer, as the case may be, and the Depositor shall be entitled to immediately terminate the related Sub-Servicer, which termination shall be deemed for cause; and (B) at the time the Sub-Servicing Agreement is entered into, the subject Sub-Servicer (other than a Designated Sub-Servicer in connection with a Sub-Servicing Agreement executed as of the Closing Date) is not a Prohibited Party unless (in the case of this clause (B)) the appointment of such Person as a Sub-Servicer has been expressly approved by the Depositor acting in its reasonable discretion.

(b)    References in this Agreement to actions taken or to be taken by the Master Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of such Master Servicer or such Special Servicer. For purposes of this Agreement, the Master Servicer and the Special Servicer shall each be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.

(c)    The Master Servicer and the Special Servicer shall each deliver to the Custodian copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents.

(d)    Each Sub-Servicer actually performing servicing functions shall be authorized to transact business in the state or states in which the Mortgaged Properties for the Mortgage Loans it is to service are situated, if and to the extent required by applicable law, except where the failure to so comply would not adversely affect the Sub-Servicer’s ability to perform its obligations in accordance with the terms of the related Sub-Servicing Agreement.

(e)    Each of the Master Servicer and the Special Servicer, for the benefit of the Trustee and the Certificateholders, shall (at no expense to any other party hereto or to the Certificateholders or the Trust) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or Special Servicer, as applicable, in its reasonable judgment, would require were it the owner of the subject

Mortgage Loans. Subject to the terms of the related Sub-Servicing Agreement, including any provisions thereof limiting the ability of the Master Servicer or the Special Servicer, as applicable, to terminate a Sub-Servicer, each of the Master Servicer and the Special Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Certificateholders.

(f)    If the Trustee or its designee assumes the rights and obligations of the Master Servicer or the Special Servicer under any Sub-Servicing Agreement, the Master Servicer or the Special Servicer, as the case may be, at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement, and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use efforts consistent with the Servicing Standard to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(g)    Notwithstanding any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as the case may be, the Master Servicer and the Special Servicer shall each remain obligated and liable to the Trustee and the Certificateholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans and/or REO Properties for which it is responsible. The Master Servicer and the Special Servicer shall each pay the fees of any Sub-Servicer retained by it in accordance with the respective Sub-Servicing Agreement and, in any event, from its own funds (or from funds otherwise then payable to it hereunder).

(h)    Notwithstanding anything to the contrary set forth herein, any account established and maintained by a Sub-Servicer pursuant to a Sub-Servicing Agreement with the Master Servicer shall for all purposes under this Agreement be deemed to be an account established and maintained by the Master Servicer.

(i)    Notwithstanding any contrary provisions of the foregoing subsections of this Section 3.22, the appointment by the Master Servicer or the Special Servicer of one or more third-party contractors for the purpose of performing discrete, ministerial functions shall not constitute the appointment of Sub-Servicers and shall not be subject to the provisions of this Section 3.22; provided, however, that (a) the Master Servicer or the Special Servicer, as the case may be, shall remain responsible for the actions of such third-party contractors as if it were alone performing such functions and shall pay all fees and expenses of such third-party contractors; (b) such appointment imposes no additional duty on any other party to this Agreement, any successor hereunder to the Master Servicer or the Special Servicer, as the case may be, or on the Trust; and (c) the subject contractor (if it would be a Servicing Function Participant) is not a Prohibited Party at the time of such appointment unless (in the case of this clause (c)) the appointment of such contractor has been expressly approved by the Depositor acting in its reasonable discretion. The proviso to the preceding sentence shall not be construed to limit the right of the Master Servicer or the Special Servicer to be reimbursed for any cost or expense for which it is otherwise entitled to reimbursement under this Agreement.

(j)    The Special Servicer shall not enter into any Sub-Servicing Agreement unless the Subordinate Class Representative has consented thereto (during any Subordinate Control Period), and the execution and delivery of such Sub-Servicing Agreement is the subject of a Rating Agency Confirmation.

(k)    Notwithstanding any other provision set forth in this Agreement to the contrary, immediately upon the effectiveness of any resignation or termination of the Master Servicer under this Agreement or any other transaction in which a Person becomes the Master Servicer hereunder, the successor Master Servicer (including, without limitation, the Trustee if its assumes the servicing obligations of the Master Servicer) shall be deemed to automatically have assumed and agreed to the terms and provisions of each Designated Sub-Servicing Agreement without any further action. No Designated Sub-Servicing Agreement shall be deemed to be inconsistent with the terms of this Agreement solely as a result of its recognition of the provisions, or its inclusion of provisions to the effect, set forth in the preceding sentence. If a task, right or obligation of the Master Servicer is delegated to a Designated Sub-Servicer under a Designated Sub-Servicing Agreement, and such task, right or obligation involves or requires the consent of the Special Servicer, then the Special Servicer shall accept the performance of such task, right or obligation by the Designated Sub-Servicer only in accordance with the terms of this Agreement (including without limitation any time periods for consent or deemed consent to be observed by the Special Servicer) as if the Master Servicer were performing it. Notwithstanding any provision of this Agreement, each of the parties hereto acknowledges and agrees that the Special Servicer is neither a party to any Designated Sub-Servicing Agreement, nor is it bound by any provision of any Designated Sub-Servicing Agreement. The Special Servicer hereby acknowledges the delegation of rights and duties hereunder by the Master Servicer pursuant to the provisions of each Designated Sub-Servicing Agreement. Nothing in this Section 3.22(k) shall affect the Master Servicer’s obligations under this Section 3.22 to monitor the performance and enforce the obligations of a Designated Sub-Servicer under the related Designated Sub-Servicing Agreement, imposes any additional liability on the Special Servicer for the actions or inactions of a Designated Sub-Servicer or imposes on the Special Servicer any obligation to monitor the performance and enforce the obligations of the Designated Sub-Servicer under the related Designated Sub-Servicing Agreement. Each Designated Sub-Servicer shall be a third party beneficiary of this subsection (k). In no event shall this subsection (k) be construed to impose liability on the Trust Fund or the Special Servicer for the failure of the Master Servicer, or any successor Master Servicer, to perform its duties under any Designated Sub-Servicing Agreement.

Section 3.23    Subordinate Class Representative.

(a)    The Majority Subordinate Certificateholder shall have a continuing right, subject to and in accordance with this Section 3.23, to appoint a representative (the “Subordinate Class Representative”) having the rights and powers specified in this Agreement (including those specified in Section 3.24)¸ and/or remove or replace any existing Subordinate Class Representative, by delivering notice to the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer and, in the case of a removal or replacement of a Subordinate Class Representative, the then existing Subordinate Class Representative; provided, however, that RREF CMBS AIV, LP shall be the initial Subordinate Class Representative. Such continuing right of the Majority Subordinate Certificateholder shall be exercisable in its sole discretion and at any time and from time to time, subject to subsection (b) below.

(b)    No appointment of any Person as a Subordinate Class Representative shall be effective until such Person provides the Certificate Administrator with (i) written confirmation of its acceptance of such appointment, (ii) written confirmation of its agreement to keep confidential information confidential in accordance with the provisions set forth in Exhibit K-3, (iii) an address and facsimile number for the delivery of notices and other correspondence and (iv) a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and facsimile numbers).

(c)    Within ten (10) Business Days of any appointment or replacement of a Subordinate Class Representative (other than the initial Subordinate Class Representative), the Certificate Administrator shall deliver to each of the Trustee, the Master Servicer and the Special Servicer notice of the identity of such Subordinate Class Representative, including the name and address furnished to the Certificate Administrator under subsection (a). The Certificate Administrator shall also deliver such information to the Master Servicer or the Special Servicer promptly upon request therefor by the Master Servicer or the Special Servicer, as the case may be. With respect to such information, the Certificate Administrator shall be entitled to conclusively rely on information provided to it under subsection (a), and the Master Servicer and the Special Servicer shall each be entitled to rely on such information provided by the Certificate Administrator with respect to any obligation or right hereunder that the Master Servicer or the Special Servicer, as the case may be, may have to deliver information or otherwise communicate with the Subordinate Class Representative. In addition to the foregoing, within two (2) Business Days of its receipt of notice of the resignation or removal of a Subordinate Class Representative, the Certificate Administrator shall notify the other parties to this Agreement of such event.

(d)    A Subordinate Class Representative may at any time resign as such by giving written notice to the Majority Subordinate Certificateholder, which shall thereupon give written notice to the Certificate Administrator, the Trustee, the Special Servicer and the Master Servicer. The effectiveness of such resignation shall not be conditioned upon or subject to the prior appointment or approval of a successor to the resigning Subordinate Class Representative. In no event shall the failure of the Subordinate Class Representative or the Majority Subordinate Certificateholder to provide such notice prejudice or call into question the effectiveness of such resignation. The preceding statement shall not be construed to limit the effect of subsection (e).

(e)    Once a Subordinate Class Representative has been selected pursuant to this Section 3.23, each of the parties to this Agreement shall be entitled to rely on such selection unless the Majority Subordinate Certificateholder or such Subordinate Class Representative, as applicable, shall have notified the Certificate Administrator and each other party to this Agreement, in writing, of the resignation or removal of such Subordinate Class Representative.

(f)    Any and all expenses of the Subordinate Class Representative shall be borne by the Holders (or, if applicable, the Certificate Owners) of Certificates of the Subordinate Class, pro rata according to their respective Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Subordinate Class Representative by a Borrower with respect to this Agreement or any particular Mortgage Loan, the Subordinate Class Representative shall immediately notify the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer, whereupon (if the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee or the Trust are also named parties to the same action and, in the sole judgment of the Special Servicer, (i) the Subordinate Class Representative had acted in good faith, without negligence or willful misfeasance, with regard to the particular matter at issue, and (ii) there is no potential for the Special Servicer, the Master Servicer, the Certificate Administrator, the Trustee or the Trust to be an adverse party in such action as regards the Subordinate Class Representative, the Special Servicer on behalf of the Trust shall, subject to Section 6.03 and the consent of the Subordinate Class Representative, assume, at the expense of the Trust Fund, the defense of any such claim against the Subordinate Class Representative; provided, however, that no judgment against the Subordinate Class Representative shall be payable out of the Trust Fund. This provision shall survive the termination of this Agreement and the termination or resignation of any Subordinate Class Representative.

(g)    The Subordinate Class Representative may receive amounts payable to the Special Servicer as special servicing compensation as described in and to the extent as the Special Servicer and the Subordinate Class Representative may agree.

(h)    In addition, upon request of the Master Servicer, the Special Servicer or Trust Advisor, as applicable, the Certificate Administrator shall reasonably promptly provide the name of the then-current Majority Subordinate Certificateholder and, if requested, a list of the Certificateholders (or a securities position listing from the Depository) of the Majority Subordinate Certificateholder to such requesting party (at the expense of the Trust Fund).

Section 3.24    Asset Status Reports and Certain Rights and Powers of the Subordinate Class Representative.

(a)    No later than forty-five (45) days after a Servicing Transfer Event for a Mortgage Loan, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and the related Mortgaged Property to the Master Servicer, the Trustee, the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder (during any Subordinate Control Period or Collective Consultation Period), the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period) and the Rule 17g-5 Information Provider (who shall promptly post such report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and, on the second Business Day following the delivery of such report to the Rule 17g-5 Information Provider, the Special Servicer shall deliver such Asset Status Report to the Rating Agencies in accordance with the delivery instructions in Section 12.05. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)    a summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

(ii)    a discussion of the general legal and environmental considerations reasonably known to the Special Servicer (including without limitation by reason of any Phase I Environmental Assessment and any additional environmental testing contemplated by Section 3.09(c)), consistent with the Servicing Standard, that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Mortgage Loan and whether outside legal counsel has been retained;

(iii)    the most current rent roll and income or operating statement available for the related Mortgaged Property or Mortgaged Properties;

(iv)    a summary of the Special Servicer’s recommended action with respect to such Specially Serviced Mortgage Loan;

(v)    the Appraised Value of the related Mortgaged Property or Mortgaged Properties, together with the assumptions used in the calculation thereof (which the Special Servicer may satisfy by providing a copy of the most recently obtained Appraisal); and

(vi)    such other information as the Special Servicer deems relevant in light of the Servicing Standard.

During a Subordinate Control Period, if the Subordinate Class Representative does not disapprove an Asset Status Report within ten (10) Business Days, the Special Servicer shall implement the recommended action as outlined in the Asset Status Report. In addition, during a Subordinate Control Period, the Subordinate Class Representative may object to any Asset Status Report within ten (10) Business Days of receipt; provided, however, that the Special Servicer shall implement the recommended action as outlined in the Asset Status Report if it makes a determination in accordance with the Servicing Standard that the objection is not in the best interest of all the Certificateholders (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative disapproves the Asset Status Report and the Special Servicer has not made the affirmative determination described above, the Special Servicer shall revise the Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after the disapproval, to the Master Servicer, the Trustee, the Certificate Administrator, the Majority Subordinate Certificateholder, the Rule 17g-5 Information Provider (who shall promptly post such revised Asset Status Report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and, on the second Business Day following such delivery, to the Rating Agencies. During a Subordinate Control Period, the Special Servicer shall revise the Asset Status Report until the Subordinate Class Representative fails to disapprove the revised Asset Status Report as described above, until the Subordinate Class Representative’s approval is no longer required or until the Special Servicer makes a determination that the objection is not in the best interests of all the Certificateholders (as a collective whole, as if they together constituted a single lender). If, during a Subordinate Control Period, the Subordinate Class Representative and the Special Servicer have not agreed upon an Asset Status Report within ninety (90) days following the Subordinate Class Representative’s receipt of the initial Asset Status Report, the Special Servicer shall implement the actions described in the most recent Asset Status Report submitted by the Special Servicer to the Subordinate Class Representative.

The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.24(a).

In addition, the Special Servicer shall deliver a summary (as approved by the Subordinate Class Representative if a Subordinate Control Period is in effect) of each Final Asset Status Report to the Certificate Administrator, the Majority Subordinate Certificateholder and the Trust Advisor. Upon receipt of such summary, the Certificate Administrator shall post such summary on its website in accordance with Section 8.12(b).

During any Collective Consultation Period, each of the Subordinate Class Representative and the Trust Advisor will be entitled to consult on a non-binding basis with the Special Servicer and propose possible alternative courses of action and provide other feedback in respect of any Asset Status Report, and the Special Servicer shall consider such alternative courses of action and any other feedback provided by the Subordinate Class Representative and/or the Trust Advisor. The Special Servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Subordinate Class Representative and/or the Trust Advisor. Consultation with the Trust Advisor shall occur in the manner provided in Section 3.28(f) and (h).

During any Senior Consultation Period, the Trust Advisor will be entitled to consult on a non-binding basis with the Special Servicer and propose possible alternative courses of action and provide other feedback in respect of any Asset Status Report, and the Special Servicer shall consider such alternative courses of action and any other feedback provided by the Trust Advisor. The Special Servicer may revise the Asset Status Reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Trust Advisor. The interaction with the Trust Advisor shall occur in the manner provided in Section 3.28(f) and (h).

(b)    Upon receiving notice of the occurrence of the events described in clause (c) of the definition of Servicing Transfer Event (without regard to the sixty (60)-day or thirty (30)-day period, respectively, set forth therein), the Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to the Mortgage Loan and reasonably requested by the Special Servicer. The Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(c)    During any Subordinate Control Period, (i) the Subordinate Class Representative will be entitled to approve or disapprove Asset Status Reports and (ii) the Special Servicer generally will not be permitted to take or consent to the Master Servicer’s taking any Material Action (as defined below) not otherwise covered by an approved Asset Status Report, unless and until the Special Servicer has notified the Subordinate Class Representative and the Subordinate Class Representative has consented (or failed to object) thereto in writing within ten (10) Business Days (or, in connection with a leasing matter, five (5) Business Days, or in connection with an Acceptable Insurance Default, thirty (30) days) of having been notified thereof in writing and provided with all reasonably requested information by it. However, the

Special Servicer may take any Material Action (or consent to the Master Servicer’s taking a Material Action) without waiting for the response of the Subordinate Class Representative if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders, as a collective whole. Furthermore, during a Subordinate Control Period, the Subordinate Class Representative may, in general, direct the Special Servicer to take, or to refrain from taking, any actions as that representative may deem advisable with respect to the servicing and administration of Specially Serviced Mortgage Loans and REO Properties or as to which provision is otherwise made in this Agreement. During a Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, shall have the right to remove the existing Special Servicer, with or without cause, and appoint a successor to the Special Servicer, all as provided in Section 6.05(a).

During any Collective Consultation Period, the Subordinate Class Representative shall have consultation rights (in addition to those of the Trust Advisor) with respect to Material Actions not otherwise covered by an Asset Status Report as to which the Subordinate Class Representative has been consulted. During any Collective Consultation Period or Senior Consultation Period, the Majority Subordinate Certificateholder and the Subordinate Class Representative shall have no right to remove the existing Special Servicer.

For the purposes of this Agreement, “Material Action” means, for any Mortgage Loan, any of the following actions except as otherwise described below:

(i)    any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing any Specially Serviced Mortgage Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or any extension of the maturity date of a Mortgage Loan;

(iii)    following a default or an event of default with respect to a Mortgage Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan Documents;

(iv)    any sale of a Defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

(v)    any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials located at a Mortgaged Property or an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the borrower;

(viii)    any incurrence of additional debt by a borrower or any mezzanine financing by any beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related Mortgage Loan Documents);

(ix)    any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(x)    any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager (with respect to a Mortgage Loan with a principal balance greater than $2,500,000), or franchise changes (with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the Mortgage Loan Documents);

(xi)    releases of any material amounts from any escrow accounts, Reserve Funds or Letters of Credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan Documents and for which there is no lender discretion;

(xii)    any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under a Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xiii)    any determination of an Acceptable Insurance Default;

(xiv)    any determination by the Master Servicer to transfer a Mortgage Loan to the Special Servicer under the circumstances described in paragraph (c) of the definition of “Specially Serviced Mortgage Loan”; or

(xv)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the greater of (1) 30% of the net rentable area of the improvements at the Mortgaged Property and (2) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not described by clause (iv) of Section 3.20(e) or such transaction relates to a Specially Serviced Mortgage Loan.

(d)    Reserved.

(e)    Notwithstanding anything herein to the contrary: (i) the Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent or approval from any Subordinate Class Representative prior to acting (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Subordinate Class Representative and before a replacement is selected; and (ii) no advice, direction or objection from or by the Subordinate Class Representative, as contemplated by Section 3.24(a) or Section 3.24(c) or any other provision of this Agreement, may (and the Special Servicer shall ignore and act without regard to any such advice, direction or objection that the Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause the Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other Section of this Agreement, including the Special Servicer’s obligation to act in accordance with the Servicing Standard, (B) result in an Adverse REMIC Event with respect to any REMIC Pool, (C) expose the Trust, the Depositor, the Master Servicer (or a Sub-Servicer acting on behalf of the Master Servicer), the Special Servicer, the Certificate Administrator, the Trustee, the Custodian or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Master Servicer’s or Special Servicer’s responsibilities under this Agreement.

(f)    Also notwithstanding anything to the contrary contained herein, (i) during a Collective Consultation Period, the Subordinate Class Representative shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) during a Collective Consultation Period, the Subordinate Class Representative and the Majority Subordinate Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Subordinate Class Representative in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during a Senior Consultation Period, the Subordinate Class Representative shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Subordinate Class Representative.

(g)    Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Subordinate Class Representative may have special relationships and interests that conflict with those of Holders and Certificate Owners of one or more Classes of Certificates; (ii) the Subordinate Class Representative may act solely in the interests of the Holders of the Class E, Class F or Class G Certificates; (iii) the Subordinate Class Representative does not have any duties to the Trust Fund or to the Holders of any Class of Certificates; (iv) the Subordinate Class Representative may take actions that favor interests of the Holders of the Class E, Class F or Class G Certificates over the interests of the Holders of one or more other Classes of Certificates; (v) the Subordinate Class Representative shall have no liability whatsoever to the Trust Fund, the Certificateholders or any Borrower for having acted as described in this Section 3.24(g), or in exercising its rights, powers and privileges, in taking any action or refraining from taking any action, or in giving any consent or failing to give any consent, in each case, pursuant to this Agreement; and (vi) no Certificateholder may take any action whatsoever against the Subordinate Class Representative or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof as a result of the Subordinate Class Representative having acted in the manner described in this Section 3.24(g), or a result of the special relationships or interests described in this Section 3.24(g). In addition, each initial

Certificateholder further acknowledges and agrees, by its acceptance of its Certificates, that (i) such Certificateholder is not entitled to rely, and has not relied, on any due diligence or other review of the Trust Fund or its assets by the Initial Subordinate Class Representative or the Initial Majority Subordinate Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, in connection with the initial issuance of the Certificates, and (ii) such Certificateholder waives any cause of action that it may otherwise have against the Initial Subordinate Class Representative or the Initial Majority Subordinate Certificateholder, or any Affiliate, director, officer, shareholder, member, partner, agent or principal thereof, based upon or arising from any due diligence or other review of the Trust Fund or its assets by any such Person.

(h)    The Subordinate Class Representative shall not be entitled to receive any compensation from the Trust Fund.

Section 3.25    Application of Default Charges.

(a)    Any and all Default Charges that are actually received by or on behalf of the Trust with respect to any Mortgage Loan or any REO Mortgage Loan (net of any portion thereof applied to pay Advance Interest under Section 3.05) during any Collection Period shall be applied for the following purposes and in the following order, in each case to the extent of the remaining portion of such charges and fees:

(i)    first, to pay to the Trustee, the Master Servicer or the Special Servicer, in that order, any Advance Interest due and owing to such party on outstanding Advances made thereby with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be;

(ii)    second; to reimburse the Trust Fund for any Advance Interest paid to the Trustee, the Master Servicer or the Special Servicer following the Closing Date with respect to such Mortgage Loan or REO Mortgage Loan, as the case may be, which interest was paid from a source other than Default Charges collected on such Mortgage Loan or REO Mortgage Loan, as the case may be; and

(iii)    third, with respect to any remaining Default Charges (“Net Default Charges”), to the Master Servicer, to the extent that such Default Charges accrued while the related Mortgage Loan was not a Specially Serviced Mortgage Loan, or to the Special Servicer, to the extent that such Default Charges accrued while the related Mortgage Loan was a Specially Serviced Mortgage Loan.

(b)    Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) are intended to be available for distribution on the Certificates pursuant to Section 4.01(a), subject to application pursuant to Section 3.05(a) or 3.05(b) for any items payable out of general collections on the Mortgage Pool. Default Charges applied to reimburse the Trust pursuant to clause second of Section 3.25(a) shall be deemed to offset payments of Advance Interest in the chronological order in which it accrued with respect to the subject Mortgage Loan or REO Mortgage Loan (whereupon such Advance Interest shall thereafter be deemed to have been paid out of Default Charges).

Section 3.26    Reserved.

Section 3.27    Rating Agency Confirmations; Communications with Rating Agencies.

(a)    Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the Rule 17g-5 Information Provider’s Website, such Rating Agency (I) has not replied to such request or (II) has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (i) in the case of clause (I) above, such Requesting Party shall be required to confirm that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again and (ii) if there is no response to either such Rating Agency Confirmation request within three (3) Business Days of such second request as contemplated by clause (I) above or if the Requesting Party received the response to the initial request described in clause (II) above, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party shall determine (with the consent of the Subordinate Class Representative, during any Subordinate Control Period, which consent shall be deemed given if the Subordinate Class Representative does not respond within five (5) Business Days of receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.27(b), whether or not to waive such condition for such particular action at such time, and (y) with respect to a replacement or succession of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if the applicable replacement (1) is rated at least “CMS3” (in the case of the Master Servicer) or “CSS3” (in the case of the Special Servicer), if Fitch is the non-responding Rating Agency; (2) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; or (3) KBRA has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. The applicable Requesting Party’s communications to confirm a Rating Agency’s receipt of information, and such Requesting Party’s additional request for the related Rating Agency Confirmation under clause (i) of the preceding sentence shall not itself be subject to the advance posting and delayed delivery requirements of Section 3.27(g), but this statement shall not be construed to relieve the applicable Requesting Party of compliance with Section 3.27(g) to the extent that such communications or such additional request to a Rating Agency include or are accompanied by any information regarding the underlying request for the related Rating Agency Confirmation that was not delivered in the original request for such Rating Agency Confirmation.

(b)    Notwithstanding anything to the contrary in this Section 3.27, for purposes of the provisions of any Mortgage Loan Document or this Agreement relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan Documents for which the Master Servicer or Special Servicer would have been permitted to waive obtaining such Rating Agency Confirmation pursuant to Section 3.27(a)(ii)(x) shall be deemed to have been satisfied.

(c)    For all other matters or actions not specifically discussed in Section 3.27(a) above, the applicable Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)    In connection with any determination made by the Requesting Party pursuant to Section 3.27(a) the Special Servicer or the Master Servicer, as applicable, shall obtain the consent of the Subordinate Class Representative (during any Subordinate Control Period) or consult with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period), with consent or approval deemed to be granted by the Subordinate Class Representative (during any Subordinate Control Period), if it does not respond within five (5) Business Days of its receipt of a request for consideration from the Special Servicer or the Master Servicer, as applicable.

(e)    Promptly following the Requesting Party’s determination to take any action discussed above without receiving affirmative Rating Agency Confirmation from a Rating Agency, the Requesting Party (to the extent that the applicable information has been provided to the Requesting Party) shall provide notice, which may be transmitted by electronic mail in accordance with Section 12.05, to the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and, on the second Business Day following such electronic notice, to the Rule 17g-5 Information Provider, to the Rating Agencies.

(f)    Any Rating Agency Confirmation requests made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such request on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and, on the second Business Day following delivery to the Rule 17g-5 Information Provider, to the Rating Agencies in accordance with the delivery instructions in Section 12.05.

(g)    If the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee orally communicates with any Rating Agency regarding any of the Mortgage Loan Documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related Borrowers or any other matters in connection with the Certificates or pursuant to this Agreement, that party shall summarize in writing the information provided to the Rating Agencies in such oral communication and provide the Rule 17g-5 Information Provider with such written summary on the same day such communication takes place or such later date to which the Depositor may consent in its sole discretion. The Rule 17g-5 Information Provider shall post such written summary on the Rule 17g-5 Information Provider’s Website in accordance with the provisions of Section 8.12(b). All other information required to be delivered to the Rating Agencies pursuant to this Agreement or requested by the Rating Agencies in connection with the Certificates or the Mortgage Loans, shall first be provided in electronic format to the Rule 17g-5 Information Provider (who shall post such information to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)), and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in Section 12.05. The Trust Advisor shall have no authority to communicate directly with the Rating Agencies.

(h)    Subject to Section 12.01(c) and Section 12.01(g), the Depositor, the Rule 17g-5 Information Provider, the Trustee, the Certificate Administrator, the Trust Advisor, the Master Servicer and the Special Servicer may amend this Agreement to change the procedures regarding compliance with Rule 17g-5 of the Exchange Act, without any Certificateholder consent; provided that such amendment does not materially increase the responsibilities of the Rule 17g-5 Information Provider; and provided, further, that notice of any such amendment must be provided to the Rule 17g-5 Information Provider, who shall post such notice to the Rule 17g-5 Information Provider’s in accordance with Section 8.12(b), and within two (2) Business Days following delivery to the Rule 17g-5 Information Provider, deliver the notice to the Rating Agencies.

(i)    Each of the Master Servicer, the Special Servicer, the Rule 17g-5 Information Provider and, insofar as it may communicate with any Rating Agency pursuant to any provision of this Agreement, each other party to this Agreement, agrees to comply (and to cause each and every Sub-Servicer, subcontractor, vendor or agent for such Person and each of its officers, directors and employees to comply) with the provisions relating to communications with the Rating Agencies set forth in this Section 3.27 and shall not deliver to any Rating Agency any report, statement, request for Rating Agency Confirmation or other information relating to the Certificates or the Mortgage Loans other than in compliance with such provisions.

(j)    None of the foregoing restrictions in this Section 3.27 prohibit or restrict oral or written communications, or providing information, between the Master Servicer or the Special Servicer, on the one hand, and either Rating Agency, on the other hand, with regard to (i) such Rating Agency’s review of the ratings it assigns to the Master Servicer or the Special Servicer, as applicable, (ii) such Rating Agency’s approval of the Master Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s evaluation of the Master Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to either Rating Agency in connection with any such review and evaluation by such Rating Agency unless (x) borrower, property or deal specific identifiers are redacted; or

(y) such information has already been provided to the Depositor and has been uploaded on to the Rule 17g-5 Information Provider’s Website.

Section 3.28    The Trust Advisor.

(a)    (i)    Within sixty (60) days after the end of each calendar year during any Senior Consultation Period, the Trust Advisor shall meet with representatives of the Special Servicer to perform a review of the Special Servicer’s operational practices on a platform basis in light of the Servicing Standard and the requirements of this Agreement and shall discuss the Special Servicer’s stated policies and procedures, operational controls and protocols, risk management systems, technological infrastructure (systems), intellectual resources, the Special Servicer’s reasoning for believing it is in compliance with this Agreement and other pertinent information the Trust Advisor may consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Mortgage Loans during such calendar year.

(ii)    Based on (a) the Trust Advisor’s review of, (1) during any Subordinate Control Period, any previously identified Final Asset Status Reports delivered to the Trust Advisor by the Special Servicer, and (2) during any Collective Consultation Period or Senior Consultation Period, any Asset Status Reports and other information delivered to the Trust Advisor by the Special Servicer (other than any communications between the Subordinate Class Representative and the Special Servicer that would be Privileged Information) and (b) during a Senior Consultation Period, the Trust Advisor’s meeting with the Special Servicer, the Trust Advisor shall deliver to the Certificate Administrator (who shall promptly post such Trust Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.12(b)) and the Rule 17g-5 Information Provider (who shall promptly post such Trust Advisor Annual Report on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) within 120 days of the end of the prior calendar year an annual report (the “Trust Advisor Annual Report”), substantially in the form of Exhibit O-1 or Exhibit O-2, as applicable (which form may be modified or altered as to either its organization or content by the Trust Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Trust Advisor Annual Report contravene any provision of this Agreement) setting forth the Trust Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Mortgage Loans during the prior calendar year; provided, however, that during any Subordinate Control Period, such assessment shall relate solely to Specially Serviced Mortgage Loans with respect to which a Final Asset Status Report has been issued. In the event that the Trust Advisor has provided for review to the Special Servicer a Trust Advisor Annual Report containing an assessment of the performance of the Special Servicer pursuant to Section 3.28(a)(iv) that in the reasonable view of the Special Servicer presents a negative assessment of the Special Servicer’s performance, the Special Servicer shall be permitted to provide to the Trust Advisor reasonably non-privileged information and documentation, in each case that is relevant to the facts upon which the

Trust Advisor has based such assessment, and the Trust Advisor shall undertake a reasonable review of such additional limited non-privileged information and documentation prior to finalizing its annual assessment. Subject to the restrictions and limitations in this Agreement, including, without limitation, Section 3.28(b), (c) and (d) hereof, each Trust Advisor Annual Report shall (A) identify any material deviations of which it has actual knowledge (i) from the Special Servicer’s obligations to comply with the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Mortgage Loans and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions). No Trust Advisor Annual Report shall be required with respect to any calendar year in which no Asset Status Report is prepared (or, during a Subordinate Control Period, finalized) in connection with a Specially Serviced Mortgage Loan or REO Property. Each Trust Advisor Annual Report shall be delivered to the Certificate Administrator, and the Certificate Administrator shall promptly upon receipt post such Trust Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.12(b). The Trust Advisor shall also deliver a copy of each Trust Advisor Annual Report to the Master Servicer, the Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative. Each of the Special Servicer and, during any Subordinate Control Period or Collective Consultation Period, the Subordinate Class Representative, shall be given an opportunity to review any annual report described in this Section 3.28(a)(ii) and produced by the Trust Advisor at least ten (10) days prior to its delivery to the Certificate Administrator.

(iii)    The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates shall keep, and the Trust Advisor shall cause the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates to keep, confidential any Privileged Information received from the Special Servicer or Subordinate Class Representative in connection with the Subordinate Class Representative’s exercise of any rights under this Agreement (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the Certificates. Subject to the permitted exceptions in the following sentence, the Trust Advisor shall not disclose such Privileged Information so received from the Special Servicer or Subordinate Class Representative to any other Person (including any Certificateholders which are not then Holders of the Control-Eligible Certificates), other than to the other parties to this Agreement, to the extent expressly required by the other provisions of this Agreement, unless the Trust Advisor is, as evidenced by an Opinion of Counsel at its expense delivered to the Trust Advisor, the Special Servicer, the Subordinate Class Representative and the Certificate Administrator, otherwise required by applicable law, rule, regulation, order, judgment or decree to disclose such Privileged Information. If any party to this Agreement (other than the Special Servicer) so receives any such Privileged Information and has been advised that such information is Privileged Information, then such party shall be prohibited from disclosing such information so received by it from the Trust Advisor to any other Person, including in connection with preparing any responses to any investor-submitted inquiries posted on the Investor Q&A Forum, except to the extent that (a) the Special Servicer and the Subordinate Class Representative have consented in writing to its disclosure, (b) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by such party, (c) it is reasonable and necessary for such party to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies, (d) such Privileged Information was already known to such party and not otherwise subject to a confidentiality obligation, (e) such disclosure is expressly authorized or required under another provision of this Agreement and/or (f) such disclosure is required by applicable law, rule, regulation, order, judgment or decree. Notwithstanding the foregoing, the Trust Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Trust Advisor to the extent necessary and for the sole purpose of permitting the Trust Advisor to perform its duties under this Agreement and so long as such Affiliates and any such subcontractors agree in writing to be bound by the same confidentiality provisions applicable to the Trust Advisor.

(iv)    During any Senior Consultation Period, the Trust Advisor shall provide the Special Servicer with at least thirty (30) days’ prior written notice of the date proposed for the annual meeting described in this Section 3.28(a). The Trust Advisor and the Special Servicer shall determine a mutually acceptable date for the annual meeting and the Trust Advisor shall deliver, at least fourteen (14) days prior to such annual meeting, a proposed written agenda to the Special Servicer, including the identity of the Final Asset Status Report(s), if any, that shall be discussed during the annual meeting. In connection with the annual meeting, the Trust Advisor and the Special Servicer may discuss any of the Asset Status Reports produced with respect to any Specially Serviced Mortgage Loan as part of the Trust Advisor’s annual assessment of the Special Servicer. The Special Servicer shall make available Servicing Officers with relevant knowledge regarding the applicable Specially Serviced Mortgage Loans and the related platform level-information for each annual meeting described in this Section 3.28.

(v)    If the Trust Advisor’s ability to perform its obligations in respect of the Trust Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Trust Advisor or such information is inaccurate or incomplete, the Trust Advisor shall set forth such limitations or prohibitions in the related Trust Advisor Annual Report.

(b)    During a Subordinate Control Period, the Trust Advisor’s obligations will be limited to the general reviews as set forth in this Agreement and generally will not involve an assessment of specific actions of the Special Servicer and, in any event, will be subject to limitations described in this Agreement.

(c)    The Trust Advisor shall have no obligation to consult with respect to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform under this Agreement to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property, and the Trust Advisor shall not be required, in connection with any Trust Advisor Annual Report during a Subordinate Control Period, to consider any Specially Serviced Mortgage Loan or REO Property with respect to which a Final Asset Status Report was not issued during the most recently ended calendar year.

(d)    During any Subordinate Control Period, the Special Servicer shall forward any Appraisal Reduction Amount calculations and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the resolution or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor and, during any Collective Consultation Period, the Subordinate Class Representative, after they have been finalized, and the Trust Advisor may review such calculations in support of its Trust Advisor Annual Report but shall not opine on, or otherwise call into question (whether in the annual report or otherwise) such Appraisal Reduction Amount calculations and/or net present value calculations.

(e)    During any Collective Consultation Period or Senior Consultation Period, the Special Servicer shall forward any calculations of Appraisal Reduction Amount or net present value to the Trust Advisor and, during any Collective Consultation Period, the Subordinate Class Representative, and (a) the Trust Advisor shall (upon receipt of all information and supporting materials reasonably required to be provided to the Trust Advisor as described in the following sentence) promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the resolution or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the Special Servicer, and (b) insofar as the calculation and/or application of the Special Servicer under review as contemplated by clause (a) requires or depends upon the exercise of discretion by the Special Servicer, the Trust Advisor shall assess the reasonableness of the determination made by the Special Servicer in the exercise of such discretion. The Special Servicer shall deliver the foregoing calculations, together with information and supporting materials (including such additional information reasonably requested by the Trust Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Trust Advisor and (during any Collective Consultation Period) the Subordinate Class Representative. In the event the Trust Advisor does not agree with (i) the mathematical calculations, (ii) the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation or (iii) the reasonableness of any such determination made by the Special Servicer in the exercise of such discretion, the Trust Advisor and the Special Servicer shall consult with each other in order to resolve (x) any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or (y) any disagreement over the reasonableness of a determination made by the Special Servicer in the exercise of its discretion. During any Collective Consultation Period, the Special Servicer shall also send to the Subordinate Class Representative copies of the Special Servicer’s calculations and the information and supporting materials, as provided above to the Trust Advisor under this subsection, and engage in consultation with the Subordinate Class Representative in connection with its calculations and determinations. During any Collective Consultation Period, in the event that the Trust Advisor and the Subordinate Class Representative agree on such matters, the Special Servicer shall perform its calculations in accordance with such agreement. Otherwise, if the Trust Advisor and the Subordinate Class Representative do not reach agreement on such matters following the Trust Advisor’s calculation and verification procedures, the Special Servicer shall proceed according to its determination, and the Trust Advisor shall promptly prepare a report on the matter, which report shall set forth its calculations, and deliver such report to the Certificate Administrator, which shall post the report to the Certificate Administrator’s Website in accordance with Section 8.12(b). No other action is required in connection with such circumstances.

(f)    During any Collective Consultation Period or Senior Consultation Period, the Special Servicer shall promptly deliver each Asset Status Report prepared in connection with the resolution or liquidation of a Specially Serviced Mortgage Loan to the Trust Advisor and, during a Collective Consultation Period, the Subordinate Class Representative. The Trust Advisor shall provide comments to the Special Servicer in respect of the Asset Status Reports, if any, within ten (10) Business Days of receipt, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders of the Control-Eligible Classes), as a collective whole in accordance with the Servicing Standard.

(g)    During any Collective Consultation Period (in addition to the Subordinate Class Representative) or Senior Consultation Period, the Trust Advisor shall be required to consult on a non-binding basis with the Special Servicer with respect to Material Actions (regardless of whether such Material Action are covered by an Asset Status Report) to the extent requested by the Special Servicer; provided, however, that the Trust Advisor shall have no such duty with respect to collateral substitutions, assignments, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform under this Agreement to the extent such actions do not relate to the restructuring, resolution, sale or liquidation of a Specially Serviced Mortgage Loan or REO Property.

(h)    The Special Servicer shall consider such written alternative courses of action and any other feedback provided by the Trust Advisor and, during any Collective Consultation Period, the Subordinate Class Representative. The Special Servicer shall revise the Asset Status Reports as it deems necessary to take into account such input and/or comments, to the extent the Special Servicer determines that the Trust Advisor’s and/or Subordinate Class Representative’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, taking into account the interests of all of the Certificateholders (including any Certificateholders of the Control-Eligible Classes), as a collective whole.

(i)    The Special Servicer shall not be required to take or to refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor that would require or cause the Special Servicer to violate applicable law, the terms of any Mortgage Loan or any other provision of this Agreement, including that party’s obligation to act in accordance with the Servicing Standard and the REMIC Provisions or result in an Adverse REMIC Event for any REMIC Pool. For the avoidance of doubt, the Special Servicer shall not be required to take or refrain from taking any action because of an objection or comment by the Trust Advisor or a recommendation of the Trust Advisor in any event.

(j)    The Trust Advisor, the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates shall keep, and the Trust Advisor shall cause the Trust Advisor’s subcontractors and the Trust Advisor’s Affiliates to keep, all Privileged Information confidential and shall not disclose such information to any other Person (including any Certificateholders which are not then included in the Control-Eligible Certificates), other than to the extent expressly set forth herein, unless the Trust Advisor is, as evidenced by an Opinion of Counsel delivered to the Master Servicer, the Special Servicer, the Subordinate Class Representative and the Certificate Administrator, otherwise required by law, rule, regulation, order, judgment or decree to disclose such information.

(k)    As compensation for its activities hereunder, the Trust Advisor shall be entitled to receive the Trust Advisor Ongoing Fee on each Distribution Date with respect to each Mortgage Loan and REO Mortgage Loan. As to each Mortgage Loan and REO Mortgage Loan, the Trust Advisor Ongoing Fee shall accrue from time to time at the Trust Advisor Ongoing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Mortgage Loan and in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trust Advisor shall be entitled to reimbursement of any Trust Advisor Expenses provided for pursuant to Section 6.03(a), 6.03(b) and/or 6.05 hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05(a)(xiv), but in the case of any Trust Advisor Expenses other than Designated Trust Advisor Expenses, reimbursements during any Collection Period shall not exceed the limit set forth for the related Distribution Date in Section 4.05(b) hereof. The Trust Advisor hereby acknowledges and agrees that in no event will any Trust Advisor Expenses be payable from, and the Trust Advisor hereby waives any and all claims to, amounts distributable in respect of, the Control-Eligible Certificates; provided, however, that Designated Trust Advisor Expenses shall be reimbursable without limitation from the Collection Account as described in Section 3.05(a)(xiv). Each successor Trust Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

(l)    As additional compensation for its activities hereunder, the Trust Advisor shall be entitled to receive the Trust Advisor Consulting Fee. The Trust Advisor Consulting Fee shall be payable, subject to the limitations set forth below, in an amount equal to ten thousand dollars ($10,000) in connection with each Material Action for which the Trust Advisor engages in consultation under Section 3.24 and this Section 3.28; provided, however, that (i) no such fee shall be paid except to the extent such fee is actually paid by the applicable Borrower (and in no event shall such fee be paid from the Trust Fund); (ii) the Trust Advisor shall be entitled to waive all or any portion of such fee in its sole discretion; and (iii) the Master Servicer or the Special Servicer, as applicable, shall be authorized to waive the related Borrower’s payment of such fee in whole or in part if the Master Servicer or the Special Servicer, as applicable, (A) determines that such waiver accords with the Servicing Standard and (B) consults with the Trust Advisor prior to effecting such waiver. In connection with each Material Action for which the Trust Advisor has consultation rights under Section 3.24 or this Section 3.28, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Trust Advisor Consulting Fee from the related Borrower, in each case, only to the extent that such collection is not prohibited by the related Mortgage Loan Documents. In no event shall the Master Servicer or the Special Servicer, as applicable, take any enforcement action in connection with the collection of such Trust Advisor Consulting Fee, except that this statement shall not be construed to prohibit requests for payment of such Trust Advisor Consulting Fee.

(m)    The Trust Advisor may be removed upon (i) the written direction of holders of Certificates evidencing not less than 25% of the aggregate Certificate Principal Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the Trust Advisor with a replacement Trust Advisor selected by such Certificateholders (provided that the proposed replacement Trust Advisor meets the criteria set forth in Section 3.28(o)), (ii) such requesting Holders making payment to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) such requesting Holders delivering to the Certificate Administrator a Rating Agency Confirmation from each Rating Agency regarding the appointment of the replacement Trust Advisor (which confirmations will be obtained at the expense of such requesting Holders and will not constitute an Additional Trust Fund Expense). The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 8.12(b), and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Holders of at least 75% of the aggregate Certificate Principal Balance of all Classes of Principal Balance Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balances of Classes to which such Appraisal Reduction Amounts are allocable), the Certificate Administrator shall immediately replace the Trust Advisor with the replacement Trust Advisor. If a proposed termination and replacement of the Trust Advisor as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement shall have no further force or effect. In addition, during any Subordinate Control Period, the identity of any replacement Trust Advisor proposed pursuant to this Section 3.28(m) shall be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn.

(n)    If (i) the Trust Advisor fails to duly observe or perform in any material respect any of its duties, covenants or obligations under this Agreement, (ii) an Insolvency Event occurs with respect to the Trust Advisor, or (iii) the Trust Advisor acknowledges in writing its inability to perform its duties hereunder, then either the Depositor or the Trustee may, and upon the written direction of Certificateholders representing at least 51% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Principal Balance of the Classes of Certificates), the Trustee shall, terminate the Trust Advisor for cause. Upon the termination of the Trust Advisor, a replacement Trust Advisor satisfying the conditions for such replacement in Section 3.28(o) below shall be selected by the Trustee. In addition, during any Subordinate Control Period, the identity of the proposed replacement Trust Advisor shall be subject to the consent of the Subordinate Class Representative (such consent not to be unreasonably withheld), provided that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Subordinate Class Representative’s receipt of the request for consent, and, if granted, such consent may not thereafter be revoked or withdrawn. The Trustee may rely on a certification by the replacement Trust Advisor that it meets such criteria. If the Trustee is unable to find a replacement Trust Advisor within thirty (30) days of the termination of the Trust Advisor, the Depositor shall be permitted to find a replacement. Unless and until a replacement Trust Advisor is appointed, no party shall act as the Trust Advisor and the provisions relating to consultation and consent with respect to the Trust Advisor shall not be applicable until a replacement Trust Advisor is appointed hereunder.

(o)    Any replacement Trust Advisor shall (or all of the personnel responsible for supervising the obligations of the Trust Advisor shall) meet the following criteria: (i) be regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and have at least five (5) years of experience in collateral analysis and loss projections, and (ii) have at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

(p)    The Trust Advisor shall be discharged from its duties hereunder when the Class Principal Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero.

(q)    The Trust Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days’ prior written notice to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Subordinate Class Representative and the Majority Subordinate Certificateholder, (the latter two only if applicable), and (b) upon the appointment of, and the acceptance of such appointment by, a successor Trust Advisor meeting the eligibility requirements set forth in Section 3.28(k) and receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency. During a Subordinate Control Period, the identity of the replacement Trust Advisor will be subject to the reasonable approval of the Subordinate Class Representative. No such resignation by the Trust Advisor shall become effective until the replacement Trust Advisor shall have assumed the Trust Advisor’s responsibilities and obligations. The resigning party shall pay all costs and expenses (including costs and expenses incurred by the Certificate Administrator and the Trustee) associated with a transfer of its duties pursuant to this Section 3.28.

(r)    If the Trust Advisor resigns, is discharged or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid fees, Trust Advisor Expenses, indemnification amounts, and rights to indemnification which shall be payable in accordance with the priorities and subject to the limitations set forth herein including, without limitation, Section 4.05 hereof.

(s)    Notwithstanding any other provisions of this Agreement to the contrary, the parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) the Trust Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the agreements of the Trust Advisor set forth in the other provisions of this Agreement shall be construed solely as agreements to perform analytical and reporting services, (iii) the Trust Advisor shall have no authority or duty to make a determination on behalf of the Trust Fund, nor have any responsibility for decisions made by or on behalf of the Trust Fund,

(iv) insofar as the words “consult”, “recommend” or words of similar import are used in this Agreement in respect of the Trust Advisor and any servicing action or inaction, such words shall be construed to mean the performance of analysis and reporting services, which the Special Servicer may determine not to accept, (v) the absence of a response by the Trust Advisor to an Asset Status Report or other matter in which this Agreement contemplates consultation with the Trust Advisor shall be construed solely as a failure to perform an analytical or reporting service and not as an approval, endorsement, acquiescence or recommendation for or against any proposed action (but, in the event of such absence of a response, the Special Servicer (x) shall be deemed to have complied with the relevant provision that otherwise required consultation with the Trust Advisor and (y) shall be entitled to proceed as if consultation with the Trust Advisor had not initially been required in connection with such Asset Status Report or other matter), (vi) any provision hereof that otherwise purports, or that may be construed, to impose on the Trust Advisor a duty to consider the Servicing Standard or the interests of the Certificateholders shall be construed as a requirement to use the Servicing Standard or such interests as the basis of measurement in its analysis and reporting and the basis of measurement in its evaluation of the performance of the Special Servicer and its determination of whether an action, recommendation or report by the Special Servicer is in compliance with this Agreement, and not to impose on the Trust Advisor a duty to itself comply with the Servicing Standard or itself act in the interests of the Certificateholders, and such basis of measurement shall be construed to refer to no particular class of Certificates or particular Certificateholders, (vii) no other party to this Agreement, and no Subordinate Class Representative, shall have any duty to monitor or supervise the performance by the Trust Advisor of its services under this Agreement and (viii) the Trust Advisor is not an advisor within the meaning of the Investment Company Act.

(t)    The Trust Advisor shall not make any principal investment in any Certificate or interest therein; provided, however, that such prohibition shall not be construed to have been violated (i) in connection with riskless principal transactions effected by a broker-dealer Affiliate of the Trust Advisor or (ii) pursuant to investments by an Affiliate of the Trust Advisor if the Trust Advisor and such Affiliate maintain policies and procedures designed to segregate personnel involved in the activities of the Trust Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and to prevent such Affiliate and its personnel from gaining access to information regarding the Trust Fund and the Trust Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(u)    The Trust Advisor shall not, and shall cause its Affiliates not, to enter into any transaction as a result of which (i) the Special Servicer or any Affiliate thereof would be obligated, whether by agreement or otherwise, and whether or not subject to any condition or contingency, to pay any fee to, or otherwise compensate or grant monetary or other consideration to, the Trust Advisor or any Affiliate thereof (other than compensation to which the Trust Advisor is entitled hereunder) (x) in connection with the Trust Advisor’s obligations under this Agreement or (y) in consideration of the appointment or continuation of such Person as the Special Servicer, (ii) the Special Servicer would be entitled to receive any compensation from the Trust Advisor or (iii) the Special Servicer would be entitled to receive from the Trust Advisor or any Affiliate thereof any fee in connection with the appointment or continuation of such Person as Special Servicer unless, in the case of each of the foregoing clauses (i) through (iii), such transaction has been expressly approved by the Holders of Certificates representing 100% of the Voting Rights.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01    Distributions.

(a)    On each Distribution Date, the Certificate Administrator shall apply amounts on deposit in the Distribution Account for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution Date:

(1)    to make distributions of interest to the Holders of the Class A-1, Class A-2, Class A–3, Class A-4, Class X-A and Class X-B Certificates, up to an amount equal to, and pro rata as among such Holders of such Classes in accordance with, the Interest Distribution Amounts in respect of each such Class for such Distribution Date;

(2)    to make distributions of principal to the Holders of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, in the following amounts and order of priority (the aggregate amount of such distribution not to exceed the Principal Distribution Amount for such Distribution Date):

(A)    first, to the Holders of the Class A-1 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date and (2) the Class Principal Balance of the Class A-1 Certificates immediately prior to such Distribution Date;

(B)    second, to the Holders of the Class A-2 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A–1 Certificates as described in the immediately preceding clause (A) and (2) the Class Principal Balance of the Class A–2 Certificates immediately prior to such Distribution Date;

(C)    third, to the Holders of the Class A–3 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A–1 and Class A-2 Certificates as described in the immediately preceding clauses (A) and (B) and (2) the Class Principal Balance of the Class A–3 Certificates immediately prior to such Distribution Date; and

(D)    fourth, to the Holders of the Class A-4 Certificates, an amount equal to the lesser of (1) the Principal Distribution Amount for such Distribution Date, reduced by any portion of such amount that is allocable to the Class A–1, Class A-2 and Class A–3 Certificates as described in the immediately preceding clauses (A), (B) and (C) and (2) the Class Principal Balance of the Class A-4 Certificates immediately prior to such Distribution Date;

(3)    to make distributions to the Holders of the respective Classes of Class A Certificates (other than the Class A-S Certificates), up to an amount equal to, pro rata as among such Holders of such Classes in accordance with, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class pursuant to Section 4.04(a) and not previously reimbursed;

(4)    to make distributions of interest to the Holders of the Class A-S Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(5)    after the Class Principal Balances of the Class A-4 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-S Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(6)    to make distributions to the Holders of the Class A-S Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(7)    to make distributions of interest to the Holders of the Class B Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(8)    after the Class Principal Balances of the Class A Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(9)    to make distributions to the Holders of the Class B Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(10)    to make distributions of interest to the Holders of the Class C Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(11)    after the Class Principal Balance of the Class B Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(12)    to make distributions to the Holders of the Class C Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(13)    to make distributions of interest to the Holders of the Class D Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(14)    after the Class Principal Balance of the Class C Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class D Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(15)    to make distributions to the Holders of the Class D Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(16)    to make distributions of interest to the Holders of the Class E Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(17)    after the Class Principal Balance of the Class D Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class E Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(18)    to make distributions to the Holders of the Class E Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(19)    to make distributions of interest to the Holders of the Class F Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(20)    after the Class Principal Balance of the Class E Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class F Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(21)    to make distributions to the Holders of the Class F Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(22)    to make distributions of interest to the Holders of the Class G Certificates, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(23)    after the Class Principal Balance of the Class F Certificates has been reduced to zero, to make distributions of principal to the Holders of the Class G Certificates, up to an amount (not to exceed the Class Principal Balance of such Class of Certificates outstanding immediately prior to such Distribution Date) equal to the entire Principal Distribution Amount for such Distribution Date (net of any portion thereof distributed on such Distribution Date to the Holders of any other Class of Principal Balance Certificates pursuant to any prior clause of this Section 4.01(a));

(24)    to make distributions to the Holders of the Class G Certificates, up to an amount equal to, and in reimbursement of, all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates pursuant to Section 4.04(a) and not previously reimbursed;

(25)    to make distributions first, to the Holders of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, pro rata as among such Holders of such Classes, and then to the Holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates, in that order, for any amounts that may previously have been allocated to those Classes in reduction of their Certificate Principal Balances and for which reimbursement has not previously been made; and

(26)    to make distributions to the Holders of the Class R Certificates, up to an amount equal to the excess, if any, of (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the Classes of Regular Certificates on such Distribution Date pursuant to the prior clauses of this Section 4.01(a).

Any distributions of interest made with respect to the Class X-A Certificates and Class X-B Certificates on any Distribution Date pursuant to clause (1) above shall be deemed to have been allocated among the respective REMIC III Components of each such Class of Certificates on a pro rata basis in accordance with the respective amounts of Accrued Component Interest for such REMIC III Components for such Distribution Date.

Notwithstanding any contrary provision described above, if (I) as of the commencement of business on such Distribution Date, (i) any Class A-1, Class A-2, Class A-3 or, Class A-4 Certificate remains outstanding and (ii) the aggregate of the Class Principal Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have previously been reduced to zero as a result of the allocation of Realized Losses and Additional Trust Fund Expenses pursuant to Section 4.04(a), or (II) such Distribution Date is the Final Distribution Date, then, in each case, the Certificate Administrator shall, in lieu of the distributions otherwise required under clause (2) above, make distributions of principal to the Holders of the Classes of the Class A Certificates (other than the Class A-S Certificates), up to an amount (not to exceed the aggregate of the Class Principal Balances of such Classes of Certificates outstanding immediately prior to such Distribution Date) equal to, and pro rata as among such Holders of such Classes in accordance with their Class Principal Balances outstanding immediately prior to such Distribution Date, the entire Principal Distribution Amount for such Distribution Date.

Also notwithstanding any contrary provision described above, if the Available Distribution Amount for any Distribution Date includes any recoveries of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) from a source other than the proceeds of the Mortgage Loan, the Certificate Administrator shall, prior to the distributions described above, distribute such recoveries to the Holders of any Principal Balance Certificates that experienced write-offs in connection with Trust Advisor Expenses under Section 4.05. Such distributions shall be made to the Holders of the Class A-1, Class A-2, Class A-3, and Class A-4 Certificates (on a pro rata basis) and then to the Holders of the Class A-S, Class B, Class C and Class D Certificates, in that order, in each case up to the amount of such write-offs previously experienced by such Class in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) under such Section 4.05.

(b)    Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges Received by the Trust with respect to any Mortgage Loan or REO Mortgage Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay a portion of that Yield Maintenance Charge or Prepayment Premium (net of Liquidation Fees payable therefrom) in the following manner: (1) pro rata, between the (x) the group (“YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class X-A and Class A-S Certificates, and (y) the group (“YM Group B” and, collectively with the YM Group A, the “YM Groups”) of Class B, Class C, Class D and Class X-B Certificates, based upon the aggregate of principal distributed to the Classes of Principal Balance Certificates in each YM Group for that Distribution Date, and (2) among the Classes of Certificates in each YM Group, in the following manner, up to an amount equal to the product of

(a) the Yield Maintenance Charge or Prepayment Premium allocated to such YM Group, (b) the related Base Interest Fraction, and (c) a fraction, which in no event may be greater than 1.0, the numerator of which is equal to the amount of principal distributed to the holder(s) of that such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all the Certificates in that YM Group for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium allocated to such YM Group remaining after such distributions will be distributed to the Class of Class X Certificates in such YM Group. No Prepayment Premiums or Yield Maintenance Charges will be distributed to the Holders of the Class E, Class F, Class G or Class R Certificates. The Holders of the Class X-B Certificates will be entitled to all Prepayment Premiums and Yield Maintenance Charges collected after the Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class A-S, Class B, Class C and Class D Certificates are retired. Any funds distributed on any such Class of Certificates in respect of any Prepayment Premium or Yield Maintenance Charge pursuant to this Section 4.01(b) shall constitute an “Additional Yield Amount” for such Class.

For purposes of the immediately preceding paragraph, the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Mortgage Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, such discount rate (as reported by the Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Mortgage Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related Stated Maturity Date, such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

(c)    All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise provided below, all such distributions with respect to each Class of Certificates on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Principal Balance Certificate, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Certificate pursuant to Section 4.04(a)) will be made in a like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Prior to any termination of the Trust Fund pursuant to Section 9.01, any distribution that is to be made with respect to a Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the address of the Certificateholder that surrendered such Certificate as such address last appeared in the Certificate Register or to any other address of which the Certificate Administrator was subsequently notified in writing. If such check is returned to the Certificate Administrator, then the Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the related Holder and deliver such check as it shall deem appropriate. Any funds in respect of a check returned to the Certificate Administrator shall be set aside by the Certificate Administrator and held uninvested in trust and credited to the account of the appropriate Holder. The costs and expenses of locating the appropriate Holder and holding such funds shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If the Certificate Administrator has not, after having taken such reasonable steps, located the related Holder by the second anniversary of the initial sending of a check, the Certificate Administrator shall, subject to applicable law, distribute the unclaimed funds to the Class R Certificateholders.

(d)    Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each indirect participating brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Special

Servicer or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law. The Certificate Administrator and the Depositor shall perform their respective obligations under each of the Letter of Representations among the Depositor, the Certificate Administrator and the initial Depository dated as of the Closing Date and pertaining to the Book-Entry Certificates, a copy of which Letters of Representation are attached hereto as Exhibit B.

(e)    The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund with respect to the Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates with respect to amounts properly previously distributed on the Certificates.

(f)    Except as otherwise provided in Section 9.01, whenever the Certificate Administrator receives written notification of or expects that the final distribution with respect to any Class of Certificates (determined, in the case of a Class of Principal Balance Certificates, without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to such Class of Certificates pursuant to Section 4.04(a)) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the second Business Day prior to such Distribution Date, mail to each Holder of record of such Class of Certificates on such date (with a copy to be posted to the Certificate Administrator’s Website in accordance with Section 8.12) a notice to the effect that:

(i)    the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

(ii)    no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(f) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such non-tendering Certificateholders following the first anniversary of the delivery of such second notice thereto shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates as to which notice has been given pursuant to this Section 4.01(f) shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, the Certificate Administrator shall, subject to applicable law, distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject thereto.

(g)    All distributions made in respect of each Class of Principal Balance Certificates on each Distribution Date (including the Final Distribution Date) pursuant to Section 4.01(a) or Section 4.01(b) shall be deemed to have first been distributed from REMIC II to REMIC III with respect to the Corresponding REMIC II Regular Interest(s) for such Class of Principal Balance Certificates; and all distributions made with respect to each Class of Interest Only Certificates on each Distribution Date pursuant to Section 4.01(a) or Section 4.01(b), and allocable to any particular REMIC III Component of such Class of Principal Balance Certificates, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such REMIC III Component. In each case, if such distribution on any such Class of Certificates was a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to such Class of Principal Balance Certificates, then the corresponding distribution deemed to be made on a REMIC II Regular Interest pursuant to the preceding sentence (and, if applicable the next paragraph) shall be deemed to also be, respectively, a distribution of accrued interest, of principal, of additional interest (in the form of one or more Additional Yield Amounts) or in reimbursement of any Realized Losses and Additional Trust Fund Expenses previously allocated to REMIC III in respect of such REMIC II Regular Interest.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(g). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(g), actual distributions of funds from the REMIC Sub-Account of the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(b), as applicable.

(h)    On each Distribution Date, including the Final Distribution Date, the Available Distribution Amount for such date shall be deemed to have first been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interests, in each case to the extent of the remaining portions of such funds, for the following purposes and in the following order of priority:

(i)    as deemed distributions of interest with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, all Uncertificated Distributable Interest with respect to each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed distributed, for all prior Distribution Dates;

(ii)    as deemed distributions of principal with respect to all the REMIC I Regular Interests, up to an amount equal to, and pro rata in accordance with, as to each

REMIC I Regular Interest, the portion of the Principal Distribution Amount for such Distribution Date attributable to the related Mortgage Loan(s) or REO Mortgage Loan(s); and

(iii)    as deemed distributions with respect to all the REMIC I Regular Interests, up to an amount equal to, pro rata in accordance with, and in reimbursement of, any Realized Losses, Additional Trust Fund Expenses and Trust Advisor Expenses previously allocated to each REMIC I Regular Interest (with compounded interest).

The portion of each Prepayment Premium and Yield Maintenance Charge that is distributed to any Class of Regular Certificates on any Distribution Date shall, in each case, be deemed to have been distributed from REMIC I to REMIC II in respect of the REMIC I Regular Interest(s) corresponding to the prepaid Mortgage Loan or REO Mortgage Loan, as the case may be, in respect of which such Prepayment Premium or Yield Maintenance Charge was received or deemed received.

The actual distributions made by the Certificate Administrator on each Distribution Date in respect of the Regular Certificates pursuant to Section 4.01(a) or Section 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed with respect to the REMIC I Regular Interests on such Distribution Date pursuant to this Section 4.01(h). Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(h), actual distributions of funds from the REMIC Sub-Account of the Distribution Account shall be made only in accordance with Section 4.01(a) or Section 4.01(b), as applicable.

Section 4.02    Distribution Date Statements; Servicer Reporting.

(a)    (i) Distribution Date Statements and Information. Based on information provided to the Certificate Administrator by the Master Servicer pursuant to Sections 3.12, 4.02(c) and 4.02(f), the Certificate Administrator shall prepare (or cause to be prepared) and, on each Distribution Date, provide or make available electronically (or, upon request by a Privileged Person who is a Certificateholder or Certificate Owner or by any Privileged Person who cannot receive a copy electronically, by first class mail) to each Privileged Person a statement substantially in the form of, and containing the information set forth in, Exhibit G-1 hereto and in any event containing the information set forth on Exhibit G-2 (the “Distribution Date Statement”), detailing the distributions on such Distribution Date and the performance, both in the aggregate and individually to the extent available, of the Mortgage Loans and the Mortgaged Properties; provided that the Certificate Administrator need not deliver to the Depositor, the Master Servicer, the Special Servicer, the Underwriters, the Rating Agencies or the Subordinate Class Representative any Distribution Date Statement that has been made available to such Person via the Certificate Administrator’s Website as provided below; and provided, further, that the Certificate Administrator has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with Section 5.06; and provided, further, that during any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of the Distribution Date Statement shall be deemed to have agreed to keep confidential the information therein until such Distribution Date Statement is filed with the Commission. If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any Exchange Act reports filed with the SEC shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

(ii)    On each Distribution Date, the Certificate Administrator shall make available to the general public via its website (including any Privileged Persons) initially located at “www.ctslink.com” (x) the related Distribution Date Statement, (y) as a convenience to the general public (and not in furtherance of the distribution thereof under the securities laws), the prospectus supplement, the prospectus, and this Agreement, and (z) any Exchange Act reports filed with the SEC. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its internet website.

(iii)    Upon the reasonable request of any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential and is not a Borrower or an Affiliate of a Borrower.

The Certificate Administrator shall have no obligation to provide the information or reports described in this Section 4.02(a) until it has received the requisite information or reports from the Master Servicer provided for herein, and the Certificate Administrator shall not be in default hereunder due to a delay in providing such information and reports caused by the failure of the Master Servicer or the Special Servicer to timely deliver any information or reports hereunder. None of the Master Servicer, the Special Servicer or the Certificate Administrator shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower, each other or a third party, and accepted by it in good faith, that is included in any reports, statements, materials or information prepared or provided by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable. None of the Certificate Administrator, the Master Servicer or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Borrower, a third party or each other.

During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, each recipient of information regarding the Trust on the Certificate Administrator’s Website will be deemed to have agreed to keep confidential such information until such reports are filed with the Commission, and to the extent such information is presented on the Certificate Administrator’s Website, such website will bear a legend to the following effect: “No recipient shall use or disclose the information contained in this statement/report/file in any manner which could result in a violation of any provision of the Securities Act of 1933 or the Securities Exchange Act of 1934 or would require registration of any Non-Registered Certificates pursuant to Section 5 of the Securities Act of 1933.”

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s Website and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.

In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer (provided that such website provides thereon electronic means of fulfilling such registration and acceptance for purposes of obtaining access to the Certificate Administrator’s Website). The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526 or such other number as the Certificate Administrator may hereinafter specify.

The Certificate Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Distribution Date Statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

Notwithstanding the foregoing, unless specifically provided for herein, in no event shall any provision of this Agreement be construed to require the Master Servicer, the Special Servicer or the Certificate Administrator to produce any ad hoc or non-standard written reports (in addition to the CREFC reports, inspection reports and other specific periodic reports otherwise required). If the Master Servicer, the Special Servicer or the Certificate Administrator elects to provide any ad hoc or non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(b)    Certain Tax-Related Reporting to Certificateholders by the Certificate Administrator. Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a Certificateholder (i) a statement containing the aggregate information set forth in items 3, 4 and 14 of Exhibit G-2 hereto for such calendar year or applicable portion thereof during which such person was a Certificateholder and (ii) such other customary information as the Certificate Administrator deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued on the Certificates, if applicable. The obligations of the Certificate Administrator in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code. As soon as practicable following the request of any Certificateholder in writing, the Certificate Administrator shall furnish to such Certificateholder such information regarding the Mortgage Loans and the Mortgaged Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Certificate Administrator. Each of the Master Servicer and the Special Servicer shall promptly provide to the Depositor and the Certificate Administrator such information regarding, in the case of the Master Servicer, the Mortgage Loans and the Mortgaged Properties and, in the case of the Special Servicer, the Specially Serviced Mortgage Loans and the REO Properties, as the case may be, in any event as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, the Master Servicer or the Special Servicer, as the case may be.

(c)    CREFC Loan Periodic Update Files. Not later than 2:00 p.m. (New York City time) on the second Business Day following each Determination Date (which is also the second Business Day preceding the related Distribution Date), the Master Servicer shall deliver to the Certificate Administrator the CREFC Loan Periodic Update File, combining information with respect to the Mortgage Loans, reflecting information as of the close of business on such Determination Date. The CREFC Loan Periodic Update File delivered by the Master Servicer as described above shall be in an electronic format that is mutually acceptable to the Master Servicer and the Certificate Administrator.

Notwithstanding the foregoing, the parties agree that the CREFC Loan Periodic Update File required to be delivered by the Master Servicer in May 2012 will be based solely upon information generated from actual collections received by the Master Servicer and from information that the respective Mortgage Loan Sellers deliver or cause to be delivered to the Master Servicer (including but not limited to information prepared by third-party servicers of the subject Mortgage Loans with respect to the period prior to the Closing Date). The Special Servicer shall from time to time (and, in any event, upon request) provide the Master Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.

With respect to each Mortgage Loan (if any) that is identified on Schedule VIII hereto, the initial values of fields 54—“Preceding Fiscal Year NOI”, 68—“Most Recent NOI”, 72—“Most Recent Financial As of Start Date” and 73—“Most Recent Financial As of End Date”) of the CREFC Loan Periodic Update File shall be the initial values set forth opposite such Mortgage Loan on such Schedule VIII. There are no Significant Obligors with respect to the Trust and this paragraph shall not be applicable with respect to the Trust.

(d)    CREFC Operating Statement Analysis Report, CREFC Financial Files, CREFC Comparative Financial Status Reports and CREFC NOI Adjustment Worksheets. The Master Servicer shall prepare and maintain a CREFC Operating Statement Analysis Report and a CREFC NOI Adjustment Worksheet with respect to each Mortgaged Property that secures a Mortgage Loan that is not a Specially Serviced Mortgage Loan and the Special Servicer shall prepare and maintain a CREFC Operating Statement Analysis Report and a CREFC NOI Adjustment Worksheet with respect to each Specially Serviced Mortgage Loan and REO Property, in each case in accordance with the provisions described below. As to quarterly (that is, not annual) periods, within 105 calendar days after the end of each of the first three calendar quarters (in each year) for the trailing or quarterly information received, commencing with respect to the quarter ending on June 30, 2012, the Master Servicer (in the case of Mortgaged

Properties that secure Mortgage Loans that are not Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Mortgaged Properties securing Specially Serviced Mortgaged Loans and REO Properties) shall, based upon the operating statements or rent rolls received (if and to the extent received) and covering such calendar quarter, prepare (or, if previously prepared, update) the CREFC Operating Statement Analysis Report and the CREFC Comparative Financial Status Report for each related Mortgaged Property and/or REO Property, using the normalized quarterly and normalized year-end operating statements and rent rolls received from the related Borrower. As to annual (that is, not quarterly) periods, not later than the second Business Day following the Determination Date occurring in June of each year (beginning in 2013 for year-end 2012), the Master Servicer (in the case of Mortgaged Properties securing Mortgage Loans that are not Specially Serviced Mortgage Loans) or the Special Servicer (in the case of Mortgaged Properties securing Specially Serviced Mortgage Loans and REO Properties) shall, based upon the most recently available normalized year-end financial statements and most recently available rent rolls received (if and to the extent received) not less than thirty (30) days prior to such second Business Day, prepare (or, if previously prepared, update) the CREFC Operating Statement Analysis Report, the CREFC Comparative Financial Status Report and a CREFC NOI Adjustment Worksheet for each related Mortgaged Property and/or REO Property.

The Master Servicer and the Special Servicer shall each remit electronically an image of each CREFC Operating Statement Analysis Report and/or each CREFC NOI Adjustment Worksheet prepared or updated by it (promptly following initial preparation and each update thereof), together with the underlying operating statements and rent rolls to the Subordinate Class Representative, the Certificate Administrator (upon request) and, in the case of such a report prepared or updated by the Master Servicer, the Special Servicer. The Certificate Administrator shall, upon request from the Master Servicer or the Special Servicer and, to the extent such items have been delivered to the Certificate Administrator by the Master Servicer or the Special Servicer, make such report (and any underlying operating statements and rent rolls) available to Certificateholders pursuant to Section 8.12(b).

If, with respect to any Performing Mortgage Loan, the Special Servicer has any questions for the related Borrower based upon the information delivered to the Special Servicer pursuant to Section 3.12(a) or this Section 4.02(d), the Master Servicer shall, in this regard and without otherwise changing or modifying its duties hereunder, reasonably cooperate with the Special Servicer in assisting the Special Servicer in the Special Servicer’s efforts to contact and solicit information from such Borrower.

(e)    Reporting by the Special Servicer. Not later than 1:00 p.m. (New York City time) on the first Business Day following each Determination Date following the earliest date on which any Mortgage Loan has become a Specially Serviced Mortgage Loan, the Special Servicer shall prepare and deliver or cause to be delivered to the Master Servicer the CREFC Special Servicer Loan File, providing the required information as of such Determination Date. In addition, the Special Servicer shall from time to time provide the Master Servicer with such information in the Special Servicer’s possession regarding any Specially Serviced Mortgage Loan or REO Property as may be requested by the Master Servicer and is reasonably necessary for the Master Servicer to prepare each report and any supplemental information required to be provided by the Master Servicer to the Certificate Administrator. The Special Servicer, subject to the limitations on delivery of Privileged Communications, shall deliver to the Trust Advisor such reports and other information produced or otherwise available to the Majority Subordinate Certificateholder, or Certificateholders generally, requested by the Trust Advisor in support of its obligations under this Agreement. Notwithstanding the foregoing, the Special Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

(f)    Other Reporting by the Master Servicer. Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, the Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator a CREFC Financial File, a CREFC Property File and a CREFC Comparative Financial Status Report, providing the most recent information with respect to the subject Mortgage Loans and REO Properties as of the related Determination Date and, in each case, if applicable, identifying each subject Mortgage Loan by loan number and property name. Each CREFC Financial File, CREFC Property File and CREFC Comparative Financial Statement Report delivered by the Master Servicer as described above shall be in electronic format.

Not later than 2:00 p.m. (New York City time) on the Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver or cause to be delivered, and shall prepare (if any to the extent necessary) and deliver or cause to be delivered to the Certificate Administrator, in electronic format, a CREFC Delinquent Loan Status Report, a CREFC Historical Loan Modification and Corrected Mortgage Loan Report, a CREFC Loan Level Reserve/LOC Report, a CREFC REO Status Report, a CREFC Operating Statement Analysis Report, a CREFC Comparative Financial Status Report, a CREFC Servicer Watch List, a CREFC NOI Adjustment Worksheet, a CREFC Total Loan Report, a CREFC Advance Recovery Report and a Realized Loss Template, in each case providing the most recent information with respect to the Mortgage Loans and REO Properties as of the related Determination Date and, in each case, if applicable, identifying each subject Mortgage Loan by loan number and property name. Notwithstanding the foregoing, the Master Servicer shall not be required to prepare and deliver any of such files or reports with respect to the initial Determination Date following the Closing Date.

The Master Servicer may, but is not required to, make any of the reports or files comprising the CREFC Investor Reporting Package prepared by it available each month on the Master Servicer’s internet website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Subordinate Class Representative, and (iii) each Certificateholder and Certificate Owner who requests such password, provided that (A) the Master Servicer shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or the related Mortgage Loan Documents and (B) any such Certificateholder or Certificate Owner, as the case may be, has delivered a certification substantially in the form of Exhibit K-1 to the Certificate Administrator (with a copy to the Master Servicer). In connection with providing such access to its internet website, the Master Servicer may require registration and the acceptance of a reasonable disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of a reasonable agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom. For the avoidance of doubt, the foregoing sentence shall not be construed to limit any right to receive information already provided for in this Agreement.

(g)    Certain General Provisions Regarding Reporting. The Special Servicer shall deliver to the Master Servicer(s) the reports and files required to be delivered pursuant to Section 4.02(d) and Section 4.02(e) and the Master Servicer(s) shall deliver to the Certificate Administrator the reports set forth in Section 4.02(c) and Section 4.02(f), in an electronic format reasonably acceptable to the Special Servicer, the Master Servicer and the Certificate Administrator. The Master Servicer may, absent manifest error, conclusively rely on the file to be provided by the Special Servicer pursuant to Section 4.02(e). The Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the Master Servicer pursuant to Section 4.02(c) and Section 4.02(f). To the extent that any report to be prepared and provided to the Certificate Administrator and/or the Subordinate Class Representative by the Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.02(f) is dependent on information from the Special Servicer and the Special Servicer has not timely provided such information to the Master Servicer, the Master Servicer shall on a timely basis provide to the Certificate Administrator, the Subordinate Class Representative as complete a report as the information provided by the Special Servicer permits and shall promptly update and provide to the Certificate Administrator and the Subordinate Class Representative a complete report when the Special Servicer provides the Master Servicer with the requisite missing information; and the Master Servicer shall not be in breach hereunder for so providing an incomplete report under Section 4.02(c), Section 4.02(d) or Section 4.02(f) under the foregoing circumstances. Furthermore, if any report to be provided to the Certificate Administrator and/or the Subordinate Class Representative by the Master Servicer pursuant to Section 4.02(c), Section 4.02(d) or Section 4.02(f) was to be prepared by the Special Servicer and delivered to the Master Servicer, the Master Servicer shall not be in breach by reason of any delay in its delivery of such report to the Certificate Administrator, the Subordinate Class Representative and/or the Majority Subordinate Certificateholder by reason of a delay on the part of the Special Servicer; and the Master Servicer shall deliver as promptly as reasonably practicable to the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder any such report that it receives from the Special Servicer after the requisite delivery date.

(h)    Certain Means of Delivery. Except to the extent a form of delivery is specified in this Agreement, if the Master Servicer or Special Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on the Master Servicer’s internet website or the Certificate Administrator’s internet website and notifying the Person(s) entitled to such statement, report or information of such availability. Notwithstanding the foregoing, (A) the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer may each request delivery in paper format of any statement, report or information required to be delivered to the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, (B) any statement, report or information under any provision of this Agreement to be posted to the Certificate Administrator’s Website or the Rule 17g-5 Information Provider’s Website shall be delivered to the Certificate Administrator or the Rule 17g-5 Information Provider, as the case may be, in electronic format pursuant to Section 8.12(b), and (C) clause (z) shall not apply to the delivery of any information required to be delivered to the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, unless the Certificate Administrator, the Trustee or the Special Servicer, as the case may be, consents to such delivery.

(i)    During any period that reports are required to be filed with the Commission with respect to the Trust pursuant to Section 15(d) of the Exchange Act, access to information regarding the Trust on the Master Servicer’s internet website will be conditioned to the party attempting to gain such access electronically agreeing to keep confidential any such information that has not been filed with the Commission.

(j)    No provisions of this Agreement shall be deemed to require the Master Servicer or Special Servicer to confirm or make any representation regarding the accuracy of (or to be liable or responsible for) any other Person’s information or report.

(k)    The Master Servicer shall produce the reports required of it under this Agreement but shall not be required to (but may upon request) produce any ad hoc non-standard written reports. If the Master Servicer elects to provide any non-standard reports, it may require the Person requesting such report to pay a reasonable fee to cover the costs of the preparation thereof.

(l)    Each of the parties hereto shall cooperate with the other to make information available that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act.

(m)    Reserved.

(n)    No provision of this Agreement shall be construed to prohibit or restrict the Depositor or its designee from delivering or furnishing any reports, certificates or other information of any nature to the Rating Agency or any other credit rating agency.

Section 4.03    P&I Advances.

(a)    On or before 1:00 p.m. (New York City time) on each P&I Advance Date, the Master Servicer shall, subject to Section 4.03(c), either (i) remit from its own funds to the Certificate Administrator for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made by the Master Servicer in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances, or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer. Any amounts held in the Collection Account for future distribution and so used to make P&I

Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account prior to the next succeeding Master Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 3:30 p.m. (New York City time) on any P&I Advance Date, the Master Servicer shall not have made any P&I Advance required to be made by it on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Certificate Administrator and the Trustee the Officer’s Certificate and other documentation related to a determination of nonrecoverability of a P&I Advance pursuant to Section 4.03(c)) or shall not have remitted any portion of the Master Servicer Remittance Amount required to be remitted by the Master Servicer on such date, then the Certificate Administrator shall provide notice of such failure to the Master Servicer by facsimile transmission (at facsimile number: (704) 715-0034) and by telephone (at (800) 326-1334) as soon as possible, but in any event before 4:30 p.m. (New York City time) on such P&I Advance Date. If after such notice the Certificate Administrator does not receive the full amount of such P&I Advances by 9:00 a.m. (New York City time) on the related Distribution Date, then the Certificate Administrator shall promptly notify the Trustee (but in any event before 10:00 a.m. (New York City time) and the Trustee shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make the portion of such P&I Advances that was required to be, but was not, made or remitted, as the case may be, by the Master Servicer with respect to the related Distribution Date.

(b)    The aggregate amount of P&I Advances to be made by the Master Servicer (or by the Trustee, if the Master Servicer fails to do so) in respect of any Distribution Date, subject to Section 4.03(c) below, shall equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of any related Master Servicing Fees due or deemed due, as the case may be, in respect of the Mortgage Loans and any successor REO Mortgage Loans with respect thereto on their respective Due Dates occurring in the month in which such Distribution Date occurs, in each case to the extent such amount was not Received by the Trust as of the close of business on the related Determination Date; provided that, if an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then the interest portion of any P&I Advance required to be made in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance that would otherwise be required to be made in respect of such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, and the denominator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

(c)    Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the Master Servicer (or, if applicable, the Trustee) that a prior P&I Advance (or Unliquidated Advance in respect thereof) that it has made constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be made by such Person in its reasonable, good faith judgment. In making such recoverability determination, such Person will be entitled to consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, to consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries. In addition, any such Person may update or change its recoverability determinations at any time and may obtain from the Special Servicer any analysis, Appraisals or market value estimates or other information in the possession of the Special Servicer for such purposes. Any determination by the Master Servicer (or, if applicable, the Trustee) that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be evidenced by an Officer’s Certificate delivered to the Depositor, the Special Servicer, the Certificate Administrator, the Subordinate Class Representative and, if made by the Master Servicer, the Trustee (on or before the related P&I Advance Date in the case of a proposed P&I Advance), setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the nine (9) months preceding such determination by a Qualified Appraiser, and further accompanied by any other information, including engineers’ reports, environmental surveys or similar reports, that the Person making such determination may have obtained. A copy of any such Officer’s Certificate (and accompanying information) of the Trustee shall also be promptly delivered to the Certificate Administrator, the Subordinate Class Representative, the Majority Subordinate Certificateholder, the Special Servicer and the Master Servicer for the subject Mortgage Loan. Absent bad faith, the Master Servicer’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders and, in all cases, the Trustee shall be entitled to conclusively rely on any nonrecoverability determination made by the Master Servicer with respect to a particular P&I Advance. The Special Servicer shall promptly furnish any party required to make P&I Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make P&I Advances may reasonably request. The Master Servicer shall consider Unliquidated Advances in respect of prior P&I Advances as outstanding Advances for purposes of recoverability determinations as if such Unliquidated Advance were a P&I Advance.

The Special Servicer for each Mortgage Loan shall also be entitled to make a determination (subject to the same standards and procedures that apply in connection with a determination by the Master Servicer) to the effect that a prior P&I Advance (or Unliquidated Advance in respect thereof) previously made hereunder by the Master Servicer (or, if applicable, the Trustee) constitutes a Nonrecoverable P&I Advance or that any proposed P&I Advance by the Master Servicer (or, if applicable, the Trustee), if made, would constitute a Nonrecoverable P&I Advance, in which case such P&I Advance shall constitute a Nonrecoverable P&I Advance for all purposes of this Agreement. A copy of any Officer’s Certificate (and accompanying information) of the Special Servicer in support of its determination shall be promptly delivered to the Master Servicer for the subject Mortgage Loan. The Special Servicer may update or change its recoverability determination at any time.

(d)    In the case of each Mortgage Loan, the Master Servicer and the Trustee shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time,

accrued on the amount of each P&I Advance made thereby (with its own funds), to the extent that such P&I Advance (i) relates to a Monthly Payment or Assumed Monthly Payment in respect of a Mortgage Loan that is a Past Grace Period Loan or an REO Mortgage Loan when made, in which case such interest shall begin to accrue from the related P&I Advance Date, or (ii) is made with respect to a Within Grace Period Loan and remains outstanding when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in which case such interest shall begin to accrue when the subject Mortgage Loan becomes a Past Grace Period Loan in respect of the subject Monthly Payment or Assumed Monthly Payment, in either case, for so long as such P&I Advance is outstanding (or, in the case of Advance Interest payable to the Master Servicer, if earlier, until the Late Collection of the delinquent principal and/or interest in respect of which such P&I Advance was made has been Received by the Trust). Such interest with respect to any P&I Advance shall be payable: (i) first, in accordance with Sections 3.05 and 3.25, out of any Default Charges subsequently collected on the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance relates; and (ii) then, after such P&I Advance is reimbursed, but only if and to the extent that such Default Charges are insufficient to cover such Advance Interest, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The Master Servicer shall (subject to the operation of Section 3.05(a)(II)) reimburse itself or the Trustee, as applicable, for any outstanding P&I Advance made thereby with respect to any Mortgage Loan or REO Mortgage Loan as soon as practicable after funds available for such purpose are deposited in the Collection Account, and in no event shall interest accrue in accordance with this Section 4.03(d) on any P&I Advance as to which the corresponding Late Collection was received by or on behalf of the Trust as of the related P&I Advance Date.

(e)    With regard to such P&I Advances, the Master Servicer or the Trustee shall account for that part of the P&I Advances which is attributable to Past Grace Period Loans, and that part of the P&I Advances which is attributable to Within Grace Period Loans.

Section 4.04    Allocation of Realized Losses and Additional Trust Fund Expenses.

(a)    On each Distribution Date, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01, the Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate of the Class Principal Balances of all the Classes of Principal Balance Certificates, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portions of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the Class Principal Balances of the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S Certificates shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during any prior Collection Period (other than those that were determined to constitute Nonrecoverable Advances in the immediately preceding Collection Period), the respective Class Principal Balances of all the outstanding Classes of the Class A Certificates (other than the Class A-S Certificates) shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Class Principal Balances of the respective Classes of the Principal Balance Certificates under this subsection (a) shall constitute allocations of Realized Losses and Additional Trust Fund Expenses.

(b)    On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to Section 4.01(g), the Certificate Administrator shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balances of REMIC II Regular Interest H, REMIC II Regular Interest G, REMIC II Regular Interest F, REMIC II Regular Interest E, REMIC II Regular Interest D, REMIC II Regular Interest C and REMIC II Regular Interest B shall be reduced sequentially, in that order, in each case, until such excess (other than any portion thereof that exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period) or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then, except to the extent that such excess exists because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balances of the REMIC II Regular Interest that are the Corresponding REMIC II Regular Interest with respect to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates shall be reduced on a pro rata basis, as among such individual Corresponding REMIC II Regular Interests, in accordance with their Uncertificated Principal Balances, until any such remaining excess is reduced to zero. All reductions in the Uncertificated Principal Balances of the respective REMIC II Regular Interests under this subsection (b) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

(c)    On each Distribution Date, if, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(h), the Uncertificated Principal Balance of any REMIC I Regular Interest, in each case after taking account of such deemed distributions, exceeds the Stated Principal Balance of the related Mortgage Loan or REO

Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date, then, except to the extent that such excess exists (taking account of the provisions of the next succeeding sentence) because of the reimbursement of Workout-Delayed Reimbursement Amounts (from the principal portion of P&I Advances and/or payments or other collections of principal on the Mortgage Pool pursuant to subsection (II)(iii) of Section 3.05(a)) during the preceding Collection Period, the Uncertificated Principal Balance of such REMIC I Regular Interest shall be reduced to equal such Stated Principal Balance of such related Mortgage Loan or REO Mortgage Loan (or, if such REMIC I Regular Interest relates to multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance of the related Mortgage Loans and/or REO Mortgage Loans), as the case may be, that will be outstanding immediately following such Distribution Date. For purposes of the immediately preceding sentence, the aggregate amount excluded from the aggregate reductions of the Uncertificated Principal Balances of the REMIC I Regular Interests collectively shall equal the amount excluded from the reductions of the Uncertificated Principal Balances of the REMIC II Regular Interests pursuant to subsection (b) and such aggregate exclusion amount shall be deemed to be allocated among the REMIC I Regular Interests pro rata according to their Stated Principal Balances that, in the absence of such any and all such exclusions, would have been outstanding immediately after such Distribution Date by operation of the immediately preceding sentence. Any reductions in the Uncertificated Principal Balances of the respective REMIC I Regular Interests under this subsection (c) shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

Section 4.05    Allocation of Certain Trust Advisor Expenses.

(a)    On each Distribution Date, immediately prior to the distributions to be made to the Regular Certificates for such Distribution Date pursuant to Section 4.01(a), the Certificate Administrator shall allocate Trust Advisor Expenses (other than Designated Trust Advisor Expenses) to reduce the Unadjusted Certificate Distributable Interest for such Distribution Date for the Class D, Class C and Class B Certificates, in that order, in each case, until the Unadjusted Certificate Distributable Interest of such Class for such Distribution Date has been reduced to zero. Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall not be allocated to reduce interest distributable to the Class A Certificates, the Class X Certificates or the Control-Eligible Certificates.

To the extent that the amount of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) payable with respect to any Distribution Date is greater than the aggregate amount of Unadjusted Certificate Distributable Interest otherwise distributable to the Class B, Class C and Class D Certificates for such Distribution Date, the resulting Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall be allocated to reduce the Principal Distribution Amount otherwise allocable to the Principal Balance Certificates that are not Control-Eligible Certificates for such Distribution Date. Such Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall reduce the Principal Distribution Amount for the Principal Balance Certificates that are not Control-Eligible Certificates for such Distribution Date, and shall be allocated to reduce the Certificate Principal Balances of such Certificates in the following order: to the Class D, Class C, Class B and Class A-S Certificates,

in each case, until the remaining Certificate Principal Balance of such Class of Certificates has been reduced to zero. Following the reduction of the Certificate Principal Balances of the foregoing Classes of Principal Balance Certificates to zero, the Certificate Administrator shall allocate any remaining Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) among the Classes of Class A Certificates (other than the Class A-S Certificates), pro rata (based upon their respective Certificate Principal Balances), until the remaining Certificate Principal Balances of the Class A Certificates (other than the Class A-S Certificates) have been reduced to zero.

Any Trust Advisor Expenses (other than Designated Trust Advisor Expenses) or Excess Trust Advisor Expenses (other than Designated Trust Advisor Expenses) allocated to a Class of Certificates (which are not Control-Eligible Certificates) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced by the respective Certificates. If amounts distributable in respect of the Unadjusted Certificate Distributable Interest to the Class B, Class C and Class D Certificates and otherwise available as the indicated portion of the Principal Distribution Amount are insufficient to reimburse any related Trust Advisor Expenses (other than Designated Trust Advisor Expenses) on a Distribution Date, any unreimbursed Trust Advisor Expenses (other than Designated Trust Advisor Expenses) shall remain unreimbursed until the next Distribution Date that such applicable amounts are available. In no event shall any Trust Advisor Expenses other than Designated Trust Advisor Expenses reduce or delay any principal or interest payable in respect of the Control-Eligible Certificates.

(b)    On any Distribution Date, the amount reimbursable to the Trust Advisor in respect of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) for such Distribution Date shall not exceed the sum of (i) the portion of the Principal Distribution Amount for such Distribution Date otherwise distributable to the Principal Balance Certificates that are not Control-Eligible Certificates and (ii) the aggregate amount of Unadjusted Certificate Distributable Interest (for such purposes, calculated without regard to any reductions pursuant to clause (iv) of the definition of Unadjusted Certificate Distributable Interest as a result of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) for such Distribution Date) that would otherwise be distributable to the Class B, Class C and Class D Certificates for such Distribution Date. Any amount of Trust Advisor Expenses (other than Designated Trust Advisor Expenses) that are not reimbursed on a Distribution Date shall be payable on the next Distribution Date to the extent funds are sufficient, in accordance with Section 4.05(a), to make such payments.

(c)    To the extent that any actual recoveries of previously-incurred Trust Advisor Expenses (other than Designated Trust Advisor Expenses) are received from a source other than the proceeds of the related Mortgage Loan during the Collection Period related to any Distribution Date, such amounts shall be applied, first, as provided in Section 4.01(a) to reimburse the Holders of any Principal Balance Certificates that suffered write-offs in connection with Trust Advisor Expenses, and any portion of such recovery remaining after such application shall be considered in the calculation of the Interest Distribution Amounts of the Class B, Class C and Class D Certificates, as and to the extent set forth in the definition of Interest Distribution Amount, for such Distribution Date (with the actual payment of such portion to be made to the Holders of the Class B, Class C and/or Class D Certificates to the extent required under the combined operation of the definition of Interest Distribution Amount and the provisions of Section 4.01(a) other than the final paragraph of Section 4.01(a)).

Section 4.06    Calculations.

Provided that the Certificate Administrator receives the necessary information from the Master Servicer and/or the Special Servicer, the Certificate Administrator shall be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to Section 4.01, the preparation of the Distribution Date Statements pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04 and the actual and deemed allocations of Trust Advisor Expenses to be made pursuant to Section 4.05. The Certificate Administrator shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Certificate Administrator shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the Master Servicer. The calculations by the Certificate Administrator contemplated by this Section 4.06 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.

ARTICLE V

THE CERTIFICATES

Section 5.01    The Certificates.

(a)    The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-3; provided that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03, beneficial ownership interests in each Class of Interest Only Certificates and Principal Balance Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Principal Balance Certificates and Interest Only Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances or initial Certificate Notional Amounts, as the case may be, as of the Closing Date of $25,000 in the case of each Class of Principal Balance Certificates (or $100,000 in the case of any Principal Balance Certificates issued in registered form to Institutional Accredited Investors that are not Qualified Institutional Buyers) and $100,000 in the case of each Class of Interest Only Certificates, and in each such case in integral multiples of $1 in excess thereof. The Class R Certificates will be issuable in denominations representing Percentage Interests of not less than 10%.

(b)    The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by the Certificate Registrar hereunder by an authorized signatory.

Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers or signatories of the Certificate Registrar shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

Section 5.02    Registration of Transfer and Exchange of Certificates.

(a)    At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Certificate Administrator is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Certificate Registrar may appoint, by a written instrument delivered to the Trustee, the Depositor, the Master Servicer, the Special Servicer and (if the Certificate Administrator is not the Certificate Registrar) the Certificate Administrator, any other bank or trust company to act as Certificate Registrar under such conditions as the predecessor Certificate Registrar may prescribe, provided that the predecessor Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment. If the Certificate Administrator resigns or is removed in accordance with the terms hereof, the successor certificate administrator shall immediately succeed to its duties as Certificate Registrar. The Depositor, the Trustee, the Certificate Administrator (if it is not the Certificate Registrar), the Master Servicer and the Special Servicer shall each have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

If three or more Holders make written request to the Certificate Registrar, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Holders propose to transmit, then the Certificate Registrar shall, within thirty (30) days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar.

(b)    No Transfer of any Non-Registered Certificate or interest therein shall be made unless that Transfer is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities or blue sky laws of any state or other jurisdiction within the United States, its territories and possessions, or is otherwise made in accordance with the Securities Act and such other securities or blue sky laws. If offers and sales of any

Certificate are made in any jurisdiction outside of the United States, its territories and possessions, the Person making such offers and sales must comply with all applicable laws of such jurisdiction.

If a Transfer of any Definitive Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Non-Registered Certificates or a Transfer of such Certificate by the Depositor, any Underwriter or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, a Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03), then the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached hereto as Exhibit C-1A and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached hereto either as Exhibit C-1B or as Exhibit C-2B (except that, in the case of any proposed transfer of a Class R Certificate, such prospective Transferee may provide a certificate substantially in the form attached hereto as Exhibit C-2B only); or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer (except that, in the case of any proposed transfer of a Class R Certificate, such Opinion of Counsel must be to the effect that such prospective Transferee is a Qualified Institutional Buyer) and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Master Servicer, the Special Servicer, the Tax Administrator, the Certificate Administrator, the Trustee, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

If a Transfer of any interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Non-Registered Certificates or a Transfer of any interest therein by the Depositor, any Underwriter or any of their respective Affiliates), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B, or (ii) an Opinion of Counsel to the effect that the prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Certificate. If any Transferee of an interest in the Rule 144A Global Certificate for any Class of Book-Entry Non-Registered Certificates does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-2B hereto are, with respect to the subject Transfer, true and correct.

Notwithstanding the preceding paragraph, any interest in the Rule 144A Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by the Depositor, any Affiliate of the Depositor or any Person designated in writing by the Depositor to any Person who takes delivery in the form of a beneficial interest in the Regulation S Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar of (x) a certificate to the effect that the Certificate Owner desiring to effect such Transfer is the Depositor or an Affiliate of the Depositor and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, that is equal to the denomination of beneficial interests in the Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar of such certification and such orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Rule 144A Global Certificate in respect of the applicable Class of Book-Entry Non-Registered Certificates and increase the denomination of the Regulation S Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Certificate with respect to any Class of Book-Entry Non-Registered Certificates may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 5.02(b) and (ii) such written orders and instructions as are required under the applicable procedures of the Depository to direct the Certificate Administrator to debit the account of a Depository Participant by the denomination of the transferred interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated by the second paragraph of this Section 5.02(b), the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate by the denomination of the transferred interests in such Rule 144A Global Certificate, and shall cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.

Except as provided in the next paragraph, no beneficial interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Certificate. On and prior to the Release Date, each Certificate Owner desiring to effect any Transfer of an interest in the Regulation S Global Certificate for any Class of Book-Entry Non-Registered Certificates to another Person who takes delivery in the form of a beneficial interest in such Regulation S Global Certificate shall be required to obtain from such

Certificate Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit C-3B hereto certifying that such Transferee is not a United States Securities Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates may be held only through Euroclear or Clearstream. The Regulation S Global Certificate for each Class of Book-Entry Non-Registered Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

Notwithstanding the preceding paragraph, after the Release Date, any interest in the Regulation S Global Certificate for a Class of Book-Entry Non-Registered Certificates may be transferred by a Certificate Owner to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Certificate for such Class of Certificates upon delivery to the Certificate Registrar and the Certificate Administrator of (x) a certificate from the Certificate Owner desiring to effect such Transfer substantially in the form of attached hereto as Exhibit C-2A and a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached hereto as Exhibit C-2B and (y) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Regulation S Global Certificate, and credit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate, that is equal to the denomination of beneficial interests in such Class of Book-Entry Non-Registered Certificates to be transferred. Upon delivery to the Certificate Registrar and the Certificate Administrator of such certification and orders and instructions, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the Regulation S Global Certificate in respect of such Class of Book-Entry Non-Registered Certificates, and increase the denomination of the Rule 144A Global Certificate for such Class, by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the Transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a Transfer of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator and the Certificate Registrar against any liability that may result if such Transfer is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state or foreign securities laws or is not made in accordance with such federal, state or foreign laws.

(c)    No Transfer of a Certificate or any interest therein shall be made (A) to any Plan or (B) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Non-Registered Certificates or any Transfer of a Non-Registered Certificate or any interest therein by the Depositor, any Underwriter or any of their respective Affiliates or, in the case of a Global Certificate for any Class of Book-Entry Non-Registered Certificates, any Transfer thereof to a successor Depository or to the applicable Certificate Owner(s) in accordance with Section 5.03, the Certificate Registrar shall refuse to register the Transfer of a Definitive Non-Registered Certificate unless it has received from the prospective Transferee, and any Certificate Owner transferring an interest in a Global Certificate for any Class of Book-Entry Non-Registered Certificates shall be required to obtain from its prospective Transferee, either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) alternatively, but only in the case of a Certificate that is not a Class R Certificate, a certification to the effect that the purchase and holding of such Certificate or interest therein by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code, by reason of Sections I and III of PTCE 95-60; or (iii) alternatively, but only in the case of a Non-Registered Certificate that is an Investment Grade Certificate (other than, if applicable, a Class R Certificate), determined at date of acquisition, that is being acquired by or on behalf of a Plan in reliance on the Exemption, a certification to the effect that such Plan (X) is an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation. It is hereby acknowledged that the forms of certification attached hereto as Exhibit D-1 (in the case of Definitive Non-Registered Certificates) and Exhibit D-2 (in the case of ownership interests in Book-Entry Non-Registered Certificates) are acceptable for purposes of the preceding sentence. In lieu of one of the foregoing certifications, a prospective Transferee may deliver to the Certificate Registrar a certification of facts and an Opinion of Counsel which establish to the reasonable satisfaction of the Trustee that such Transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of an excise tax under Section 4975 of the Code, and will not subject the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer or a Sub-Servicer to any obligation in addition to those undertaken in this Agreement; in the case of an ownership interest in a Book-Entry Certificate, the prospective Transferee shall also deliver to the Certificate Owner from whom it is acquiring the interest a copy of such certification of facts and Opinion of Counsel, and a certification that these documents have been delivered to the Certificate Registrar. If any Transferee of a Certificate (including a Registered Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Non-Registered Certificate) any certification and/or Opinion of Counsel contemplated by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a violation of Similar Law.

(d)    (i)    Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Certificate Administrator under clause (ii)(A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Administrator under clause (ii)(B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions:

(A)    Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall be a Permitted Transferee and shall promptly notify the Tax Administrator and the Certificate Administrator of any change or impending change in its status as a Permitted Transferee.

(B)    In connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Class R Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit E-1 (a “Transfer Affidavit and Agreement”), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Class R Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee.

(C)    Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of either the Certificate Administrator or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Class R Certificate to such proposed Transferee shall be effected.

(D)    Each Person holding or acquiring any Ownership Interest in a Class R Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to Transfer its Ownership Interest in such Class R Certificate and (2) not to Transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate

Registrar a certificate substantially in the form attached hereto as Exhibit E-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

(E)    Each Person holding or acquiring an Ownership Interest in a Class R Certificate, by purchasing such Ownership Interest, agrees to give the Tax Administrator and the Certificate Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Class R Certificate, if it is, or is holding an Ownership Interest in a Class R Certificate on behalf of, a “pass-through interest holder”.

(ii)    (A)    If any purported Transferee shall become a Holder of a Class R Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Class R Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Class R Certificate. None of the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Class R Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)    If any purported Transferee shall become a Holder of a Class R Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Class R Certificate as described in clause (ii)(A) above shall be invalid, illegal or unenforceable, the Certificate Administrator shall have the right, but not the obligation, to cause the Transfer of such Class R Certificate to a Permitted Transferee selected by the Certificate Administrator on such terms as the Certificate Administrator may choose, and the Certificate Administrator shall not be liable to any Person having an Ownership Interest in such Class R Certificate as a result of the Certificate Administrator’s exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Class R Certificate in accordance with the instructions of the Certificate Administrator. Such Permitted Transferee may be the Certificate Administrator itself or any Affiliate of the Certificate Administrator.

(iii)    The Tax Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Class R Certificate to any Person who is a Disqualified Organization, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Class R Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Class R

Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the Tax Administrator all information in its possession necessary for the Tax Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the Tax Administrator for providing information thereto pursuant to this subsection (d)(iii) and Section 10.01(d)(i).

(iv)    The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following:

(A)    A Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and

(B)    an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee, the Tax Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Class R Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

(e)    If a Person is acquiring any Non-Registered Certificate or interest therein as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Book-Entry Non-Registered Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Administrator (or such Certificate Owner) to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 5.02.

(f)    Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class in authorized denominations evidencing a like aggregate Percentage Interest in such Class.

(g)    At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest in such Class upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(h)    Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

(i)    No service charge shall be imposed for any transfer or exchange of Certificates, but the Certificate Administrator or Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(j)    All Certificates surrendered for transfer and exchange shall be physically canceled by the Certificate Registrar, and the Certificate Registrar shall dispose of such canceled Certificates in accordance with its standard procedures.

(k)    In connection with the foregoing Sections 5.02(b), (c) and (d), in no case shall the Depositor be responsible for the costs or expenses of any certificates, opinions or agreements contemplated by such Sections 5.02(b), (c) and (d).

(l)    Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholders. Such amounts shall be deemed to have been distributed to such Certificateholders for all purposes of this Agreement.

Section 5.03    Book-Entry Certificates.

(a)    Class A-1, Class A-2, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates shall, in the case of each such Class, initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Sections 5.02(b) and Section 5.03(c), a Transfer of such Certificates may not be registered by the Certificate Registrar unless such Transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and Transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. The Classes of Non-Registered Certificates initially sold to Qualified Institutional Buyers in reliance on Rule 144A or in reliance on another exemption from the registration requirements of the Securities Act shall, in the case of each such Class, be represented by the Rule 144A Global Certificate for such Class, which shall be deposited with the Certificate

Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Classes of Non-Registered Certificates initially sold in offshore transactions in reliance on Regulation S shall, in the case of each such Class, be represented by the Regulation S Global Certificate for such Class, which shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b)    The Certificate Administrator, the Master Servicer, the Special Servicer, the Trustee, the Depositor and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. Except as expressly provided to the contrary herein, the rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Certificate Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

(c)    If (i)(A) the Depositor advises the Certificate Administrator, the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to a Class of the Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee, the Certificate Administrator and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to a Class of Book-Entry Certificates, the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same.

Upon surrender to the Certificate Registrar of the Book-Entry Certificates of any Class thereof by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates in respect of such Class to the Certificate Owners identified in such instructions. None of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions, and each of them may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Class of Registered Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.

(d)    Notwithstanding any other provisions contained herein, neither the Certificate Administrator nor the Certificate Registrar shall have any responsibility whatsoever to monitor or restrict the Transfer of ownership interests in any Certificate (including but not limited to any Non-Registered Certificate) which interests are transferable through the book-entry facilities of the Depository.

Section 5.04    Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Administrator and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Certificate Administrator or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Certificate Administrator and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Administrator and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05    Persons Deemed Owners.

Prior to due presentment for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

Section 5.06    Certification by Certificate Owners.

To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Certificate Administrator shall make such determination based on a certificate of such Person which shall be substantially in the form of Exhibit K-1 hereto (or such other form as shall be reasonably acceptable to the Certificate Administrator) and shall, to the extent required by the Certificate Administrator, specify the Class and Certificate Principal Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned; provided, however, that none of the Trustee, the

Certificate Administrator or the Certificate Registrar shall knowingly recognize such Person as a Certificate Owner if such Person, to the actual knowledge of a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(c), or if such Person’s certification that it is a Certificate Owner is in direct conflict with information actually known by a Responsible Officer of the Trustee, the Certificate Administrator or the Certificate Registrar, with respect to the identity of a Certificate Owner. The Trustee, the Certificate Administrator and the Certificate Registrar shall each exercise its reasonable discretion in making any determination under this Section 5.06 and shall afford any Person providing information with respect to its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee, the Certificate Administrator or the Certificate Registrar, as the case may be.

Section 5.07    Appointment of Authenticating Agents.

(a)    The Certificate Administrator may appoint at its expense an Authenticating Agent, which shall be authorized to act on behalf of the Certificate Administrator in authenticating Certificates. The Certificate Administrator shall cause any such Authenticating Agent to execute and deliver to the Certificate Administrator an instrument in which such Authenticating Agent shall agree to act in such capacity, with the obligations and responsibilities herein. Each Authenticating Agent must be organized and doing business under the laws of the United States of America or of any State, authorized under such laws to carry on a trust business, have a combined capital and surplus of at least $15,000,000, and be subject to supervision or examination by federal or state authorities. Each Authenticating Agent shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Certificate Administrator hereunder. The appointment of an Authenticating Agent shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of the Authenticating Agent. In the absence of any other Person appointed in accordance herewith acting as Authenticating Agent, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. Notwithstanding anything herein to the contrary, if the Certificate Administrator is no longer the Authenticating Agent, any provision or requirement herein requiring notice or any information or documentation to be provided to the Authenticating Agent shall be construed to require that such notice, information or documentation also be provided to the Certificate Administrator.

(b)    Any Person into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of any Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee, the Certificate Administrator or the Authenticating Agent.

(c)    Any Authenticating Agent appointed in accordance with this Section 5.07 may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Certificate Registrar and the Depositor. The

Certificate Administrator may at any time terminate the agency of any Authenticating Agent appointed in accordance with this Section 5.07 by giving written notice of termination to such Authenticating Agent, the Trustee, the Certificate Registrar and the Depositor. Upon receiving a notice of such a resignation or upon such a termination, or in case at any time any Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.07, the Certificate Administrator may appoint a successor Authenticating Agent, in which case the Certificate Administrator shall give written notice of such appointment to the Trustee, the Certificate Registrar and the Depositor and shall mail notice of such appointment to all Holders of Certificates; provided, however, that no successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.07. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER

AND THE TRUST ADVISOR

Section 6.01    Liability of the Depositor, the Master Servicer, the Special Servicer and the Trust Advisor.

The Depositor, the Master Servicer, the Special Servicer and the Trust Advisor shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Master Servicer, the Special Servicer and the Trust Advisor.

Section 6.02    Merger, Consolidation or Conversion of the Depositor, the Master Servicer, the Trust Advisor or the Special Servicer.

(a)    Subject to Section 6.02(b), the Depositor, the Master Servicer, the Special Servicer and the Trust Advisor shall each keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

(b)    Each of the Depositor, the Master Servicer, the Trust Advisor and the Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer, the Trust Advisor or the Special Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer, the Trust Advisor or the Special Servicer, shall be the successor of the Depositor, the Master Servicer, the Trust Advisor or the Special Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall so succeed to the rights and duties of the Master Servicer or the Special Servicer unless (i) such succession is the subject of a Rating Agency Confirmation (subject to Section 3.27), except that such condition need not be satisfied if such succession occurs solely as a result of a merger in which the Master Servicer or Special Servicer, as applicable, is the surviving Person under applicable law, and (ii) the successor or surviving Person makes the applicable representations and warranties set forth in Section 2.05 (in the case of a successor or surviving Person to the Master Servicer) or Section 2.06 (in the case of a successor or surviving Person to the Special Servicer), as applicable. Notwithstanding the foregoing, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party at the time of such merger, consolidation or transfer, except with respect to clause (x) and (y), as applicable, to the extent (i) the Master Servicer or the Special Servicer is the surviving entity of such merger, consolidation or transfer and has been in material compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03    Limitation on Liability of the Depositor, the Trust Advisor, the Master Servicer and the Special Servicer.

(a)    None of the Depositor, the Trust Advisor, the Master Servicer or the Special Servicer or any of their respective members, managers, directors, officers, employees or agents shall be under any liability to the Trust, the Trustee or the Certificateholders for any action taken or not taken in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Trust Advisor, the Master Servicer or the Special Servicer or any of their respective members, managers, directors, officers, employees or agents against any liability to the Trust, the Trustee or the Certificateholders for the breach of a representation or warranty made by such party herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (or, in the case of the Trust Advisor, gross negligence) in the performance of such party’s obligations or duties hereunder, or by reason of reckless disregard (or, in the case of the Trust Advisor, grossly negligent disregard) of such obligations and duties. The Depositor, the Trust Advisor, the Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of any such party may rely in good faith on any document of any kind conforming to the requirements of this Agreement for the truth and accuracy of the contents of that document (and as to certificates and opinions, including Opinions of Counsel, for the truth of the statements made therein and the correctness of the opinions expressed therein) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties, which document, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. The Depositor, the Trust Advisor, the Master Servicer, the Special Servicer (each in its capacity as such or in its individual capacity) and any member, manager, director, officer, employee or agent of any such party, shall be indemnified and held harmless by the Trust Fund out of the Collection Account, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b), against any loss, liability, cost or expense (including reasonable legal fees and expenses) incurred in connection with any actual or threatened legal action or claim relating to this Agreement, the Certificates or the Trust, other than any loss, liability, cost or expense: (i) specifically required to be borne by such party, without right of reimbursement, pursuant to the terms hereof; (ii) incurred in connection with any legal action or claim against such party resulting from any breach of a representation or warranty made by such Person herein, or (iii) incurred in connection with any legal action or claim against such party resulting from any willful misfeasance, bad faith or negligence (or, in the case of the Trust Advisor, gross negligence) in the performance of such Person’s obligations and duties hereunder or resulting from negligent disregard (or, in the case of the Trust Advisor, grossly negligent disregard) of such obligations and duties.

None of the Depositor, the Master Servicer or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action the costs of which such party is specifically required hereunder to bear, in its opinion does not involve it in any ultimate expense or liability for which it would not be reimbursed hereunder; provided, however, that the Depositor, the Master Servicer or the Special Servicer may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicer or the Special Servicer, as the case may be, shall be entitled to be reimbursed therefor from the Collection Account, as provided in Section 3.05(a), or the Distribution Account, as provided in Section 3.05(b). In no event will the Trust Advisor have any duty to appear in any legal proceedings in connection with this Agreement.

Notwithstanding any provision herein to the contrary, for the purposes of indemnification of the Master Servicer or Special Servicer and limitation of liability, the Master Servicer or Special Servicer will be deemed not to have engaged in willful misfeasance or committed bad faith, fraud or negligence in the performance of its respective obligations or duties or acted in negligent disregard or other disregard of its respective obligations or duties hereunder if the Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense). Any indemnification payments to which the Trust Advisor may become entitled shall constitute Trust Advisor Expenses and the payment of such Trust Advisor Expenses (other than those that constitute Designated Trust Advisor Expenses) shall be subject to the limitations set forth in Section 4.05. The Trust Advisor shall not be entitled to reimbursement of expenses for its services except those for which it is entitled to indemnification as described above.

(b)    In addition, none of the Depositor, the Trust Advisor, the Master Servicer or the Special Servicer or any director, member, manager, officer, employee or agent of any such party shall have any liability with respect to, and each of the Depositor, the Trust Advisor, the

Master Servicer, the Special Servicer and any director, member, manager, officer, employee or agent of any such party shall be entitled to rely, as to the truth of the statements made therein and the correctness of the opinions expressed therein, on any documents, certificates or opinions, including Opinions of Counsel, furnished to, and reasonably believed or in good faith believed by such Person to be genuine and to have been signed or presented by the proper party or parties, which document, certificate or opinion, prima facie, is properly executed and submitted by any Person, or any employee or agent of any Person (including legal counsel as to opinions), respecting any matters arising hereunder. Each of the Master Servicer and the Special Servicer may rely in good faith on information provided to it by the other parties hereto (unless the provider and the recipient of such information are the same Person or Affiliates) and by the Borrowers and property managers, and will have no duty to investigate or verify the accuracy thereof. Each of the Master Servicer, the Special Servicer and the Trust Advisor may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the Master Servicer, the Special Servicer or the Trust Advisor, or directors, members, officers, employees or agents of any such party as the case may be, to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel. Furthermore, none of the Master Servicer, the Special Servicer and the Trust Advisor or directors, members, officers, employees or agents of any such party shall have any liability under this Agreement for any failure of any other such Person (or any other party to this Agreement) to perform such Person’s obligations or duties hereunder.

Section 6.04    Resignation of the Master Servicer and the Special Servicer.

(a)    Each of the Master Servicer and the Special Servicer may resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Master Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the Master Servicer or the Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of the Master Servicer or the Special Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee, with a copy to the Certificate Administrator, the Subordinate Class Representative and the Majority Subordinate Certificateholder. Unless applicable law requires the resignation of the Master Servicer or the Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.05 or Section 7.02 hereof; provided that, if no successor to the Master Servicer or the Special Servicer, as the case may be, shall have been so appointed and have accepted appointment within ninety (90) days after the Master Servicer or the Special Servicer, as the case may be, has given notice of such resignation, the resigning Master Servicer or Special Servicer, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor thereto.

(b)    In addition, each of the Master Servicer and the Special Servicer shall have the right to resign at any other time, provided that (i) a willing successor thereto (including any such successor proposed by the resigning party) has been found that is, solely in the case of a successor to the Special Servicer if it is a resigning special servicer, acceptable to the Subordinate Class Representative (during any Subordinate Control Period), (ii) solely in the case of the Special Servicer if it is the resigning party, the resigning party has consulted with the Subordinate Class Representative (during any Collective Consultation Period) and the Trust Advisor (during any Collective Consultation Period or Senior Consultation Period) with respect to the identity and quality of its proposed successor, (iii) the succession is the subject of a Rating Agency Confirmation, (iv) the resigning party pays all costs and expenses in connection with such transfer (including the costs of obtaining Rating Agency Confirmation), (v) the successor accepts appointment in writing prior to the effectiveness of such resignation and (vi) the successor is not a Prohibited Party at the time of such succession unless the Depositor consents to the appointment in its reasonable discretion.

(c)    None of the Master Servicer and the Special Servicer shall be permitted to resign except as contemplated in subsections (a) and (b) of this Section 6.04. Consistent with the foregoing, none of the Master Servicer and the Special Servicer shall (except in connection with any resignation thereby permitted above in this Section 6.04 or as otherwise expressly provided herein, including the provisions of Section 3.11(a), Section 3.22 and/or Section 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to, subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Master Servicer or the Special Servicer are transferred to a successor thereto, the entire amount of compensation payable to the Master Servicer or the Special Servicer, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor, except (in the case of the Special Servicer) to the extent provided in Section 3.11(c).

Section 6.05    Replacement of Special Servicer.

(a)    During any Subordinate Control Period, the Majority Subordinate Certificateholder, or the Subordinate Class Representative on its behalf, will have the right to terminate the Special Servicer, with or without cause, and appoint itself or an Affiliate thereof or another Person as the successor Special Servicer. It shall be a condition to such appointment that the successor Special Servicer be a Qualified Replacement Special Servicer and the conditions set forth in subsection (e) be satisfied.

(b)    During any Collective Consultation Period or Senior Consultation Period, upon (i) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates) requesting a vote to terminate the Special Servicer and appoint a successor Special Servicer, (ii) payment by such Holders to the Certificate

Administrator of the reasonable fees and expenses (including any fees and expenses of counsel or any Rating Agency) to be incurred by the Certificate Administrator in connection with administering such vote (which fees and expenses shall not be paid from the Trust Fund) and (iii) delivery by such Holders to the Certificate Administrator of a Rating Agency Confirmation with respect to such termination and appointment of a successor (to be obtained at the expenses solely of such Certificateholders), the Certificate Administrator shall post such request on the Certificate Administrator’s Website and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of Holders of Principal Balance Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the allocation of Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates) of all Principal Balance Certificates on an aggregate basis, the Certificate Administrator shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer that was proposed by the Certificateholders requesting the vote. Such termination and replacement shall be further conditioned on such successor Special Servicer being a Qualified Replacement Special Servicer and the satisfaction of the conditions set forth in Section 6.05(e) to the extent that such conditions have not otherwise been satisfied. Such termination shall also be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination. If a proposed termination and replacement of the Special Servicer by Certificateholders as described above is not consummated within 180 days following the initial request of the Certificateholders who requested a vote, then the proposed termination and replacement shall have no further force or effect (except that the Certificate Administrator shall be entitled to apply any amounts prepaid by such Certificateholders for expenses to pay any expenses incurred by the Certificate Administrator).

(c)    In addition, during any Senior Consultation Period, if the Trust Advisor determines that the Special Servicer is not performing its duties under this Agreement in accordance with the Servicing Standard, the Trust Advisor will have the right to recommend the replacement of the Special Servicer. In such event, the Trust Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the then-current Special Servicer, a written recommendation in electronic format and in the form of Exhibit O-3 attached hereto (which form may be modified or supplemented by the Trust Advisor from time to time to cure any ambiguity or error or to incorporate any additional information) detailing the reasons supporting its position and recommending a suggested replacement Special Servicer. In addition, the Certificate Administrator shall post such recommendation on the Certificate Administrator’s Website in accordance with Section 8.12(b), and by mail transmit such recommendation to, conduct the solicitation of votes of, the Holders of all Certificates, according to such procedures (including the establishment of a record date for voting) as it determines. Such notice and solicitation shall state that the proposed replacement, if approved by the Certificateholders, shall be subject to satisfaction of the conditions set forth in Section 6.05(e) within 180 days following the initial recommendation of the Trust Advisor and that any approval granted by the requisite Certificateholders in the aggregate may not be revoked or withdrawn at any time. The Trust Advisor’s recommendation to replace the Special Servicer must be confirmed by an affirmative vote of Certificateholders having at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts in respect of the Mortgage Loans to notionally reduce the Class Principal Balances of the Principal Balance Certificates) of all

Principal Balance Certificates on an aggregate basis. In the event the Holders of such Principal Balance Certificates elect to remove and replace the Special Servicer, the Certificate Administrator shall notify the Trustee, the Trust Advisor and the then current Special Servicer, and the Certificate Administrator shall promptly request a Rating Agency Confirmation from each of the Rating Agencies with respect to the proposed removal and replacement, unless such Certificateholders themselves deliver such Rating Agency Confirmation. In the event the Trustee and the Certificate Administrator receive a Rating Agency Confirmation from each of the Rating Agencies (and the successor Special Servicer agrees to be bound by the terms of this Agreement), the Trustee will then be required to terminate all of the rights and obligations of the Special Servicer under this Agreement and to appoint the successor Special Servicer that has been approved by the Certificateholders and constitutes a Qualified Replacement Special Servicer, and the Certificate Administrator shall post such notice on the Certificate Administrator’s Website in accordance with Section 8.12(b). The termination of the existing Special Servicer will be subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in this Agreement which survive termination. The Trustee and the Trust Advisor shall cooperate in using reasonable efforts to cause the satisfaction of the conditions to the consummation of such replacement set forth in Section 6.05(e). The reasonable costs and expenses associated with the Trust Advisor’s identification of a Qualified Replacement Special Servicer and the Certificate Administrator’s obtaining such Rating Agency Confirmations administering the vote of the Certificateholders shall be an Additional Trust Fund Expense. If a proposed termination and replacement of the Special Servicer recommended by the Trust Advisor as described above is not consummated within 180 days following the initial recommendation of the Trust Advisor, then (i) the proposed termination and replacement shall have no further force or effect, (ii) the Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 8.12(b) and (iii) the Certificate Administrator shall notify the Trustee and the then-current Special Servicer. The costs and expenses of administering the notices, solicitation of votes and otherwise incurred by the Certificate Administrator, the Trustee or the Trust Advisor in connection with the proposed replacement (including the costs and expenses associated with obtaining Rating Agency Confirmations and the Opinion of Counsel referred to in Section 6.05(e)) shall constitute expenses of the Trust Fund to be paid by withdrawal from the Distribution Account. None of the Special Servicer, any Certificateholder or any other Person shall have any cause of action against the Trust Advisor or any other Person based upon or arising from the Trust Advisor’s determination under this Section 6.05(c), or the result of the vote of the Certificateholders.

(d)    Reserved.

(e)    No removal of the Special Servicer and/or appointment of a successor thereto pursuant to this Section 6.05 shall be effective until the Trustee shall have received (A) a Rating Agency Confirmation from each Rating Agency with respect to such removal and/or appointment, (B) an Acknowledgment of Proposed Special Servicer in the form attached hereto as Exhibit I-2, executed by the Person designated to be the successor to the terminated Special Servicer, and (C) an Opinion of Counsel (the expense of which shall be deemed to be part of the expenses of the replacement) substantially to the effect that (1) such designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) the Acknowledgment of Proposed Special Servicer, the form of which is attached hereto as Exhibit I-2, has been duly authorized, executed and delivered by such designated Person and (3) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, such designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, this Agreement shall be enforceable against such designated Person in accordance with its terms.

(f)    Any Special Servicer terminated pursuant to this Section 6.05 shall be deemed to have been so terminated simultaneously with the designated successor’s becoming the Special Servicer hereunder; provided that (i) the terminated Special Servicer shall be entitled to receive, in connection with its termination, payment out of the Collection Account of all of its accrued and unpaid Special Servicing Fees, as and to the extent provided in Section 3.05(a), and reimbursement from the successor to such terminated Special Servicer of all outstanding Servicing Advances made by such terminated Special Servicer and all unpaid Advance Interest accrued on such outstanding Servicing Advances (in which case the successor to such terminated Special Servicer shall be deemed to have made such Servicing Advances at the same time that such terminated Special Servicer had actually made them), (ii) such terminated Special Servicer shall thereafter be entitled to Workout Fees, as and to the extent expressly permitted by Section 3.11(c), and (iii) such terminated Special Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination; and provided, further, that such terminated Special Servicer shall continue to be obligated to pay (and entitled to receive) all other amounts accrued to (or owing by) it under this Agreement on or prior to the effective date of such termination. Such terminated Special Servicer shall cooperate (time being of the essence in connection with a termination under Section 6.05(b)) with the Trustee and the replacement to such terminated Special Servicer in effecting the transfer of such terminated Special Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days of its termination becoming effective pursuant to this Section 6.05, to the replacement to such terminated Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by such terminated Special Servicer to the REO Account maintained by it or to any Servicing Account or Reserve Account or should have been delivered to the Master Servicer or that are thereafter received by or on behalf of such terminated Special Servicer with respect to any Mortgage Loan or REO Property. No penalty or fee shall be payable to the terminated Special Servicer in connection with any termination under this Section 6.05.

Section 6.06    Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer.

Each of the Master Servicer and the Special Servicer shall afford the Depositor and the Trustee, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request and as reasonably related to the performance of the obligations of the Master Servicer and the Special Servicer, as applicable, pursuant to this Agreement, each of the Master Servicer and the Special Servicer shall furnish the Depositor and the Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise. Each of the Master

Servicer and the Special Servicer may affix to any such information described in this Section 6.06 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of any Master Servicer or the Special Servicer hereunder or exercise the rights of the Master Servicer or the Special Servicer hereunder; provided, however, that neither the Master Servicer nor the Special Servicer shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and is not obligated to supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.

Section 6.07    Master Servicer and Special Servicer May Own Certificates.

Any Master Servicer, Special Servicer or Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Master Servicer, the Special Servicer or an Affiliate thereof. If, at any time during which any Master Servicer, Special Servicer or Affiliate of the Master Servicer or the Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the Master Servicer or the Special Servicer, as the case may be, proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the reasonable judgment of the Master Servicer or the Special Servicer (as the case may be), violate the Servicing Standard, but that, if taken, might nonetheless, in the reasonable judgment of the Master Servicer or the Special Servicer (as the case may be), be considered by other Persons to violate the Servicing Standard, then the Master Servicer or the Special Servicer, as the case may be, may (but need not) seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator (with a copy to the Trustee) a written notice that (a) states that it is delivered pursuant to this Section 6.07, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer, as the case may be, or by an Affiliate thereof and (c) describes in reasonable detail the action that the Master Servicer or the Special Servicer, as the case may be, proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as the case may be) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer, as the case may be, shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

ARTICLE VII

DEFAULT

Section 7.01    Events of Default.

(a)    “Event of Default”, wherever used herein, means any one of the following events:

(i)    with respect to the Master Servicer, any failure by the Master Servicer to deposit into the Collection Account any amount required to be so deposited under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit was first required to be made; or

(ii)    with respect to the Special Servicer, any failure by the Special Servicer to deposit into the REO Account maintained by it or to deposit, or remit to the Master Servicer for deposit, into the Collection Account any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit or remittance, as the case may be, was first required to be made; or

(iii)    any failure by the Master Servicer to remit to the Certificate Administrator for deposit into the Distribution Account, on any P&I Advance Date, the full amount of P&I Advances required to be made by the Master Servicer on such date or, on any Master Servicer Remittance Date, the full amount of the Master Servicer Remittance Amount and any Compensating Interest Payment required to be remitted by the Master Servicer on such date, which failure continues unremedied until 11:00 a.m. (New York City time) on the related Distribution Date; provided, however, that if the Master Servicer fails to make any deposit contemplated by this Section 7.01(a)(iii), including any P&I Advance, which deposit is required to be made by the Master Servicer on any P&I Advance Date or Master Servicer Remittance Date (without regard to any grace period), then the Master Servicer shall pay to the Certificate Administrator, for the account of the Certificate Administrator, interest on such late remittance at the Reimbursement Rate from and including such P&I Advance Date or the Master Servicer Remittance Date to but excluding the related Distribution Date; or

(iv)    any failure by the Master Servicer or the Special Servicer to timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of five (5) Business Days (or, in the case of an Emergency Advance, two (2) Business Days) following the date on which notice shall have been given to the Master Servicer or the Special Servicer, as applicable, by the Trustee as provided in Section 3.11(f); or

(v)    any failure on the part of the Master Servicer or the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party hereto, or by the Holders of Certificates entitled to at least 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts); provided, however, that, with respect to any such failure that is not curable within such thirty (30)-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such failure within the initial thirty (30)-day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vi)    any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party hereto, or by the Holders of Certificates entitled to at least 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts); provided, however, that, with respect to any such breach that is not curable within such thirty (30)-day period, the Master Servicer or the Special Servicer, as the case may be, shall have an additional cure period of sixty (60) days to effect such cure so long as the Master Servicer or the Special Servicer, as the case may be, has commenced to cure such breach within the initial thirty (30)-day period and has provided the Trustee with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, a full cure; or

(vii)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer or the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(viii)    the Master Servicer or the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(ix)    the Master Servicer or the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any association or company action in furtherance of the foregoing; or

(x)    Moody’s has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Rated Certificates, or (B) placed one or more Classes of Rated Certificates on “watch status” in contemplation of possible rating downgrade or withdrawal (and such “watch status” placement shall not have been withdrawn by Moody’s within sixty (60) days of such actual knowledge by the Master Servicer or the Special Servicer, as the case may be), and, in case of either of clause (A) or (B), citing servicing concerns with the Master Servicer or the Special Servicer as the sole or a material factor in such rating action;

(xi)    KBRA has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Rated Certificates, or (B) placed one or more Classes of Rated Certificates on “watch status” in contemplation of possible rating downgrade or withdrawal (and such “watch status” placement shall not have been withdrawn by KBRA within sixty (60) days of such actual knowledge by the Master Servicer or the Special Servicer, as the case may be), and, in case of either of clause (A) or (B), citing servicing concerns with the Master Servicer or the Special Servicer as the sole or a material factor in such rating action;

(xii)    the Master Servicer ceases to have a master servicer rating of at least “CMS3” from Fitch and such rating is not reinstated within thirty (30) days or the Special Servicer ceases to have a special servicer rating of at least “CSS3” from Fitch and such rating is not reinstated within thirty (30) days, as the case may be;

(xiii)    both (i) the Trustee receives written notice from Fitch (which the Trustee shall forward to the Master Servicer or the Special Servicer, as the case may be, and the Certificate Administrator) that the continuation of the Master Servicer or the Special Servicer in its respective capacity would result in the downgrade or withdrawal of any rating then assigned by Fitch to any Class of Rated Certificates and citing servicing concerns with the Master Servicer or the Special Servicer as the sole or a material factor in such rating action and (ii) such notice is not withdrawn, terminated or rescinded within sixty (60) days following the Trustee’s receipt of such notice; or

(xiv)    subject to the provisions of Section 11.15(c), any failure by the Master Servicer or the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator under Article XI (other than items to be delivered by a Designated Sub-Servicer) by the time required under Article XI after any applicable grace periods or (b) any Exchange Act reporting items that a Sub-Servicing Entity retained by the Master Servicer or Special Servicer, as applicable, is required to deliver (it being acknowledged that any Sub-Servicing Entity that defaults as described in this clause (xiv) shall be terminated as provided in Section 11.17).

When a single entity acts as two or more of the capacities of the Master Servicer and the Special Servicer, an Event of Default (other than an event described in clauses (x), (xi), (xii) and (xiii) above) in one capacity shall constitute an Event of Default in both or all such capacities.

(b)    If any Event of Default with respect to the Master Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the “Defaulting Party”) shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the Trustee may, and at the written direction of either the Holders of Certificates entitled to not less than 25% of the Voting Rights (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts), or, alternatively, if an Event of Default on the part of the Special Servicer has occurred, at the written direction of the Subordinate Class Representative during a Subordinate Control Period, or, alternatively, if an Event of Default under Section 7.01(a)(xiv) on the part of the Defaulting Party has occurred, at the written direction of the Depositor, the Trustee shall, terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights and obligations (accruing from and after such notice) of the Defaulting Party under this Agreement (other than as a Holder of any Certificate, entitlements to amounts payable to the terminated party at the time of termination and any entitlements of the terminated party that survive the termination). From and after the receipt by the Defaulting Party of such written notice, all of the responsibilities, duties, authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates, the Mortgage Loans or otherwise (other than as a Holder of any Certificate), shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise (provided, however, that each of the Master Servicer and the Special Servicer shall, if terminated pursuant to this Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Each of the Master Servicer and the Special Servicer agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested thereby to enable the Trustee to assume the functions hereunder of the Master Servicer or the Special Servicer, as the case may be, and shall otherwise cooperate with the Trustee in effecting the termination of the rights and responsibilities hereunder of the Master Servicer or the Special Servicer, as the case may be, including the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts that at the time are or should have been credited by the Master Servicer to the Collection Account, the Distribution Account or any Servicing Account or

Reserve Account held by it (if it is the Defaulting Party) or by the Special Servicer to its REO Account, the Collection Account or any Servicing Account or Reserve Account held by it (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property (provided, however, that if the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01(b), the Master Servicer or the Special Servicer, as the case may be, shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its members, managers, directors, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by a terminated Master Servicer or Special Servicer pursuant to this paragraph shall be borne by the Master Servicer or the Special Servicer, as the case may be (and, in the case of the Trustee’s costs and expenses, if not paid within a reasonable time, shall be borne by the Trust out of the Collection Account).

(c)    Notwithstanding Section 7.01(b) of this Agreement, if the Master Servicer receives a notice of termination solely due to an Event of Default under Section 7.01(a)(x), (xi), (xii) or (xiii), and the terminated Master Servicer provides the Trustee with the appropriate “request for proposal” materials within the five (5) Business Days after such termination, then the Master Servicer shall continue to serve as Master Servicer, if requested to do so by the Trustee, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Master Servicer) solicit good faith bids for the rights to master service the Mortgage Loans under this Agreement from at least three (3) Persons qualified to act as successor Master Servicer hereunder in accordance with Section 6.02 and Section 7.02 for which the Trustee has received Rating Agency Confirmation obtained by the terminated Master Servicer (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the subject Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the Master Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor Master Servicer retaining all applicable Sub-Servicers to continue the sub-servicing of the applicable Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Mortgage Loan serviced, the related Master Servicing Fee Rate minus the sum of one (1) basis points and the related Excess Servicing Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of terminating each applicable Sub-Servicing Agreement and each applicable Sub-Servicer that it is permitted to terminate in accordance with Section 3.22 and having no obligation to enter into a Sub-Servicing Agreement with the terminated Master Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful

Bidder”) to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a Sub-Servicing Agreement with the terminated Master Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Master Servicer.

(d)    Upon the assignment and acceptance of the applicable master servicing rights hereunder to and by the Successful Bidder, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of reasonable “out-of-pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

(e)    If the Successful Bidder has not entered into this Agreement as successor Master Servicer within forty-five (45) days after the related Master Servicer received a notice of termination or no Successful Bidder was identified within such 45-day period, the terminated Master Servicer shall reimburse the Trustee for all reasonable “out-of-pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02.

Section 7.02    Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer or the Special Servicer resigns pursuant to Section 6.04(a) (and a successor Master Servicer or Special Servicer, as applicable, has not been appointed by the resigning Master Servicer or Special Servicer, as applicable, under Section 6.04), or receives a notice of termination pursuant to Section 7.01, the Trustee shall be the successor in all respects to the Master Servicer or the Special Servicer, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Master Servicer or the Special Servicer, as the case may be, by the terms and provisions hereof, including, if the Master Servicer is the resigning or terminated party, the Master Servicer’s obligation to make Advances; provided, however, that (i) any failure to perform such duties or responsibilities caused by the failure of the Master Servicer or the Special Servicer, as the case may be, to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder and (ii) in the case of a terminated Master Servicer, the Trustee shall cease to act as successor Master Servicer if an alternative successor is appointed pursuant to Section 7.01(c). Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee or any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Trustee is not approved as an acceptable master servicer or special servicer, as the case may be, by each Rating Agency, or if the Holders of Certificates entitled to a majority of all the Voting Rights (determined without notionally reducing the Class Principal Balances of the

Certificates by any Appraisal Reduction Amounts) (or, alternatively, if an Event of Default on the part of the Special Servicer has occurred during a Subordinate Control Period, the Subordinate Class Representative) so requests in writing, the Trustee shall), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the resigning or terminated Master Servicer or Special Servicer, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or the Special Servicer, as the case may be, hereunder; provided, however, that (i) such appointment is the subject of a Rating Agency Confirmation; and (ii) if such successor (in the case of a successor to the resigning or terminated Master Servicer) does not have the Master Servicer rating from Fitch that is “CMS2” or above, such successor is reasonably acceptable to the Subordinate Class Representative and, if such successor has a master servicer rating from Fitch that is “CMS2” or above, the Subordinate Class Representative shall have been consulted with respect to the identity of (although it need not have approved) such successor. No appointment of a successor to the Master Servicer or the Special Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Excess Servicing Fee Rate to the extent that the Trustee’s or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03    Notification to Certificateholders.

(a)    Upon any resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04, any replacement of the Special Servicer pursuant to Section 6.05, any termination of the Master Servicer or Special Servicer pursuant to Section 7.01, any appointment of a successor to the Master Servicer or Special Servicer pursuant to Section 6.02, 6.04 or 7.02 or the effectiveness of any designation of a new Special Servicer, the Trustee shall promptly notify (i) the Certificate Administrator, who shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and (ii) the Rule 17g-5 Information Provider, who shall promptly post such information on the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b).

(b)    Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of

Default and (ii) five (5) days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event, the Trustee shall notify the Depositor and the Certificate Administrator, who shall transmit by mail to all Certificateholders notice of such occurrence, unless such default shall have been cured.

Section 7.04    Waiver of Events of Default.

The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder (determined without notionally reducing the Class Principal Balances of the Certificates by any Appraisal Reduction Amounts) shall be entitled to waive such Event of Default without the consent of any other Person; provided that an Event of Default under clauses (i), (ii), (iii), (x), (xi) and (xiii) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. The Depositor shall be entitled to waive any Event of Default under Section 7.01(a)(xiv) without the consent of any other Person. No Person other than the Depositor shall have any right or authority to waive any Event of Default under Section 7.01(a)(xiv) without the prior consent of the Depositor. Upon any waiver of an Event of Default made as described above, and payment to the Trustee and the Certificate Administrator of all reasonable costs and expenses incurred by the Trustee and the Certificate Administrator in connection with such default prior to its waiver (which costs shall be paid by the party requesting such waiver), such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

Section 7.05    Additional Remedies of Trustee Upon Event of Default.

During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section 8.01(a)), in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and such participants (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

ARTICLE VIII

THE TRUSTEE, THE CUSTODIAN, THE CERTIFICATE ADMINISTRATOR AND THE TAX ADMINISTRATOR

Section 8.01    Duties of the Trustee, the Certificate Administrator and the Tax Administrator.

(a)    The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty. The Trustee, the Certificate Administrator and the Tax Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Trustee, the Certificate Administrator and the Tax Administrator.

(b)    Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall take such action as it deems appropriate to have the instrument corrected. The Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicer, the Special Servicer, any actual or prospective Certificateholder or Certificate Owner or any Rating Agency, and accepted by the Trustee, the Certificate Administrator or the Tax Administrator in good faith, pursuant to this Agreement.

(c)    No provision of this Agreement shall be construed to relieve the Trustee, the Tax Administrator or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)    Prior to the occurrence of an Event of Default, and after the curing or waiver of all Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee;

(ii)    In the absence of bad faith on the part of the Trustee, the Certificate Administrator or the Tax Administrator, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, and conforming to the requirements of this Agreement;

(iii)    None of the Trustee, the Certificate Administrator or the Tax Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of such entity unless it shall be proved that such entity was negligent in ascertaining the pertinent facts;

(iv)    The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Trustee, in good faith in accordance with the terms of this Agreement and the direction of Holders of Certificates entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

(v)    Neither the Certificate Administrator nor the Trustee shall be required to take action with respect to, or be deemed to have notice or knowledge of, any default or Event of Default (other than an Event of Default under Section 7.01(a)(x) or the Master Servicer’s failure to deliver any monies, including P&I Advances, or to provide any report, certificate or statement, to the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, when required pursuant to this Agreement) unless a Responsible Officer of the Trustee or the Certificate Administrator shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee and the Certificate Administrator may conclusively assume that there is no such default or Event of Default;

(vi)    Subject to the other provisions of this Agreement, and without limiting the generality of this Section 8.01, none of the Trustee, the Certificate Administrator or the Tax Administrator shall have any duty, except, in the case of the Trustee, as expressly provided in Section 2.01(c) or Section 2.01(e) or in its capacity as successor to the Master Servicer or the Special Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Master Servicer, the Special Servicer, any actual or prospective or any Certificateholder or Certificate Owner or any Rating Agency, delivered to the Trustee, the Certificate Administrator or the Tax Administrator pursuant to this Agreement reasonably believed by the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, to be genuine and without error and to have been signed or presented by the proper party or parties, (D) subject to Section 10.01(f), to see to the payment or discharge of any tax levied against any part of the Trust Fund other than from funds available in the Collection Account or the Distribution Account, and (E) to see to the payment of any assessment or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Collection Account or the Distribution Account (provided that such assessment, charge, lien or encumbrance did not arise out of the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s, as applicable, willful misfeasance, bad faith or negligence);

(vii)    For as long as the Person that serves as the Trustee, the Certificate Administrator or the Tax Administrator hereunder also serves as Custodian and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee, Certificate Administrator or Tax Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be; and

(viii)    If the same Person is acting in two or more of the capacities of Trustee, Certificate Administrator, Tax Administrator, Custodian or Certificate Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d)    Upon receipt by the Trustee or the Certificate Administrator of any notice regarding the transfer of an interest in a mezzanine loan related to a Mortgage Loan by the related mezzanine lender, the Certificate Administrator or the Tax Administrator, as applicable, shall promptly forward a copy of such notice to the Master Servicer and Special Servicer.

(e)    Based on information in its possession, the Certificate Administrator shall provide written notice to the Trust Advisor and the Subordinate Class Representative of (i) the existence of a Collective Consultation Period or a Senior Consultation Period and (ii) the end of any Collective Consultation Period or Senior Consultation Period. The Trust Advisor may at any time request from the Certificate Administrator written confirmation of whether there existed a Collective Consultation Period during the previous calendar year and the Certificate Administrator shall deliver such confirmation to the Trust Advisor within 15 days of such request.

Section 8.02    Certain Matters Affecting the Trustee, the Certificate Administrator and the Tax Administrator.

Except as otherwise provided in Section 8.01:

(i)    the Trustee, the Certificate Administrator and the Tax Administrator, may each rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

(ii)    the Trustee, the Certificate Administrator and the Tax Administrator may each consult with counsel and any written advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)    the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless such Certificateholders shall have provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Trustee, in its reasonable discretion; none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties) or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)    none of the Trustee, the Certificate Administrator or the Tax Administrator shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)    prior to the occurrence of an Event of Default and after the waiver or curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require an indemnity satisfactory to the Trustee, in its reasonable discretion, against such expense or liability as a condition to taking any such action;

(vi)    except as contemplated by Section 8.06, none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii)    the Trustee may execute any of the trusts or powers vested in it by this Agreement, and the Certificate Administrator and the Tax Administrator may each perform any of their respective duties hereunder, either directly or by or through the Custodian or other agents or attorneys-in-fact, provided that (a) the use of the Custodian or other agents or attorneys-in-fact shall not be deemed to relieve the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, of any of its duties and obligations hereunder (except as expressly set forth herein) and (b) the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person actually known to a Responsible Office of the Trustee or the Certificate Administrator, as applicable, to be a Prohibited Party without the consent of the Depositor acting in its reasonable discretion;

(viii)    none of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for any act or omission of the Master Servicer or the Special Servicer (unless, in the case of the Trustee, it is acting as the Master Servicer or the Special Servicer, as the case may be) or of Trust Advisor or the Depositor;

(ix)    neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement; and the Trustee and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Certificate Owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Certificate Register;

(x)    in no event shall the Trustee or the Certificate Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(xi)    the right of the Trustee or the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and none of the Trustee or the Certificate Administrator, as applicable, shall be answerable for other than its negligence or willful misconduct in the performance of any such act.

Section 8.03    The Trustee, the Certificate Administrator and the Tax Administrator not Liable for Validity or Sufficiency of Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the Trustee, the Certificate Administrator and/or the Tax Administrator in Article II, and the signature of the Certificate Registrar set forth on each outstanding Certificate) shall not be taken as the statements of the Trustee, the Certificate Administrator or the Tax Administrator, and none of the Trustee, the Certificate Administrator or the Tax Administrator assumes any responsibility for their correctness. None of the Trustee, the Certificate Administrator or the Tax Administrator makes any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against it) or of any Certificate (other than as to the signature of the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. None of the Trustee, the Certificate Administrator or the Tax Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds (other than with respect to any funds held by the Certificate Administrator) deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Master Servicer or the Special Servicer (unless, in the case of the Trustee, it is acting in such capacity). None of the Trustee, the Certificate Administrator or the Tax Administrator shall be responsible for the legality or validity of this Agreement (other than insofar as it relates to the representations and warranties of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section 2.01(c) and Section 2.01(e) or to the extent the Trustee is acting as the Master Servicer or the Special Servicer and the Master Servicer or the Special Servicer, as the case may be, would be so responsible hereunder. Except as contemplated by Section 12.02(a), none of the Trustee, the Certificate Administrator or the Tax Administrator shall be required to record this Agreement.

Section 8.04    The Trustee, the Certificate Administrator and the Tax Administrator May Own Certificates.

The Trustee (in its individual or any other capacity), the Certificate Administrator or the Tax Administrator or any of their respective Affiliates may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of “Certificateholder”) the same rights it would have if it were not the Trustee, the Certificate Administrator or the Tax Administrator or one of their Affiliates, as the case may be.

Section 8.05    Fees and Expenses of the Trustee, the Certificate Administrator and the Tax Administrator; Indemnification of and by the Trustee, the Certificate Administrator and the Tax Administrator.

(a)    On each Distribution Date, the Certificate Administrator shall withdraw from the Distribution Account, out of general collections on the Mortgage Loans and REO Properties on deposit therein, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all Certificate Administrator Fees, and to the Trustee all Trustee Fees, earned in respect of the Mortgage Loans and any successor REO Mortgage Loans through the end of the then most recently ended calendar month as compensation for all services rendered by the Trustee hereunder. As to each Mortgage Loan and REO Mortgage Loan, the Trustee Fee and the Certificate Administrator Fee shall accrue during each calendar month, commencing with April 2012, at the Trustee Fee Rate or the Certificate Administrator Fee Rate, as the case may be, on a principal amount equal to the Stated Principal Balance of such Mortgage Loan or REO Mortgage Loan, as the case may be, immediately following the Distribution Date in such calendar month (or, in the case of April 2012, on a principal amount equal to the Cut-off Date Principal Balance of the particular Mortgage Loan). The Trustee Fee and the Certificate Administrator Fee accrued during each calendar month shall be payable in the next succeeding calendar month. With respect to each Mortgage Loan and REO Mortgage Loan, the Trustee Fee and the Certificate Administrator Fee shall be calculated on the same Interest Accrual Basis as is applicable to the accrual or deemed accrual of interest on such Mortgage Loan or REO Mortgage Loan, as the case may be. The Trustee Fee (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and the Certificate Administrator Fee (the latter of which includes the Tax Administrator Fee) shall constitute the sole compensation of the Trustee and the Certificate Administrator and the Tax Administrator, respectively, for such services to be rendered by it. The Certificate Administrator shall be responsible for the payment of the Tax Administrator Fee.

(b)    The Trustee, the Certificate Administrator and the Tax Administrator (each in its capacity as such or in its individual capacity) and any of their respective directors, officers, employees, agents or affiliates are entitled to be indemnified and held harmless out of the Collection Account and/or the Distribution Account, as and to the extent provided in Section 3.05, for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loans (unless, in the case of the Trustee, it incurs any such expense or liability in the capacity of successor to the Master Servicer or the Special Servicer (as the case may be), in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Master Servicer or Special Servicer, as the case may be) or any act or omission of the Trustee, the Certificate Administrator or the Tax Administrator relating to the exercise and performance of any of the rights and duties of the Trustee, the Certificate Administrator or the Tax Administrator hereunder; provided, however, that none of the Trustee, the Certificate Administrator or the Tax Administrator shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any cost or expense that does not constitute an “unanticipated expense” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (3) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (4) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee, the Certificate Administrator or the Tax Administrator of any of their respective representations, warranties or covenants contained herein or any willful misconduct, bad faith, fraud or negligence in the performance of, or negligent disregard of, the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s obligations and duties hereunder.

(c)    The Master Servicer and the Special Servicer each shall indemnify the Trust, the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator (each in their respective capacity as such and in their individual capacity) for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Master Servicer’s or the Special Servicer’s, as the case may be, negligent acts or omissions in connection with this

Agreement, including the negligent use by the Master Servicer or the Special Servicer, as the case may be, of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof and the Mortgage Loans serviced by the Master Servicer or the Special Servicer, as the case may be; provided, however, that, if the Trustee, the Custodian, the Certificate Administrator or the Tax Administrator has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.05(b), then the indemnity in favor of such Person provided for in this Section 8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust. For the purposes of this paragraph, the Master Servicer or Special Servicer will be deemed not to have committed negligent acts or omissions in connection with this Agreement if the Master Servicer or Special Servicer, as applicable, fails to follow the terms of the Mortgage Loan Documents because the Master Servicer or Special Servicer, as applicable, in its reasonably exercised judgment determines that following the terms of the Mortgage Loan Documents would or potentially would result in an Adverse REMIC Event (for which determination, the Master Servicer and the Special Servicer shall be entitled to rely on advice of counsel, the cost of which shall be reimbursed as an Additional Trust Fund Expense).

(d)    Each of the Trustee, the Custodian, the Certificate Administrator and the Tax Administrator shall indemnify each of the Master Servicer and the Special Servicer (each in their respective capacity as such and in their individual capacity) for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Trustee’s, the Certificate Administrator’s or the Tax Administrator’s, as the case may be, negligent acts or omissions in connection with this Agreement; provided, however, that if the Master Servicer or the Special Servicer has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03, then the indemnity in favor of such Person otherwise provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

(e)    The Certificate Administrator shall indemnify and hold harmless the Depositor, each Mortgage Loan Seller and each Underwriter from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, each Mortgage Loan Seller, each Underwriter or any of their respective Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, of its obligations under this Agreement or (ii) gross negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as Rule 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(f)    This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee, the Certificate Administrator, the Tax Administrator, the Master Servicer or the Special Servicer as regards rights and obligations prior to such termination, resignation or removal.

Section 8.06    Eligibility Requirements for the Trustee, the Certificate Administrator and the Tax Administrator.

The Trustee, the Certificate Administrator and the Tax Administrator hereunder each shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and, in the case of the Trustee, authorized under such laws to exercise trust powers; (ii) has a combined capital and surplus of at least $50,000,000; (iii) is subject to supervision or examination by federal or state authority; and (iv) is not a Prohibited Party unless (in the case of this clause (iv)) the Depositor consents to the continuation of the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, in the Depositor’s reasonable discretion. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) neither the Certificate Administrator nor the Tax Administrator may have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause the Exemption to be unavailable with respect to any Class of Certificates as to which it would otherwise be available. Furthermore, the Trustee, the Certificate Administrator and the Tax Administrator shall at all times maintain a long-term unsecured debt rating of at least “A+” by Fitch and “A1” by Moody’s and a short-term unsecured debt rating of at least “F1+” by Fitch and “P-1” by Moody’s (or, in the case of either such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency and KBRA). In case at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee, the Certificate Administrator or the Tax Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, bank, trust company or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Mortgage Loan Sellers, the Master Servicer, the Special Servicer and their respective Affiliates; provided, however, that none of (i) the Depositor, (ii) any Person involved in the organization or operation of the Depositor or the Trust, (iii) the Master Servicer or Special Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer (as the case may be) pursuant to Section 7.02), (iv) any Mortgage Loan Seller or (v) any Affiliate of any of them, may be the Trustee hereunder.

Section 8.07    Resignation and Removal of the Trustee, the Certificate Administrator and the Tax Administrator.

(a)    The Trustee, the Certificate Administrator and the Tax Administrator each may at any time resign and be discharged from their respective obligations created hereunder by giving written notice thereof to the other such parties, the Depositor, the Master Servicer, the Special Servicer, the Rule 17g-5 Information Provider (who shall promptly post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and all the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee, certificate administrator or tax administrator, as the case may be, meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee, Certificate Administrator or Tax Administrator, as the case may be, and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to other parties hereto and to the Certificateholders by the Depositor. If no successor trustee, certificate administrator or tax administrator, as the case may be, shall have been so appointed and have accepted appointment within thirty (30) days after the giving of such notice of resignation, the resigning Trustee, Certificate Administrator or Tax Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee, certificate administrator or tax administrator, as the case may be.

(b)    If at any time the Trustee, the Certificate Administrator or the Tax Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee, the Certificate Administrator or the Tax Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee, the Certificate Administrator or the Tax Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, the Certificate Administrator or the Tax Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee’s, Certificate Administrator’s or Tax Administrator’s continuing to act in such capacity would result in an Adverse Rating Event with respect to any Class of Rated Certificates rated by a Rating Agency for the Rated Certificates, as confirmed in writing to the Depositor by each applicable Rating Agency, then the Depositor may (and, if it fails to do so within ten (10) Business Days, the Master Servicer shall as soon as practicable) remove the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument, in duplicate, which instrument shall be delivered to the Trustee, the Certificate Administrator or the Tax Administrator, as the case may be, so removed and to the successor trustee, certificate administrator or tax administrator, as the case may be. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor.

(c)    The Holders of Certificates entitled to more than 50% of the Voting Rights may at any time remove the Trustee, Certificate Administrator or Tax Administrator and appoint a successor trustee, certificate administrator or tax administrator, as the case may be, by written instrument or instruments signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee, Certificate Administrator or Tax Administrator, as the case may be, so removed, and one complete set to the successor so appointed. All expenses incurred by the Trustee in connection with its transfer of the Mortgages Files to a successor trustee following the removal of the Trustee without cause pursuant to this Section 8.07(c), shall be reimbursed to the removed Trustee within thirty (30) days of demand therefor, such reimbursement to be made by the Certificateholders that terminated the Trustee. A copy of such instrument shall be delivered to the other parties hereto and to the remaining Certificateholders by the successor so appointed.

(d)    Any resignation or removal of the Trustee, the Certificate Administrator or the Tax Administrator and appointment of a successor trustee, certificate administrator or tax administrator, as the case may be, pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee, certificate administrator or tax administrator, as the case may be, as provided in Section 8.08 and (ii) if the successor trustee, certificate administrator or tax administrator, as the case may be, does not have debt ratings that satisfy the criteria set forth in Section 8.06, the appointment of such successor trustee, certificate administrator or tax administrator, as the case may be, is the subject of a Rating Agency Confirmation.

(e)    Upon resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the removal of the Trustee, the outgoing Trustee at its own expense (without right of reimbursement therefor) shall ensure that, prior to consummation of such transaction or as part of its transfer of duties to any successor, (i) the original executed Mortgage Note for each Mortgage Loan is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the Certificateholders (with the endorsement to recite as endorsee “[name of successor Trustee], in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6”), or in blank, and further showing a complete, unbroken change of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note), and (ii) in the case of the other Mortgage Loan Documents, the same are assigned (and, other than in connection with the removal of the Trustee pursuant to Section 8.07(c), recorded as appropriate) to such successor (with the assignment to recite as assignee “[name of successor Trustee], in its capacity as Trustee for the registered holders of Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C6”), or in blank, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made. The outgoing Trustee shall provide copies of the documentation provided for in items (i) and (ii) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession. If the Trustee is removed pursuant to Section 8.07(c), the Mortgage Loan Documents identified in clause (ii) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so requested by the Master Servicer or the Special Servicer and at the expense of the Trust (i) during any Subordinate Control Period, with the consent of the Subordinate Class Representative, (ii) during any Collective Consultation Period, after consultation with the Subordinate Class Representative and the Trust Advisor and (iii) during any Senior Consultation Period, after consultation with the Trust Advisor.

Section 8.08    Successor Trustee, Certificate Administrator and Tax Administrator.

(a)    Any successor trustee, certificate administrator or tax administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Special Servicer and its predecessor trustee, certificate administrator or tax administrator, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee, certificate administrator or tax administrator, as the case may be, shall become effective and such successor trustee, certificate administrator or tax administrator, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee, certificate administrator or tax administrator herein. If the Trustee is being replaced, the predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Master Servicer, the Special Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)    No successor trustee, certificate administrator or tax administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee, certificate administrator or tax administrator, as the case may be, shall be eligible under the provisions of Section 8.06.

(c)    Upon acceptance of appointment by a successor trustee, certificate administrator or tax administrator as provided in this Section 8.08, such successor trustee, certificate administrator or tax administrator, as the case may be, shall provide notice of the succession of such trustee, certificate administrator or tax administrator hereunder to the Depositor, the Certificate Administrator (who shall promptly mail such notice to the Certificateholders), the Rule 17g-5 Information Provider (who shall post such notice to the Rule 17g-5 Information Provider’s Website in accordance with Section 8.12(b)) and the other parties hereto.

Section 8.09    Merger or Consolidation of the Trustee, the Certificate Administrator or the Tax Administrator.

Any entity into which the Trustee, Certificate Administrator or Tax Administrator may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee, Certificate Administrator or Tax Administrator shall be a party, or any entity succeeding to the corporate trust business of the Trustee, Certificate Administrator or Tax Administrator, shall be the successor of the Trustee, Certificate Administrator or Tax Administrator, as the case may be, hereunder, provided such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10    Appointment of Co-Trustee or Separate Trustee.

(a)    Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such

Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case an Event of Default in respect of the Master Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

(b)    In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as the Master Servicer or Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)    Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)    Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)    The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11    Appointment of Custodian.

WFB is hereby appointed as Custodian hereunder. The Custodian shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Trustee and the Certificate Administrator, and the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05(b), 8.05(c), 8.05(d) and 8.05(e) shall apply to the Custodian to the same extent that they apply to the

Trustee. The Custodian may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Depositor. The Custodian shall comply with the requirements for Trustees set forth in Section 8.06 and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of Freddie Mac or Fannie Mae (or shall self-insure, to the extent that the Custodian is otherwise permitted to self-insure by Fannie Mae and Freddie Mac). The Custodian may be removed by the Holders of Certificates entitled to more than 50% of the Voting Rights in a manner consistent with the provisions of Section 8.07 (to the extent applicable).

Section 8.12    Access to Certain Information.

(a)    The Trustee and the Custodian shall each afford to the Depositor, the Underwriters, the Master Servicer, the Special Servicer, the Subordinate Class Representative and the Majority Subordinate Certificateholder and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee or the Custodian, as the case may be, designated by it.

(b)    The Certificate Administrator shall make available to any Privileged Person (except as described in item (vi) below) the following items via the Certificate Administrator’s Website, in each case to the extent such items are prepared by the Certificate Administrator or are delivered to the Certificate Administrator in electronic format via electronic mail in accordance with Section 12.06:

(i)    the following documents, which shall be made available under a tab or heading designated “deal documents”:

(A)    the Prospectus, the Private Placement Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)    this Agreement, and any amendments and exhibits hereto;

(ii)    the following documents, which shall be made available under a tab or heading designated “SEC filings”:

(A)    each report on Form 10-D, Form 10-K or Form 8-K that has been filed by the Certificate Administrator with respect to the Trust through the EDGAR system (within one Business Day of filing);

(iii)    the following documents, which shall be made available under a tab or heading designated “periodic reports”:

(A)    the Distribution Date Statements pursuant to Section 4.02(a);

(B)    the CREFC reports prepared by, or delivered to, the Certificate Administrator, together with any information or documentation attached thereto or provided therewith pursuant to Section 3.12, Section 4.02(c), Section 4.02(d), Section 4.02(e) and Section 4.02(f);

(C)    each Trust Advisor Annual Report;

(iv)    the following documents, which shall be made available under a tab or heading designated “additional documents”:

(A)    summaries of Final Asset Status Reports pursuant to Section 3.24(a);

(B)    inspection reports pursuant to Section 3.12(a); and

(C)    Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(v)    the following documents, which shall be made available under a tab or heading designated “special notices”:

(A)    notice of final distribution on the Certificates pursuant to Section 9.01;

(B)    notice of termination of the Master Servicer and/or the Special Servicer under Section 7.02;

(C)    notice of an Event of Default with respect to the Master Servicer or the Special Servicer pursuant to Section 7.01;

(D)    notice of the resignation of any party to this Agreement and notice of the acceptance of appointment to such party, to the extent such notice is prepared or received by the Certificate Administrator pursuant to Section 3.23, Section 3.28(r), Section 5.07(c), Section 6.04, Section 8.06, Section 8.07 or Section 8.11;

(E)    Officer’s Certificates supporting the determination that any Advance was (or, if made, would be) a Nonrecoverable Advance pursuant to Section 3.11(h) or Section 4.03(c);

(F)    any Special Notice by a Certificateholder that wishes to communicate with others, pursuant to this Agreement;

(G)    any assessment of compliance delivered to the Certificate Administrator pursuant to Section 11.12;

(H)    any attestation reports delivered to the Certificate Administrator pursuant to Section 11.12;

(I)    any reports delivered to the Certificate Administrator by the Trust Advisor in connection with its review of the Special Servicer’s net present value and Appraisal Reduction Amount calculations pursuant to Section 3.28(d) and Section 3.28(e);

(J)    any recommendation received by the Certificate Administrator from the Trust Advisor for the termination of the Special Servicer during any period when the Trust Advisor is entitled to make such a recommendation, and any direction of the requisite percentage of the Certificateholders to terminate the Special Servicer in response to such recommendation, pursuant to Section 6.05(c);

(K)    any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of the Special Servicer during any period when such Certificateholders are entitled to make such a proposal, and any direction of the requisite percentage of the Certificateholders to terminate the Special Servicer in response to such proposal, pursuant to Section 6.05(b); and

(L)    any proposal received by the Certificate Administrator from a requisite percentage of Certificateholders for the termination of the Trust Advisor, and any direction of the requisite percentage of the Certificateholders to terminate the Trust Advisor in response to such proposal, pursuant to pursuant to Section 3.28(n);

(vi)    the Investor Q&A Forum, which shall be made available under a tab or heading designated “Investor Q&A Forum”, pursuant to Section 8.12(d); and

(vii)    the Investor Registry (solely to Certificateholders and Certificate Owners), which shall be made available under a tab or heading designated “Investor Registry”, pursuant to Section 8.12(e).

In lieu of the tabs or headings otherwise described above, the Certificate Administrator shall be authorized to use such other headings and labels as it may reasonably determine from time to time.

The Certificate Administrator shall make available at its offices, during normal business hours, for review by any Privileged Person who certifies to the Certificate Administrator substantially in the form of Exhibit K-1 hereto (other than a Rating Agency or NRSRO), originals or copies of, among other things, the following items (to the extent such items are in its possession) (except to the extent not permitted by applicable law or under any of the related Mortgage Loan Documents):

(A)    any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing revealed environmental issues;

(B)    the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related

Borrower) and/or lease summaries and retail “sales information,” if any, collected by or on behalf of the Master Servicer or the Special Servicer with respect to each Mortgaged Property;

(C)    the Mortgage Files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into or consented by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator;

(D)    any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act; and

(E)    each of the documents made available by the Certificate Administrator via the Certificate Administrator’s Website pursuant to this subsection (b).

The Rating Agencies and NRSROs shall be afforded access to the Investor Q&A Forum but shall not be afforded a means to submit questions on the Investor Q&A Forum. The Rating Agencies and NRSROs shall not be afforded access to the Investor Registry.

The Depositor, hereby authorizes the Certificate Administrator to make available to Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Markit Group Limited, Interactive Data Corp., BlackRock Financial Management, Inc. or such other vendor chosen by the Depositor, that submits to the Certificate Administrator a certification in the form of Exhibit Q to this Agreement, all the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to this Section 8.12(b) to Privileged Persons; provided, however, that the Certificate Administrator shall not have such authority to the extent such disclosure would violate another provision of this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information).

(c)    The Rule 17g-5 Information Provider shall make available to the Rating Agencies and to NRSROs the following items by means of the Rule 17g-5 Information Provider’s Website, provided such items have been delivered to the Rule 17g-5 Information Provider by means of electronic mail in accordance with Section 12.06 (or by such other electronic means as shall be established or approved by the Rule 17g-5 Information Provider or as may be necessary or beneficial, in each case as designated in writing to the Master Servicer, Special Servicer, Certificate Administrator and Trustee) with “WFRBS 2012-C6” included in the subject line of such electronic mail and with a brief identification of such information in the body of such electronic mail:

(A)    Asset Status Reports pursuant to Section 3.24;

(B)    environmental reports pursuant to Section 3.09(c);

(C)    Appraisals pursuant to Section 3.09, Section 3.11 or Section 3.19;

(D)    any assessments of compliance pursuant to Section 11.12;

(E)    any attestation reports pursuant to Section 11.12;

(F)    any notice relating to the Special Servicer’s determination to take action under this Agreement without receiving Rating Agency Confirmation pursuant to Section 3.27(a);

(G)    copies of requests or questions that were submitted by the Rating Agencies to the Master Servicer, the Special Servicer, the Certificate Administrator or Trustee pursuant to Section 3.27;

(H)    any requests for Rating Agency Confirmation delivered to the Rule 17g-5 Information Provider pursuant to Section 3.27;

(I)    notice of any resignation of the Trustee or the acceptance of appointment by the successor Trustee or merger or consolidation of the Trustee pursuant to Section 8.07;

(J)    notice of any resignation of the Certificate Administrator or the acceptance of appointment by the successor Certificate Administrator or merger or consolidation of the Certificate Administrator pursuant to Section 8.07;

(K)    Officer’s Certificates supporting determinations relating to Nonrecoverable Advances and notices of a determination to reimburse Nonrecoverable Advances from sources other than principal collections on the Mortgage Pool pursuant to Section 3.11(h) and Section 4.03(c);

(L)    all notices of the occurrence of an Event of Default and any notice of the termination of the Master Servicer or the Special Servicer pursuant to Section 7.01 and Section 7.02;

(M)    the Trust Advisor Annual Reports prepared by the Trust Advisor pursuant to Section 3.28(a);

(N)    certain responses or notices from the parties to this Agreement to information posted on the Certificate Administrator’s Website;

(O)    any notice of an amendment of this Agreement to change the procedures related to Rule 17g-5 information pursuant to Section 3.27(h);

(P)    any summary of oral communications with the Rating Agencies regarding any of the above written materials or regarding any request for a Rating Agency Confirmation or regarding any of the mortgage loan documents or any matter related to the Certificates, Mortgage Loans, the related Mortgaged Properties, the related Borrowers or any other matters related to this Agreement pursuant to Section 3.27(g);

(Q)    any other information delivered to the Rule 17g-5 Information Provider pursuant to this Agreement; and

(R)    the Rating Agency Q&A Forum and Servicer Document Request Tool under Section 8.12(g).

(d)    The Certificate Administrator shall make a question-and-answer forum (the “Investor Q&A Forum”) available to Privileged Persons by means of the Certificate Administrator’s Website, where Certificateholders, Certificate Owners and prospective purchasers of Certificates may submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, or to the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans, or the Mortgaged Properties, and where Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person. The Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that answering the inquiry would not be in the best interests of the Trust and/or the Certificateholders, would be in violation of applicable law or the Mortgage Loan Documents, would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, or is otherwise not advisable to answer, in which case the Certificate Administrator shall not post such inquiry on the Investor Q&A Forum. The Certificate Administrator shall post the inquiries and related answers on the Investor Q&A Forum, subject to the immediately preceding sentence and subject to and in accordance with this Agreement; provided, however, that posting the inquiries and related answers on the Investor Q&A Forum shall not require a separate delivery of such inquiries and answers to the Rule 17g-5 Information Provider. In addition, no party will post or otherwise disclose direct communications with the Subordinate Class Representative as part of its response to any inquiries. The Investor Q&A Forum may not reflect questions, answers, and other communications which are not submitted through the Certificate Administrator’s Website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any other person, including the Depositor and the Underwriters. None of the Underwriters, Depositor, any of their respective Affiliates or any other Person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum, and no Person other than the respondent will have any responsibility or liability for the content of any such information.

(e)    The Certificate Administrator shall make the “Investor Registry” available to any Certificateholder and beneficial owner via the Certificate Administrator’s Website. Certificateholders and Certificate Owners may register on a voluntary basis for the Investor Registry and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with the requirements provided for in the other provisions of this Agreement.

(f)    The Certificate Administrator’s Website shall initially be located at www.ctslink.com. Access shall be provided by the Certificate Administrator to Privileged Persons. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Certificate Administrator shall make no representations or warranties as to the accuracy or completeness of such documents and shall assume no responsibility for them. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of such posting. In addition, the Certificate Administrator may disclaim responsibility for any information for which it is not the original source. The Certificate Administrator shall provide Privileged Persons with assistance in using the Certificate Administrator’s Website if they call the Certificate Administrator’s customer service desk, initially available at (866) 846-4526.

(g)    The Rule 17g-5 Information Provider shall make available, only to Rating Agencies and NRSROs, a rating agency question-and-answer forum and document request tool (the “Rating Agency Q&A Forum and Servicer Document Request Tool”), which shall be a service available on the Rule 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, or submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the reports prepared by such parties, the Mortgage Loans or the Mortgaged Properties (collectively, “Rating Agency Inquiries”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the answers thereto. In addition, the Rating Agencies and NRSROs shall be afforded a means to use a form to submit requests for loan level reports and information. Upon receipt of a Rating Agency Inquiry, the Rule 17g-5 Information Provider shall forward such Rating Agency Inquiry by electronic mail to the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period of time following receipt thereof and indicating that such question was received from a Rating Agency or an NRSRO. Following receipt of a Rating Agency Inquiry, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, unless it determines not to answer such Rating Agency Inquiry as described below, shall respond to such Rating Agency Inquiry by electronic mail to the Rule 17g-5 Information Provider and shall have no obligation to respond separately to such Rating Agency Inquiry. The Rule 17g-5 Information Provider shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Rating Agency Inquiry and the related answer (or reports, as applicable) to the Rule 17g-5 Information Provider’s Website. Any reports posted by the Rule 17g-5 Information Provider in response to an inquiry may be posted on a page accessible by a link on the Rule 17g-5 Information Provider’s Website. The Certificate Administrator, the Master Servicer and the Special Servicer shall have no obligation to answer such Rating Agency Inquiry if such party determines, in its respective sole discretion, that (i) answering such Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Mortgage Loan Documents, (ii) answering such Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (iii)(A) answering such Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, in which case it shall not be required to answer such Rating Agency Inquiry. If the Certificate Administrator, the Master Servicer or the Special Servicer so determines not to answer a Rating Agency Inquiry, such party shall promptly notify the Rule 17g-5 Information Provider by reply electronic mail of such determination identifying which of clause (i), (ii) or (iii) of the immediately preceding sentence is the basis of such determination. Thereafter, the Rule 17g-5 Information Provider shall post such Rating Agency Inquiry, together with a statement of the reason such Rating Agency Inquiry was not answered. Answers posted on the Rating Agency Q&A Forum and Servicer Document Request Tool shall be attributable only to the respondent, and shall not be deemed to be answers from any other Person. None of the Underwriters, the Depositor or any of their respective Affiliates shall certify to any of the information posted in the Rating Agency Q&A Forum and Servicer Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The Rule 17g-5 Information Provider shall not be held liable for any failure by any other Person to answer any Rating Agency Inquiry. The Rule 17g-5 Information Provider shall not be required to post to the Rule 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Servicer Document Request Tool shall not present questions, answers and other communications that are not submitted by means of the Rule 17g-5 Information Provider’s Website.

(h)    The Rule 17g-5 Information Provider’s Website shall initially be located within the Certificate Administrator’s Website, under the “NRSRO” tab on the page relating to this transaction. Access to the Rule 17g-5 Information Provider’s Website shall be provided by the Rule 17g-5 Information Provider to the Rating Agencies and to NRSROs upon receipt by the Rule 17g-5 Information Provider of an NRSRO Certification in the form attached to this Agreement, which form shall also be located on and submitted electronically by means of the Certificate Administrator’s Website. The Rule 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement. The Rule 17g-5 Information Provider shall make no representations or warranties as to the accuracy or completeness of any information being made available and shall assume no responsibility for same. The Certificate Administrator shall not be deemed to have knowledge of any information posted on its website solely by virtue of posting by the Rule 17g-5 Information Provider. In addition, each of the Certificate Administrator and the Rule 17g-5 Information Provider may disclaim responsibility for any information for which it is not the original source. Certificateholders shall not be afforded access to the Rule 17g-5 Information Provider’s Website.

(i)    None of the Trustee, the Custodian or the Certificate Administrator shall be liable for providing or disseminating information in accordance with the terms of this Agreement or at the direction of the Depositor; provided, however, that this provision shall not protect the Trustee, the Custodian or the Certificate Administrator against any liability to the Trust or the Certificateholders against any expense or liability that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of such party’s obligations or duties hereunder, or by reason of reckless disregard of such obligations and duties.

Section 8.13    Cooperation Under Applicable Banking Law.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Banking Law”), each of the Trustee, the Certificate Administrator and the Master Servicer are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator and the Master Servicer. Accordingly, each of the other parties agrees to provide to the Trustee, the Certificate Administrator and the Master Servicer upon their reasonable request from time to time such identifying information and documentation as may be reasonably available for such party in order to enable the Trustee, the Certificate Administrator and the Master Servicer to comply with Applicable Banking Law.

ARTICLE IX

TERMINATION

Section 9.01    Termination Upon Repurchase or Liquidation of All Mortgage Loans.

(a)    Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of: (i) the purchase by any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, the Master Servicer or the Special Servicer (whose respective rights to effect such a purchase shall be subject to the priorities and conditions set forth in subsection (b)) of all Mortgage Loans and each REO Property remaining in the Trust Fund at a price (the “Termination Price”) equal to (A) the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund (exclusive of any REO Mortgage Loan(s)), plus (B) the appraised value of each REO Property, if any, included in the Trust Fund, such appraisal for such REO Property to be conducted by a Qualified Appraiser selected by the Special Servicer and approved by the Certificate Administrator and the Master Servicer, minus (C) if the purchaser is the Master Servicer or the Special Servicer, the aggregate amount of unreimbursed Advances made by such Person, together with any unpaid Advance Interest in respect of such unreimbursed Advances and any unpaid servicing compensation payable to such Person (which items shall be deemed to have been paid or reimbursed to the Master Servicer or the Special Servicer, as the case may be, in connection with such purchase); (ii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund with the written consent of the Master Servicer in its sole discretion; and (iii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof.

(b)    Any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, the Master Servicer or the Special Servicer, in that order of preference (as set forth more fully below), may at its option elect to purchase all the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of Section 9.01(a) by giving written notice to the other parties hereto (and, in the case of an election by the Master

Servicer or the Special Servicer, to the Holders of the Subordinate Class) no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that:

(A)    the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is 1.0% or less of the Cut-off Date Pool Balance;

(B)    within thirty (30) days after written notice of such election is so given, no Person with a higher right of priority to make such an election does so; and

(C)    if more than one Subordinate Class Certificateholder or group of Subordinate Class Certificateholders desire to purchase all of the Mortgage Loans and any REO Properties remaining in the Trust Fund, preference shall be given to the Subordinate Class Certificateholder or group of Subordinate Class Certificateholders with the largest Percentage Interest in the Subordinate Class.

If the Trust is to be terminated in connection with the purchase of all the Mortgage Loans and each REO Property remaining in the Trust Fund by any Subordinate Class Certificateholder(s), the Master Servicer or the Special Servicer, such Person(s) shall: (i) deposit, or deliver to the Master Servicer for deposit, in the Collection Account (after the Determination Date, and prior to the Master Servicer Remittance Date relating to the anticipated Final Distribution Date) an amount in immediately available funds equal to the Termination Price; and (ii) shall reimburse all of the parties hereto (other than itself, if applicable) for all reasonable out-of-pocket costs and expenses incurred by such parties in connection with such purchase. On the Master Servicer Remittance Date for the Final Distribution Date, the Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from the Collection Account pursuant to Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that such deposits and reimbursements have been made, the Custodian shall release or cause to be released to the purchasing party (or its designee) the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the purchasing party as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties to the purchasing party (or its designee).

Following the date on which the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder(s) shall have the right to exchange all of the Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. If the Sole Certificateholder(s) elect(s) to exchange all of the Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder(s), not later than the Business Day prior to the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts then due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Tax Administrator

and/or the Trustee hereunder (and their respective agents) that may be withdrawn from the Collection Account, pursuant to Section 3.05(a), or that may be withdrawn from the Distribution Account, pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the Collection Account. In addition, the Master Servicer shall transfer to the Distribution Account all amounts required to be transferred by it to such account on the Master Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b). Upon confirmation that such final deposits have been made and following the surrender of all the Certificates on the Final Distribution Date, the Trustee shall release or cause to be released to the Sole Certificateholder(s) (or any designee thereof), the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder(s) as shall be necessary to effectuate transfer of the remaining Mortgage Loans and REO Properties to the Sole Certificateholder(s) (or any designee thereof). For federal income tax purposes, such surrender and release shall be treated as a purchase of such Mortgage Loans and REO Properties for an amount of cash equal to all amounts due in respect thereof after the distribution of amounts remaining in the Distribution Account, and a crediting of such amounts as a final distribution on all remaining REMIC I Regular Interests, REMIC II Regular Interests, Regular Certificates.

(c)    Notice of any termination shall be given promptly by the Certificate Administrator by letter to Certificateholders posted to the Certificate Administrator’s Website and mailed (x) if such notice is given in connection with the purchase of all the Mortgage Loans and each REO Property remaining in the Trust Fund by one or both of the Master Servicer, the Special Servicer and/or any Subordinate Class Certificateholder(s), not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates and (y) otherwise during the month of such final distribution on or before the Master Servicer Remittance Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Class of Certificates and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Certificate Administrator therein designated. The Certificate Administrator shall give such notice to the other parties hereto at the time such notice is given to Certificateholders.

(d)    Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder’s Percentage Interest of that portion of the amounts on deposit in the Distribution Account that is allocable to payments on the relevant Class in accordance with Section 4.01. Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the

Certificate Administrator, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Certificate Administrator shall distribute to the Class R Certificateholders all unclaimed funds and other assets which remain subject hereto.

Section 9.02    Additional Termination Requirements.

(a)    If any Subordinate Class Certificateholder(s), the Master Servicer, and/or the Special Servicer purchase(s), or the Sole Certificateholder(s) exchange(s) all of the Certificates for, all the Mortgage Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless the purchasing party obtains at its own expense and delivers to the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the failure of the Trust to comply with the requirements of this Section 9.02 will not result in an Adverse REMIC Event with respect to any REMIC Pool:

(i)    the Certificate Administrator shall specify the first day in the 90-day liquidation period in a statement attached to the final Tax Return for each REMIC Pool, pursuant to Treasury Regulations Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder (as evidenced by an Opinion of Counsel to such effect delivered on behalf and at the expense of the purchasing party);

(ii)    during such 90-day liquidation period and at or prior to the time of making the final payment on the Certificates, the Certificate Administrator shall sell or otherwise transfer all the Mortgage Loans and each REO Property remaining in the Trust Fund to the Master Servicer, the Special Servicer, the applicable Subordinate Class Certificateholder(s) or the Sole Certificateholder(s), as the case may be, in exchange for cash and/or Certificates in accordance with Section 9.01; and

(iii)    at the time of the final payment on the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Certificates in accordance with Section 4.01 all remaining cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

(b)    By their acceptance of Certificates, the Holders of the Certificates hereby authorize the Trustee, the Certificate Administrator and the Tax Administrator to prepare and adopt, on behalf of the Trust, a plan of complete liquidation of each REMIC Pool in the form of the notice of termination provided for in Section 9.01(c) and in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.

ARTICLE X

ADDITIONAL TAX PROVISIONS

Section 10.01    REMIC Administration.

(a)    The Tax Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under Applicable State Law. Each such election will be made on IRS Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued. The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator) and (iii) file each such IRS Form 1066, other appropriate federal tax or information return or appropriate state Tax Return pursuant to subsection (c).

(b)    The Holder of Certificates evidencing the largest Percentage Interest in the Class R Certificates is hereby designated as the Tax Matters Person of each REMIC Pool and, in such capacity, shall be responsible to act on behalf of such REMIC Pool in relation to any tax matter or controversy, to represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, to request an administrative adjustment as to any taxable year of such REMIC Pool, to enter into settlement agreements with any governmental taxing agency with respect to such REMIC Pool, to extend any statute of limitations relating to any tax item of such REMIC Pool and otherwise to act on behalf of such REMIC Pool in relation to any tax matter or controversy involving such REMIC Pool; provided that the Tax Administrator is hereby irrevocably appointed and agrees to act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such. The legal expenses and costs of any action described in this Section 10.01(b) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust payable out of amounts on deposit in the Distribution Account as provided by Section 3.05(b) unless such legal expenses and costs are incurred by reason of a Tax Matters Person’s or the Tax Administrator’s misfeasance, bad faith or negligence in the performance of, or such Person’s reckless disregard of, its obligations or are expressly provided by this Agreement to be borne by any party hereto.

(c)    The Tax Administrator shall (i) prepare or cause to be prepared, (ii) submit to the Trustee for execution (and the Trustee shall timely execute and return to the Tax Administrator), and (iii) file all of, the Tax Returns in respect of each REMIC Pool (other than Tax Returns required to be filed by the Master Servicer pursuant to Section 3.09(g)). The expenses of preparing and filing such returns shall be borne by the Tax Administrator without any right of reimbursement therefor.

(d)    The Tax Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the Tax Administrator shall provide: (i) to any Transferor of a Class R Certificate, such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee; (ii) to the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required); and (iii) to the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool.

(e)    The Trustee and the Tax Administrator shall take such action and shall cause each REMIC Pool to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions (and the other parties hereto shall assist them, to the extent reasonably requested by the Trustee or the Tax Administrator), to the extent that the Trustee or the Tax Administrator, as applicable, has actual knowledge that any particular action is required; provided that the Trustee and the Tax Administrator shall be deemed to have knowledge of relevant tax laws. The Trustee or the Tax Administrator, as applicable, shall not knowingly take or fail to take any action, or cause any REMIC Pool to take or fail to take any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC Event in respect of any REMIC Pool, unless the Trustee or the Tax Administrator, as applicable, has received an Opinion of Counsel to the effect that the contemplated action or non-action, as the case may be, will not result in an Adverse REMIC Event. None of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Tax Administrator, as applicable, has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool or the assets thereof, or causing any REMIC Pool to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the Tax Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur, and no such other party shall take any such action or cause any REMIC Pool to take any such action as to which the Tax Administrator has advised it in writing that an Adverse REMIC Event could occur. The Tax Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement (and in no event by the Trust Fund or the Tax Administrator).

(f)    If any tax is imposed on any REMIC Pool, including “prohibited transactions” taxes as defined in Section 860F(a)(2) of the Code, any tax on “net income from foreclosure property” as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a)), then such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys’ fees), shall be charged to and paid by: (i) the Trustee, if such tax arises out of or results from a breach of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (ii) the Certificate Administrator, if such tax arises out of or results from a breach by the Certificate Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iii) the Tax Administrator, if such tax arises out of or results from a breach by the Tax Administrator of any of its obligations under Article IV, Article VIII or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (iv) the Master Servicer, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); (v) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Section 10.01 (which breach constitutes negligence, bad faith or willful misconduct); or (vi) the Trust, out of the Trust Fund, in all other instances. Consistent with the foregoing, any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee out of amounts on deposit in the Distribution Account.

(g)    The Tax Administrator shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and an accrual basis.

(h)    Following the Startup Day for each REMIC Pool, the Trustee shall not (except as contemplated by Section 2.03) accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution and in no event at the expense of the Trust Fund or the Trustee) to the effect that the inclusion of such assets in such REMIC Pool will not result in an Adverse REMIC Event in respect of such REMIC Pool.

(i)    None of the Master Servicer, the Special Servicer or the Trustee shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any Mortgage Loan (except in connection with (A) a Breach or Document Defect regarding any Mortgage Loan, (B) the foreclosure, default or reasonably foreseeable material default of a Mortgage Loan, including the sale or other disposition of a Mortgaged Property acquired by foreclosure, deed in lieu of foreclosure or otherwise, (C) the bankruptcy of any REMIC Pool, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in any Investment Account for gain; or (iii) the acquisition of any assets for the Trust (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan, other than a Replacement Mortgage Loan substituted for a Deleted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in an Account or an interest in a single member limited liability company, as provided in Section 3.16); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition and in no event at the expense of the Trust Fund or the Trustee) to the effect that such sale, disposition, or acquisition will not result in an Adverse REMIC Event in respect of any REMIC Pool.

(j)    Except as otherwise permitted by Section 3.17(a), none of the Master Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit any REMIC Pool to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, each of the respective parties hereto (to the extent it is within its control) shall take necessary actions within the scope of its responsibilities as more specifically set forth in this Agreement such that it does not cause substantially all of the assets of each REMIC Pool to fail to consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)    Within thirty (30) days after the related Startup Day, the Tax Administrator shall obtain an identification number by filing IRS Form SS-4 with the IRS for each REMIC Pool and prepare and file with the IRS, with respect to each REMIC Pool, IRS Form 8811 “Information Return for Real Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations”.

Section 10.02    The Depositor, the Master Servicer and the Special Servicer to Cooperate with the Tax Administrator.

(a)    The Depositor shall provide or cause to be provided to the Tax Administrator, within ten (10) days after the Closing Date, all information or data that the Tax Administrator reasonably determines to be relevant for tax purposes as to the valuations and Issue Prices of the Certificates, including the price, yield, prepayment assumption and projected cash flow of the Certificates.

(b)    Each of the Master Servicer and the Special Servicer shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the Tax Administrator in order to enable it to perform its duties under this Article X.

ARTICLE XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01 Intent of the Parties; Reasonableness. Except with respect to Section 11.08, Section 11.11, Section 11.13, Section 11.14, Section 11.15, Section 11.16 and Section 11.18, the parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor or the Certificate Administrator in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with this transaction, subject to the preceding sentence, each of the parties to this Agreement shall cooperate fully with the Depositor and the Certificate

Administrator to deliver or make available to the Depositor or the Certificate Administrator (including any of their assignees or designees) (i) any and all information in its possession and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator to permit the Depositor to comply with the provisions of Regulation AB and (ii) such disclosure relating to the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, or the Servicing of the Mortgage Loans, in each case reasonably believed by the Depositor or the Certificate Administrator in good faith to be necessary in order to effect such compliance. In addition, with respect to each Servicing Function Participant that is a Designated Sub-Servicer of a party to this Agreement, such party shall use commercially reasonable efforts to cause such Designated Sub-Servicer to deliver or make available to the Depositor or the Certificate Administrator (including any of their assignees or designees) (i) any and all information in its possession and necessary in the reasonable good faith determination of the Depositor or the Certificate Administrator to permit the Depositor to comply with the provisions of Regulation AB and (ii) such disclosure relating to the Servicing Function Participant or the Servicing of the Mortgage Loans, in each case reasonably believed by the Depositor or the Certificate Administrator in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor or the Certificate Administrator, as applicable, to satisfy any related filing requirements.

For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02    Reserved.

Section 11.03    Information to be Provided by the Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.09) in connection with the succession to the Master Servicer, Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement by any Person (i) into which the Master Servicer, Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer (other than the appointment of a Designated Sub-Servicer) by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 6.05 or Section 7.02, the Master Servicer, the Special Servicer, any Servicing Function Participant, the Subordinate Class Representative, the Trustee or any other person who has the right to remove the Special Servicer under this Agreement, as applicable (the Master Servicer, the Special Servicer or any Servicing Function Participant, as applicable, with respect to the foregoing clauses (i) and (ii) and the successor Master Servicer, the successor Special Servicer, the Subordinate Class Representative, the Trustee or any other person who has the right to remove the Special Servicer under this Agreement, as applicable with respect to the foregoing clause (iii)) shall provide to the Depositor at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the second Business Day after such effective date, but in no event later than the time required pursuant to Section 11.09, (x) written notice to the Trustee, the Certificate Administrator, the Trust Advisor and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator, the Trust Advisor and the Depositor, all information relating to such successor reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 11.04    Information to be Provided by the Trustee. For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 11.09) in connection with the succession to the Trustee as Trustee or co-trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 11.09, (x) written notice to the Depositor and Certificate Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and Certificate Administrator, all information reasonably requested by the Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 11.05    Filing Obligations. (a) The Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor and the Trustee shall, and (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer of such party, shall use commercially reasonable efforts to cause such Designated Sub-Servicer to, and (ii) with respect to any other Servicing Function Participant, shall cause each such Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, reasonably cooperate with the Certificate Administrator and the Depositor in connection with the Certificate Administrator’s and Depositor’s good faith efforts to satisfy the Trust’s reporting requirements under the Exchange Act.

Each party hereto shall be entitled to rely on the information in the Prospectus Supplement with respect to the identity of any sponsor, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)    It is hereby acknowledged that there are no Significant Obligors with respect to the Trust.

Section 11.06     Form 10-D Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V and directed to the Certificate Administrator and the Depositor for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting, direction and approval after the date hereof.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, within five (5) calendar days after the related Distribution Date, (i) the parties listed on Schedule V hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the Master Servicer or Special Servicer, as applicable), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule V applicable to such party, (ii) the parties listed on Schedule V hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit R and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th

Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 11.15, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 8.12(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 11.06. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period. The Depositor and each Mortgage Loan Seller, in accordance with Section 5(h) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information to the Certificate Administrator. The Certificate Administrator and the Depositor shall be entitled together to determine the manner of the presentation of such information (including the dates as of which information is presented) in accordance with applicable laws and regulations.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

Section 11.07    Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “Form 10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in 2013, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)    an annual compliance statement for each applicable Certifying Servicer, as required under Section 11.11;

(ii)    (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 11.12, and (B) if any Reporting Servicer’s report on assessment of compliance with servicing criteria required under Section 11.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria required under Section 11.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)    (A) the registered public accounting firm attestation report for each Reporting Servicer, as required under Section 11.13, and (B) if any registered public accounting firm attestation report required under Section 11.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)    a Sarbanes-Oxley Certification as required under Section 11.08.

Any disclosure or information in addition to clauses (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the applicable parties set forth on Schedule VI hereto to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule VI) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor and the Trustee shall provide the other parties to this Agreement and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party, if any. Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall, upon request (which can be in the form of electronic mail and which may be continually effective), provide to each Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, by March 1st (with a grace period through March 15th), commencing in March 2013 (i) the parties listed on Schedule VI hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer or the Special Servicer, as applicable), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Item 1117 of Regulation AB as to such party, which shall be reported if actually known by any Servicing Officer or any lawyer in the in-house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule VI applicable to such party and include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit R and (ii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than the end of business on March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such date the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (ii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 10-K, on or prior to the 6th Business Day prior to the Form 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the Form 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 11.15, not later than (i) 5:30 p.m. (New York City time) on the Form 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 8.12(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article XI. The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

Section 11.08    Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit T attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall (i) with respect to any Servicing Function Participant of such party that is a Designated Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant, cause, each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, provide to the Person who signs the Sarbanes-Oxley Certification for the Trust (the “Certifying Person”), by March 1st (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit S-1, S-2, S-3, S-4, S-5 or S-6, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152-023, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 11.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be. Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

Notwithstanding the foregoing, nothing in this Section 11.08 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Designated Sub-Servicer or a Sub-Servicer appointed pursuant to Section 3.22), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 11.13.

Section 11.09    Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure under Form 8-K (each a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust any Form 8-K required by the Exchange Act; provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule VII to which such Reportable Event relates and such Form 8-K

Disclosure Information shall be delivered to the Depositor and the Certificate Administrator and approved by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VII) absent such reporting and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VII hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator within one (1) Business Day after the occurrence of the Reportable Event, but shall provide in no event later than the end of business (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule VII as applicable to such party, in EDGAR compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit R. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VII of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator out of the Collection Account as an Additional Trust Fund Expense.

After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 11.15, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the

Certificate Administrator will follow the procedures set forth in Section 11.10(b). After filing with the Commission, the Certificate Administrator will, pursuant to Section 8.12(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.09. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 11.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 11.10    Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a) If at any time the Trust is permitted to suspend its reporting obligations under the Exchange Act, on or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Depositor shall direct the Certificate Administrator to prepare and file any form necessary to be filed with the Commission to suspend such reporting obligations and, to the extent required, the Depositor shall sign such form. With respect to any reporting period occurring after the filing of such form, the obligations of the parties to this Agreement under Section 11.01, Section 11.03, Section 11.05(b), Section 11.06, Section 11.07, Section 11.08 and Section 11.09 shall be suspended. The Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicers, the Trustee, the Trust Advisor and the Mortgage Loan Sellers that such form has been filed.

(b)    If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by facsimile transmission in accordance with Section 12.05, or, notwithstanding the provisions of Section 12.05, by electronic mail in accordance with Section 12.06) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. If any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.11    Annual Compliance Statements. (a) The Master Servicer, the Special Servicer, the Certificate Administrator, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a “Certifying Servicer”) shall and the Master Servicer and the Special Servicer shall (i) with respect to any Additional Servicer or Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) that is a Designated Sub-Servicer of such party, use commercially reasonable efforts to cause, and (ii) with respect to any other Additional Servicer or Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB), cause, each Additional Servicer and Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to, deliver to the Depositor, the Certificate Administrator, the Trust Advisor (in the case of the Special Servicer only), the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement) on or before March 1st (subject to a grace period through March 15th) of each year, commencing in 2013 (or, in the case of an Additional Servicer or Servicing Function Participant with respect to the Special Servicer, such party shall provide such Officer’s Certificate to the Special Servicer on or before March 1st (subject to a grace period through March 5th)), and promptly, but not earlier than the second Business Day after such party provides the Rule 17g-5 Information Provider such report, each Rating Agency, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

(b)    Promptly after receipt of each such Officer’s Certificate, the Depositor shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is not required. If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 11.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 11.12    Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1st (subject to a grace period through March 15th) of each year, commencing in March 2013, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and each Servicing Function Participant (each, a “Reporting Servicer”), each at its own expense, shall furnish, and the Master Servicer and the Special Servicer shall (i) with respect to any Servicing Function Participant that is a Designated Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant, cause, by March 1st (subject to a grace period through March 15th) each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to furnish, each at its own expense, to the Trustee, the Certificate Administrator, the Depositor, the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement), and promptly but not earlier than the second Business Day after such party provides the Rule 17g-5 Information Provider such report, each Rating Agency, a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 11.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 8.12(b) of this Agreement and to any Rating Agency and NRSRO by the Rule 17g-5 Information Provider pursuant to Section 8.12(c) of this Agreement.

No later than 10 Business Days after the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, the Master Servicer and the Special Servicer shall each forward to the Certificate Administrator and the Depositor the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Designated Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and each Servicing Function Participant submit their respective assessments by March 1st (subject to a grace period through March 15th), as applicable, to the Certificate Administrator, each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 11.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator.

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such party, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule III and notify the Depositor of any exceptions. None of the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Trust Advisor or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is not required. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the reports and statements pursuant to this Section 11.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 11.12 by the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations or an Event of Default, as applicable, under this Agreement unless otherwise provided for in this Agreement.

Section 11.13    Annual Independent Public Accountants’ Servicing Report. By March 1st (subject to a grace period through March 15th), of each year, commencing in March 2013 (or, in the case of an Additional Servicer or Servicing Function Participant with respect to the Special Servicer, such party shall provide such report to the Special Servicer on or before March 1st (subject to a grace period through March 5th)), each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall (i) with respect to any Servicing Function Participant that is a Designated Sub-

Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other Servicing Function Participant, cause, each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, each at such Servicing Function Participant’s own expense, a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor, the Trust Advisor (in the case of the Special Servicer only), the Rule 17g-5 Information Provider (who shall promptly post such report to the Rule 17g-5 Information Provider’s Website pursuant to Section 8.12(c) of this Agreement), and promptly but not earlier than the second Business Day after such party provides the Rule 17g-5 Information Provider such report, each Rating Agency, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable Sub-Servicing Agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 11.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions. No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The Depositor will provide such written notice if such Form 10-K is not required. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide the report pursuant to this Section 11.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 11.14    Exchange Act Reporting Indemnification. Each of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor, their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor or Certificate Administrator under this Article XI by the time required after giving effect to any applicable grace period or cure period or (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Designated Sub-Servicer) to perform its obligations to the Depositor or Certificate Administrator under this Article XI by the time required after giving effect to any applicable grace period and cure period.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each related Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to indemnify and hold harmless the Certification Parties from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement, as applicable.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Trust Advisor, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall use commercially reasonable efforts to cause each Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XI. The Master Servicer, the Special Servicer, the Certificate Administrator, the Trust Advisor and the Trustee shall use commercially reasonable efforts to cause each related Servicing Function Participant (other than any party to this Agreement) with which it has entered into a servicing relationship with respect to the Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails, within a reasonable period of time, to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 11.15    Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152-023, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288.

(b)    Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article XI shall be properly given if sent by facsimile in accordance with Section 12.05 and/or by electronic mail in accordance with Section 12.06 and (ii) to the Certificate Administrator under this Article XI shall be properly given if sent by facsimile in accordance with Section 12.05 and/or by electronic mail in accordance with Section 12.06.

(c)    For the avoidance of doubt:

(i)    Neither Master Servicer nor the Special Servicer shall be subject to an Event of Default pursuant to the last clause of the definition of Event of Default, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI, provided, that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute an Event of Default;

(ii)    Neither Master Servicer nor the Special Servicer shall be subject to an Event of Default pursuant to the last clause of the definition of Event of Default nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports; and

(iii)    Neither Master Servicer nor the Special Servicer shall be subject to an Event of Default pursuant to the last clause of the definition of Event of Default, nor shall any such party be deemed to not be in compliance under this Agreement, in connection with any failure of a Servicing Function Participant, Sub-Servicing Entity, Sub-Servicer or Designated Sub-Servicer that was hired or engaged by the other to deliver any Exchange Act reporting items that such Servicing Function Participant, Sub-Servicing Entity, Sub-Servicer or Designated Sub-Servicer is required to deliver.

(d)    If the Certificate Administrator or the Depositor does not receive the assessment of compliance and/or the attestation report with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article XI and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 12.05, a notice via facsimile transmission in accordance with Section 12.05 or electronic mail in accordance with Section 7.01, which, in the case of an electronic mail transmission, shall be forwarded to all of the applicable electronic mail addresses for the applicable party established pursuant to Section 7.01 (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01. Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any Master Servicer or the Special Servicer of any liability under Section 7.01(a)(xiv) for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article XI.

Section 11.16    Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article XI; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) such termination shall not be effective if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 11.06, Section 11.07, Section 11.09, Section 11.11, Section 11.12 or Section 11.13 on or prior to the dates and times by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 11.16 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 11.16 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Section 11.17    Sub-Servicers; Subcontractors and Agents.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, if any Person appointed as a subcontractor or agent of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator (whether appointed directly by such party or by a Sub-Servicer or subcontractor or agent) would be a Servicing Function Participant, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be, shall promptly following request provide to the Depositor and the Certificate Administrator a written description (in form and substance satisfactory to the Depositor) of the role and function of such Person, which description shall include (i) the identity of such subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in the assessments of compliance to be provided by such subcontractor or agent. In addition, except with respect to any Designated Sub-Servicer under a Sub-Servicing Agreement effective as of the Closing Date, for so long as the Trust is subject to the reporting requirements of the Exchange Act, if any Sub-Servicer, or any subcontractor or agent described above, would be a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, the engagement of such Person in such capacity shall not be effective unless and until five (5) Business Days have elapsed following the delivery to the Depositor and the Certificates Administrator of (1) notice of the proposed engagement and (2) the related agreement (or, if such agreement is not of the type that is required to be filed under Regulation AB in the good faith judgment of the Depositor, an instrument inuring to the direct benefit of the Depositor in which such Person affirms the rights of the Depositor contemplated by the next succeeding paragraph). Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate

Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 11.09 (if such reports under the Exchange Act are required to be filed under the Exchange Act).

For so long as the Trust is subject to the reporting requirements of the Exchange Act, each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall (a) cause each such Sub-Servicing Agreement to entitle the Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of such Person to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB and (b) promptly notify the Depositor following any failure of such Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB. The Depositor is hereby authorized to exercise the rights described in clause (a) of the preceding sentence in its sole discretion. The rights of the Depositor to terminate a Sub-Servicing Agreement as aforesaid shall not limit any right Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 11.18    Amendments. This Article XI may be amended by the written consent of all the parties hereto pursuant to Section 12.01 for purposes of complying with Regulation AB without, in each case, any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01    Amendment.

(a)    This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein or to correct any error, (iii) to conform this Agreement to the Prospectus Supplement, (iv) to make any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the then existing provisions hereof, (v) as evidenced by an Opinion of Counsel delivered to the Trustee, the Master Servicer and the Special Servicer, to relax or eliminate (A) any requirement hereunder imposed by the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) any transfer restriction imposed on the Certificates pursuant to Section 5.02(b) or Section 5.02(c) (if applicable law is amended or clarified such that any such restriction may be relaxed or eliminated), (vi) as evidenced by an Opinion of Counsel delivered to the Trustee, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool, (vii) subject to Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), Section 5.02(d)(ii) or Section 5.02(d)(iii), (viii) to avoid an Adverse Rating Event with respect to any Class of Rated Certificates; or (ix) for the purpose of amending the duties and procedures by which the Rule 17g-5 Information Provider is bound; provided that: (1) any such amendment for the specific purposes described in clause (iv) or (vii) above shall not adversely affect in any material respect the interests of any Certificateholder or any third-party beneficiary of this Agreement or of any provision hereof, as evidenced by the Trustee’s and Certificate Administrator’s receipt of an Opinion of Counsel to that effect; and (2) no such amendment may materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under this Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller.

This Agreement may also be amended as provided in Section 3.27(h), subject to Section 12.01(c) and Section 12.01(g), and as provided in Section 11.18.

(b)    This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to each Class that is materially affected by the amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on the Certificates without the consent of each affected Certificateholder, (ii) reduce the aforesaid percentage of the Voting Rights which are required to consent to any such amendment, without the consent of all the holders of each Class of Certificates affected thereby, (iii) adversely affect the status of any REMIC Pool as a REMIC under the Code, without the consent of 100% of the Certificateholders, (iv) amend this Agreement without the consent of all the Holders of all Certificates of the Class(es) affected thereby, (v) otherwise materially adversely affect any Class of Certificateholders without the consent of all of the Certificateholders of that Class, or (vi) materially adversely affect the rights, or increase the obligations, of any Mortgage Loan Seller under this Agreement or the related Mortgage Loan Purchase Agreement without the written consent of such Mortgage Loan Seller. The Trustee shall not agree to amend any Mortgage Loan Purchase Agreement in any manner that would adversely affect in any material respect the interests of the Holders of any Class of Certificates, except with the consent of the Holders of all Certificates of such Class. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 12.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

(c)    Notwithstanding any contrary provision of this Agreement, none of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, or Trust Advisor shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that (i) neither such amendment nor the exercise of any power granted to any party hereto in accordance with such amendment will result in an Adverse REMIC Event with respect to any REMIC Pool and (ii) such amendment is authorized or permitted hereunder and all conditions precedent to such amendment have been met.

(d)    Promptly after the execution and delivery of any amendment by all parties thereto, the Certificate Administrator shall deliver a copy thereof to each Certificateholder and shall notify the Rule 17g-5 Information Provider, who shall promptly post a copy of such amendment to the Rule 17g-5 Information Provider’s Website.

(e)    It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(f)    The Trustee and the Certificate Administrator each may but shall not be obligated to enter into any amendment pursuant to this Section 12.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)    The cost of any Opinion of Counsel to be delivered pursuant to Section 12.01(a) or Section 12.01(c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 12.01(a) or Section 12.01(c) shall be payable out of the Distribution Account as an Additional Trust Fund Expense.

Section 12.02    Recordation of Agreement; Counterparts.

(a)    To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Trustee at the expense of the Trust (payable out of the Distribution Account), but only if (i) the Master Servicer or Special Servicer, as applicable, determines in its reasonable good faith judgment, that such recordation materially and beneficially affects the interests of the Certificateholders and so informs the Trustee in writing and (ii) the Subordinate Class Representative consents.

(b)    For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 12.03    Limitation on Rights of Certificateholders.

(a)    The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)    No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)    No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law against any party hereto upon or under or with respect to this Agreement, or any Borrower upon or under or with respect to any Mortgage Loan, unless such Person previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights (in the case of a Certificateholder) shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other Holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.04    Governing Law.

This Agreement and the Certificates and any claim, controversy or dispute arising under or related to or in connection with the Agreement or the Certificates, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

Section 12.05    Notices.

Any communications provided for or permitted hereunder shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of telecopy notice, when received: (i) in the case of the Depositor, (a) solely for purposes of notices under Article XI, c/o Wells Fargo Securities, LLC, facsimile number (212) 214-8970, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, facsimile number (704) 715-2378, Attention: Jeff D. Blake, Esq., and (b) for all other purposes, c/o Wells Fargo Securities, LLC, 375 Park Avenue, 2nd Floor, J0127-023, New York, New York 10152-023, Attention: A.J. Sfarra, with a copy to: Jeff D. Blake, Esq., Wells Fargo Law Department, D1053-300, 301 South College St., Charlotte, North Carolina 28288; (ii) in the case of the Master Servicer, Wells Fargo Bank, National Association, Commercial Mortgage Servicing, MAC D1086-120, 550 South Tryon Street, 14th Floor, Charlotte, North Carolina 28202, Attention: WFRBS 2012-C6 Asset Manager, facsimile number: (704) 715-0036, with a copy to Wells Fargo Bank, National Association, Legal Department, 301 South College St., TW-30, Charlotte, North Carolina 28288-0630, Attention: Commercial Mortgage Servicing Legal Support, Reference: WFRBS 2012-C6, facsimile number: (704) 383-3663; (iii) in the case of the Special Servicer, Midland Loan Services, a Division of PNC Bank, National Association, 10851 Mastin, Suite 300, Overland Park, Kansas 66210, Attention: President, with a copy to Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2900, Kansas City, Missouri 64106-2150, Attention: Kenda Tomes, facsimile: (816) 691-3495; (iv) in the case of the Trust Advisor, Pentalpha Surveillance LLC, 375 North French Road, Suite 100, Amherst, New York 14228, facsimile number: (716) 204 5902, Attention: Don Simon, Chief Operating Officer, with a copy to Pentalpha Surveillance LLC, 375 North French Road, Suite 100, Amherst, New York 14228, facsimile number: (716) 204 5902, Attention: James Callahan; (v); in the case of the Certificate Registrar, Certificate Administrator, Tax Administrator and Custodian, (a) solely for purposes of communications to the Certificate Administrator under Article XI, Wells Fargo Bank, National Association, facsimile number (410) 715-2380, Attention: SEC Notifications, and (b) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: WFRBS 2012-C6; (vi) in the case of the Trustee, 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attention: WFRBS 2012-C6; (vii) in the case of any Mortgage Loan Seller or Responsible Repurchase Party, the address for notices to such Mortgage Loan Seller or Responsible Repurchase Party under the related Mortgage Loan Purchase Agreement; and (viii) in the case of the initial Subordinate Class Representative, RREF CMBS AIV, LP, c/o Rialto Capital Management LLC, 850 Third Ave., Suite 16B, New York, New York 10022, facsimile number: (212) 751-4646 Attention: Josh Cromer, and to RREF CMBS AIV, LP, c/o Rialto Capital Management LLC, 850 Third Ave., Suite 16B, New York, New York 10022, facsimile number: (212) 751-4646 Attention: Joseph Bachkosky; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 8.12(b) to the Rating Agencies at the address listed below, promptly following the occurrence thereof; provided, however, that such notice or other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12. In addition, the Trustee shall deliver copies of any documents required to be delivered to the Rating Agencies under this Agreement to the Rating Agencies at the time such documents are required to be delivered pursuant to this Agreement. The Servicer or Special Servicer, as applicable, and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the Rule 17g-5 Information Provider in accordance with the procedures set forth in Section 8.12; provided, further, that the Rule 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute Event of Default, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Any notices to the Rating Agencies shall be sent to the following addresses: (A) Moody’s Investors Service, Inc., 7 World Trade Center, 250 Greenwich Street, New York, New York 10007, Attention: Commercial Mortgage Surveillance Group, facsimile: (212) 553 0300, (B) Fitch, Inc., One State Street Plaza, 31st Floor, New York, New York 10004, Attention: Commercial Mortgage Backed Securities Surveillance, facsimile: (212) 635 0295 and (C) Kroll Bond Rating Agency, Inc., 599 Lexington Avenue, New York, New York 10022, Attention: CMBS Surveillance; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such Person to the parties hereto in writing. Delivery of notices and information to the Rating Agencies shall be subject to strict compliance with Section 3.27.

For purposes of any communication hereunder, the party delivering the communication shall be entitled to rely on the notice address set forth in or established under the preceding paragraphs of this Section 12.05.

Section 12.06    Communications by Electronic Mail.

Each communication that is expressly permitted or required hereunder to be sent, forwarded or delivered by means of electronic mail shall be so sent, forwarded or delivered to: (i) in the case of the Certificate Administrator, (a) for purposes of Article XI, “cts.sec.notifications@wellsfargo.com”, and (b) for all other purposes, “trustadministrationgroup@wellsfargo.com”; (ii) in the case of the Rule 17g-5 Information Provider, “17g5InformationProvider@wellsfargo.com”; (iii) in the case of the Master Servicer, “RAInvRequests@wellsfargo.com”; (iv) in the case of the Special Servicer, “midlandlegal@midlandls.com”; (v) in the case of the Trustee, “holder.inquiry@db.com”; and (v) in the case of each other party hereto and the Initial Majority Subordinate Certificateholder, the address set forth in the Notice of Electronic Addresses dated the Closing Date and executed by all such parties; or, as to each such Person, such other electronic mail address as may hereafter be furnished by such Person to the other parties hereto and to the Initial Majority Subordinate Certificateholder in a written notice delivered in accordance with Section 12.05. For purposes of such a communication, the party sending, forwarding or delivering such a communication shall be entitled to rely on the electronic mail address set forth in or established under the preceding sentence. This Section shall not be construed to modify Section 12.05, nor to authorize, permit or make binding any communication that is not expressly permitted or required hereunder to be sent, forward or delivered by means of electronic mail.

Section 12.07    Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.08    Successors and Assigns; Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as express third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto), the Sub-Servicers, the Underwriters, the Mortgage Loan Sellers and the non-parties referred to in Section 6.03 and Section 8.05 and all such provisions shall inure to the benefit of the Certificateholders. The Subordinate Class Representative (other than any Subordinate Class Representative that is same Person as or an Affiliate of the related Borrower) and any designees thereof acting on behalf of or exercising the rights of such Subordinate Class Representative shall be third-party beneficiaries to this Agreement with respect to their rights as specifically provided for herein.

Section 12.09    Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 12.10    Notices to Subordinate Class Representative.

The Trustee, the Master Servicer and the Special Servicer shall each deliver to the Subordinate Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 8.12, in each case at approximately the same time with the delivery thereof to the Rating Agencies, to the extent not already delivered to the Subordinate Class Representative pursuant to this Agreement.

Section 12.11    Complete Agreement.

This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 12.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

Section 12.12    PNC Bank, National Association.

PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this

Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.
Depositor

By:	/s/ Anthony Sfarra
	Name:	Anthony Sfarra
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION
Master Servicer

By:	/s/ Joseph Newell III
	Name:	Joseph Newell III
	Title:	Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION Special Servicer

By:	PNC Bank, National Association

By:	/s/ Lawrence D. Ashley
	Name:	Lawrence D. Ashley
	Title:	Senior Vice President

PENTALPHA SURVEILLANCE LLC
Trust Advisor

By:	/s/ James Callahan
	Name:	James Callahan
	Title:	Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION Certificate Administrator and Tax Administrator

By:	/s/ Amy Mofsenson
	Name:	Amy Mofsenson
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS Trustee

By:	/s/ Karlene Benvenuto
	Name:	Karlene Benvenuto
	Title:	Authorized Signer

By:	/s/ Ronaldo Reyes
	Name:	Ronaldo Reyes
	Title:	Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 3rd day of April 2012, before me, a notary public in and for said State, personally appeared Anthony J. Sfarra, personally known to me to be a Director of Wells Fargo Commercial Mortgage Securities, Inc., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Meredith Grace Berrett
Notary Public

[SEAL]

My commission expires:

December 20, 2012

STATE OF NORTH CAROLINA	)
	)	ss.:
COUNTY OF MECKLENBURG	)

On the 2nd day of April 2012, before me, a notary public in and for said State, personally appeared Joseph Newell III, personally known to me to be a Vice President of Wells Fargo Bank, National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Erica L. Smith
Notary Public

[SEAL]

My commission expires:

July 15, 2012

STATE OF KANSAS	)
	)	ss.:
COUNTY OF JOHNSON	)

On the 30th day of March 2012, before me, a notary public in and for said State, personally appeared Lawrence D. Ashley, personally known to me to be a Senior Vice President of Midland Loan Services, a Division of PNC Bank National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Brent Kinder
Notary Public

[SEAL]

My commission expires:

January 30, 2014

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF FAIRFIELD	)

On the 2nd day of April 2012, before me, a notary public in and for said State, personally appeared James Callahan, personally known to me to be an Executive of Pentalpha Surveillance, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]

My commission expires:

July 31, 2014

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 4th day of April 2012, before me, a notary public in and for said State, personally appeared Amy Mofsenson, personally known to me to be a Vice President of Wells Fargo Bank, NA, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Janet M. Jolley
Notary Public

[SEAL]

My commission expires:

January 3, 2013

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF ORANGE	)

On April 2, 2012 before me, Tuan Quach, a Notary Public in and for said state, personally appeared Karlene Benvenuto, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed that same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted and executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Tuan Quach
Notary Public

[SEAL]

My commission expires:

February 26, 2013

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF ORANGE	)

On April 2, 2012 before me, Tuan Quach, a Notary Public in and for said state, personally appeared Ronaldo Reyes, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed that same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted and executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Tuan Quach
Notary Public

[SEAL]

My commission expires:

February 26, 2013

EXHIBIT A-1

FORM OF CLASS A-1, A-2, A-3, A-4, X-A, X-B, A-S, B, C, D, E, F and G CERTIFICATES

CLASS [    ] COMMERCIAL MORTGAGE PASS-THROUGH

CERTIFICATE, SERIES 2012-C6

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of commercial, manufactured housing and multifamily mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

Pass-Through Rate: [ % per annum] [Variable]	Class [Principal Balance] [Notional Amount] of the Class [ ] Certificates as of the Closing Date: $

Closing Date: April 4, 2012	Initial Certificate [Principal Balance] [Notional Amount] of this Certificate as of the Closing Date: $

First Distribution Date: May 17, 2012	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Cut-off Date Pool Balance”): $925,007,833

Master Servicer: Wells Fargo Bank, National Association	Trustee: Deutsche Bank Trust Company Americas

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Trust Advisor: Pentalpha Surveillance LLC	CUSIP No.: ISIN No.:

Certificate No. [ ] -

A-1-1

[FOR BOOK-ENTRY CERTIFICATES] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE ADMINISTRATOR OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[FOR PRIVATELY OFFERED CERTIFICATES] THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., DEUTSCHE BANK TRUST COMPANY AMERICAS, WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

A-1-2

[FOR PRINCIPAL BALANCE CERTIFICATES] [SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES ONE OR MORE “REGULAR INTERESTS” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (A “REMIC”) AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE.]

[FOR SUBORDINATE CERTIFICATES] [THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

[FOR PRINCIPAL BALANCE CERTIFICATES] [THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.]

[FOR CLASS X-A AND CLASS X-B CERTIFICATES] [THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.]

[FOR CLASS X-A CERTIFICATES] [SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF FIVE REGULAR INTERESTS IN REMIC III, EACH ONE CORRESPONDING TO ONE OF THE COMPONENTS OF THE CLASS X-A CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR CLASS X-B CERTIFICATES] [SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE EVIDENCES OWNERSHIP OF SIX REGULAR INTERESTS IN REMIC III, EACH ONE CORRESPONDING TO ONE OF THE COMPONENTS OF THE CLASS X-B CERTIFICATES’ NOTIONAL AMOUNT.]

[FOR REGULATION S GLOBAL CERTIFICATES] [PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (A) THE COMMENCEMENT OF THE OFFERING OF THIS CERTIFICATE TO PERSONS OTHER THAN DISTRIBUTORS IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND (B) THE DATE OF CLOSING OF THE OFFERING, THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED AND APPLICABLE STATE SECURITIES LAWS.]

This certifies that [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [            ]] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the [principal balance] [notional amount] of this Certificate (its “Certificate [Principal Balance] [Notional Amount]”) as of the Closing Date by the aggregate [principal balance] [notional amount] of all the Class [    ] Certificates (their

A-1-3

“Class [Principal Balance] [Notional Amount]”) as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [    ] Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer,” which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement) and as custodian (in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “Special Servicer,” which term includes any successor entity under the Agreement), Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor,” which term includes any successor entity under the Agreement), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the “Distribution Date”) each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [    ] Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate [FOR PRINCIPAL BALANCE CERTIFICATES] [(determined without regard to any possible future reimbursement of any portion of any Realized Loss, Additional Trust Fund Expense or Trust Advisor Expense previously allocated to this Certificate)] will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

A-1-4

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account, the Reserve Account, the Servicing Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account (if established) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

[FOR PRINCIPAL BALANCE CERTIFICATES: CLASS A-1, A-2, A-3, A-4, A-S, B, C, D, E, F and G] [Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.]

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

All Transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

[FOR PRIVATELY OFFERED CERTIFICATES] No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-1A or as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is an Institutional Accredited Investor or a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts

A-1-5

surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

[FOR PRIVATELY OFFERED CERTIFICATES] [If this Certificate constitutes a Rule 144A Global Certificate and a transfer of any interest in this Certificate is to be made without registration under the Securities Act (except under limited circumstances specified in the Agreement), then the Certificate Owner desiring to effect such Transfer shall be required to obtain either (i) a certificate from such Certificate Owner’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement, or (ii) an Opinion of Counsel to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act. Except as discussed below or under such other limited circumstances as are provided in the Agreement, if this Certificate constitutes a Rule 144A Global Certificate, then interests herein shall not be transferred to any Person who takes delivery in the form of an interest in anything other than a Rule 144A Global Certificate.]

[FOR PRIVATELY OFFERED CERTIFICATES] [Except under such limited circumstances as are provided in the Agreement, if this Certificate constitutes a Regulation S Global Certificate, then beneficial interests in this Certificate shall not be transferred to any Person other than a non-United States Securities Person who takes delivery in the form of a beneficial interest in this Regulation S Global Certificate. If the transfer occurs on or prior to the Release Date, then the Certificate Owner desiring to effect such Transfer shall be required to obtain from such Certificate Owner’s prospective Transferee a written certification substantially in the form attached as Exhibit C-3B to the Agreement. On or prior to the Release Date, beneficial interests in any Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the Release Date, beneficial interests in any Regulation S Global Certificate may be held through Euroclear, Clearstream or any other direct account holder at DTC.]

[FOR PRIVATELY OFFERED CERTIFICATES] [Notwithstanding the foregoing, any interest in a Rule 144A Global Certificate may be transferred by any Certificate Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) who takes delivery in the form of a Definitive Certificate of the same Class as such Rule 144A Global Certificate upon delivery to the Certificate Registrar and the Certificate Administrator of (i) such certifications and/or opinions as are contemplated above with respect to Transfers of this Certificate in definitive form and (ii) such written orders and instructions as are required under the applicable procedures of the Depository, Clearstream and/or Euroclear to direct the Certificate Administrator to debit the account of a Depository Participant by a denomination of interests in such Rule 144A Global Certificate. Upon delivery to the Certificate Registrar of the certifications and/or opinions contemplated above with respect to Transfers of this Certificate in definitive form, the Certificate Administrator, subject to and in accordance with the applicable procedures of the Depository, shall reduce the denomination of the subject Rule 144A Global Certificate, and cause a Definitive Certificate of the same Class as such Rule 144A Global Certificate, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Certificate, to be executed, authenticated and delivered in accordance with this Agreement to the applicable Transferee.]

[FOR PRIVATELY OFFERED CERTIFICATES] [None of the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Master Servicer, the Special

A-1-6

Servicer, the Tax Administrator, the Custodian or the Certificate Registrar is obligated to register or qualify the Class [    ] Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.]

[FOR BOOK-ENTRY CERTIFICATES] [The Global Certificates shall be deposited with the Certificate Administrator as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.]

No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 or 407 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or would result in the imposition of an excise tax under Section 4975 of the Code. Except in limited circumstances, the Certificate Registrar shall refuse to register the transfer of this Certificate (and, if applicable, any Certificate Owner shall refuse to transfer an interest in this Certificate), unless it has received from the prospective Transferee (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate or interest by such prospective Transferee is exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes on such prohibited transactions imposed under Section 4975 (a) and (b) of the Code, by reason of Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) if this Certificate is investment grade rated and is being acquired by, on behalf of or with assets of a Plan in reliance upon Prohibited Transaction Exemption 96-22 or 90-59, a certification to the effect that such Plan (X) is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) agrees that it will obtain from each of its Transferees a written certification described in clause (i) above, a written certification described in clause (ii) above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (iii)(X) and (iii)(Y), together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation; or (iv) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee (or, if applicable, the Certificate Owner effecting the transfer) that such Transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code, or a similar violation under Similar Law, or result in the imposition of

A-1-7

an excise tax under Section 4975 of the Code and will not subject the Trustee, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer or a Sub-Servicer to any obligation in addition to those undertaken in the Agreement. If any Transferee of a Certificate (including a Definitive Certificate) or any interest therein does not, in connection with the subject Transfer, deliver to the Certificate Registrar (in the case of a Definitive Certificate) or the Transferor (in the case of ownership interests in a Book-Entry Certificate) any certification and/or Opinion of Counsel contemplated by the preceding paragraph, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of such Certificate or interest therein by such Transferee are exempt from the prohibited transaction provisions of Sections 406(a) and (b) and 407 of ERISA and the excise taxes imposed on such prohibited transactions by Sections 4975(a) and (b) of the Code by reason of the Exemption (in the case of such a Certificate that is an Investment Grade Certificate) or by reason of Sections I and III of PTCE 95-60 (in the case of such a Certificate that is not an Investment Grade Certificate) or, in the case of a Plan subject to Similar Law does not result in a violation of Similar Law.

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar (and, if applicable, to the Certificate Owner) a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

[FOR BOOK-ENTRY CERTIFICATES] [Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.]

The Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Trust Advisor, the Tax Administrator, the Custodian, the Certificate Registrar and any agent of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the Master Servicer, the Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund; and (iii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund with the written consent of the Master Servicer in its sole discretion. The Agreement permits, but does not require, the Master Servicer, the Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if adversely affected by the amendment, any third-party beneficiary. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate

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and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION
not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class [    ] Certificates referred to in the within-mentioned Agreement.

Dated:    April     , 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                     (please print or typewrite name and address including postal zip code of assignee) the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:                     .

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to                     for the account of                     .

Distributions made by check (such check to be made payable to                     ) and all applicable statements and notices should be mailed to  .

This information is provided by                     , the Assignee named above, or                     , as its agent.

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[FOR BOOK-ENTRY CERTIFICATES INSERT THIS SCHEDULE A]

SCHEDULE A

SCHEDULE OF EXCHANGES IN GLOBAL SECURITY

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or securities custodian

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EXHIBIT A-2

FORM OF CLASS R CERTIFICATES

CLASS R COMMERCIAL MORTGAGE

PASS-THROUGH CERTIFICATE, SERIES 2012-C6

This is one of a series of commercial mortgage pass-through certificates (collectively, the “Certificates”), issued in multiple classes (each, a “Class”), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the “Trust Fund”) consisting primarily of a pool of commercial, manufactured housing and multifamily mortgage loans or interests therein (the “Mortgage Loans”), such pool being formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

Closing Date: April 4, 2012	Percentage Interest evidenced by this Class R Certificate: %

First Distribution Date: May 17, 2012	Aggregate Cut-off Date Principal Balance of the Original Mortgage Loans as of the Cut-off Date (“Initial Pool Balance”): $925,007,833

Master Servicer: Wells Fargo Bank, National Association	Trustee: Deutsche Bank Trust Company Americas

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association	Certificate Administrator, Tax Administrator and Custodian: Wells Fargo Bank, National Association

Trust Advisor: Pentalpha Surveillance LLC	CUSIP No.: ISIN No.:

Certificate No. R-

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THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW, OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., DEUTSCHE BANK TRUST COMPANY AMERICAS, WELLS FARGO BANK, NATIONAL ASSOCIATION, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN MULTIPLE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED,

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RESPECTIVELY, IN CODE SECTIONS 860G(a)(2) AND 860D. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, “NON-UNITED STATES PERSONS” OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

This certifies that                      is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class R Certificates. The Trust Fund was created and the Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “Depositor,” which term includes any successor entity under the Agreement), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer,” which term includes any successor entity under the Agreement), as certificate administrator (in such capacity, the “Certificate Administrator,” which term includes any successor entity under the Agreement), as tax administrator (in such capacity, the “Tax Administrator,” which term includes any successor entity under the Agreement) and as custodian

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(in such capacity, the “Custodian,” which term includes any successor entity under the Agreement), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “Special Servicer,” which term includes any successor entity under the Agreement), Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor,” which term includes any successor entity under the Agreement), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee,” which term includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned thereto in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound. In the event that there is any conflict between any provision of this Certificate and any provision of the Agreement, such provision of this Certificate shall be superseded to the extent of such inconsistency.

Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the “Distribution Date”) each month that is the fourth Business Day following the Determination Date in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the “Record Date”), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class R Certificates on the applicable Distribution Date pursuant to the Agreement. All distributions made under the Agreement on this Certificate will be made by the Certificate Administrator by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account, the Reserve Account, the Servicing Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account (if established) and any other accounts established pursuant to the Agreement may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

This Certificate is issuable in fully registered form only without interest coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate

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is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge, hypothecation or other form of assignment (a “Transfer”) is exempt from the registration and/or qualification requirements of the Securities Act and any applicable securities laws of any state, or is otherwise made in accordance with the Securities Act and such other securities laws. If a Transfer of this Certificate is to be made without registration under the Securities Act, then (except in limited circumstances specified in the Agreement) the Certificate Registrar shall refuse to register such Transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such Transfer substantially in the form attached as Exhibit C-2A to the Agreement and a certificate from such Certificateholder’s prospective Transferee substantially in the form attached as Exhibit C-2B to the Agreement; or (ii) an Opinion of Counsel satisfactory to the Certificate Administrator to the effect that such prospective Transferee is a Qualified Institutional Buyer and such Transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust Fund, the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such Transfer from the Certificateholder desiring to effect such Transfer and/or such Certificateholder’s prospective Transferee on which such Opinion of Counsel is based.

None of the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian or the Certificate Registrar is obligated to register or qualify the Class R Certificates under the Securities Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of this Certificate or any interest herein without registration or qualification. Any Certificateholder or Certificate Owner desiring to effect a transfer of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Tax Administrator, the Custodian and the Certificate Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws or the provisions described above.

Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by its acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Certificate Administrator (i) to deliver payments to a Person other than such Person and (ii) to negotiate the terms of any mandatory disposition, to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Certificate Administrator and the Tax Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this

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Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit E-1 to the Agreement (a “Transfer Affidavit and Agreement”) from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of either the Certificate Registrar or the Certificate Administrator has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in this Certificate to such proposed Transferee shall be effected. [In connection therewith, the Certificate Registrar shall not register the transfer of an Ownership Interest in this Certificate to any entity classified as a partnership under the Code unless at the time of transfer, all of its beneficial owners are, and under the partnership agreements are required to be, United States Tax Persons.]

Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit E-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Certificate Administrator and the Tax Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury Regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a “pass-through interest holder.”

If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Certificate Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account described above in this Certificate.

The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Certificate Administrator and the Tax Administrator the following: (a) a Rating Agency Confirmation with respect to such modification of, addition to or elimination of such provisions; and (b) an Opinion of Counsel, in form and substance satisfactory to the Certificate Administrator and the Tax Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Class R Certificate to a Person that is not a Permitted Transferee.

A “Permitted Transferee” is any Transferee other than a “Disqualified Organization”, a “Disqualified Non-United States Tax Person” or a “Disqualified Partnership” (each as defined in the Agreement) and other than a foreign permanent establishment or fixed base (each within the meaning of any applicable income tax treaty) of a United States Tax Person

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or any other Person as to whom the transfer of this Certificate may cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificate is outstanding.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No service charge will be imposed for any transfer or exchange of this Certificate, but the Certificate Administrator or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

The Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian. the Certificate Registrar and any agent of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Tax Administrator, the Custodian, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

Subject to certain terms and conditions set forth in the Agreement, the Trust and the obligations created by the Agreement shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator on behalf of the Trustee and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; (ii) the purchase by the Master Servicer, the Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund; and (iii) the exchange by the Sole Certificateholder(s) of all the Certificates for all Mortgage Loans and each REO Property remaining in the Trust Fund with the written consent of the Master Servicer in its sole discretion. The Agreement permits, but does not require, the Master Servicer, the Special Servicer or any single Subordinate Class Certificateholder or group of Subordinate Class Certificateholders to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being 1.0% or less of the Cut-off Date Pool Balance.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the parties thereto and the rights of

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the Certificateholders under the Agreement at any time by the parties to the Agreement with the consent of the Holders of Certificates entitled to not less than 66-2/3% of the Voting Rights allocated to all of the Classes materially affected by the amendment and, if adversely affected by the amendment, any third-party beneficiary. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

This Certificate shall be construed in accordance with the laws of the State of New York applicable to agreements negotiated, made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.

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IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed on its behalf by the Certificate Registrar.

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Certificate Registrar

By:
Authorized Representative

CERTIFICATE OF AUTHENTICATION

This is one of the Class R Certificates referred to in the within-mentioned Agreement.

Dated:     April     , 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION not in its individual capacity but solely as Authenticating Agent

By:
Authorized Representative

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

.

Dated:

Signature by or on behalf of Assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The Assignee should include the following for purposes of distribution:

Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to                                                                                                                                                                                                                       for the account of                                                                                                                                                                    .

Distributions made by check (such check to be made payable to ) and all applicable statements and notices should be mailed to .

This information is provided by                                                                                                       , the Assignee named above, or                                                                                           , as its agent.

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EXHIBIT B

LETTERS OF REPRESENTATIONS AMONG DEPOSITOR,

CERTIFICATE ADMINISTRATOR AND INITIAL DEPOSITORY

B-1

EXHIBIT C-1A

FORM OF TRANSFEROR CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES

TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $         (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by                                          (the “Transferor”) to                              (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you and for the benefit of the Trustee and the Depositor, that:

1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any

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person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Transferred Certificate a violation of Section 5 of the Securities Act or any applicable state or foreign securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any applicable state or foreign securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:

C-1A-2

EXHIBIT C-1B

FORM OF TRANSFEREE CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES

TO NON-QIB ACCREDITED INVESTORS)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

[TRANSFEROR]

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $[        ] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by                                             (the “Transferor”) to                              (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1. The Transferee is acquiring interests in the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, other than in accordance with the Pooling and Servicing Agreement in a manner which would not violate the Securities Act

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of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws.

2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state or foreign securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Transferred Certificates and (c) neither the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state or foreign securities laws or (ii) sold or transferred in transactions that are exempt from such registration and qualification and the transferee has delivered either: (A) a certificate from the prospective transferor substantially in the form attached as Exhibit C-2A to the Pooling and Servicing Agreement; (B) a certificate from the prospective transferor substantially in the form attached as Exhibit C-1A to the Pooling and Servicing Agreement and a certificate from the prospective transferee substantially in the form attached either as Exhibit C-1B or as Exhibit C-2B to the Pooling and Servicing Agreement; or (C) an opinion of counsel satisfactory to the Certificate Registrar that the transfer may be made without registration under the Securities Act, together with written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such opinion is based.

3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu thereof or any interest in the forgoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT

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INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

4. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

5. The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that it has requested.

6. The Transferee is an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs.

7. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in

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the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

Very truly yours,

(Transferee)

By:
Name:
Title:

C-1B-4

EXHIBIT C-2A

FORM OF TRANSFEROR CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED

CERTIFICATES TO QIBs)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $[        ] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                      (the “Transferor”) to                      (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general

C-2A-1

solicitation with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security by means of general advertising or in any other manner or (e) taken any other action with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of any Transferred Certificate a violation of Section 5 of the Securities Act or any applicable state or foreign securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any applicable state or foreign securities laws.

3. The Transferor and any person acting on behalf of the Transferor in this matter reasonably believe that the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act (a “Qualified Institutional Buyer”) purchasing for its own account or for the account of another person that is itself a Qualified Institutional Buyer. In determining whether the Transferee is a Qualified Institutional Buyer, the Transferor and any person acting on behalf of the Transferor in this matter have relied upon the following method(s) of establishing the Transferee’s ownership and discretionary investments of securities (check one or more):

(a) The Transferee’s most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

(b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

(c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale for a foreign purchaser; or

(d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the close of the Transferee’s most recent fiscal year, or, in the case of a

C-2A-2

Transferee that is a member of a “family of investment companies”, as that term is defined in Rule 144A, a certification by an executive officer of the investment adviser specifying the amount of securities owned by the “family of investment companies” as of a specific date on or since the close of the Transferee’s most recent fiscal year.

4. The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a Qualified Institutional Buyer:

(a) the following instruments and interests shall be excluded: securities of issuers that are affiliated with such entity; securities that are part of an unsold allotment to or subscription by such entity, if such entity is a dealer; securities of issuers that are part of such entity’s “family of investment companies”, if such entity is a registered investment company; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

(b) the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market;

(c) securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, securities owned by such subsidiaries may not be included if the entity itself is a majority owned subsidiary that would be included in the consolidated financial statements of another enterprise.

5. The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

6. The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that the Transferee has requested.

C-2A-3

Very truly yours,

(Transferor)

By:
Name:
Title:

C-2A-4

EXHIBIT C-2B

FORM OF TRANSFEREE CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES

TO QIBs)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

[TRANSFEROR]

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $[                ] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by                              (the “Transferor”) to                              (the “Transferee”) of the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Trustee and the Depositor, that:

1. The Transferee is a “qualified institutional buyer” (a “Qualified Institutional Buyer”) as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the Transfer to it of the Transferred Certificates is being made in

C-2B-1

reliance on Rule 144A. The Transferee is purchasing the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act, and (iii) in either case, in compliance with applicable state and foreign securities laws.

2. The Transferee has been furnished with all information regarding (a) the parties to the Pooling and Servicing Agreement, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans, (d) the Trust and Trust Fund, (e) the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements and (f) all related matters, that it has requested.

Very truly yours,

(Transferee)

By:
Name:
Title:

C-2B-2

ANNEX 1 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”).

2. The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because (i) [the Transferee] [each of the Transferee’s equity owners] owned and/or invested on a discretionary basis $        1 in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution and (b) has an audited net worth of at least $         as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

[1]

Transferee or each of its equity owners must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee or any such equity owner, as the case may be, is a dealer, and, in that case, Transferee or such equity owner, as the case may be, must own and/or invest on a discretionary basis at least $10,000,000 in securities.

C-2B-3

Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $ as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

Investment Advisor. The Transferee is an investment adviser registered under the Investment Advisors Act of 1940, as amended.

QIB Subsidiary. All of the Transferee’s equity owners are “qualified institutional buyers” within the meaning of Rule 144A.

Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

3. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee did not include (i) securities of issuers that are affiliated with such Person, (ii) securities that are part of an unsold allotment to or subscription by such Person, if such Person is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase

C-2B-4

agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

4 For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by any Person, the Transferee used the cost of such securities to such Person, unless such Person reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of such Person, but only if such subsidiaries are consolidated with such Person in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under such Person’s direction. However, such securities were not included if such Person is a majority-owned, consolidated subsidiary of another enterprise and such Person is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee may be in reliance on Rule 144A.

Will the Transferee be acquiring interests in the Transferred
Yes	No	Certificates only for the Transferee’s own account?

6. If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in a Transferred Certificate for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such acquisition. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such acquisition, promptly after they become available.

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8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

[TRANSFEREE]

By:
Name:
Title:
Date:

C-2B-6

ANNEX 2 TO EXHIBIT C-2B

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificate being Transferred (the “Transferred Certificates”) as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity acquiring interests in the Transferred Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the “Advisor”).

2. The Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee’s Family of Investment Companies owned, at least $ , in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee’s Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee’s Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

The Transferee owned and/or invested on a discretionary basis $ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

The Transferee is part of a Family of Investment Companies which owned in the aggregate $ in securities (other than the excluded securities referred to below) as of the end of the Transferee’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

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4. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee’s Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee’s Family of Investment Companies, the securities referred to in this paragraph were excluded.

5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more Transfers to the Transferee will be in reliance on Rule 144A.

Will the Transferee be acquiring interests in the Transferred
Yes	No	Certificates only for the Transferee’s own account?

6. If the answer to the foregoing question is “no”, then in each case where the Transferee is acquiring any interest in the Transferred Certificates for an account other than its own, such account belongs to a third party that is itself a “qualified institutional buyer” within the meaning of Rule 144A, and the “qualified institutional buyer” status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee’s acquisition of any interest in the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such acquisition.

8. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Pooling and Servicing Agreement pursuant to which the Transferred Certificates were issued.

Print Name of Transferee or Advisor

By:
Name:
Title:

C-2B-8

IF AN ADVISOR:

Print Name of Advisor

Date:

C-2B-9

EXHIBIT C-3A

FORM OF TRANSFEROR CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES

UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $         (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                      (the “Transferor”) to                                          (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Company (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

2. At the time the buy order was originated, the Transferor reasonably believed that the Transferee was outside the United States, its territories and possessions.

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3. If the Transferor is a distributor (within the meaning of Rule 902(d) under the Securities Act of 1933, as amended (the “Securities Act”)) with respect to the Transferred Certificates, or an affiliate of such a distributor or of the Depositor, or a person acting on behalf of such a distributor, the Depositor or any affiliate of such distributor or of the Depositor, then:

(a) the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through a physical trading floor of an established foreign securities exchange that is located outside the United States, its territories and possessions;

(b) no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

(c) all offers and sales, if any, of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, have been and will be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and, in either case, in compliance with applicable state and foreign securities laws;

(d) all offering materials and documents (other than press releases), if any, used in connection with offers and sales of the Transferred Certificates by or on behalf of the Transferor prior to the expiration of the distribution compliance period specified in category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 under the Securities Act, as applicable, complied with the requirements of Rule 902(g)(2) under the Securities Act; and

(e) if the Transferee is a distributor, a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee that the Transferee is subject to the same restrictions on offers and sales that apply to a distributor.

4. If the Transferor is not a distributor with respect to the Transferred Certificates or an affiliate of such a distributor or of the Depositor or acting on behalf of such a distributor, the Depositor or any affiliate of such a distributor or of the Depositor, then:

(a) the sale of the Transferred Certificates by the Transferor to the Transferee will be executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 under the Securities Act in compliance with applicable state and foreign securities laws, and neither the Transferor nor anyone acting

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on its behalf knows that such transaction has been prearranged with a buyer in the United States, its territories and possessions;

(b) no directed selling efforts (within the meaning of Rule 902(c) under the Securities Act) have been made in the United States, its territories and possessions, with respect to the Transferred Certificates by the Transferor, any of its affiliates, or any person acting on behalf of any of the foregoing;

(c) if the Transferee is a dealer or a person receiving a selling concession, a fee or other remuneration and the offer or sale of the Transferred Certificates thereto occurs prior to the expiration of the applicable 40-day distribution compliance period, the Transferor has sent a confirmation or other notice to the Transferee stating that the Transferred Certificates may be offered and sold during the distribution compliance period only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration of the Transferred Certificates under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and, in either case, in compliance with applicable state and foreign securities laws.

Very truly yours,

(Transferor)

By:
Name:
Title:

C-3A-3

EXHIBIT C-3B

FORM OF TRANSFEREE CERTIFICATE

(FOR USE IN CONNECTION WITH TRANSFERS OF NON-REGISTERED CERTIFICATES

UNDER REGULATION S)

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention: Certificate Transfer – WFRBS 2012-C6

[TRANSFEROR]

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), Class [    ], having an initial Certificate Principal Balance or Certificate Notional Amount as of April 4, 2012 (the “Closing Date”) of $[        ] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by                      (the “Transferor”) to                      (the “Transferee”) through our respective Depository Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to and agrees with you, and for the benefit of the Trustee and the Depositor, that:

1. The Transferee is not a United States Securities Person. For purposes of this certification, “United States Securities Person” means (i) any natural person resident

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in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a United States Securities Person, other than any estate of which any professional fiduciary acting as executor or administrator is a United States Securities Person if an executor or administrator of the estate who is not a United States Securities Person has sole or shared investment discretion with respect to the assets of the estate and the estate is governed by foreign law, (iv) any trust of which any trustee is a United States Securities Person, other than a trust of which any professional fiduciary acting as trustee is a United States Securities Person if a trustee who is not a United States Securities Person has sole or shared investment discretion with respect to the trust assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a United States Securities Person, (v) any agency or branch of a foreign entity located in the United States, unless the agency or branch operates for valid business reasons and is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located, (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Securities Person, (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States, other than one held for the benefit or account of a non-United States Securities Person by a dealer or other professional fiduciary organized, incorporated or (if any individual) resident in the United States, (viii) any partnership or corporation if (a) organized or incorporated under the laws of any foreign jurisdiction and (b) formed by a United States Securities Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by “accredited investors” (as defined in Rule 501(a)) under the United States Securities Act of 1933, as amended (the “Securities Act”), who are not natural persons, estates or trusts; provided, however, that the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations and their agencies, affiliates and pension plans, any other similar international organization, their agencies, affiliates and pension plans shall not constitute United States Securities Persons.

2. The Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state or foreign securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong and (c) no interest in the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state or foreign securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification.

3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate, any security issued in exchange therefor or in lieu therefor or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the

C-3B-2

Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that each Transferred Certificate will bear the following legends:

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE TO (A) ANY RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”) OR ANY MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW OR (B) ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

Very truly yours,

(Transferee)

By:
Name:
Title:

C-3B-3

EXHIBIT D-1

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA

(NON-INVESTMENT GRADE CERTIFICATES HELD IN PHYSICAL FORM)

[Date]

Wells Fargo Bank, National Associations

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention:	Corporate Trust Services-Wells Fargo
Commercial Mortgage Securities, Inc., 2012-C6
[OR OTHER CERTIFICATE REGISTRAR]

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Class Certificates [having an initial aggregate Certificate [Principal Balance] [Notional Amount] as of April 4, 2012 (the “Closing Date”) of $ ] [evidencing a % Percentage Interest in the related Class] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                                          (the “Transferor”) to                                          (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2012 among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as Certificate Registrar, as follows (check the applicable paragraph):

        1. The Transferee is neither (A) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan;

2. The Transferred Certificates are not Class R Certificates, and the Transferee is using funds from an insurance company general account to acquire the

D-1-1

Transferred Certificates, and the purchase and holding of such Certificates by such Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or

        3 (I) The Transferred Certificates are Class      Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC or RBS Securities Inc. (PTE 96-22 or 90-59), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

Very truly yours,

[TRANSFEREE]

By:
Name:
Title:

D-1-2

EXHIBIT D-2

FORM OF TRANSFEREE CERTIFICATE IN CONNECTION WITH ERISA

(CERTIFICATES HELD IN BOOK-ENTRY FORM)

[Date]

[TRANSFEROR]

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Class       Certificates [having an initial aggregate [Principal Balance] [Notional Amount] as of April 4, 2012 (the “Closing Date”) of $        ] (the “Transferred Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the Transfer by                              (the “Transferor”) to                              (the “Transferee”) through our respective DTC Participants of the Transferor’s beneficial ownership interest (currently maintained on the books and records of The Depository Trust Corporation (“DTC”) and the Depository Participants) in the Transferred Certificates. The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you as follows (check the applicable paragraph):

        1. The Transferee is neither (A) a retirement plan, an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to Section 406 of ERISA, Section 4975 of the Code or Similar Law (each, a “Plan”), nor (B) a Person who is directly or indirectly purchasing an interest in the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of, a Plan;

        2. The Transferee is using funds from an insurance company general account to acquire an interest in the Transferred Certificates, and the purchase and holding of such interest by such Person are exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or

D-2-1

3. (I) The Transferred Certificates are Class Certificates, an interest in which is being acquired by or on behalf of a Plan in reliance on one of the individual prohibited transaction exemptions (as amended) issued by the U.S. Department of Labor to Wells Fargo Securities, LLC or RBS Securities Inc. (PTE 96-22 or 90-59), (II) such Transferred Certificates have an investment grade rating on the date of this letter and (III) (X) such Plan is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities Act, (Y) such Plan is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (Z) such Transferee agrees that it will obtain from each of its Transferees to which it transfers an interest in the Transferred Certificates, a written certification to the effect described in Paragraph 1 above, a written certification to the effect described in Paragraph 2 above or a written representation that such Transferee satisfies the requirements of the immediately preceding clauses (III) (X) and (Y) of this Paragraph 3, together with a written agreement that such Transferee will obtain from each of its Transferees a similar written certification or representation.

[TRANSFEREE]

By:
Name:
Title:

D-2-2

EXHIBIT E-1

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT

FOR TRANSFERS OF CLASS R CERTIFICATES

TRANSFER AFFIDAVIT PURSUANT TO

SECTIONS 860D(a)(6)(A) and 860E(e)(4) OF

THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Series 2012-C6 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2012, among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee

STATE OF	)
) ss.:
COUNTY OF	)

I, [    ], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1. I am the [    ] of [    ] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2. The Purchaser is acquiring Class R Certificates representing [    ]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as “REMIC I”, “REMIC II” and “REMIC III”, respectively, relating to the Certificates for which an election has been or is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3. The Purchaser is a Permitted Transferee (as defined in the Pooling and Servicing Agreement) and is not a “Disqualified Organization” (as defined in the Pooling and Servicing Agreement), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a person that is not a Permitted Transferee or to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, (ii) any state or political subdivision thereof, (iii) any foreign government, (iv) any international organization, (v) any agency or instrumentality of any of the foregoing, (v) any tax-exempt organization (other than a cooperative described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code unless such organization is subject to the tax imposed by Section 511 of the Code, (vii) any organization described in

E-1-1

Section 1381(a)(2)(C) of the Code, or (viii) any other entity designated as a “disqualified organization” by relevant legislation amending the REMIC Provisions and in effect at or proposed to be effective as of the time of determination. In addition, a corporation will not be treated as an instrumentality of the United States or of any state or political subdivision thereof if all of its activities are subject to tax (except for the Federal Home Loan Mortgage Corporation) and a majority of its board of directors is not selected by such governmental unit. The terms “United States” and “international organization” shall have the meanings set forth in Section 7701 of the Code.

4. The Purchaser is not a foreign permanent establishment or a fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

5. The Purchaser will not cause the income from the Class R Certificates to be attributable to a foreign permanent establishment or fixed base (within the meaning of any applicable income tax treaty between the United States and any foreign jurisdiction) of a United States Tax Person.

6. The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

7. No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

8. [Check the statement that applies]

•	If the Transferor requires the safe harbor under Treasury Regulation Section 1.860E-1 to apply:

        a) In accordance with Treasury Regulation Section 1.860E-1, the Purchaser (i) is an “eligible corporation” as defined in Section 1.860E-1(c)(6)(i) of the Treasury Regulations, as to which the income of Class R Certificates will only be subject to taxation in the United States, (ii) has, and has had in each of its two preceding fiscal years, gross assets for financial reporting purposes (excluding any obligation of a person related to the transferee within the meaning of Section 1.860E-1(c)(6)(ii) of the Treasury Regulations or any other assets if a principal purpose for holding or acquiring such asset is to satisfy this condition) in excess of $100 million and net assets of $10 million, and (iii) hereby agrees only to transfer the Certificate to another corporation meeting the criteria set forth in Treasury Regulation Section 1.860E-1;

or

        b) The Purchaser is a United States Tax Person and the consideration paid to the Purchaser for accepting the Class R Certificates is greater than the present value of the anticipated net federal income taxes and tax benefits (“Tax Liability Present Value”) associated with owning such Certificates, with such present value computed using a discount rate equal to the “Federal short-term rate” prescribed by Section 1274 of the Code as of the date

E-1-2

hereof or, to the extent it is not, if the Transferee has asserted that it regularly borrows, in the ordinary course of its trade or business, substantial funds from unrelated third parties at a lower interest rate than such applicable federal rate and the consideration paid to the Purchaser is greater than the Tax Liability Present Value using such lower interest rate as the discount rate, the transactions with the unrelated third party lenders, the interest rate or rates, the date or dates of such transactions, and the maturity dates or, in the case of adjustable rate debt instruments, the relevant adjustment dates or periods, with respect to such borrowings, are accurately stated in Exhibit A to this letter.

•	If the Transferor does not require the safe harbor under Treasury Regulation Section 1.860E-1 to apply:

        c) The Purchaser is a United States Tax Person (the Purchaser’s U.S. taxpayer identification number is                     ). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are, and under the partnership agreement are required to be, United States Tax Persons).

9. The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10. The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificates in excess of any cash flows generated by such Certificates.

11. The Purchaser will not transfer the Class R Certificates to any person or entity as to which the Purchaser has not received an affidavit substantially in the form of this affidavit or to any person or entity as to which the Purchaser has actual knowledge that the requirements set forth in paragraphs 3, 4, 5, 7 or 9 hereof are not satisfied, or to any person or entity with respect to which the Purchaser has not (at the time of such Transfer) satisfied the requirements under the Code to conduct a reasonable investigation of the financial condition of such person or entity (or its current beneficial owners if such person or entity is classified as a partnership under the Code).

12. The Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the prohibition against transferring the Class R Certificates to a Disqualified Organization, an agent thereof or a person that does not satisfy the requirements of paragraphs 7 and 9.

13. The Purchaser consents to the designation of the Tax Administrator as the agent of the Tax Matters Person of the REMIC I, REMIC II and REMIC III pursuant to Section 10.01(d) of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

E-1-3

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this      day of                 .

By:
Name:
Title:

Personally appeared before me [    ] known or proved to me to be the same person who executed the foregoing instrument and to be a [    ] of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and as the free act and deed of the Purchaser.

Subscribed and sworn before me this

     day of                 .

Notary Public

E-1-4

EXHIBIT E-2

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF

CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association

Wells Fargo Center

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479-0113

Attention:	Corporate Trust Services-Wells Fargo
Commercial Mortgage Securities, Inc., 2012-C6
[OR OTHER CERTIFICATE REGISTRAR]

Re:

WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Class R Certificates, evidencing a     % Percentage Interest in such Class (the “Residual Interest Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                                                           (the “Transferor”) to                                                               (the “Transferee”) of the Transferred Certificates pursuant to Section 5.02 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2012 among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as [Master Servicer], as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you as Certificate Registrar, as follows:

1. No purpose of the Transferor relating to the transfer of the residual interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit E-1. The Transferor does not know or believe that any representation contained therein is false.

3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee (or the beneficial owners of the Transferee if the Transferee is classified as a partnership under the Code) as contemplated by

E-2-1

Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

By:
(Transferor)
Name:
Title:

E-2-2

EXHIBIT F-1

FORM OF MASTER SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: WFRBS 2012-C6

Re:	WFRBS Commercial Mortgage Trust 2012-C6,
Commercial Mortgage Pass-Through Certificates, Series 2012-C6

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc. as depositor, Wells Fargo Bank, National Association as master servicer (in such capacity, the “Master Servicer”), as certificate administrator, as tax administrator and as custodian (in such capacity, the “Custodian”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Pentalpha Surveillance LLC, as trust advisor and Deutsche Bank Trust Company Americas, as trustee, the undersigned as Master Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

1. Mortgage Loan paid in full. The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Collection Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

2. Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our

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receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION as the Master Servicer

By:
Name:
Title:

F-1-2

EXHIBIT F-2

FORM OF SPECIAL SERVICER REQUEST FOR RELEASE

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: WFRBS 2012-C6

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage

Pass-Through Certificates, Series 2012-C6

In connection with the administration of the Mortgage Files held by or on behalf of you as custodian under a certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc. as depositor, Wells Fargo Bank, National Association as master servicer, as certificate administrator, as tax administrator and as custodian (in such capacity, the “Custodian”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “Special Servicer”), Pentalpha Surveillance LLC, as trust advisor and Deutsche Bank Trust Company Americas as trustee, the undersigned as the Special Servicer with respect to the following described Mortgage Loan hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to such Mortgage Loan for the reason indicated below.

Property Name:

Address:

Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

1. The Mortgage Loan is being foreclosed.

2. Other. (Describe)

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof (or within such longer period as we have indicated as part of our reason for the request), unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose, or unless the Mortgage Loan has been paid in full or otherwise liquidated, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

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Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer

By:	PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

F-2-2

EXHIBIT F-3A

FORM OF TRANSFEROR CERTIFICATE

FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Wells Fargo Commercial Mortgage Securities, Inc.

[                             ]

[                             ]

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                                          (the “Transferor”) to                                          (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Depositor, that:

1. The Transferor is the lawful owner of the right to receive the Excess Servicing Fees (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or

F-3A-1

qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

F-3A-2

EXHIBIT F-3B

FORM OF TRANSFEREE CERTIFICATE

FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Wells Fargo Commercial Mortgage Securities, Inc.

[                             ]

[                             ]

Wells Fargo Bank, National Association

[                            ]

[                             ]

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by                                          (the “Transferor”) to                                          (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as the Depositor and the applicable Master Servicer, that:

1. The Transferee is acquiring the right to receive Excess Servicing Fees (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2. The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit F-3A to the Pooling and Servicing Agreement, and

F-3B-1

(B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit F-3B to the Pooling and Servicing Agreement.

3. The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.11 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6. The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

7. The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a

F-3B-2

violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8. The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.11(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

F-3B-3

EXHIBIT G-1

FORM OF DISTRIBUTION DATE STATEMENT

SEE ANNEX E TO THE PROSPECTUS SUPPLEMENT.

G-1-1

EXHIBIT G-2

MINIMUM INFORMATION FOR DISTRIBUTION DATE STATEMENT

(1) the Distribution Date, Record Date, Interest Accrual Period and Determination Date for such Distribution Date;

(2) the aggregate Certificate Principal Balance or Class Notional Amount of each Class of Certificates before and after giving effect to the distribution made on such Distribution Date;

(3) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reduction of the Class Principal Balance thereof;

(4) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to the Interest Distribution Amount;

(5) the aggregate amount of P&I Advances made in respect of the Mortgage Pool for such Distribution Date pursuant to Section 4.03(a);

(6) the aggregate amount and general purpose of Servicing Advances that have been made by the Master Servicer, the Special Servicer and the Trustee with respect to the Mortgage Loans;

(7) (A) the aggregate amount of servicing compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) paid to the Master Servicer and the Special Servicer during the related Collection Period and (B) the aggregate amount of compensation in respect of the Mortgage Pool (separately identifying the amount of each category of compensation) to the Trustee and the Certificate Administrator;

(8) the aggregate Stated Principal Balance of the Mortgage Pool outstanding immediately before and immediately after such Distribution Date;

(9) the number, aggregate unpaid principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans (but not any successor REO Mortgage Loans to Mortgage Loans) as of the close of business on the related Determination Date;

(10) the number, aggregate unpaid principal balance (as of the close of business on the related Determination Date and aggregate Stated Principal Balance (immediately after such Distribution Date) of Mortgage Loans (A) delinquent 30 to 59 days, (B) delinquent 60 to 89 days, (C) delinquent 90 or more days, and (D) not delinquent but constituting Specially Serviced Mortgage Loans or in foreclosure but not constituting an REO Mortgage Loan;

(11) with respect to any REO Property that was included (or an interest in which was included) in the Trust Fund as of the close of business on the related Determination Date, the loan number of the related Mortgage Loan, and, if available, the Appraised Value of

G-2-1

such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(12) the total payments and other collections Received by the Trust during the related Collection Period, the fees and expenses paid therefrom (with an identification of the general purpose of such fees and expenses and the party receiving such fees and expenses) and the Available Distribution Amount for such Distribution Date;

(13) the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates allocable to Prepayment Premiums and/or Yield Maintenance Charges;

(14) the Interest Distribution Amount and Accrued Certificate Interest in respect of each Class of Certificates for such Distribution Date or the related Interest Accrual Period, as applicable;

(15) the Pass-Through Rate for each Class of Certificates for the Interest Accrual Period related to such Distribution Date;

(16) the Principal Distribution Amount and the Unadjusted Principal Distribution Amount for such Distribution Date, separately identifying the respective components thereof (and, in the case of any Principal Prepayment or other unscheduled collection of principal Received by the Trust during the related Collection Period, the loan number for the related Mortgage Loan and the amount of such prepayment or other collection of principal);

(17) the Class Principal Balance of each Class of Principal Balance Certificates and the Class Notional Amount of each Class of Interest Only Certificates, outstanding immediately before and immediately after such Distribution Date, separately identifying any reduction therein pursuant to Section 4.04 on such Distribution Date;

(18) (A) the loan number for each Required Appraisal Loan and any related Appraisal Reduction Amount (including an itemized calculation thereof) as of the related Determination Date and (B) the aggregate Appraisal Reduction Amount for all Required Appraisal Loans as of the related Determination Date;

(19) on a cumulative basis from the Cut-off Date, the number, aggregate Stated Principal Balance immediately after such Distribution Date (in the case of subclauses (A), (B) and (E)), aggregate Cut-off Date Principal Balance (in the case of subclauses (C) and (D)), weighted average extension period (except in the case of subclause (B) and which shall be zero in the case of subclause (C)), and weighted average anticipated extension period (in the case of subclause (B)) of Mortgage Loans (A) as to which the maturity dates have been extended, (B) as to which the maturity dates are in the process of being extended, (C) that have paid off and were never extended, (D) as to which the maturity dates had previously been extended and have paid off and (E) as to which the maturity dates had been previously extended and are in the process of being further extended;

(20) any unpaid Interest Distribution Amount in respect of each Class of Certificates after giving effect to the distributions made on such Distribution Date, and if the full

G-2-2

amount of the Principal Distribution Amount was not distributed on such Distribution Date, the portion of the shortfall affecting each Class of Principal Balance Certificates;

(21) the amount of the distribution on such Distribution Date to the Holders of each Class of Principal Balance Certificates in reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated thereto;

(22) the aggregate unpaid principal balance of the Mortgage Pool outstanding as of the close of business on the related Determination Date;

(23) with respect to any Mortgage Loan as to which a Liquidation Event occurred during the related Collection Period, (A) the loan number thereof, (B) the nature of the Liquidation Event and, in the case of a Final Recovery Determination, a brief description of the basis for such Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in connection with such Liquidation Event;

(24) with respect to any REO Property as to which a Final Recovery Determination was made during the related Collection Period, (A) the loan number of the related Mortgage Loan, (B) a brief description of the basis for the Final Recovery Determination, (C) the aggregate of all Liquidation Proceeds and other amounts Received by the Trust with respect to such REO Property during the related Collection Period (separately identifying the portion thereof allocable to distributions on the Certificates), (D) the aggregate amount of any Realized Loss and Additional Trust Fund Expenses in respect of the related REO Mortgage Loan in connection with such Final Recovery Determination and (E) if available, the Appraised Value of such REO Property as expressed in the most recent appraisal thereof and the date of such appraisal;

(25) (A) the aggregate amount of unreimbursed P&I Advances that had been outstanding with respect to the Mortgage Pool at the close of business on the related Determination Date and the aggregate amount of any interest accrued and payable to the Master Servicer or the Trustee in respect of any such unreimbursed P&I Advances in accordance with Section 4.03 as of the close of business on such related Determination Date and (B) the aggregate amount of unreimbursed Servicing Advances that had been outstanding with respect to the Mortgage Pool as of the close of business on the related Determination Date and the aggregate amount of interest accrued and payable to the Master Servicer, the Special Servicer or the Trustee in respect of such unreimbursed Servicing Advances in accordance with Section 3.11(g) as of the close of business on such related Determination Date;

(26) the aggregate amount of any interest on Advances in respect of the Mortgage Pool paid to the Master Servicer and the Trustee or any other party hereto during the related Collection Period in accordance with Section 3.11(g) and/or Section 4.03(d);

(27) a loan-by-loan listing of any Mortgage Loan that was defeased during the related Collection Period;

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(28) the amount of Excess Liquidation Proceeds held in the Excess Liquidation Proceeds Account as of the end of the related Collection Period;

(29) the amounts of the distributions made to the Holders of the Class R Certificates on such Distribution Date;

(30) with respect to any Mortgage Loan that was the subject of any material modification, extension or waiver during the related Collection Period, (A) the loan number thereof, (B) the unpaid principal balance thereof and (C) a brief description of such modification, extension or waiver, as the case may be;

(31) with respect to any Mortgage Loan as to which an uncured and unresolved Material Breach or Material Document Defect is alleged to exist, (A) the loan number thereof, (B) the unpaid principal balance thereof, (C) a brief description of such alleged Material Breach or Material Document Defect, as the case may be, and (D) the status of such alleged Material Breach or Material Document Defect, as the case may be, including any actions known to the Certificate Administrator that are being taken by or on behalf of the related Mortgage Loan Seller;

(32) with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the related Collection Period, the loan number of such Mortgage Loan and the Stated Principal Balance of such Mortgage Loan as of the related date of acquisition by the Trust Fund;

(33) the aggregate of (A) all Realized Losses incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date and (B) all Additional Trust Fund Expenses (with a description thereof) incurred during the related Collection Period and, as of the related Determination Date, from the Closing Date;

(34) the aggregate of all Realized Losses and Additional Trust Fund Expenses that remain unallocated immediately following such Distribution Date; and

(35) the Certificate Factor for each Class of Certificates immediately following such Distribution Date.

In the case of information provided to the Trustee as a basis for information to be furnished pursuant to clauses (5) through (11), (18), (22) through (27), and (30) through (35) above, insofar as the underlying information is solely within the control of the Depositor, the Special Servicer or the Master Servicer, the Certificate Administrator may, absent manifest error, conclusively rely on the reports to be provided by the Depositor, the Special Servicer or the Master Servicer, as the case may be.

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EXHIBIT H

[RESERVED]

H-1

EXHIBIT I-1

FORM OF NOTICE AND ACKNOWLEDGMENT

CONCERNING REPLACEMENT OF SPECIAL SERVICER

[Date]

Moody’s Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attn:

Fitch, Inc.

One State Street Plaza

New York, New York 10004

Attn:

Kroll Bond Rating Agency, Inc.

599 Lexington Avenue

New York, New York 10022

Attention:

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Ladies and Gentlemen:

This notice is being delivered pursuant to Section 6.05 of the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Agreement”) among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, the undersigned as Trustee, and relating to WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

Notice is hereby given that                                                   has designated                                                   to serve as the Special Servicer under the Agreement.

The designation of                                                       as Special Servicer will become final if certain conditions are met and each Rating Agency delivers to Deutsche Bank

I-1-1

Trust Company Americas, the trustee under the Agreement (the “Trustee”), written confirmation that if the person designated to become the Special Servicer were to serve as such, such event would not result in a qualification, downgrade or withdrawal of any Class of Rated Certificates then rated by such Rating Agency. Accordingly, such confirmation is hereby requested as soon as possible.

Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

Very truly yours,

[ ]

Name:
Title:

Receipt acknowledged:

MOODY’S INVESTORS SERVICE, INC.

By:
Name:
Title:
Date:

FITCH, INC.

By:
Name:
Title:
Date:

KROLL BOND RATING AGENCY, INC.

By:
Name:
Title:
Date:

I-1-2

EXHIBIT I-2

FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER

[Date]

[CERTIFICATE ADMINISTRATOR]

[TAX ADMINISTRATOR]

[TRUSTEE]

[MASTER SERVICER]

[DEPOSITOR]

[SPECIAL SERVICER]

[TRUST ADVISOR]

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Ladies and Gentlemen:

Pursuant to Section 6.05 of the Pooling and Servicing Agreement, dated as of April 1, 2012 relating to WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Agreement”), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as the Special Servicer under the Agreement. The undersigned hereby acknowledges and agrees that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of the Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 2.06 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization:                                                  . Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

By:
Name:
Title:

I-2-1

EXHIBIT J

FORM OF UCC-1 FINANCING STATEMENT

Seller/Debtor:

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo & Co.

123 N. Wacker, 24th Floor

Chicago, Illinois 60606

Buyer/Secured Party:

Deutsche Bank Trust Company Americas

as Trustee for the registered holders of

WFRBS Commercial Mortgage Trust 2012-C6,

Commercial Mortgage Pass-Through Certificates, Series 2012-C6

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: WFRBS 2012-C6

Text:

See Exhibit I attached hereto and made a part hereof.

A sale by the Seller/Debtor of, or a grant by the Seller/Debtor of a security interest in, any collateral described in this financing statement will violate the rights of the Buyer/Secured Party.

EXHIBIT I to EXHIBIT J

Seller/Debtor:

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo & Co.

123 N. Wacker, 24th Floor

Chicago, Illinois 60606

Buyer/Secured Party:

Deutsche Bank Trust Company Americas

as Trustee for the registered holders of

WFRBS Commercial Mortgage Trust 2012-C6,

Commercial Mortgage Pass-Through Certificates, Series 2012-C6

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: WFRBS 2012-C6

Description of the Property Covered:

This Exhibit I is attached to and incorporated in a financing statement pertaining to Wells Fargo Commercial Mortgage Securities, Inc. as depositor (referred to as the “Seller/Debtor” for the purpose of this financing statement only), and Deutsche Bank Trust Company Americas as trustee for the holders of the Series 2012-C6 Certificates (referred to as the “Buyer/Secured Party” for purposes of this financing statement only), under that certain Pooling and Servicing Agreement, dated as of April 1, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”), among the Seller/Debtor as depositor, the Buyer/Secured Party as trustee, Wells Fargo Bank, National Association as master servicer (in such capacity, the “Master Servicer”), as certificate administrator (in such capacity, the “Certificate Administrator”), as tax administrator and as custodian, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “Special Servicer”) and Pentalpha Surveillance LLC, as trust advisor, relating to the issuance of the WFRBS Commercial Mortgage Trust 2012-6, Commercial Mortgage Pass-Through Certificates, Series 2012-6 (collectively, the “Series 2012-6 Certificates”). Capitalized terms used herein and not defined shall have the respective meanings given to them in the Pooling and Servicing Agreement. The attached financing statement covers all of the Seller/Debtor’s right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising (the “Collateral”):

(1) the Mortgage Loans,

(2) all principal and interest received on or with respect to such Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to their respective Cut-off Dates or, in the case of a Replacement Mortgage Loans, on or prior to the related date of substitution),

(3) all amounts held from time to time in each Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Account and, if established, the REO Accounts, and all investment earnings on such amounts,

(4) the rights of the Seller/Debtor under Sections 2, 3, 4 (other than Section 4(c)) and 5 ((other than Section 5(f)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18) of each Mortgage Loan Purchase Agreement,

(5) all other assets included or to be included in the Trust Fund, and

(6) all income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

Definitions:

“Collection Account”: The segregated account or accounts created and maintained by the Master Servicer, pursuant to the Pooling and Servicing Agreement, in trust for the Certificateholders.

“Cut-off Date”: With respect to each Mortgage Loan, the Due Date for the Monthly Payment due on such Mortgage Loan in April 2012 (or, in the case of any Mortgage Loan that has its Due Date in May 2012, the date that would have been its Due Date in April 2012 under the terms of the Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

“Distribution Account”: The segregated account or accounts created and maintained by the Certificate Administrator on behalf of the Buyer/Secured Party, pursuant to the Pooling and Servicing Agreement, in trust for the Certificateholders.

“Excess Liquidation Proceeds Account”: The segregated account (or the sub account of the Distribution Account) created and maintained by the Certificate Administrator in the name of the Buyer/Secured Party pursuant to the Pooling and Servicing Agreement, in trust for the Certificateholders.

“Interest Reserve Account”: The segregated account (or sub account of the Distribution Account) created and maintained by the Certificate Administrator on behalf of the Buyer/Secured Party, pursuant to the Pooling and Servicing Agreement, in trust for the Certificateholders.

“Mortgage Loan”: Each of the Original Mortgage Loans and Replacement Mortgage Loans that are from time to time held in the Trust Fund. As used herein, the term “Mortgage Loan” includes the interest of the Trust Fund in the related Mortgage Loan Documents.

“Mortgage Loan Purchase Agreement”: Any of (i) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between Wells Fargo Bank, National Association, as seller, and the Seller/Debtor, as purchaser; (ii) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between The Royal Bank of Scotland plc, as seller, and the Seller/Debtor, as purchaser; (iii) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, among Liberty Island Group I LLC, as seller, Liberty Island Group LLC and the Seller/Debtor, as purchaser; (iv) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between RBS Financial Products Inc., as seller, and the Seller/Debtor, as purchaser; (v) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, between C-III Commercial Mortgage LLC, as seller, and the Seller/Debtor, as purchaser; and (vi) the Mortgage Loan Purchase Agreement dated as of March 16, 2012, among Basis Real Estate Capital II, LLC, as seller, Basis Investment Group LLC, and the Seller/Debtor, as purchaser, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Original Mortgage Loans”: The mortgage loans initially identified on the schedule attached hereto as Exhibit A (consisting of [    ] pages).

“REO Account”: A segregated custodial account or accounts created and maintained by the Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.16(b) of the Pooling and Servicing Agreement.

“Replacement Mortgage Loan”: Any Qualifying Substitute Mortgage Loan that is substituted by a Responsible Repurchase Party for a Defective Mortgage Loan.

“Trust Fund”: All of the assets of all the REMIC Pools.

THE SELLER/DEBTOR AND THE BUYER/SECURED PARTY INTEND THE TRANSACTIONS CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A SALE OF THE INTEREST IN THE COLLATERAL, AND THIS FILING SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT A SALE HAS NOT OCCURRED. THE REFERENCES HEREIN TO MORTGAGE NOTES SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY MORTGAGE NOTE IS NOT AN INSTRUMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE OR THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE BUYER/SECURED PARTY IN ANY MORTGAGE NOTE, MORTGAGE OR OTHER MORTGAGE LOAN DOCUMENT. IN ADDITION, THE REFERENCES HEREIN TO SECURITIES, INSTRUMENTS AND OTHER OBLIGATIONS SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION IS NOT AN INSTRUMENT, A CERTIFICATED SECURITY OR AN UNCERTIFICATED SECURITY WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION, NOR SHOULD THIS FINANCING STATEMENT BE CONSTRUED AS A CONCLUSION THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE BUYER/SECURED PARTY IN THE CONTRACTUAL RIGHT TO PAYMENT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO PAYMENTS OF PRINCIPAL AND INTEREST AND THE RIGHT TO ENFORCE THE RELATED PAYMENT OBLIGATIONS, ARISING FROM OR UNDER ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION (INCLUDING, WITHOUT LIMITATION, ANY PERMITTED INVESTMENT). WITH RESPECT TO THE FOREGOING, THIS FILING IS MADE ONLY IN THE EVENT OF CONTRARY ASSERTIONS BY THIRD PARTIES.

A SALE BY THE SELLER/DEBTOR OF, OR A GRANT BY THE SELLER/DEBTOR OF A SECURITY INTEREST IN, ANY COLLATERAL DESCRIBED IN THIS FINANCING STATEMENT WILL VIOLATE THE RIGHTS OF THE BUYER/SECURED PARTY.

Exhibit A to Exhibit I to Exhibit J

SCHEDULE OF MORTGAGE LOANS

Schedule shall list the following information for each Mortgage Loan:

(i) Mortgage Loan number (as shown in the Prospectus Supplement),

(ii) Mortgaged Property (a) name, (b) address, (c) city,

(d) state and (e) ZIP code, (iii) Cut-off Date Principal Balance and (iv) Mortgage Rate

EXHIBIT K-1

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Attention:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee, with respect to the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above.

2. The undersigned is not a Borrower, a manager of a Mortgaged Property, an Affiliate of any of the foregoing or an agent of any Borrower.

3. The undersigned is requesting access pursuant to the Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

K-1-1

4 The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each of the parties to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5. The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Certificateholder] [Beneficial Owner]
[Prospective Purchaser]

By:

Name:

Title:

Company:

Phone:

K-1-2

EXHIBIT K-2

FORM OF INVESTOR CERTIFICATION FOR BORROWER AFFILIATES

[Date]

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, MD 21045

Attention:	WFRBS Commercial Mortgage Securities Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee, with respect to the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class of Certificates referenced above.

2. The undersigned is requesting access to the Distribution Date Statement information in accordance with the Agreement (the “Information”), and agrees (i) to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and (ii) to use such Information for the sole purpose of evaluating the purchase of the related Certificates, and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

3 The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify each party to the Agreement and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

K-2-1

4. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

5. The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Borrower] [Manager of Mortgaged Property]
[Affiliate] [Agent of Borrower]

By:

Name:

Title:

Company:

Phone:

K-2-2

EXHIBIT K-3

FORM OF INVESTOR CONFIDENTIALITY AGREEMENT

[Date]

Wells Fargo Commercial Mortgage Securities, Inc.

Attention:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Re:	Information Regarding WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Ladies and Gentlemen:

In connection with the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), we acknowledge that we will be furnished by Wells Fargo Bank, National Association, as Master Servicer, and/or Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer (and may have been previously furnished) with certain information (the “Information”). For the purposes of this letter agreement (this “Agreement”), “Representative” of a Person refers to such Person’s directors, officers, employees, and agents; and “Person” refers to any individual, group or entity.

In connection with and in consideration of our being provided with Information, we hereby acknowledge and agree that we are requesting and will use the Information solely for purposes of making investment decisions and/or exercising the rights of the Subordinate Class Representative with respect to the above-referenced Certificates and the related Mortgage Loans and will not disclose such Information to any other Person or entity unless required to do so by law; provided such Information may be disclosed to (i) the Representatives of the undersigned, (ii) the auditors and regulators of the undersigned (iii) to any Person or entity that is contemplating the purchase of any Certificate held by the undersigned or of an interest therein (or such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates (but only if such person or entity confirms in writing such contemplation of a prospective ownership interest and agrees in writing to keep such Information confidential)), (iv) the accountants and attorneys of the undersigned and (v) such governmental or banking authorities or agencies to which the undersigned is subject.

The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Subordinate Class Representative, the Trust Advisor, the Certificate Administrator, the Tax Administrator, the Trustee, the Master Servicer, the Primary Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

K-3-1

This Agreement shall not apply to any of the Information which: (i) is or becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by us or any of our Representatives; (ii) becomes lawfully available to us on a non-confidential basis from a source other than you or one of your Representatives, which source is not bound by a contractual or other obligation of confidentiality to any Person; or (iii) was lawfully known to us on a non-confidential basis prior to its disclosure to us by you.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in that certain Pooling and Servicing Agreement, dated as of April 1, 2012, by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Pentalpha Surveillance LLC, as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator and Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, and Deutsche Bank Trust Company Americas, as Trustee.

This Agreement, when signed by us, will constitute our agreement with respect to the subject matter contained herein.

Very truly yours,

[NAME OF ENTITY]

By:
Name:
Title:
Company:
Phone:

cc:	Wells Fargo Bank, National Association
Deutsche Bank Trust Company Americas

K-3-2

EXHIBIT L

FORM OF POWER OF ATTORNEY BY TRUSTEE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Deutsche Bank Trust Company Americas, a New York banking corporation, and having its usual place of business at 1761 East St. Andrew Place, Santa Ana, California, 92705, as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of April 1, 2012 (the “Agreement”) by and among the Depositor, as depositor, Wells Fargo Bank, National Association, as master servicer [(the “Servicer”)], Midland Loan Services, a Division of PNC Bank, National Association, as special servicer [(the “Servicer”)], Pentalpha Surveillance LLC, as trust advisor, Wells Fargo Bank, National Association as certificate administrator, as tax administrator and as custodian, and the Trustee, hereby constitutes and appoints the Servicer, by and through the Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans serviced by the Servicer pursuant to the Agreement solely for the purpose of performing such acts and executing such documents in the name of the Trustee necessary and appropriate to effectuate the following enumerated transactions in respect of any of the mortgages or deeds of trust (the “Mortgages” and the “Deeds of Trust” respectively) and promissory notes secured thereby (the “Mortgage Notes”) and any and all other loan documents (the “Loan Documents”) evidencing or securing the mortgage loans serviced by Servicer for which the undersigned is acting as Trustee for various certificateholders (whether the undersigned is named therein as mortgagee or beneficiary or has become mortgagee by virtue of endorsement of the Mortgage Note secured by any such Mortgage or Deed of Trust) and for which [Wells Fargo Bank, National Association] [Midland Loan Services, a Division of PNC Bank, National Association] is acting as the Servicer.

This Appointment shall apply only to the following enumerated transactions and nothing herein or in the Agreement shall be construed to the contrary:

1. The modification or re-recording of a Mortgage or Deed of Trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or Deed of Trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or rerecording, in either instance, does not adversely affect the lien of the Mortgage or Deed of Trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

2. The subordination of the lien of a Mortgage or Deed of Trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

3. The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

4. The completion of loan assumption agreements and transfers of interest of borrower entities.

5. The full satisfaction/release of a Mortgage or Deed of Trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

6. The assignment of any Mortgage or Deed of Trust and the related Mortgage Note and other Loan Documents, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7. The full assignment of a Mortgage or Deed of Trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note and other Loan Documents.

8. With respect to a Mortgage or Deed of Trust, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a. the substitution of trustee(s) serving under a Deed of Trust, in accordance with state law and the Deed of Trust;

b. the preparation and issuance of statements of breach or non-performance;

c. the preparation and filing of notices of default and/or notices of sale;

d. the cancellation/rescission of notices of default and/or notices of sale;

e. the taking of deed in lieu of foreclosure;

f. the creation of Trustee-owned entity for purposes of holding foreclosed property by the Trustee; and

g. the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, Deed of Trust or state law to expeditiously complete said transactions in paragraphs 8.a. through 8.e. above.

9. With respect to the sale of property acquired through a foreclosure or deed in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a. listing agreements;

b. purchase and sale agreements;

c. grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d. escrow instructions; and

e. any and all documents necessary to effect the transfer of property.

10. The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of April 4, 2012.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Nothing contained herein shall (i) limit in any manner any indemnification provided by the Servicer to the Trustee under the Agreement or (ii) be construed to grant the Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Deutsche Bank Trust Company Americas except as specifically provided for herein. If the Servicer receives any notice of suit, litigation or proceeding in the name of [Deutsche Bank Trust Company Americas], then the Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the Servicer under the Agreement or to allow the Servicer to take any action with respect to Mortgages, Deeds of Trust or Mortgage Notes not authorized by the Agreement.

The Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of or in connection with the exercise by the Servicer of the powers granted to it hereunder. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney, and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Deutsche Bank Trust Company Americas, as Trustee has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this      day of                 .

Deutsche Bank Trust Company Americas,
as Trustee

By:
Name:
Title:

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF ORANGE	)

On                                                                      , before me,                                                                   Notary Public, personally appeared                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

EXHIBIT M

FORM OF FINAL CERTIFICATION OF CUSTODIAN

[Date]

[PARTIES TO POOLING AND SERVICING AGREEMENT]

[MORTGAGE LOAN SELLERS]

[MAJORITY SUBORDINATE CERTIFICATEHOLDERS]

[SUBORDINATE CLASS REPRESENTATIVE

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Ladies and Gentlemen:

In accordance with Section 2.02(b) of that certain Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”) pursuant to which the certificates of the above-referenced series were issued, the undersigned hereby certifies that, with respect to each Original Mortgage Loan subject to the Pooling and Servicing Agreement, and subject to the exceptions noted in Schedule I attached hereto, that: (i) the original Mortgage Note specified in clause (i) of the definition of “Mortgage File” and all allonges thereto, if any (or a copy of such Mortgage Note, together with a lost note affidavit and indemnity certifying that the original of such Mortgage Note has been lost), the original or copy of documents specified in clauses (ii), (iii), (iv), (viii) (without regard to the verification of the effective date with respect to a title policy or the date of funding with respect to a title commitment), (x) (if the Mortgage Loan Schedule specifies that a material portion of the interest of the Borrower in the related Mortgaged Property consists of a leasehold interest) and (xx) (if the Mortgage Loan Schedule specifies that the Mortgaged Property type is a hospitality property) of the definition of “Mortgage File” have been received by it; (ii) if such report is due more than 180 days after the Closing Date, the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Custodian of the particular recorded/filed documents or an appropriate receipt of recording/filing therefor); (iii) all documents received by the Custodian with respect to such Mortgage Loan have been reviewed by the Custodian and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appear to have been executed and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Sections 2.02(a) and 2.02(b) of the Pooling and Servicing Agreement and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clause (iii)(A) and clause (vi) of the definition of “Mortgage Loan Schedule” accurately reflects the information set forth in the related Mortgage File.

Capitalized terms used but not defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Schedule I to Exhibit M

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

(under Section 2.02(b) of the Pooling and Servicing Agreement)

EXHIBIT N

FORM OF DEFEASANCE CERTIFICATION

For any loan that is not among ten (10) largest loans in pool, with outstanding balance of (a) $35,000,000 or less, or (b) less than 2% of outstanding pool balance, whichever is less

To:	Moody’s Investors Service, Inc.
[ ]

Attn:

Fitch, Inc.
[ ]

Attn:

Kroll Bond Rating Agency, Inc.

[ ]

Attn:

From:	Wells Fargo Bank, National Association, in its capacity as Master Servicer (a “Master Servicer”) under the Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), among Wells Fargo Commercial Mortgage Securities, Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, as Certificate Administrator, as Tax Administrator and as Custodian, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas as Trustee.

Date:             , 20

Re:	WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 Mortgage loan (the “Mortgage Loan”) identified by loan number on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As Master Servicer under the Pooling and Servicing Agreement, we hereby:

1. Notify you that the Borrower has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

a full defeasance of the payments scheduled to be due in respect of the entire Stated Principal Balance of the Mortgage Loan; or

a partial defeasance of the payments scheduled to be due in respect of a portion of the Stated Principal Balance of the Mortgage Loan that represents     % of the entire Stated Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $         or     % of the entire Stated Principal Balance;

2. Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Schedule A hereto, which exceptions the Master Servicer has determined, consistent with the Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

a.	The Mortgage Loan Documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

b.	The defeasance was consummated on , 20 .

c.

The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. § 80a-1 et seq.), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in [Standard & Poor’s Public Finance Criteria 2000], as amended to the date of the defeasance, (iii) are rated ‘AAA’ by Standard & Poor’s, (iv) if they include a principal obligation, the principal due at maturity cannot vary or change, and (v) are not subject to prepayment, call or early redemption. Such securities have the characteristics set forth below:

CUSIP RATE MAT PAY DATES ISSUED

d.

The Master Servicer received an opinion of counsel (from counsel approved by the Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

e.	The Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) as to which one of the statements checked below is true:

the related Borrower was a Single-Purpose Entity (as defined in [Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria], as amended to the date of the defeasance (the “S&P Criteria”)) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool;

the related Borrower designated a Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

the Master Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

f.

The Master Servicer received a broker or similar confirmation of the credit, or the accountant’s letter described below contained statements that it reviewed a broker or similar confirmation of the credit, of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Defeasance Obligor, which account is maintained as a securities account by the Trustee acting as a securities intermediary.

g.

As securities intermediary, the Trustee is obligated to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan Documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan Documents (the “Scheduled Payments”).

h.

The Master Servicer received from the Borrower written confirmation from a firm of independent certified public accountants, who were approved by the Master Servicer in accordance with the Servicing Standard, stating that (i) revenues from principal and interest payments made on the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Stated Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

i.

The Master Servicer received opinions from counsel, who were approved by the Master Servicer in accordance with the Servicing Standard, that (i) the agreements executed by the Borrower and/or the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditor’s rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (ii) the Trustee will have a perfected, first priority security interest in the defeasance collateral described above.

j.

The agreements executed in connection with the defeasance (i) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the S&P Criteria), (ii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor or the Borrower only after the Mortgage Loan has been paid in full, if any such release is permitted, (iii) prohibit any subordinate liens against the defeasance collateral, and (iv) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

k.

The Mortgage Loan is not among the ten (10) largest loans in the Mortgage Pool. The entire Stated Principal Balance of the Mortgage Loan as of the date of defeasance was $         [$35,000,000 or less or less than two percent of the Mortgage Pool balance, whichever is less], which is less than 2% of the aggregate Certificate Principal Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

l.

The defeasance described herein, together with all prior and simultaneous defeasances of Mortgage Loans, brings the total of all fully and partially defeased Mortgage Loans to $        , which is     % of the aggregate Certificate Balance of the Certificates as of the date of the Current Report.

3. Certify that, in addition to the foregoing, the Master Servicer has imposed such additional conditions to the defeasance (or waived such conditions), subject to the limitations imposed by the Mortgage Loan Documents, as are consistent with the Servicing Standard.

4. Certify that Schedule B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance described above and that originals or copies of such agreements, instruments, documents and opinions have been or will be transmitted to the Trustee or Custodian on its behalf for placement in the related Mortgage File or, to the extent not required to be part of the related Mortgage File, are in the possession of the Master Servicer as part of the Master Servicer’s Servicing File.

5. Certify and confirm that the determinations and certifications described above were rendered in accordance with the Servicing Standard set forth in, and the other applicable terms and conditions of, the Pooling and Servicing Agreement.

6. Certify that the individual under whose hand the Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

7. Agree to provide copies of all items listed in Schedule B to you upon request.

IN WITNESS WHEREOF, the Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

WELLS FARGO BANK, NATIONAL
ASSOCIATION as Master Servicer

By:
Name:
Title:

Schedule A to Exhibit N

SCHEDULE A

SCHEDULE OF EXCEPTIONS TO CERTIFICATION

Schedule B to Exhibit N

SCHEDULE B

LIST OF AGREEMENTS, INSTRUMENTS, DOCUMENTS AND OPINIONS

EXHIBIT O-1

FORM OF TRUST ADVISOR ANNUAL REPORT

(SUBORDINATE CONTROL PERIOD)

Report Date: Report will be delivered annually no later than [INSERT DATE].

Transaction: WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Trust Advisor: Pentalpha Surveillance LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Subordinate Class Representative: [                                        ]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report.

[    ] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[ ] of such Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer and/or Subordinate Class Representative as part of the development of an Asset Status Report. This report does not include work activity related to those open cases.

b.	[ ] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. This report is based only on the Specially Serviced Mortgage Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational activities to service the Specially Serviced Mortgage Loans in accordance with the Servicing Standard. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF INFORMATION].

In connection with the assessment set forth in this report:

1.	The Trust Advisor reviewed the Final Asset Status Report that was previously executed by the Special Servicer for the following [ ] Specially Serviced Mortgage Loans: [LIST APPLICABLE SPECIALLY SERVICED MORTGAGE LOANS].

2.	Trust Advisor’s analysis of the Final Asset Status Reports should be considered a limited investigation and background discussion and not be considered a full or limited audit. For instance, we did not review each

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page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the property or interact with the borrower.

3.	All opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool with respect to which Final Asset Reports have been delivered. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

4.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.	The Trust Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

3.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

4.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor did not meet with the Special Servicer or the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its review of the information described in Item 1 of Section III above and its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter such standards set forth therein.

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3.	Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in discussions regarding such actions. As such, Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	This report is furnished to the certificate administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of April 1, 2012.

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EXHIBIT O-2

FORM OF TRUST ADVISOR ANNUAL REPORT

(COLLECTIVE CONSULTATION PERIOD AND SENIOR CONSULTATION PERIOD)

Report Date: Report will be delivered annually no later than [INSERT DATE].

Transaction: WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through

Certificates, Series 2012-C6

Trust Advisor: Pentalpha Surveillance LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Subordinate Class Representative: [                                        ]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	[ ] Specially Serviced Mortgage Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[ ] of those Specially Serviced Mortgage Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	[ ] of such Specially Serviced Mortgage Loans had executed Final Asset Status Reports. The Final Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Trust Advisor has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Mortgage Loans in accordance with the Servicing Standard and the Trust Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement. Based on such review, the Trust Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Trust Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Trust Advisor:

1.	Reviewed the Asset Status Reports, net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [ ] Specially Serviced Mortgage Loans: [LIST APPLICABLE MORTGAGE LOANS]

2.	[If report is rendered during a Senior Consultation Period, add:] Met with the Special Servicer on [DATE] for the annual meeting. Participants from the Special Servicer included: [IDENTIFY PARTICIPANTS’ NAME

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AND TITLE]. The Specially Serviced Mortgage Loans (including Asset Status Reports, other relevant accompanying information and any related net present value calculations and Appraisal Reduction Amount calculations) was referenced in the meeting. The discussion focused on the Special Servicer’s execution of its resolution and liquidation procedures in general terms as well as in specific reference to the Specially Serviced Mortgage Loans.

a. Trust Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Mortgage Loans [[if report is rendered during a Senior Consultation Period:] and meeting with the Special Servicer] should be considered a limited investigation and background discussion and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit the property or interact with the borrower.

b. Other than general procedural benchmarking, all opinions outlined herein are limited to the Specially Serviced Mortgage Loans of this mortgage loan pool. Confidentiality and other provisions prohibit the Trust Advisor from using information it is privy to from other assignments in facilitating the activities of this assignment.

3.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

III.	Specific Items of Review

1.	The Trust Advisor reviewed the following items in connection with [[if report is rendered during Senior Consultation Period:]the annual meeting] and the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Trust Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Mortgage Loans: [LIST]. The Trust Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the recommendations made by the Trust Advisor. Such recommendations generally included the following: [LIST].

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3.	Appraisal Reduction Amount calculations and net present value calculations:

a.	The Trust Advisor [did/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Mortgage Loan prior to the utilization by the special servicer.

b.	The Trust Advisor [does/does not] agree with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

c.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

4.	The following is a general discussion of certain concerns raised by the Trust Advisor discussed in this report: [LIST CONCERNS].

5.	In addition to the other information presented herein, the Trust Advisor notes the following additional items: [LIST ADDITIONAL ITEMS].

6.	As required under the Pooling and Servicing Agreement, the Trust Advisor has undertaken a reasonable review of such additional limited non-privileged information and documentation provided by the Special Servicer prior to the Trust Advisor finalizing its annual assessment.

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Trust Advisor did not participate in, or have access to, the Special Servicer’s and Subordinate Class Representative’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Trust Advisor does not have authority to speak with the Subordinate Class Representative directly. [[If report rendered during Senior Consultation Period:] While the Subordinate Class Representative may have attended the annual meeting,] the Trust Advisor generally did not address issues and questions to the Subordinate Class Representative. As such, the Trust Advisor generally relied upon its interaction with the Special Servicer in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Trust Advisor has no responsibility or authority to alter such standards set forth therein.

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3.	Confidentiality and other contractual limitations limit the Trust Advisor’s ability to outline the details or substance of [[if report rendered during Senior Consultation Period:] the meeting held between it and the Special Servicer regarding any Specially Serviced Mortgage Loans and] certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Trust Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Trust Advisor does not participate in any of those discussions. As such, Trust Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	This report is furnished to the certificate administrator pursuant to the provisions of the Pooling and Servicing Agreement. The delivery of this report shall not be construed to impose any duty on the Trust Advisor to respond to investor questions or inquiries.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement dated as of April 1, 2012.

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EXHIBIT O-3

FORM OF NOTICE FROM TRUST ADVISOR RECOMMENDING REPLACEMENT OF

SPECIAL SERVICER

Deutsche Bank Trust Company Americas

    as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705-4934

Attention: WFRBS 2012-C6

Wells Fargo Bank, National Association,

    as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: WFRBS 2012-C6

Re:	WFRBS Commercial Mortgage Trust 2012-C6,
Commercial Mortgage Pass-Through Certificates, Series 2012-C6,
Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.05(c) of the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee, on behalf of the holders of WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.28 of the Pooling and Servicing Agreement, it is our assessment that [            ], in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement] [acting in accordance with the Servicing Standard]. The following factors support our assessment: [            ].

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Based upon such assessment, we further hereby recommend that [            ] be removed as Special Servicer and that [            ] be appointed its successor in such capacity.

Very truly yours,
Pentalpha Surveillance LLC

By:
Name:
Title:

Dated:

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EXHIBIT P

FORM OF NRSRO CERTIFICATION

Wells Fargo Bank, National Association,

    as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: WFRBS 2012-C6

Re:	WFRBS Commercial Mortgage Trust 2012-C6,
Commercial Mortgage Pass-Through Certificates, Series 2012-C6

Ladies and Gentlemen:

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, as Tax Administrator and as Custodian, Pentalpha Surveillance LLC, as Trust Advisor, and Deutsche Bank Trust Company Americas, as Trustee, with respect to the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned, a nationally recognized statistical rating organization, has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e); and

2. The undersigned has access to the Depositor’s 17g-5 website.

3. The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the 17g-5 website pursuant to the provisions of the Pooling and Servicing Agreement.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential, and such Information will not, without the prior written consent of the Trustee, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

4. The undersigned agrees that each time it accesses the Certificate Administrator’s Website, it is deemed to have recertified that the representations herein contained remain true and correct.

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Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused, its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

Very truly yours,

[NRSRO Name]

By:
Name:
Title:
Phone:
E-mail:

Dated:

P-2

EXHIBIT Q

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at [866-846-4526], or at [ctslink.customerservice@wellsfargo.com].

In connection with the WFRBS Commercial Mortgage Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6 (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1. The undersigned is an employee or agent of [Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited or BlackRock Financial Management, Inc.], a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices on [www.ctslink.com (“CTSLink”)] by request of the Depositor.

2. The undersigned agrees that each time it accesses [CTSLink], the undersigned is deemed to have recertified that the representation above remains true and correct.

3. The undersigned acknowledges and agrees that the provision to it of information and/or reports on [CTSLink] is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[ ]

By:
Name:
Title:
Phone:
E-mail:

Dated:

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EXHIBIT R

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO ([      ]) [            ] AND ([      ]) [            ] AND VIA EMAIL TO [                ]

AND [cts.sec.notifications@wellsfargo.com] AND VIA OVERNIGHT MAIL TO THE

ADDRESSES IMMEDIATELY BELOW**

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services (CMBS), WFRBS 2012-C6

Wells Fargo Commercial Mortgage Securities, Inc.

as Depositor

c/o Wells Fargo & Co.

123 N. Wacker, 24th Floor

Chicago, Illinois 60606

Attention: Brigid Mattingly

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [11.06][11.07][11.09] of the Pooling and Servicing Agreement, dated as of April 1, 2012, entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Pentalpha Surveillance LLC, as trust advisor, Deutsche Bank Trust Company Americas, as trustee, and Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), the undersigned, as                     , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

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List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                             , phone number:                             ; email address:                             .

[NAME OF PARTY], as [role]

By:
Name:
Title:

R-2

EXHIBIT S-1

FORM OF TRUSTEE BACKUP CERTIFICATION

WFRBS 2012-C6 (The “Trust”)

The undersigned,             , a              of Deutsche Bank Trust Company Americas, on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [          ], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

DEUTSCHE BANK TRUST COMPANY
AMERICAS

By:
Name:
Title:

S-1-1

By:
Name:
Title:

S-1-2

EXHIBIT S-2

FORM OF CUSTODIAN BACKUP CERTIFICATION

WFRBS 2012-C6 (The “Trust”)

The undersigned,                     , a                      of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [          ], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

S-2-1

EXHIBIT S-3

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

WFRBS 2012-C6 (The “Trust”)

The undersigned,                     , a                      of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator (the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), certifies to [          ], Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.

I have reviewed the annual report on Form 10-K for the fiscal year [20      ] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.

To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.

To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.

I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.

The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the

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Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the Master Servicer, the Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

S-3-2

EXHIBIT S-4

FORM OF MASTER SERVICER BACKUP CERTIFICATION

WFRBS 2012-C6 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [                    ] of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer under that certain Pooling and Servicing Agreement, dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Pentalpha Surveillance LLC, as trust advisor, Deutsche Bank Trust Company Americas, as trustee, and Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.

Based on my knowledge, with respect to the period ending [December 31, 20      ] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the Master Servicer to the Certificate Administrator pursuant to Sections 4.02(c) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.

Based on my knowledge, and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.

I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 11.11 of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

S-4-1

4.

The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with respect to the Trust’s fiscal year                have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.

The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of third parties (including the Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the Master Servicer that is not a Designated Sub-Servicer or a Sub-Servicer appointed pursuant to Section 3.22 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement. Solely with respect completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Name:
Title:

S-4-2

EXHIBIT S-5

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

WFRBS 2012-C6 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [                            ] of MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION] (the “Special Servicer”) as Special Servicer under that certain Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as trust advisor (the “Trust Advisor”), on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.

Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the Special Servicer pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.

Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.

I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 11.12 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.

The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year          have been provided all information relating to the

S-5-1

Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.

The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

S-5-2

EXHIBIT S-6

FORM OF TRUST ADVISOR BACKUP CERTIFICATION

WFRBS 2012-C6 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [                                        ] of PENTALPHA SURVEILLANCE LLC (the “Trust Advisor”) as Trust Advisor under that certain Pooling and Servicing Agreement dated as of April 1, 2012 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “Special Servicer”), Deutsche Bank Trust Company Americas, as trustee, and Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (the “Certificate Administrator”), on behalf of the Trust Advisor, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.

Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Trust Advisor to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Trust Advisor Reports”) have been submitted by the Trust Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.

Based on my knowledge, the trust advisor information contained in the Trust Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.

The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Trust Advisor with respect to the Trust’s fiscal year          have been provided all information relating to the Trust Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

4.

The report on assessment of compliance with servicing criteria applicable to the Trust Advisor for asset-backed securities with respect to the Trust Advisor or any Servicing Function Participant retained by the Trust Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form

S-6-1

10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC

By:
Name:
Title:

S-6-2

EXHIBIT T

FORM OF SARBANES-OXLEY CERTIFICATION

WFRBS Commercial Mortgage Trust 2012-C6,

Commercial Mortgage Pass-Through Certificates

Series 2012-C6 (the “Trust”)

I, [identify the certifying individual], a [title] of Wells Fargo Commercial Mortgage Securities, Inc., the depositor into the above-referenced Trust, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

V-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [                            ].

Date:

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

By:
Name:
Title:

V-2

SCHEDULE I

MORTGAGE LOAN SCHEDULE

S-I-1

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Address	City	State	Zip Code	Original Balance ($)
1	310912650	National Cancer Institute Center	8560 Progress Drive	Frederick	MD	21702	76,500,000
2	310911236	Windsor Hotel Portfolio II	Various	Various	Various	Various	68,200,000
2.01	310911236.01	Embassy Suites Las Vegas	3600 Paradise Road	Las Vegas	NV	89169
2.02	310911236.02	Renaissance Asheville	31 Woodfin Street	Asheville	NC	28801
2.03	310911236.03	Embassy Suites Arcadia	211 East Huntington Drive	Arcadia	CA	91006

2.04	310911236.04	Embassy Suites Alpharetta	5955 North Point Parkway	Alpharetta	GA	30022
3	310912511	WPC Self Storage Portfolio	Various	Various	Various	Various	48,157,500
3.01	310912511.01	Extra Space - San Diego	4455 Federal Boulevard	San Diego	CA	92102
3.02	310912511.02	Extra Space - Pearl City	98-710 Kuahao Place	Pearl City	HI	96782
3.03	310912511.03	Extra Space - Palmdale 10th Street	37909 10th Street East	Palmdale	CA	93550

3.04	310912511.04	Extra Space - Fresno	1844 South Cherry Avenue	Fresno	CA	93721
3.05	310912511.05	Extra Space - Palm Springs	1000 North Farrell Drive	Palm Springs	CA	92262
3.06	310912511.06	SecureCare - Chicago Adams	901 West Adams Street	Chicago	IL	60607
3.07	310912511.07	Extra Space - Apple Valley Town Center	19464 Town Center Drive	Apple Valley	CA	92308
3.08	310912511.08	Extra Space - Bakersfield Oswell	600 South Oswell Street	Bakersfield	CA	93307

3.09	310912511.09	Extra Space - Palmdale Sierra	38963 North Sierra Highway	Palmdale	CA	93550
3.10	310912511.10	Extra Space - Bakersfield Weedpatch	711 Weedpatch Highway	Bakersfield	CA	93307
3.11	310912511.11	Extra Space - South Gate	12024 Center Street	South Gate	CA	90280
3.12	310912511.12	Extra Space - Bakersfield Hughes	4242 Hughes Lane	Bakersfield	CA	93304
3.13	310912511.13	Extra Space - Rosamond	1616 West Rosamond Boulevard	Rosamond	CA	92595
3.14	310912511.14	Metro - Fort Worth	7600 McCart Avenue	Fort Worth	TX	76133

3.15	310912511.15	Extra Space - Apple Valley Powhatan	13533 Powhatan Court	Apple Valley	CA	92308
3.16	310912511.16	SecureCare - Rockford Alpine	4548 American Road	Rockford	IL	61109
3.17	310912511.17	SecureCare - Chicago Elston	4995 North Elston Avenue	Chicago	IL	60632
3.18	310912511.18	SecureCare - Rockford Main	3015 North Main Street	Rockford	IL	61103
3.19	310912511.19	Extra Space - Harbor City	1239 West 253rd Street	Harbor City	CA	90710

3.20	310912511.20	Extra Space - Rubidoux	2431 Rubidoux Boulevard	Rubidoux	CA	92509
3.21	310912511.21	Extra Space - Anaheim	1441 North Baxter Street	Anaheim	CA	92806
3.22	310912511.22	Extra Space - Riverside	395 Iowa Avenue	Riverside	CA	92507
3.23	310912511.23	Extra Space - Bakersfield Buck Owens	4600 Buck Owens Boulevard	Bakersfield	CA	93308
3.24	310912511.24	Extra Space - Kona	71-5562 Lawehana Street	Kailua-Kona	HI	96740

3.25	310912511.25	Extra Space - Grand Terrace	21971 DeBerry Street	Grand Terrace	CA	92313
3.26	310912511.26	SecureCare - Alpine Annex	4624, 4632, 4740, 4758, 4770, 4902 and 4924 American Road 11647-11749 Rosecrans Avenue; 11723 Petticoat Lane; 13901-14135 Pioneer Boulevard;	Rockford	IL	61109
4	310911846	Norwalk Town Square	11637-11735 The Plaza	Norwalk	CA	90650	27,500,000
5	310911654	Resort MHC	1101 South Ellsworth Road	Mesa	AZ	85208	23,000,000
6	310912823	Citrus Crossing	800-870 East Alosta Avenue and 305-377 North Citrus Avenue	Azusa	CA	91702	22,500,000

7	310911133	Boca Industrial Park	500 Northwest 77th Street	Boca Raton	FL	33487	22,250,000
8	11-0861	Lexington Hotel Portfolio	Various	West Chester	OH	45069	20,500,000
8.01	11-0861	Courtyard Cincinnati North at Union Centre	6250 Muhlhauser Rd	West Chester	OH	45069
8.02	11-0861	Residence Inn West Chester	6240 Muhlhauser Rd	West Chester	OH	45069
9	520000003	Seven Trees Retail Portfolio	Various	San Jose	CA	95111	20,000,000
9.01	520000003.01	Seven Trees Center	4040-4152 Monterey Road	San Jose	CA	95111

9.02	520000003.02	Solari Center	3826-3828 Seven Trees Boulevard	San Jose	CA	95111
9.03	520000003.03	7-11 Center	3849-3861 Seven Trees Boulevard	San Jose	CA	95111
10	520000002	El Mercado Shopping Center	1601-1801 Decoto Road & 34300-34396 Alvarado Niles Road	Union City	CA	94587	20,000,000
11	10104	Sunwest Portfolio	Various	Various	Various	Various	19,500,000
11.01	10104-15	1937 Parker Road	1937 West Parker Road	Plano	TX	75023
11.02	10104-1	2010 South Sheridan	2010 South Sheridan Road	Tulsa	OK	74112

11.03	10104-16	2524 North Galloway	2524 North Galloway Avenue	Mesquite	TX	75150
11.04	10104-5	2770 Trinity Mills Road	2770 Trinity Mills Road	Carrollton	TX	75006
11.05	10104-3	100 Cleveland S.C.	100 Truly Plaza	Cleveland	TX	77327
11.06	10104-14	1201 South Stockton	1201 South Stockton Avenue	Monahans	TX	79756
11.07	10104-29	3065 Josey Lane	3065 Josey Lane	Carrollton	TX	75007

11.08	10104-18	709 North Federal	709 North Federal	Riverton	WY	82501
11.09	10104-23	6400 Nieman Road	6400 Nieman Road	Shawnee	KS	66203
11.10	10104-25	335 South Cedar Ridge	335 South Cedar Ridge Drive	Duncanville	TX	75116
11.11	10104-7	535 Green Street	535 Green Street	Craig	CO	81625
11.12	10104-24	1300 North Highway 7	1300 Northwest Missouri 7 Highway	Blue Springs	MO	64014

11.13	10104-13	1380 North Main Street	1380 Main Street	Vidor	TX	77662
11.14	10104-28	14th Street & Grand Avenue	1400 Grand Avenue	Billings	MT	59102
11.15	10104-11	1818 Ninth Street	1818 Ninth Street	Wichita Falls	TX	76301
11.16	10104-12	1343 Miner Street	1343 Miner Street	Idaho Springs	CO	80452
11.17	10104-9	280 West Main Street	280 West Main Street	Vernal	UT	84078

11.18	10104-30	1605 West Pioneer Parkway	1605 West Pioneer Parkway	Arlington	TX	76013
11.19	10104-22	712 West Commercial	712 West Commercial	Springfield	MO	65803
11.20	10104-26	306 East Paisano Avenue	306 East Paisano Avenue	El Paso	TX	79901
11.21	10104-17	111 Park Street	111 Park Street	Powell	WY	82435
11.22	10104-6	2215 South Marsalis Ave.	2215 South Marsalis Avenue	Dallas	TX	75216

11.23	10104-21	3510 Prospect	3504 Prospect Avenue	Kansas City	MO	64128
11.24	10104-10	259 14th Street	259 14th Street	Burlington	CO	80807

S-1-1

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Address	City	State	Zip Code	Original Balance ($)
11.25	10104-20	4601 Parallel Street	4601 Parallel Parkway	Kansas City	KS	66104
12	11-0158	Whole Foods	3640 North Halsted Street	Chicago	IL	60657	19,500,000
13	310911882	Williams Centre Plaza	5340-5480 East Broadway Boulevard	Tucson	AZ	85711	16,750,000
14	310913526	Claremont Village Square	1-201 North Indian Hill Boulevard	Claremont	CA	91711	15,100,000
15	11-0984	Commerce Park IV & V	23240-23250 Chagrin Blvd	Beachwood	OH	44122	15,000,000
16	230-000-074	Parrish Portfolio	Various	Various	Various	Various	14,900,000

16.01	230-000-074.01	Hillcrest RV Resort	4421 Lane Road	Zephyrhills	FL	33541
16.02	230-000-074.02	White Birch Estates	W8079 US2/US 141	Iron Mountain	MI	49801
16.03	230-000-074.03	Carefree Estates	10901 256th Avenue	Trevor (Salem)	WI	53179
17	310912205	Pyramid Office	601 Northwest Loop 410	San Antonio	TX	78216	15,000,000
18	310911134	91-99 Paidge Avenue	91-99 Paidge Avenue	Brooklyn	NY	11222	15,150,000

19	10112	Holiday Inn Maingate East	5711 West Irlo Bronson Memorial Highway	Kissimmee	FL	34746	14,000,000
20	310911694	Montclair on the Park - Missouri	18 South Kingshighway Boulevard	Saint Louis	MO	63108	13,800,000
21	310911648	North Torrance Plaza	4840-5050 West 190th Street	Torrance	CA	90503	13,500,000
22	11-0591	Hulen Bend Shopping Center	6080 S. Hulen Street	Fort Worth	TX	76132	13,100,000
23	310912596	Hacienda MHC	3231 Vineyard Avenue	Pleasanton	CA	94566	13,000,000

24	11-0922	Summerhill Marketplace	647 Route 18 and 130 Summerhill Road	East Brunswick	NJ	08816	12,200,000
25	520000010	HRC Hotel Portfolio	Various	Various	Various	Various	12,000,000
25.01	520000010.01	Hampton Inn Warsaw	115 Robmar Drive	Warsaw	IN	46580
25.02	520000010.02	Kalamazoo Townes Place Suites	5683 South 9th Street	Kalamazoo	MI	49009
25.03	520000010.03	Marshalltown Hampton Inn Suites	20 West Iowa Avenue	Marshalltown	IA	50158

26	11-0996	Santa Rosa Southside	2661-2739 Santa Rosa Avenue	Santa Rosa	CA	95407	11,400,000
27	11-0883	Buford Plaza	5600 Buford Highway	Doraville	GA	30340	11,000,000
28	310912536	Willow Lawn	5001 West Broad Street	Richmond	VA	23230	10,800,000
29	11-0379	All Storage Camp Bowie	5601 Locke Avenue	Fort Worth	TX	76107	10,500,000
30	11-0833	Hampton Inn LBV	8150 Palm Parkway	Orlando	FL	32836	10,437,050

31	11-0812	Hobbs Hotel Portfolio	Various	Hobbs	NM	88240	10,350,000
31.01	11-0812	Fairfield Inn & Suites - Hobbs	1350 West Joe Harvey Boulevard	Hobbs	NM	88240
31.02	11-0812	Hampton Inn - Hobbs	5420 Lovington Highway	Hobbs	NM	88240
32	310912472	Vermont Galleria	440 South Vermont Avenue	Los Angeles	CA	90020	10,000,000
33	11-0999	Southland Plaza	525-695 Saturn Boulevard	San Diego	CA	92154	9,500,000

34	520000006	Lottsford Business Center	9475 Lottsford Road	Upper Marlboro	MD	20774	9,200,000
35	860913459	800, 804 & 763 Buildings	800 & 804 Ocean Drive; 763 Collins Avenue	Miami Beach	FL	33139	9,200,000
36	230-000-071	Florida Hotel Portfolio	Various	Various	FL	Various	9,117,000
36.01	230-000-071.01	Comfort Inn Tampa	4506 Oak Fair Blvd.	Tampa	FL	33610
36.02	230-000-071.02	Holiday Inn Express Lakeland	4500 Lakeland Park Dr.	Lakeland	FL	33809

36.03	230-000-071.03	Best Western Plus Auburndale	1008 US Highway 92 West	Auburndale	FL	33823
37	520000001	301 Wilshire	301-315 Wilshire Boulevard	Santa Monica	CA	90401	9,050,000
38	520000015	Six Trails Apartments	801 Valley Circle Drive	Saline	MI	48176	8,775,000
39	11-0888	Holiday Inn - Odessa	5275 East 42nd St.	Odessa	TX	79762	8,600,000
40	11-0777	Market at Hebron	1745 & 1757 East Hebron Parkway	Carrollton	TX	75010	8,000,000

41	310912340	Hampton Inn - Pennsylvania	4575 McKnight Road	Pittsburgh	PA	15237	8,000,000
42	310911985	Hilton Garden Inn - Denver Airport	16475 East 40th Circle	Aurora	CO	80011	8,000,000
43	230-000-077	Holiday Inn Express Kendall	13475 Southwest 131st Street	Kendall	FL	33186	7,700,000
44	11-0671	Pacific Office Park	340-342 4th Avenue	Chula Vista	CA	91910	7,575,000
45	820913298	64th & Greenway	6321 & 6339 East Greenway Road	Phoenix	AZ	85254	7,550,000
46	310912304	Gulfgate Square	6800-6888 Gulf Freeway	Houston	TX	77087	7,550,000
47	11-0748	Hampton Inn Hammond Louisiana	401 Westin Oak Drive	Hammond	LA	70403	7,200,000
48	310912357	Extra Storage	1483 Broadway	Chula Vista	CA	91911	7,000,000
49	11-1029	4S Ranch Village	16615-16617 Dove Canyon Road	San Diego	CA	92127	6,900,000
50	520000011	Tifton Corners	121 Virginia Avenue South	Tifton	GA	31794	6,580,000

51	10103	T&M Retail Portfolio	Various	Various	Various	Various	6,580,000
51.01	10103-1	Three Bears Supermarket	8151 East Palmer - Wasilla Highway	Palmer	AK	99645
51.02	10103-2	Marsh Supermarket	1815-1831 Albany Street	Beech Grove	IN	46107
52	11-0852	Grande Pointe Apartments	5800 University Boulevard West	Jacksonville	FL	32216	6,500,000
53	310911089	Elks Building	921 11th Street	Sacramento	CA	95814	6,500,000

54	310911613	Central Self Storage - Corte Madera	31 San Clemente Drive	Corte Madera	CA	94925	6,390,000
55	230-000-076	Crossings at Roswell	690 Holcomb Bridge Road	Roswell	GA	30076	3,360,000
56	230-000-075	Cumberland Place	2997 Cumberland Boulevard	Smyrna	GA	30080	2,800,000
57	310912856	Natomas Self Storage	2640 El Centro Road	Sacramento	CA	95833	6,000,000
58	230-000-070	LaCarreta	11740 & 11790 SW 88 Street	Miami	FL	33186	5,750,000

59	11-0401	Shady Grove Shopping Center	2200-2314 West Shady Grove Road	Irving	TX	75060	5,500,000
60	410913109	Quality Court Business Complex	521 Central Drive; 2434 Bowland Parkway; 2581-97 Quality Court	Virginia Beach	VA	23454	5,000,000
61	410911509	Van Buren Estates	16800 Lohr Road	Belleville	MI	48111	4,750,000
62	11-0734	All Storage Mesquite	2023 North Galloway Avenue	Mesquite	TX	75149	3,025,000
63	11-0380	All Storage Harwood	3124 Harwood Road	Bedford	TX	76021	1,625,000

64	230-000-068	King’s Row MHC	10810 Telephone Road	Houston	TX	77075	4,500,000
65	410912266	CVS - Victorville	14426 Palmdale Road	Victorville	CA	92392	4,400,000
66	11-0592	Seagoville Corners Shopping Center	410 North US Highway 175	Seagoville	TX	75159	4,300,000

S-1-2

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Address	City	State	Zip Code	Original Balance ($)
67	11-0381	Shoppes at Garland	1400 Pleasant Valley Road	Garland	TX	75040	2,500,000
68	11-0735	Graham Shopping Center	1229 Highway 16 South	Graham	TX	76450	1,600,000

69	230-000-064	Emerald Apartments	1030 South Dobson Road	Mesa	AZ	85202	4,000,000
70	230-000-062	Walker Plaza	28050 Walker South Road	Walker	LA	70785	4,000,000
71	410912620	Waynewood Apartments	6737 North Wayne Road	Westland	MI	48185	3,900,000
72	230-000-066	Parkway 3&4	2697 International Parkway	Virginia Beach	VA	23542	3,815,000
73	11-0944	Advantage Main Street Storage	3339 Main Street	Frisco	TX	75034	3,600,000
74	10114	Rite Aid Monroeville	4111 William Penn Highway	Monroeville	PA	15146	3,465,000

75	410913823	Assured Self Storage	8110 South Cockrell Hill Road	Dallas	TX	75236	3,454,750
76	10111	Canton Center Crossing	6427 N. Canton Center Road	Canton Township	MI	48187	3,150,000
77	410913472	Northfield Point Marketplace	5365-5407 Crooks Road	Troy	MI	48034	2,800,000
78	230-000-079	Eastpoint Self Storage	21500 Gratiot Avenue	Eastpointe	MI	48021	2,700,000
79	230-000-080	Story Business Center	3010-3080 West Story Road	Irving	TX	75038	2,550,000

80	10109	Westfield Ridge Apartments	20515 Aldine Westfield Road	Humble	TX	77338	2,470,000
81	410912208	High Cliff Estates MHC	1701 2nd Street East	Milan	IL	61264	2,360,000
82	230-000-082	Northwest Self Storage	1850 Ephriham Ave	Fort Worth	TX	76106	2,150,000
83	230-000-067	Leisure Living MHC	700 Leisure Drive	Fort Worth	TX	76120	2,125,000
84	230-000-078	Midtown Vault Self Storage	1485 Madison Avenue	Memphis	TN	38104	2,100,000

85	410912437	Rivergate Self Storage	1323 Northwest Broad Street	Murfreesboro	TN	37129	1,950,000
86	410913294	Park Estates MHC	51300 Michigan Avenue	Van Buren Township	MI	48111	1,855,000
87	230-000-086	Apple Valley MHC	10326 Old Leo Road	Fort Wayne	IN	46825	1,500,000
88	410912347	Security Public Storage - Ceres	3020, 3031, 3032 Dale Court	Ceres	CA	95307	1,500,000
89	230-000-083	Kirkwood MHC	41 Loughlin Road	Binghamton	NY	13904	1,470,000

S-1-3

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Cut-off Date Balance ($)	First Monthly Payment Following the Cut-off Date	First P&I Payment After Amortization Begins(1)	Interest Accrual Basis	Mortgage Rate	Administrative Fee Rate	Maturity Date or Anticipated Repayment Date	Original Term to Maturity or Anticipated Repayment Date (Mos.)	Remaining Term to Maturity or Anticipated Repayment Date (Mos.)
1	310912650	National Cancer Institute Center	76,500,000	341,062.50	454,505.63	Actual/360	5.35000%	0.02700%	8/1/2021	120	112
2	310911236	Windsor Hotel Portfolio II	67,279,272	418,807.68	418,807.68	Actual/360	5.50000%	0.02700%	7/1/2016	60	51
2.01	310911236.01	Embassy Suites Las Vegas
2.02	310911236.02	Renaissance Asheville
2.03	310911236.03	Embassy Suites Arcadia
2.04	310911236.04	Embassy Suites Alpharetta
3	310912511	WPC Self Storage Portfolio	48,157,500	208,682.50	264,438.08	Actual/360	5.20000%	0.02700%	7/1/2021	120	111
3.01	310912511.01	Extra Space - San Diego
3.02	310912511.02	Extra Space - Pearl City
3.03	310912511.03	Extra Space - Palmdale 10th Street
3.04	310912511.04	Extra Space - Fresno
3.05	310912511.05	Extra Space - Palm Springs
3.06	310912511.06	SecureCare - Chicago Adams
3.07	310912511.07	Extra Space - Apple Valley Town Center
3.08	310912511.08	Extra Space - Bakersfield Oswell
3.09	310912511.09	Extra Space - Palmdale Sierra
3.10	310912511.10	Extra Space - Bakersfield Weedpatch
3.11	310912511.11	Extra Space - South Gate
3.12	310912511.12	Extra Space - Bakersfield Hughes
3.13	310912511.13	Extra Space - Rosamond
3.14	310912511.14	Metro - Fort Worth
3.15	310912511.15	Extra Space - Apple Valley Powhatan
3.16	310912511.16	SecureCare - Rockford Alpine
3.17	310912511.17	SecureCare - Chicago Elston
3.18	310912511.18	SecureCare - Rockford Main
3.19	310912511.19	Extra Space - Harbor City
3.20	310912511.20	Extra Space - Rubidoux
3.21	310912511.21	Extra Space - Anaheim
3.22	310912511.22	Extra Space - Riverside
3.23	310912511.23	Extra Space - Bakersfield Buck Owens
3.24	310912511.24	Extra Space - Kona
3.25	310912511.25	Extra Space - Grand Terrace
3.26	310912511.26	SecureCare - Alpine Annex
4	310911846	Norwalk Town Square	27,259,020	151,515.54	151,515.54	Actual/360	5.23000%	0.02700%	8/1/2021	120	112
5	310911654	Resort MHC	22,801,387	127,720.08	127,720.08	Actual/360	5.30000%	0.02700%	8/1/2021	120	112
6	310912823	Citrus Crossing	22,307,737	125,643.08	125,643.08	Actual/360	5.35000%	0.02700%	8/1/2021	120	112

7	310911133	Boca Industrial Park	22,250,000	94,191.67	120,533.03	Actual/360	5.08000%	0.02700%	8/1/2021	120	112
8	11-0861	Lexington Hotel Portfolio	20,473,784	131,956.50	131,956.50	Actual/360	5.99000%	0.02700%	3/1/2022	120	119
8.01	11-0861	Courtyard Cincinnati North at Union Centre
8.02	11-0861	Residence Inn West Chester
9	520000003	Seven Trees Retail Portfolio	19,958,826	117,860.55	117,860.55	Actual/360	5.84000%	0.06700%	2/1/2022	120	118
9.01	520000003.01	Seven Trees Center
9.02	520000003.02	Solari Center
9.03	520000003.03	7-11 Center
10	520000002	El Mercado Shopping Center	19,941,865	118,371.47	118,371.47	Actual/360	5.88000%	0.06700%	1/1/2022	120	117
11	10104	Sunwest Portfolio	19,500,000	131,466.01	131,466.01	Actual/360	6.00000%	0.02700%	4/1/2022	120	120
11.01	10104-15	1937 Parker Road
11.02	10104-1	2010 South Sheridan
11.03	10104-16	2524 North Galloway
11.04	10104-5	2770 Trinity Mills Road
11.05	10104-3	100 Cleveland S.C.
11.06	10104-14	1201 South Stockton
11.07	10104-29	3065 Josey Lane
11.08	10104-18	709 North Federal
11.09	10104-23	6400 Nieman Road
11.10	10104-25	335 South Cedar Ridge
11.11	10104-7	535 Green Street
11.12	10104-24	1300 North Highway 7
11.13	10104-13	1380 North Main Street
11.14	10104-28	14th Street & Grand Avenue
11.15	10104-11	1818 Ninth Street
11.16	10104-12	1343 Miner Street
11.17	10104-9	280 West Main Street
11.18	10104-30	1605 West Pioneer Parkway
11.19	10104-22	712 West Commercial
11.20	10104-26	306 East Paisano Avenue
11.21	10104-17	111 Park Street
11.22	10104-6	2215 South Marsalis Ave.
11.23	10104-21	3510 Prospect
11.24	10104-10	259 14th Street

S-1-4

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Cut-off Date Balance ($)	First Monthly Payment Following the Cut-off Date	First P&I Payment After Amortization Begins(1)	Interest Accrual Basis	Mortgage Rate	Administrative Fee Rate	Maturity Date or Anticipated Repayment Date	Original Term to Maturity or Anticipated Repayment Date (Mos.)	Remaining Term to Maturity or Anticipated Repayment Date (Mos.)
11.25	10104-20	4601 Parallel Street
12	11-0158	Whole Foods	19,500,000	91,812.50	112,560.98	Actual/360	5.65000%	0.02700%	4/1/2022	120	120
13	310911882	Williams Centre Plaza	16,605,456	98,494.57	98,494.57	Actual/360	5.82000%	0.02700%	7/1/2021	120	111
14	310913526	Claremont Village Square	15,049,818	83,195.81	83,195.81	Actual/360	5.23000%	0.02700%	1/1/2022	120	117
15	11-0984	Commerce Park IV & V	14,985,810	84,999.03	84,999.03	Actual/360	5.48200%	0.06700%	3/1/2022	120	119
16	230-000-074	Parrish Portfolio	14,856,895	99,091.76	99,091.76	Actual/360	6.25000%	0.02700%	2/3/2022	120	118
16.01	230-000-074.01	Hillcrest RV Resort
16.02	230-000-074.02	White Birch Estates
16.03	230-000-074.03	Carefree Estates
17	310912205	Pyramid Office	14,832,658	89,268.77	89,268.77	Actual/360	5.18000%	0.02700%	9/1/2016	60	53
18	310911134	91-99 Paidge Avenue	14,817,796	106,495.43	106,495.43	Actual/360	5.76500%	0.02700%	6/1/2021	120	110
19	10112	Holiday Inn Maingate East	14,000,000	82,272.81	82,272.81	Actual/360	5.41000%	0.02700%	4/1/2017	60	60
20	310911694	Montclair on the Park -Missouri	13,681,440	81,323.79	81,323.79	Actual/360	5.84000%	0.02700%	7/1/2021	120	111
21	310911648	North Torrance Plaza	13,457,536	76,651.52	76,651.52	Actual/360	5.50000%	0.02700%	1/1/2022	120	117
22	11-0591	Hulen Bend Shopping Center	13,061,681	77,282.26	77,282.26	Actual/360	5.85000%	0.02700%	1/1/2022	120	117
23	310912596	Hacienda MHC	12,878,295	69,073.51	69,073.51	Actual/360	4.91000%	0.02700%	8/1/2016	60	52
24	11-0922	Summerhill Marketplace	12,173,719	70,037.64	70,037.64	Actual/360	5.60000%	0.06700%	2/1/2022	120	118
25	520000010	HRC Hotel Portfolio	11,984,803	77,609.85	77,609.85	Actual/360	6.04000%	0.06700%	3/1/2022	120	119
25.01	520000010.01	Hampton Inn Warsaw
25.02	520000010.02	Kalamazoo Townes Place Suites
25.03	520000010.03	Marshalltown Hampton Inn Suites
26	11-0996	Santa Rosa Southside	11,400,000	64,285.19	64,285.19	Actual/360	5.43800%	0.02700%	4/1/2022	120	120
27	11-0883	Buford Plaza	10,985,545	69,867.98	69,867.98	Actual/360	5.85000%	0.06700%	3/1/2022	120	119
28	310912536	Willow Lawn	10,718,943	60,443.23	60,443.23	Actual/360	5.37000%	0.02700%	9/1/2021	120	113
29	11-0379	All Storage Camp Bowie	10,460,540	62,279.33	62,279.33	Actual/360	5.90000%	0.02700%	12/1/2021	120	116
30	11-0833	Hampton Inn LBV	10,380,413	67,603.79	67,603.79	Actual/360	6.05600%	0.02700%	12/1/2021	120	116
31	11-0812	Hobbs Hotel Portfolio	10,329,266	74,031.24	74,031.24	Actual/360	5.98000%	0.02700%	3/1/2022	120	119
31.01	11-0812	Fairfield Inn & Suites - Hobbs
31.02	11-0812	Hampton Inn - Hobbs
32	310912472	Vermont Galleria	9,909,783	54,233.55	54,233.55	Actual/360	5.09000%	0.02700%	8/1/2021	120	112
33	11-0999	Southland Plaza	9,500,000	38,543.83	38,543.83	Actual/360	4.80200%	0.02700%	4/1/2022	120	120
34	520000006	Lottsford Business Center	9,200,000	46,153.33	55,277.00	Actual/360	6.02000%	0.06700%	12/1/2021	120	116
35	860913459	800, 804 & 763 Buildings	9,191,228	51,948.34	51,948.34	Actual/360	5.45000%	0.07700%	3/1/2022	120	119
36	230-000-071	Florida Hotel Portfolio	9,092,762	61,843.78	61,843.78	Actual/360	6.55000%	0.02700%	2/1/2017	60	58
36.01	230-000-071.01	Comfort Inn Tampa
36.02	230-000-071.02	Holiday Inn Express Lakeland
36.03	230-000-071.03	Best Western Plus Auburndale
37	520000001	301 Wilshire	9,017,325	54,725.67	54,725.67	Actual/360	6.08000%	0.06700%	12/1/2021	120	116
38	520000015	Six Trails Apartments	8,762,534	53,572.21	53,572.21	Actual/360	5.44000%	0.06700%	3/1/2022	120	119
39	11-0888	Holiday Inn - Odessa	8,583,136	62,259.79	62,259.79	Actual/360	6.13000%	0.02700%	3/1/2022	120	119
40	11-0777	Market at Hebron	8,000,000	44,902.49	44,902.49	Actual/360	5.39600%	0.02700%	4/1/2022	120	120
41	310912340	Hampton Inn - Pennsylvania	7,965,692	50,813.07	50,813.07	Actual/360	5.85000%	0.02700%	1/1/2022	120	117
42	310911985	Hilton Garden Inn -Denver Airport	7,913,148	41,683.58	41,683.58	Actual/360	4.74000%	0.02700%	7/1/2016	60	51
43	230-000-077	Holiday Inn Express Kendall	7,688,486	46,821.24	46,821.24	Actual/360	5.32500%	0.02700%	3/1/2022	120	119
44	11-0671	Pacific Office Park	7,553,969	45,889.43	45,889.43	Actual/360	6.09700%	0.02700%	1/1/2022	120	117
45	820913298	64th & Greenway	7,550,000	38,127.50	48,922.04	Actual/360	6.06000%	0.07700%	11/1/2016	60	55
46	310912304	Gulfgate Square	7,510,623	42,868.07	42,868.07	Actual/360	5.50000%	0.02700%	11/1/2021	120	115
47	11-0748	Hampton Inn Hammond Louisiana	7,171,255	47,629.80	47,629.80	Actual/360	6.28000%	0.02700%	1/1/2022	120	117
48	310912357	Extra Storage	6,930,195	38,221.84	38,221.84	Actual/360	5.15000%	0.02700%	7/1/2021	120	111
49	11-1029	4S Ranch Village	6,900,000	37,573.85	37,573.85	Actual/360	5.12600%	0.02700%	4/1/2022	120	120
50	520000011	Tifton Corners	6,574,151	38,315.53	38,315.53	Actual/360	5.73000%	0.09700%	3/1/2022	120	119
51	10103	T&M Retail Portfolio	6,573,925	37,691.45	37,691.45	Actual/360	5.58000%	0.02700%	3/1/2022	120	119
51.01	10103-1	Three Bears Supermarket
51.02	10103-2	Marsh Supermarket
52	11-0852	Grande Pointe Apartments	6,465,992	42,942.82	42,942.82	Actual/360	6.26600%	0.02700%	12/1/2021	120	116
53	310911089	Elks Building	6,419,098	39,143.08	39,143.08	Actual/360	5.30000%	0.02700%	8/1/2021	120	112
54	310911613	Central Self Storage -Corte Madera	6,337,105	36,281.72	36,281.72	Actual/360	5.50000%	0.02700%	8/1/2021	120	112
55	230-000-076	Crossings at Roswell	3,357,178	20,037.01	20,037.01	Actual/360	5.95000%	0.02700%	3/1/2022	120	119
56	230-000-075	Cumberland Place	2,797,649	16,697.51	16,697.51	Actual/360	5.95000%	0.02700%	3/1/2022	120	119
57	310912856	Natomas Self Storage	5,959,466	39,283.98	39,283.98	Actual/360	6.17000%	0.02700%	11/1/2021	120	115
58	230-000-070	LaCarreta	5,733,807	34,585.14	34,585.14	Actual/360	6.03000%	0.02700%	1/6/2022	120	117
59	11-0401	Shady Grove Shopping Center	5,476,530	35,034.23	35,034.23	Actual/360	5.88000%	0.02700%	1/1/2022	120	117
60	410913109	Quality Court Business Complex	4,986,536	30,753.35	30,753.35	Actual/360	6.24000%	0.02700%	1/1/2022	120	117
61	410911509	Van Buren Estates	4,691,556	28,801.54	28,801.54	Actual/360	5.37000%	0.02700%	8/1/2021	120	112
62	11-0734	All Storage Mesquite	3,013,632	17,942.38	17,942.38	Actual/360	5.90000%	0.02700%	12/1/2021	120	116
63	11-0380	All Storage Harwood	1,618,893	9,638.47	9,638.47	Actual/360	5.90000%	0.02700%	12/1/2021	120	116
64	230-000-068	King’s Row MHC	4,481,943	29,685.12	29,685.12	Actual/360	6.25000%	0.02700%	1/1/2022	120	117
65	410912266	CVS - Victorville	4,362,323	24,542.81	24,542.81	Actual/360	5.34000%	0.02700%	8/1/2021	120	112
66	11-0592	Seagoville Corners Shopping Center	4,287,422	25,367.46	25,367.46	Actual/360	5.85000%	0.02700%	1/1/2022	120	117

S-1-5

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Cut-off Date Balance ($)	First Monthly Payment Following the Cut-off Date	First P&I Payment After Amortization Begins(1)	Interest Accrual Basis	Mortgage Rate	Administrative Fee Rate	Maturity Date or Anticipated Repayment Date	Original Term to Maturity or Anticipated Repayment Date (Mos.)	Remaining Term to Maturity or Anticipated Repayment Date (Mos.)
67	11-0381	Shoppes at Garland	2,492,764	14,828.41	14,828.41	Actual/360	5.90000%	0.02700%	1/1/2022	120	117
68	11-0735	Graham Shopping Center	1,595,369	9,490.18	9,490.18	Actual/360	5.90000%	0.02700%	1/1/2022	120	117

69	230-000-064	Emerald Apartments	3,988,783	24,110.76	24,110.76	Actual/360	6.05000%	0.02700%	1/1/2022	120	117
70	230-000-062	Walker Plaza	3,986,102	24,628.69	24,628.69	Actual/360	6.25000%	0.02700%	12/9/2021	120	116
71	410912620	Waynewood Apartments	3,865,682	21,439.42	21,439.42	Actual/360	5.21000%	0.02700%	8/1/2021	120	112
72	230-000-066	Parkway 3&4	3,803,723	22,384.63	22,384.63	Actual/360	5.80000%	0.02700%	1/9/2022	120	117
73	11-0944	Advantage Main Street Storage	3,592,318	20,780.49	20,780.49	Actual/360	5.65000%	0.02700%	2/1/2022	120	118
74	10114	Rite Aid Monroeville	3,461,643	19,424.61	19,424.61	Actual/360	5.38500%	0.02700%	3/1/2022	120	119

75	410913823	Assured Self Storage	3,444,750	20,491.38	20,491.38	Actual/360	5.90000%	0.02700%	1/1/2022	120	117
76	10111	Canton Center Crossing	3,146,097	20,585.30	20,585.30	Actual/360	6.15000%	0.02700%	3/1/2022	120	119
77	410913472	Northfield Point Marketplace	2,785,817	18,818.41	18,818.41	Actual/360	6.45000%	0.02700%	12/1/2021	120	116
78	230-000-079	Eastpoint Self Storage	2,696,554	17,396.14	17,396.14	Actual/360	6.00000%	0.02700%	3/1/2022	120	119
79	230-000-080	Story Business Center	2,547,616	14,526.65	14,526.65	Actual/360	5.53000%	0.02700%	3/1/2022	120	119

80	10109	Westfield Ridge Apartments	2,466,659	15,464.38	15,464.38	Actual/360	5.70000%	0.02700%	3/1/2022	120	119

81	410912208	High Cliff Estates MHC	2,341,619	15,699.75	15,699.75	Actual/360	6.34000%	0.02700%	10/1/2016	60	54
82	230-000-082	Northwest Self Storage	2,150,000	13,616.88	13,616.88	Actual/360	5.82000%	0.02700%	4/1/2022	120	120
83	230-000-067	Leisure Living MHC	2,116,198	13,769.45	13,769.45	Actual/360	6.06000%	0.02700%	1/1/2022	120	117
84	230-000-078	Midtown Vault Self Storage	2,095,697	14,827.80	14,827.80	Actual/360	5.82000%	0.02700%	3/1/2022	120	119

85	410912437	Rivergate Self Storage	1,946,069	11,628.62	11,628.62	Actual/360	5.95000%	0.02700%	2/1/2022	120	118
86	410913294	Park Estates MHC	1,853,503	11,241.20	11,241.20	Actual/360	6.10000%	0.02700%	3/1/2022	120	119
87	230-000-086	Apple Valley MHC	1,500,000	9,418.48	9,418.48	Actual/360	5.73000%	0.02700%	4/1/2022	120	120
88	410912347	Security Public Storage - Ceres	1,494,705	9,167.58	9,167.58	Actual/360	6.18000%	0.02700%	12/1/2021	120	116
89	230-000-083	Kirkwood MHC	1,468,823	8,936.63	8,936.63	Actual/360	6.13000%	0.02700%	3/1/2022	120	119

S-1-6

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions(2)	Ownership Interest	Mortgage Loan Seller(3)	Due Date
1	310912650	National Cancer Institute Center	312	312		L(32),D(84),O(4)	Fee	WFB	1
2	310911236	Windsor Hotel Portfolio II	300	291		L(33),D(23),O(4)	Fee	WFB	1
2.01	310911236.01	Embassy Suites Las Vegas
2.02	310911236.02	Renaissance Asheville
2.03	310911236.03	Embassy Suites Arcadia

2.04	310911236.04	Embassy Suites Alpharetta
3	310912511	WPC Self Storage Portfolio	360	360		L(33),D(83),O(4)	Various	WFB	1
3.01	310912511.01	Extra Space - San Diego
3.02	310912511.02	Extra Space - Pearl City
3.03	310912511.03	Extra Space - Palmdale 10th Street

3.04	310912511.04	Extra Space - Fresno
3.05	310912511.05	Extra Space - Palm Springs
3.06	310912511.06	SecureCare - Chicago Adams
3.07	310912511.07	Extra Space - Apple Valley Town Center
3.08	310912511.08	Extra Space - Bakersfield Oswell

3.09	310912511.09	Extra Space - Palmdale Sierra
3.10	310912511.10	Extra Space - Bakersfield Weedpatch
3.11	310912511.11	Extra Space - South Gate
3.12	310912511.12	Extra Space - Bakersfield Hughes
3.13	310912511.13	Extra Space - Rosamond
3.14	310912511.14	Metro - Fort Worth

3.15	310912511.15	Extra Space - Apple Valley Powhatan
3.16	310912511.16	SecureCare - Rockford Alpine
3.17	310912511.17	SecureCare - Chicago Elston
3.18	310912511.18	SecureCare - Rockford Main
3.19	310912511.19	Extra Space - Harbor City

3.20	310912511.20	Extra Space - Rubidoux
3.21	310912511.21	Extra Space - Anaheim
3.22	310912511.22	Extra Space - Riverside
3.23	310912511.23	Extra Space - Bakersfield Buck Owens

3.24	310912511.24	Extra Space - Kona
3.25	310912511.25	Extra Space - Grand Terrace
3.26	310912511.26	SecureCare - Alpine Annex
4	310911846	Norwalk Town Square	360	352		L(32),D(84),O(4)	Fee	WFB	1
5	310911654	Resort MHC	360	352		L(32),D(84),O(4)	Fee	WFB	1
6	310912823	Citrus Crossing	360	352		L(32),D(84),O(4)	Fee	WFB	1

7	310911133	Boca Industrial Park	360	360		L(32),D(84),O(4)	Fee	WFB	1
8	11-0861	Lexington Hotel Portfolio	300	299		L(25),D(91),O(4)	Fee	RBS	1
8.01	11-0861	Courtyard Cincinnati North at Union Centre
8.02	11-0861	Residence Inn West Chester
9	520000003	Seven Trees Retail Portfolio	360	358		L(48),D(68),O(4)	Fee	LIG I	1
9.01	520000003.01	Seven Trees Center

9.02	520000003.02	Solari Center
9.03	520000003.03	7-11 Center
10	520000002	El Mercado Shopping Center	360	357		L(48),D(68),O(4)	Fee	LIG I	1
11	10104	Sunwest Portfolio	271	271		L(24),D(93),O(3)	Various	Basis	1
11.01	10104-15	1937 Parker Road
11.02	10104-1	2010 South Sheridan

11.03	10104-16	2524 North Galloway
11.04	10104-5	2770 Trinity Mills Road
11.05	10104-3	100 Cleveland S.C.
11.06	10104-14	1201 South Stockton
11.07	10104-29	3065 Josey Lane

11.08	10104-18	709 North Federal
11.09	10104-23	6400 Nieman Road
11.10	10104-25	335 South Cedar Ridge
11.11	10104-7	535 Green Street
11.12	10104-24	1300 North Highway 7

11.13	10104-13	1380 North Main Street
11.14	10104-28	14th Street & Grand Avenue
11.15	10104-11	1818 Ninth Street
11.16	10104-12	1343 Miner Street
11.17	10104-9	280 West Main Street

11.18	10104-30	1605 West Pioneer Parkway
11.19	10104-22	712 West Commercial
11.20	10104-26	306 East Paisano Avenue
11.21	10104-17	111 Park Street
11.22	10104-6	2215 South Marsalis Ave.

11.23	10104-21	3510 Prospect
11.24	10104-10	259 14th Street

S-1-7

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions(2)	Ownership Interest	Mortgage Loan Seller(3)	Due Date
11.25	10104-20	4601 Parallel Street
12	11-0158	Whole Foods	360	360		L(24),D(92),O(4)	Leasehold	RBS	1
13	310911882	Williams Centre Plaza	360	351		L(33),GRTR 1% or YM(83),O(4)	Fee	WFB	1
14	310913526	Claremont Village Square	360	357		L(35),GRTR 1% or YM(81),O(4)	Fee	WFB	1
15	11-0984	Commerce Park IV & V	360	359		L(25),D(91),O(4)	Fee	RBS	1

16	230-000-074	Parrish Portfolio	300	298		L(26),D(90),O(4)	Fee	CIIICM	3

16.01	230-000-074.01	Hillcrest RV Resort
16.02	230-000-074.02	White Birch Estates
16.03	230-000-074.03	Carefree Estates
17	310912205	Pyramid Office	300	293		L(31),GRTR 1% or YM(25),O(4)	Fee	WFB	1

18	310911134	91-99 Paidge Avenue	240	230		L(34),D(82),O(4)	Fee	WFB	1
19	10112	Holiday Inn Maingate East	324	324		L(24),D(34),O(2)	Fee	Basis	1
20	310911694	Montclair on the Park - Missouri	360	351		L(33),D(83),O(4)	Fee	WFB	1
21	310911648	North Torrance Plaza	360	357		L(27),D(89),O(4)	Fee	WFB	1
22	11-0591	Hulen Bend Shopping Center	360	357		L(27),D(89),O(4)	Fee	RBS	1

23	310912596	Hacienda MHC	360	352		L(32),D(24),O(4)	Fee	WFB	1

24	11-0922	Summerhill Marketplace	360	358		L(26),D(90),O(4)	Fee	RBS	1
25	520000010	HRC Hotel Portfolio	300	299		L(25),D(91),O(4)	Fee	LIG I	1
25.01	520000010.01	Hampton Inn Warsaw
25.02	520000010.02	Kalamazoo Townes Place Suites
25.03	520000010.03	Marshalltown Hampton Inn Suites

26	11-0996	Santa Rosa Southside	360	360		L(59), GRTR1% or YM(56), O(5)	Fee	RBS	1
27	11-0883	Buford Plaza	300	299		L(25),D(91),O(4)	Fee	RBS	1
28	310912536	Willow Lawn	360	353		L(31),D(85),O(4)	Fee	WFB	1
29	11-0379	All Storage Camp Bowie	360	356		L(28),D(88),O(4)	Fee	RBS	1
30	11-0833	Hampton Inn LBV	300	296		L(28),D(88),O(4)	Fee	RBS	1

31	11-0812	Hobbs Hotel Portfolio	240	239		L(25),D(91),O(4)	Fee	RBS	1
31.01	11-0812	Fairfield Inn & Suites - Hobbs
31.02	11-0812	Hampton Inn - Hobbs
32	310912472	Vermont Galleria	360	352		L(32),D(84),O(4)	Fee	WFB	1

33	11-0999	Southland Plaza	0	0		L(35), GRTR1% or YM(81), O(4)	Fee	RBS	1

34	520000006	Lottsford Business Center	360	360		L(48),D(68),O(4)	Fee	LIG I	1
35	860913459	800, 804 & 763 Buildings	360	359		L(25),D(91),O(4)	Fee	WFB	1
36	230-000-071	Florida Hotel Portfolio	300	298		L(26),D(30),O(4)	Fee	CIIICM	1
36.01	230-000-071.01	Comfort Inn Tampa
36.02	230-000-071.02	Holiday Inn Express Lakeland

36.03	230-000-071.03	Best Western Plus Auburndale
37	520000001	301 Wilshire	360	356		L(28),D(88),O(4)	Fee	LIG I	1
38	520000015	Six Trails Apartments	300	299		L(25),D(91),O(4)	Fee	LIG I	1
39	11-0888	Holiday Inn - Odessa	240	239		L(25),D(91),O(4)	Fee	RBS	1
40	11-0777	Market at Hebron	360	360		L(24),D(92),O(4)	Fee	RBS	1

41	310912340	Hampton Inn - Pennsylvania	300	297		L(27),D(88),O(5)	Fee	WFB	1

42	310911985	Hilton Garden Inn - Denver Airport	360	351		L(33),D(23),O(4)	Fee	WFB	1
43	230-000-077	Holiday Inn Express Kendall	300	299		L(25),D(91),O(4)	Fee	CIIICM	1
44	11-0671	Pacific Office Park	360	357		L(27),D(89),O(4)	Fee	RBS	1
45	820913298	64th & Greenway	300	300		L(29),D(27),O(4)	Fee	WFB	1

46	310912304	Gulfgate Square	360	355		L(29),D(87),O(4)	Fee	WFB	1

47	11-0748	Hampton Inn Hammond Louisiana	300	297		L(27),D(89),O(4)	Fee	RBS	1
48	310912357	Extra Storage	360	351		L(33),D(83),O(4)	Fee	WFB	1
49	11-1029	4S Ranch Village	360	360		L(24), GRTR1% or YM(92), O(4)	Fee	RBS	1
50	520000011	Tifton Corners	360	359		L(25),D(91),O(4)	Fee	LIG I	1

51	10103	T&M Retail Portfolio	360	359		L(25),D(91),O(4)	Fee	Basis	1
51.01	10103-1	Three Bears Supermarket

51.02	10103-2	Marsh Supermarket
52	11-0852	Grande Pointe Apartments	300	296		L(28),D(89),O(3)	Fee	RBS	1

53	310911089	Elks Building	300	292		L(32),D(84),O(4)	Fee	WFB	1
54	310911613	Central Self Storage - Corte Madera	360	352		L(32),D(84),O(4)	Fee	WFB	1

55	230-000-076	Crossings at Roswell	360	359	Crossed Portfolio A	L(25),D(91),O(4)	Fee	CIIICM	1

56	230-000-075	Cumberland Place	360	359	Crossed Portfolio A	L(25),D(91),O(4)	Fee	CIIICM	1
57	310912856	Natomas Self Storage	300	295		L(29),D(87),O(4)	Fee	WFB	1

58	230-000-070	LaCarreta	360	357		L(27),D(89),O(4)	Fee	CIIICM	6
59	11-0401	Shady Grove Shopping Center	300	297		L(27),D(89),O(4)	Fee	RBS	1
60	410913109	Quality Court Business Complex	360	357		L(27),D(89),O(4)	Fee	WFB	1

61	410911509	Van Buren Estates	300	292		L(32),GRTR 1% or YM(84),O(4)	Fee	WFB	1
62	11-0734	All Storage Mesquite	360	356	Crossed Portfolio B	L(28),D(88),O(4)	Fee	RBS	1

63	11-0380	All Storage Harwood	360	356	Crossed Portfolio B	L(28),D(88),O(4)	Fee	RBS	1
64	230-000-068	King’s Row MHC	300	297		L(27),D(89),O(4)	Fee	CIIICM	1
65	410912266	CVS - Victorville	360	352		L(32),GRTR 1% or YM(84),O(4)	Fee	WFB	1

66	11-0592	Seagoville Corners Shopping Center	360	357		L(27),D(89),O(4)	Fee	RBS	1

S-1-8

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions(2)	Ownership Interest	Mortgage Loan Seller(3)	Due Date
67	11-0381	Shoppes at Garland	360	357	Crossed Portfolio C	L(27),D(89),O(4)	Fee	RBS	1
68	11-0735	Graham Shopping Center	360	357	Crossed Portfolio C	L(27),D(89),O(4)	Fee	RBS	1
69	230-000-064	Emerald Apartments	360	357		L(27),D(89),O(4)	Fee	CIIICM	1
70	230-000-062	Walker Plaza	360	356		L(28),D(88),O(4)	Fee	CIIICM	10
71	410912620	Waynewood Apartments	360	352		L(32),GRTR 1% or YM(84),O(4)	Fee	WFB	1

72	230-000-066	Parkway 3&4	360	357		L(27),D(89),O(4)	Fee	CIIICM	9
73	11-0944	Advantage Main Street Storage	360	358		L(26),D(90),O(4)	Fee	RBS	1
74	10114	Rite Aid Monroeville	360	359		L(25),D(93),O(2)	Fee	Basis	1

75	410913823	Assured Self Storage	360	357		L(27),GRTR 1% or YM(89),O(4)	Fee	WFB	1
76	10111	Canton Center Crossing	300	299		L(25),D(91),O(4)	Fee	Basis	1

77	410913472	Northfield Point Marketplace	300	296		L(28),GRTR 1% or YM(88),O(4)	Fee	WFB	1
78	230-000-079	Eastpoint Self Storage	300	299		L(25),D(91),O(4)	Fee	CIIICM	1
79	230-000-080	Story Business Center	360	359		L(25),D(92),O(3)	Fee	CIIICM	1

80	10109	Westfield Ridge Apartments	300	299		L(25),D(93),O(2)	Fee	Basis	1
81	410912208	High Cliff Estates MHC	300	294		L(30),GRTR 1% or YM(26),O(4)	Fee	WFB	1

82	230-000-082	Northwest Self Storage	300	300		L(24),D(92),O(4)	Fee	CIIICM	1
83	230-000-067	Leisure Living MHC	300	297		L(27),D(89),O(4)	Fee	CIIICM	1
84	230-000-078	Midtown Vault Self Storage	240	239		L(25),D(88),O(7)	Fee	CIIICM	1

85	410912437	Rivergate Self Storage	360	358		L(26),D(90),O(4)	Fee	WFB	1
86	410913294	Park Estates MHC	360	359		L(25),GRTR 1% or YM(91),O(4)	Fee	WFB	1
87	230-000-086	Apple Valley MHC	300	300		L(24),D(92),O(4)	Fee	CIIICM	1

88	410912347	Security Public Storage - Ceres	360	356		L(28),GRTR 1% or YM(88),O(4)	Fee	WFB	1
89	230-000-083	Kirkwood MHC	360	359		L(25),D(88),O(7)	Fee	CIIICM	1

S-1-9

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Grace Period (Days)	Secured by LOC (Y/N)	LOC Amount	Borrower Name	Excess Servicing Fee Rate	Master Servicing Fee Rate
1	310912650	National Cancer Institute Center	5	N	NAP	Riv 402 Sub, LLC		0.02000%
2	310911236	Windsor Hotel Portfolio II	5	N	NAP	Alpharetta Hotel Venture, LP; Arcadia Hotel Venture, LP; Nesbitt Asheville Venture LLC; Nesbitt L.V.C.C., LLC		0.02000%
2.01	310911236.01	Embassy Suites Las Vegas
2.02	310911236.02	Renaissance Asheville
2.03	310911236.03	Embassy Suites Arcadia

2.04	310911236.04	Embassy Suites Alpharetta
3	310912511	WPC Self Storage Portfolio	5	N	NAP	American WPC Storage (Multi) LLC; Alamo WPC Storage (TX) LLC		0.02000%
3.01	310912511.01	Extra Space - San Diego
3.02	310912511.02	Extra Space - Pearl City
3.03	310912511.03	Extra Space - Palmdale 10th Street

3.04	310912511.04	Extra Space - Fresno
3.05	310912511.05	Extra Space - Palm Springs
3.06	310912511.06	SecureCare - Chicago Adams
3.07	310912511.07	Extra Space - Apple Valley Town Center
3.08	310912511.08	Extra Space - Bakersfield Oswell

3.09	310912511.09	Extra Space - Palmdale Sierra
3.10	310912511.10	Extra Space - Bakersfield Weedpatch
3.11	310912511.11	Extra Space - South Gate
3.12	310912511.12	Extra Space - Bakersfield Hughes
3.13	310912511.13	Extra Space - Rosamond
3.14	310912511.14	Metro - Fort Worth

3.15	310912511.15	Extra Space - Apple Valley Powhatan
3.16	310912511.16	SecureCare - Rockford Alpine
3.17	310912511.17	SecureCare - Chicago Elston
3.18	310912511.18	SecureCare - Rockford Main
3.19	310912511.19	Extra Space - Harbor City

3.20	310912511.20	Extra Space - Rubidoux
3.21	310912511.21	Extra Space - Anaheim
3.22	310912511.22	Extra Space - Riverside
3.23	310912511.23	Extra Space - Bakersfield Buck Owens
3.24	310912511.24	Extra Space - Kona

3.25	310912511.25	Extra Space - Grand Terrace
3.26	310912511.26	SecureCare - Alpine Annex
4	310911846	Norwalk Town Square	5	N	NAP	Levian Family Norwalk, LLC; Hekmatravan Family Norwalk LLC		0.02000%
5	310911654	Resort MHC	5	N	NAP	ILA Resort II, LLC		0.02000%
6	310912823	Citrus Crossing	5	N	NAP	Citrus Crossing Properties Fee LLC		0.02000%

7	310911133	Boca Industrial Park	5	N	NAP	Boca Industrial Park, LTD.		0.02000%
8	11-0861	Lexington Hotel Portfolio	0	N	NAP	WC III, LLC, WC IV, LLC		0.02000%
8.01	11-0861	Courtyard Cincinnati North at Union Centre
8.02	11-0861	Residence Inn West Chester
9	520000003	Seven Trees Retail Portfolio	5	N	NAP	Gold Touch Investment SPE, LLC		0.06000%
9.01	520000003.01	Seven Trees Center

9.02	520000003.02	Solari Center
9.03	520000003.03	7-11 Center
10	520000002	El Mercado Shopping Center	5	N	NAP	El Mercado SPE, LLC		0.06000%
11	10104	Sunwest Portfolio	5	N	NAP	Rainier Sunwest 2012, LLC		0.02000%
11.01	10104-15	1937 Parker Road
11.02	10104-1	2010 South Sheridan

11.03	10104-16	2524 North Galloway
11.04	10104-5	2770 Trinity Mills Road
11.05	10104-3	100 Cleveland S.C.
11.06	10104-14	1201 South Stockton
11.07	10104-29	3065 Josey Lane

11.08	10104-18	709 North Federal
11.09	10104-23	6400 Nieman Road
11.10	10104-25	335 South Cedar Ridge
11.11	10104-7	535 Green Street
11.12	10104-24	1300 North Highway 7

11.13	10104-13	1380 North Main Street
11.14	10104-28	14th Street & Grand Avenue
11.15	10104-11	1818 Ninth Street
11.16	10104-12	1343 Miner Street
11.17	10104-9	280 West Main Street

11.18	10104-30	1605 West Pioneer Parkway
11.19	10104-22	712 West Commercial
11.20	10104-26	306 East Paisano Avenue
11.21	10104-17	111 Park Street
11.22	10104-6	2215 South Marsalis Ave.

11.23	10104-21	3510 Prospect
11.24	10104-10	259 14th Street

S-1-10

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Grace Period (Days)	Secured by LOC (Y/N)	LOC Amount	Borrower Name	Excess Servicing Fee Rate	Master Servicing Fee Rate
11.25	10104-20	4601 Parallel Street
12	11-0158	Whole Foods	0	N	NAP	North Halsted (Chicago), DST		0.02000%
13	310911882	Williams Centre Plaza	5	N	NAP	The Plaza at Williams Centre, L.L.C.		0.02000%
14	310913526	Claremont Village Square	5	N	NAP	Claremont Village Expansion Borrower LLC		0.02000%
15	11-0984	Commerce Park IV & V	0	N	NAP	Commerce Park IV & V Associates LLC, UI Commerce Park LLC		0.06000%
16	230-000-074	Parrish Portfolio	0	N	NAP	Parrish Properties IX, LLC ; Parrish Properties VII, LLC; Parrish Properties V, LLC		0.02000%
16.01	230-000-074.01	Hillcrest RV Resort
16.02	230-000-074.02	White Birch Estates
16.03	230-000-074.03	Carefree Estates
17	310912205	Pyramid Office	5	N	NAP	MSB Pyramid LP		0.02000%
18	310911134	91-99 Paidge Avenue	0	N	NAP	Paidge Steel II, LLC		0.02000%
19	10112	Holiday Inn Maingate East	5	N	NAP	Eastgate Hospitality Investors, LLC		0.02000%
20	310911694	Montclair on the Park - Missouri	5	N	NAP	Forsyth Office, L.L.C.		0.02000%
21	310911648	North Torrance Plaza	5	N	NAP	North Torrance Plaza, LLC		0.02000%
22	11-0591	Hulen Bend Shopping Center	0	N	NAP	TSCA-230 L.L.C.		0.02000%
23	310912596	Hacienda MHC	5	N	NAP	Pleasanton Hacienda I L.P.		0.02000%
24	11-0922	Summerhill Marketplace	0	N	NAP	CV Summerhill, LLC, CV Outparcel, LLC		0.06000%
25	520000010	HRC Hotel Portfolio	5	N	NAP	80Kzoo, LLC, 84MarshallIA, LLC and 80Warsaw, LLC		0.06000%
25.01	520000010.01	Hampton Inn Warsaw
25.02	520000010.02	Kalamazoo Townes Place Suites
25.03	520000010.03	Marshalltown Hampton Inn Suites
26	11-0996	Santa Rosa Southside	0	N	NAP	Santa Rosa Southside, LLC		0.02000%
27	11-0883	Buford Plaza	0	N	NAP	Buford Highway Shopping Center, LLC		0.06000%
28	310912536	Willow Lawn	5	N	NAP	Rebkee Partners Willow Lawn, LLC		0.02000%
29	11-0379	All Storage Camp Bowie	0	N	NAP	All Storage Camp Bowie Associates, L.P.		0.02000%
30	11-0833	Hampton Inn LBV	0	N	NAP	LBV Property Associates LLC		0.02000%
31	11-0812	Hobbs Hotel Portfolio	5	N	NAP	Janak, Inc., Janak II, Inc.		0.02000%
31.01	11-0812	Fairfield Inn & Suites - Hobbs
31.02	11-0812	Hampton Inn - Hobbs
32	310912472	Vermont Galleria	5	N	NAP	HK Town, LLC		0.02000%
33	11-0999	Southland Plaza	5	N	NAP	SPP Corp., Jack W. Davis, LLC, Albert W. Krasnoff, LLC, McPhee Holdings, LLC		0.02000%
34	520000006	Lottsford Business Center	5	N	NAP	Lottsford of Landover, LLC		0.06000%
35	860913459	800, 804 & 763 Buildings	5	N	NAP	Tiffany 3/8 Associates, Ltd.		0.07000%
36	230-000-071	Florida Hotel Portfolio	0	N	NAP	Tampa Bay Hotels LLC ; Lakeland Hotels LLC ; Auburndale Hotels LLC		0.02000%
36.01	230-000-071.01	Comfort Inn Tampa
36.02	230-000-071.02	Holiday Inn Express Lakeland
36.03	230-000-071.03	Best Western Plus Auburndale
37	520000001	301 Wilshire	5	N	NAP	Promenade Properties IV, LLC		0.06000%
38	520000015	Six Trails Apartments	5	N	NAP	SG Riveroaks Apartment Holdings, LLC		0.06000%
39	11-0888	Holiday Inn - Odessa	5	N	NAP	Odessa HI Development, LP		0.02000%
40	11-0777	Market at Hebron	5	N	NAP	Carrollton Market, LLC		0.02000%
41	310912340	Hampton Inn - Pennsylvania	5	N	NAP	McKnight Road Pittsburgh L.P.		0.02000%
42	310911985	Hilton Garden Inn - Denver Airport	5	N	NAP	Gateway Hotel LLC		0.02000%
43	230-000-077	Holiday Inn Express Kendall	5	N	NAP	Pinelands - Kendall Hotel, LLC		0.02000%
44	11-0671	Pacific Office Park	0	N	NAP	Pacific Doctor’s Park, L.P.		0.02000%
45	820913298	64th & Greenway	5	N	NAP	Barclay Holdings XXI, L.L.C.		0.07000%
46	310912304	Gulfgate Square	5	N	NAP	ADD Gulfgate Holdings LLC		0.02000%
47	11-0748	Hampton Inn Hammond Louisiana	0	N	NAP	Sunray Hospitality, LLC		0.02000%
48	310912357	Extra Storage	5	N	NAP	Broadway Palomar Investments		0.02000%
49	11-1029	4S Ranch Village	5	N	NAP	Buie 4-S Center 2 LLC		0.02000%
50	520000011	Tifton Corners	5	N	NAP	RCG Tifton SPE, LLC		0.09000%
51	10103	T&M Retail Portfolio	5	N	NAP	Various		0.02000%
51.01	10103-1	Three Bears Supermarket
51.02	10103-2	Marsh Supermarket
52	11-0852	Grande Pointe Apartments	0	N	NAP	Palisades Pointe LLC		0.02000%
53	310911089	Elks Building	5	N	NAP	Utah Partners, LLC		0.02000%
54	310911613	Central Self Storage - Corte Madera	5	N	NAP	CSS Corte Madera		0.02000%
55	230-000-076	Crossings at Roswell	0	N	NAP	AT Altus Roswell, GA, LLC		0.02000%
56	230-000-075	Cumberland Place	0	N	NAP	AT Altus Cumberland, GA, LLC		0.02000%
57	310912856	Natomas Self Storage	5	N	NAP	Natomas Self Storage, L.P.		0.02000%
58	230-000-070	LaCarreta	0	N	NAP	FGHP 117 Limited Partnership		0.02000%
59	11-0401	Shady Grove Shopping Center	0	N	NAP	TSCA-222 Limited Partnership		0.02000%
60	410913109	Quality Court Business Complex	7	N	NAP	Quality Court Business Complex, LLC		0.02000%
61	410911509	Van Buren Estates	5	N	NAP	Van Buren MHC, LLC		0.02000%
62	11-0734	All Storage Mesquite	0	N	NAP	Mesquite Exposition Blvd., L.L.C.		0.02000%
63	11-0380	All Storage Harwood	0	N	NAP	Harwood/Bedford All Storage, Ltd.		0.02000%
64	230-000-068	King’s Row MHC	0	N	NAP	Kings Row MHC, L.L.C.		0.02000%
65	410912266	CVS - Victorville	5	N	NAP	14426 Palmdale Road, LLC		0.02000%
66	11-0592	Seagoville Corners Shopping Center	0	N	NAP	TSCA-240 Limited Partnership		0.02000%

S-1-11

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name	Grace Period (Days)	Secured by LOC (Y/N)	LOC Amount	Borrower Name	Excess Servicing Fee Rate	Master Servicing Fee Rate
67	11-0381	Shoppes at Garland	0	N	NAP	TSCA-226 Limited Partnership		0.02000%
68	11-0735	Graham Shopping Center	0	N	NAP	TSCA-76 Limited Partnership		0.02000%
69	230-000-064	Emerald Apartments	0	N	NAP	Emerald Apartments Limited Partnership		0.02000%
70	230-000-062	Walker Plaza	0	N	NAP	Walker Plaza Investments, LLC ; Walker East Towne, LLC ; and Castle Walker Plaza, LLC		0.02000%
71	410912620	Waynewood Apartments	5	N	NAP	Waynewood Apartment Associates Limited Partnership		0.02000%
72	230-000-066	Parkway 3&4	0	N	NAP	Continental Parkway, LLC		0.02000%
73	11-0944	Advantage Main Street Storage	5	N	NAP	Advantage Self Storage Frisco I, LLC		0.02000%
74	10114	Rite Aid Monroeville	5	N	NAP	Penn Rite LLC & Penn Rite II LLC, as tenants in common		0.02000%
75	410913823	Assured Self Storage	5	N	NAP	AC SS Fund I Dallas, LLC		0.02000%
76	10111	Canton Center Crossing	5	N	NAP	Canton Crossing, LLC		0.02000%
77	410913472	Northfield Point Marketplace	5	N	NAP	Northfield Point Retail L.L.C.		0.02000%
78	230-000-079	Eastpoint Self Storage	5	N	NAP	Eastpointe Investors, LLC		0.02000%
79	230-000-080	Story Business Center	0	N	NAP	3100 Emery, LLC		0.02000%
80	10109	Westfield Ridge Apartments	5	N	NAP	Crescent Communities of Texas, LLC		0.02000%
81	410912208	High Cliff Estates MHC	5	N	NAP	HIC MHPI, LLC		0.02000%
82	230-000-082	Northwest Self Storage	0	N	NAP	Ft. Worth Northwest Self Storage LP		0.02000%
83	230-000-067	Leisure Living MHC	0	N	NAP	MHC Leisure Living, Ltd.		0.02000%
84	230-000-078	Midtown Vault Self Storage	0	N	NAP	Midtown Vault Self Storage Partnership		0.02000%
85	410912437	Rivergate Self Storage	5	N	NAP	AC SS Fund I Murfreesboro, LLC		0.02000%
86	410913294	Park Estates MHC	5	N	NAP	Park Estates MHP, LLC		0.02000%
87	230-000-086	Apple Valley MHC	0	N	NAP	Apple Valley MHC, LLC		0.02000%
88	410912347	Security Public Storage - Ceres	5	N	NAP	Security Public Storage-Ceres LLC		0.02000%
89	230-000-083	Kirkwood MHC	5	N	NAP	Kirkwood MHC, LLC		0.02000%

S-1-12

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name
1	310912650	National Cancer Institute Center
2	310911236	Windsor Hotel Portfolio II
2.01	310911236.01	Embassy Suites Las Vegas
2.02	310911236.02	Renaissance Asheville
2.03	310911236.03	Embassy Suites Arcadia

2.04	310911236.04	Embassy Suites Alpharetta
3	310912511	WPC Self Storage Portfolio
3.01	310912511.01	Extra Space - San Diego
3.02	310912511.02	Extra Space - Pearl City
3.03	310912511.03	Extra Space - Palmdale 10th Street

3.04	310912511.04	Extra Space - Fresno
3.05	310912511.05	Extra Space - Palm Springs
3.06	310912511.06	SecureCare - Chicago Adams
3.07	310912511.07	Extra Space - Apple Valley Town Center
3.08	310912511.08	Extra Space - Bakersfield Oswell

3.09	310912511.09	Extra Space - Palmdale Sierra
3.10	310912511.10	Extra Space - Bakersfield Weedpatch
3.11	310912511.11	Extra Space - South Gate
3.12	310912511.12	Extra Space - Bakersfield Hughes
3.13	310912511.13	Extra Space - Rosamond
3.14	310912511.14	Metro - Fort Worth

3.15	310912511.15	Extra Space - Apple Valley Powhatan
3.16	310912511.16	SecureCare - Rockford Alpine
3.17	310912511.17	SecureCare - Chicago Elston
3.18	310912511.18	SecureCare - Rockford Main
3.19	310912511.19	Extra Space - Harbor City

3.20	310912511.20	Extra Space - Rubidoux
3.21	310912511.21	Extra Space - Anaheim
3.22	310912511.22	Extra Space - Riverside
3.23	310912511.23	Extra Space - Bakersfield Buck Owens
3.24	310912511.24	Extra Space - Kona

3.25	310912511.25	Extra Space - Grand Terrace
3.26	310912511.26	SecureCare - Alpine Annex

4	310911846	Norwalk Town Square
5	310911654	Resort MHC
6	310912823	Citrus Crossing

7	310911133	Boca Industrial Park
8	11-0861	Lexington Hotel Portfolio
8.01	11-0861	Courtyard Cincinnati North at Union Centre
8.02	11-0861	Residence Inn West Chester
9	520000003	Seven Trees Retail Portfolio
9.01	520000003.01	Seven Trees Center

9.02	520000003.02	Solari Center
9.03	520000003.03	7-11 Center
10	520000002	El Mercado Shopping Center
11	10104	Sunwest Portfolio
11.01	10104-15	1937 Parker Road
11.02	10104-1	2010 South Sheridan

11.03	10104-16	2524 North Galloway
11.04	10104-5	2770 Trinity Mills Road
11.05	10104-3	100 Cleveland S.C.
11.06	10104-14	1201 South Stockton
11.07	10104-29	3065 Josey Lane

11.08	10104-18	709 North Federal
11.09	10104-23	6400 Nieman Road
11.10	10104-25	335 South Cedar Ridge
11.11	10104-7	535 Green Street
11.12	10104-24	1300 North Highway 7

11.13	10104-13	1380 North Main Street
11.14	10104-28	14th Street & Grand Avenue
11.15	10104-11	1818 Ninth Street
11.16	10104-12	1343 Miner Street
11.17	10104-9	280 West Main Street

11.18	10104-30	1605 West Pioneer Parkway
11.19	10104-22	712 West Commercial
11.20	10104-26	306 East Paisano Avenue
11.21	10104-17	111 Park Street
11.22	10104-6	2215 South Marsalis Ave.

11.23	10104-21	3510 Prospect
11.24	10104-10	259 14th Street

S-1-13

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name
11.25	10104-20	4601 Parallel Street
12	11-0158	Whole Foods
13	310911882	Williams Centre Plaza
14	310913526	Claremont Village Square
15	11-0984	Commerce Park IV & V
16	230-000-074	Parrish Portfolio

16.01	230-000-074.01	Hillcrest RV Resort
16.02	230-000-074.02	White Birch Estates
16.03	230-000-074.03	Carefree Estates
17	310912205	Pyramid Office
18	310911134	91-99 Paidge Avenue

19	10112	Holiday Inn Maingate East
20	310911694	Montclair on the Park - Missouri
21	310911648	North Torrance Plaza
22	11-0591	Hulen Bend Shopping Center
23	310912596	Hacienda MHC

24	11-0922	Summerhill Marketplace
25	520000010	HRC Hotel Portfolio
25.01	520000010.01	Hampton Inn Warsaw
25.02	520000010.02	Kalamazoo Townes Place Suites
25.03	520000010.03	Marshalltown Hampton Inn Suites

26	11-0996	Santa Rosa Southside
27	11-0883	Buford Plaza
28	310912536	Willow Lawn
29	11-0379	All Storage Camp Bowie
30	11-0833	Hampton Inn LBV

31	11-0812	Hobbs Hotel Portfolio
31.01	11-0812	Fairfield Inn & Suites - Hobbs
31.02	11-0812	Hampton Inn - Hobbs
32	310912472	Vermont Galleria
33	11-0999	Southland Plaza

34	520000006	Lottsford Business Center
35	860913459	800, 804 & 763 Buildings
36	230-000-071	Florida Hotel Portfolio
36.01	230-000-071.01	Comfort Inn Tampa
36.02	230-000-071.02	Holiday Inn Express Lakeland

36.03	230-000-071.03	Best Western Plus Auburndale
37	520000001	301 Wilshire
38	520000015	Six Trails Apartments
39	11-0888	Holiday Inn - Odessa
40	11-0777	Market at Hebron

41	310912340	Hampton Inn - Pennsylvania
42	310911985	Hilton Garden Inn - Denver Airport
43	230-000-077	Holiday Inn Express Kendall
44	11-0671	Pacific Office Park
45	820913298	64th & Greenway

46	310912304	Gulfgate Square
47	11-0748	Hampton Inn Hammond Louisiana
48	310912357	Extra Storage
49	11-1029	4S Ranch Village
50	520000011	Tifton Corners

51	10103	T&M Retail Portfolio
51.01	10103-1	Three Bears Supermarket
51.02	10103-2	Marsh Supermarket
52	11-0852	Grande Pointe Apartments
53	310911089	Elks Building

54	310911613	Central Self Storage - Corte Madera
55	230-000-076	Crossings at Roswell
56	230-000-075	Cumberland Place
57	310912856	Natomas Self Storage
58	230-000-070	LaCarreta

59	11-0401	Shady Grove Shopping Center
60	410913109	Quality Court Business Complex
61	410911509	Van Buren Estates
62	11-0734	All Storage Mesquite
63	11-0380	All Storage Harwood

64	230-000-068	King’s Row MHC
65	410912266	CVS - Victorville
66	11-0592	Seagoville Corners Shopping Center

S-1-14

WFRBS Commercial Mortgage Trust 2012-C6

Mortgage Loan Schedule

Mortgage Loan Number	Securitization Control Number	Property Name
67	11-0381	Shoppes at Garland
68	11-0735	Graham Shopping Center

69	230-000-064	Emerald Apartments
70	230-000-062	Walker Plaza
71	410912620	Waynewood Apartments
72	230-000-066	Parkway 3&4
73	11-0944	Advantage Main Street Storage
74	10114	Rite Aid Monroeville

75	410913823	Assured Self Storage
76	10111	Canton Center Crossing
77	410913472	Northfield Point Marketplace
78	230-000-079	Eastpoint Self Storage
79	230-000-080	Story Business Center

80	10109	Westfield Ridge Apartments
81	410912208	High Cliff Estates MHC
82	230-000-082	Northwest Self Storage
83	230-000-067	Leisure Living MHC
84	230-000-078	Midtown Vault Self Storage

85	410912437	Rivergate Self Storage
86	410913294	Park Estates MHC
87	230-000-086	Apple Valley MHC
88	410912347	Security Public Storage - Ceres
89	230-000-083	Kirkwood MHC

S-1-15

WFRBS Commercial Mortgage Trust 2012-C6

ANNEX A-1

Footnotes to Mortgage Loan Schedule

See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in the Prospectus Supplement.

(1)	For Mortgage Loans that currently require only payments of interest but begin to amortize prior to Stated Maturity Date.

(2)	The prepayment provisions described in this Mortgage Loan Schedule are a general summary of the provisions of a mortgage loan that restrict the ability of the related borrower to voluntarily prepay the mortgage loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a mortgaged property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

•

“D(#)” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that mortgage asset in order to obtain a release of the related mortgaged property.

•

“L(#)” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

•

“O(#)” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any prepayment premium or yield maintenance charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•

“YM(#)” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a yield maintenance charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•

“D(#) or @%” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that mortgage loan in order to obtain a release of the related mortgaged property or during which prepayments of principal are permitted with the payment of a prepayment premium (equal to @% of the prepaid amount).

•

“GRTR of @% or YM(#)” means, with respect to any mortgage loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a yield maintenance charge and a prepayment premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

(3)	“WFB” denotes Wells Fargo Bank, National Association, “RBS” denotes The Royal Bank of Scotland plc and RBS Financial Products Inc. (“RBSFP”), “LIG I” denotes Liberty Island Group I LLC, “CIIICM” denotes C-III Commercial Mortgage LLC, and “Basis” denotes Basis Real Estate Capital II, LLC. RBSFP was the originator of #26 (Santa Rosa Southside), #33 (Southland Plaza), #44 (Pacific Office Park) and #49 (4S Ranch). All other RBS loans were originated by The Royal Bank of Scotland plc.

A-1

SCHEDULE II

SCHEDULE OF EXCEPTIONS TO MORTGAGE FILE DELIVERY

(under Section 2.02(a) of this Agreement) [None.]

S-II-1

SCHEDULE III

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria”, provided that, for the avoidance of doubt this Schedule III shall not require any assessment of any criterion to the extent that the assessment of such criterion is not required under the terms of Regulation AB. In addition, this Schedule III shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Schedule III forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement.

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator Master Servicer Special Servicer

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator Master Servicer Special Servicer

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Master Servicer Special Servicer

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee Master Servicer Special Servicer

S-III-1

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	Certificate Administrator Master Servicer Special Servicer

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator Master Servicer Special Servicer

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator Master Servicer Special Servicer

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	Certificate Administrator Trust Advisor[1]

[1] (D) is not applicable.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator

1

S-III-2

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Custodian Master Servicer Special Servicer

1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Master Servicer

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Master Servicer Special Servicer

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Trust Advisor

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Master Servicer Special Servicer

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer

S-III-3

	Relevant Servicing Criteria	Applicable Party(ies)
Reference	Criteria

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Master Servicer

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Master Servicer

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Master Servicer

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Master Servicer

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

S-III-4

SCHEDULE IV

[RESERVED]

S-IV-1

SCHEDULE V

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. If there is more than one Master Servicer at any given time, in no event shall a Master Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer is not the Master Servicer. If there is more than one Special Servicer at any given time, in no event shall a Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Special Servicer is not the Special Servicer. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement

•      Each Master Servicer (only with respect to 1121(a)(12) as to non Specially Serviced Loans)

•      Special Servicer (only with respect to 1121(a)(12) as to Specially Serviced Loans)

•      Depositor

•      Certificate Administrator

Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)

•      Master Servicer (as to itself)

•      Each Special Servicer (as to itself)

•      Trustee (as to itself)

•      Certificate Administrator (as to itself)

•      Depositor (as to itself)

•      Trust Advisor (as to itself)

•      Any other Reporting Servicer (as to itself)

•      Trustee/ Master Servicer/Depositor/Special Servicer

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as to the Trust

•      Each Mortgage Loan Seller (as to itself and as to each Originator (as contemplated by Item 1110(b) of Regulation AB) of one or more Mortgage Loans sold by such Mortgage Loan Seller)

•      Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Certificate Administrator • Trustee
Item 5: Submission of Matters to a Vote of Security Holders	• Certificate Administrator
Item 6: Significant Obligors of Pool Assets	• Master Servicer
Item 7: Significant Enhancement Provider Information	• N/A
Item 8: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)

•      Any party responsible for disclosure items on Form 8-K to the extent of such items (which, pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, does not include the Mortgage Loan Sellers)

Item 9: Exhibits	• Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) • Certificate Administrator (Distribution Date Statement)

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SCHEDULE VI

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. If there is more than one Master Servicer at any given time, in no event shall a Master Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer is not the Master Servicer. If there is more than one Special Servicer at any given time, in no event shall a Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Special Servicer is not the Special Servicer. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Trust Advisor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)

•      Any party responsible for disclosure items on Form 8-K to the extent of such items (which, pursuant to Section 8 of the related Mortgage Loan Purchase Agreement, does not include the Mortgage Loan Sellers)

Item 15: Exhibits, Financial Statement Schedules	• Certificate Administrator • Depositor
Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)	• Master Servicer (as to itself) • Each Special Servicer (as to itself) • Certificate Administrator (as to itself) • Trustee (as to itself) • Depositor (as to itself) • Trust Advisor (as to itself)

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•      Any other Reporting Servicer (as to itself)

•      Trustee/Certificate Administrator/Master Servicer/Depositor/each Special Servicer as to the Trust

•      Each Mortgage Loan Seller (as to itself and as to each Originator (as contemplated by Item 1110(b) of Regulation AB) of one or more Mortgage Loans sold by such Mortgage Loan Seller)

•      Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Additional Item: Disclosure per Item 1119 of Regulation AB

•      Master Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3))

•      Each Special Servicer (as to itself) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•      Certificate Administrator (as to itself) (to the extent material to Certificateholders)

•      Trustee (as to itself) (to the extent material to Certificateholders)

•      Depositor (as to itself)

•      Depositor (as to the Trust)

•      Each Mortgage Loan Seller (as to itself and as to each Originator under Item 1110 of Regulation AB relating to one or more Mortgage Loans sold by such Mortgage Loan Seller)

•      Trust Advisor (as to itself)

•      Depositor (as to any party under Item 1100(d)(1) of Regulation AB)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer

Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	N/A

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SCHEDULE VII

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 11.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement. For this Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible

Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

•      Trustee/Certificate Administrator/Master Servicer/Depositor/each Special Servicer as to the Trust (only as to the agreements to which such entity is a party or entered into by such party on behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

•      Trustee/Certificate Administrator/Master Servicer/Depositor/each Special Servicer as to the Trust (only as to the agreements to which such entity is a party or entered into by such party on behalf of the Trust)

Item 1.03- Bankruptcy or Receivership	• Depositor

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Item on Form 8-K	Party Responsible

Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.

• Depositor • Certificate Administrator

Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.

• Certificate Administrator

Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	• Depositor

Item 6.01- ABS Informational and Computational Material	• Depositor

Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

• Master Servicer (as to itself or a servicer retained by it) • Each Special Servicer (as to itself or a servicer retained by it) • Certificate Administrator • Trustee • Depositor

Reg AB disclosure about any new servicer or master servicer is also required.	• Master Servicer (as to itself or a servicer retained by it) or each Special Servicer (as to itself or a servicer retained by it), as applicable

Reg AB disclosure about any new Trustee is also required.	• Trustee

Reg AB disclosure about any new Certificate Administrator is also required.	• Certificate Administrator

Item 6.03- Change in Credit Enhancement or External Support	N/A

Item 6.04- Failure to Make a Required Distribution	• Certificate Administrator

Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.

• Depositor

Item 7.01- Regulation FD Disclosure	• Depositor

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Item on Form 8-K	Party Responsible
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	• Depositor

Item 9.01 – Financial Statements and Exhibits	• Responsible party for reporting/disclosing the financial statement or exhibit

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SCHEDULE VIII

INITIAL NOI INFORMATION FOR SIGNIFICANT OBLIGORS

Name of Mortgage Loan/Property	Field 54	Field 68	Field 72	Field 73
N/A	N/A	N/A	N/A	N/A

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SCHEDULE IX

DESIGNATED SUB-SERVICERS

Mortgage Loan Seller	Designated Sub-Servicers
WFB	(i) Grandbridge Real Estate Capital LLC (ii) Northmarq Capital, LLC

RBS	(i) PFG Servicing Corporation (ii) Northmarq Capital, LLC (iii) CBRE Capital Markets of Texas, LP

Liberty Island	Prudential Asset Resources, Inc.

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